     As filed with the Securities and Exchange Commission on April 30, 1998
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 _____________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 _____________

                                  PSINET INC.
             (Exact name of registrant as specified in its charter)

               New York                                          4813                                    16-1353600
     (State or other jurisdiction of                 (Primary Standard Industrial                     (I.R.S. Employer
      incorporation or organization                   Classification Code Number)                    Identification No.)

                510 Huntmar Park Drive, Herndon, Virginia 20170
                                (703) 904-4100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David N.  Kunkel, Esq.
              Senior Vice President, General Counsel and Secretary
                                  PSINet Inc.
                510 Huntmar Park Drive, Herndon, Virginia 20170
         Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 _____________

                                   Copies To:
                      Nixon, Hargrave, Devans & Doyle LLP
                 437 Madison Avenue, New York, New York  10022
                   Attention:  Richard F.  Langan, Jr.,  Esq.
                            Bruce E. Rosenthal, Esq.
         Telephone No.:  (212) 940-3140/Facsimile No.:  (212) 940-3111

                                 _____________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


 -----------------------------------------------------------------------------------------------------------
                                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                             Proposed Maximum    Proposed Maximum
Title of Class of Securities   Amount to be   Offering Price    Aggregate Offering       Amount of
     to be registered          Registered      Per Unit (1)          Price (2)        Registration Fee
-------------------------------------------------------------------------------------------------------------
10% Senior Notes Due 2005,     $600,000,000     $1,027.20          $616,320,000         $181,814.40
 Series B
-------------------------------------------------------------------------------------------------------------

 (1) Based on the average of the closing bid and asked price of $1,027.20 per $1,000 principal amount of the Initial Notes (as defined herein) at close of business on April 29, 1998.
 (2) Estimated solely for purposes of calculating the registration fee calculated pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, as the market value of the securities to be canceled in the exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     SUBJECT TO COMPLETION
     PRELIMINARY PROSPECTUS
     April 30, 1998

                                _____________

                                  PSINET INC.

                               Offer to Exchange
                         New 10% Senior Notes Due 2005
              Which Have Been Registered  Under the Securities Act
                 For all Outstanding 10% Senior Notes Due 2005

                                 _____________

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME ON             , 1998, UNLESS EXTENDED

     PSINet Inc., a New York corporation ("PSINet" or the "Company"), hereby offers upon the terms and conditions set forth in this prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with the Prospectus, the "Exchange Offer") to exchange up to an aggregate principal amount of $600,000,000 of its new 10% Senior Notes due 2005, Series B (the "Exchange Notes") (as defined in that certain Indenture dated as of April 13, 1998 (the "Indenture") by and between the Company and Wilmington Trust Company, as Trustee ("Trustee")) for $600,000,000 aggregate principal amount of the Company's outstanding 10% Senior Notes due 2005, Series A (the "Initial Notes"). The terms of the Exchange Notes are substantially identical in all material respects to those of the Initial Notes, except that
(i) the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Initial Notes and (ii) the holders of Exchange Notes generally will not be entitled to the rights of the holders of Initial Notes under the Registration Rights Agreement including the right to payment of Liquidated Damages (as defined) following consummation of the Exchange Offer. See "Description of Notes." Holders of the Initial Notes (the "Initial Holders"), together with Holders of the Exchange Notes (the "Exchange Holders"), are referred to herein collectively as "Holders." The Exchange Notes will be issued pursuant to, and the Exchange Holders will be entitled to the benefit of, the Indenture governing the Notes. The Exchange Notes, together with the Notes, are referred to herein collectively as the "Notes."

     The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to the claims of creditors and the holders of preferred stock, if any, of the Company's subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Initial Notes Offering (as defined) and the application of the net proceeds therefrom, there would have been approximately $79.4 million of total secured indebtedness outstanding to which Holders would have been effectively subordinated in right of payment and approximately $38.9 million of total liabilities of the Company's subsidiaries (including trade payables and accrued liabilities) to which Holders would have been structurally subordinated. See "Description of the Notes."

 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE
          INVESTORS IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES,
                   SEE "RISK FACTORS" COMMENCING ON PAGE 16.

THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO INITIAL
                      HOLDERS ON OR ABOUT _________, 1998.

         THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED
            BY THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  HAS
               THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



   The date of this Prospectus is ______   , 1998.
                                                          (cover page continues)

     The Notes will mature on February 15, 2005. Interest on the Notes will be payable semi-annually on August 15 and February 15 of each year, commencing August 15, 1998. Concurrently with the closing of the Initial Notes Offering, the Company deposited with the Escrow Agent (as defined) $138.7 million which, together with the proceeds from the investment thereof, will be sufficient to pay when due the first five semi-annual interest payments on the Notes. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110.0% of the principal amount thereof plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined) or the sale of capital stock to one or more Strategic Investors (as defined), provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. In the event of a Change of Control (as defined), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of Notes -- Original Redemption" and "-- Change of Control."

     There is no established trading market for the Notes and the Company does not intend to apply for listing on any securities exchange; however, the Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. See "Plan of Distribution."

     The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Initial Notes or, if no interest has been paid on the Initial Notes, from April 13, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of Exchange Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 13, 1998. If, however, the relevant record date for interest payments occurs prior to the consummation of the Exchange Offer, registered holders of Initial Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 13, 1998. Initial Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Initial Notes whose Initial Notes are accepted for exchange will not receive any payment in respect of interest on such Initial Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations of the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and that such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. The Company acknowledges and each Holder, other than a broker-dealer, must acknowledge that it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in, or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder
(i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who holds Initial Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for such Initial Notes pursuant to the Exchange Offer, may be deemed an "underwriter" pursuant to the Securities Act in connection with the resale of such Exchange Notes. Such broker-dealers who have acquired Initial Notes as a result of market-making activities may use this Prospectus, as amended or supplemented from time to time, in connection with resales of Exchange

Notes received in exchange for Initial Notes to satisfy the prospectus delivery requirement of the Securities Act. To the extent necessary to ensure that the prospectus contained in the Exchange Offer Registration Statement is available for sales of Exchange Notes by broker-dealers, the Company has agreed to use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented, amended and current for a period of one year from the Consummation Deadline (as defined) or such shorter period as will terminate when all Initial Notes covered by such Exchange Offer Registration Statement have been sold pursuant thereto. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. Tenders of Initial Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any of the Initial Notes, the Company will promptly return Initial Notes to the holders thereof. See "The Exchange Offer."

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OF SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL _______, 1998 (___ DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION WITH SUCH TRANSACTION.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
PROSPECTUS SUMMARY....................................................    1
RISK FACTORS..........................................................   16
USE OF PROCEEDS.......................................................   28
THE EXCHANGE OFFER....................................................   29
CAPITALIZATION........................................................   42
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA....................   43
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................   45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS..............................................   52
BUSINESS..............................................................   63
MANAGEMENT............................................................   78
COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS AND DIRECTORS..   82
CERTAIN TRANSACTIONS..................................................   86
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........   90
DESCRIPTION OF NOTES..................................................   92
PLAN OF DISTRIBUTION..................................................  125
LEGAL MATTERS.........................................................  125
EXPERTS...............................................................  125
AVAILABLE INFORMATION.................................................  126
GLOSSARY..............................................................  127
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................  F-1
ANNEX A: FORM OF LETTER OF TRANSMITTAL................................  A-1

                            _______________________

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     CERTAIN OF THE MATTERS DISCUSSED IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS, AND PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.

          ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED BY THE FOREGOING CAUTIONARY STATEMENTS.

                            _______________________

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents which have been filed by the Company with the Commission are hereby incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which contains audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1997, 1996 and 1995.

     2. Part II, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,1997, as amended.

     3. The Company's Current Reports on Form 8-K dated July 31, 1997 (solely insofar as it relates to the Company's Shareholder Rights Agreement dated May 8, 1996, as amended), August 20, 1997, January 7, 1998, January 22, 1998, February 12, 1998, March 10, 1998, March 26, 1998, April 8, 1998 and April 22, 1998.

     4. The information set forth under the captions "Principal Shareholders," "Executive Officers" and "Executive Compensation" in the Company's definitive Proxy Statement on Schedule 14A dated April 10, 1998.

     5. The Company's Registration Statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).

     6. The Company's Registration Statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of securities hereunder, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained herein or in a document which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, other than exhibits to those documents. Exhibits are available for a reasonable fee. Requests should be directed to the Office of the Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170 (telephone (703) 904-4100).

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.
Prospective investors should carefully consider the factors set forth in this Prospectus under the caption "Risk Factors." As used in this Prospectus, the terms "Company" or "PSINet" mean PSINet Inc. and, unless the context otherwise requires, its consolidated subsidiaries. Certain technical terms used in this Prospectus are defined in the glossary which begins on page 128 of this Prospectus.

                                  THE COMPANY

     PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in nine of the 20 largest international telecommunications markets. The Company also offers Internet Protocol ("IP")-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and Internet Service Providers ("ISPs") to further exploit its network capacity. The Company owns and operates a technologically advanced, high-speed frame relay network that, as of March 1, 1998, served approximately 32,700 business accounts, including 51 ISPs, and connected to 400 points-of-presence ("POPs") in ten countries. The Company's network is one of the primary backbones that comprise the Internet and is connected with other large ISPs at 26 public and private peering points. The Company believes that its scaleable IP-optimized network, in combination with its highly trained, around-the-clock customer care team, enables the Company to deliver superior performance and reliability. PSINet's mission is to build a premier IP-based communications company. The Company grows its business through multiple sales channels, including direct sales as well as resellers, and by acquiring other ISPs and related businesses in key markets. By providing services and products that enhance its customers' business processes through the effective use of the Internet and related tools, the Company has increased revenues from $8.7 million in 1993 to $121.9 million in 1997, representing a 94% compounded annual growth rate. As part of its growth strategy, the Company recently completed acquisitions of ISPs in Canada, France and Switzerland, resulting in the addition of over 5,500 new business accounts and over 40 new POPs. On a pro forma basis, after giving effect to these recent acquisitions, 1997 revenues would have been approximately $156.6 million.

     The following table provides a brief overview of the Company's domestic and international operations.

              PRO FORMA                   BUSINESS                 PLANNED BACKBONE
            1997 REVENUES      POPS       ACCOUNTS     RESELLERS      BANDWIDTH      COMMENCEMENT
              (Millions)    (at 3/1/98)  (at 3/1/98)  (at 3/1/98)     CAPABILITY     OF OPERATIONS
            --------------  -----------  -----------  -----------  ----------------  -------------
U.S.               $103.9          234       18,700          450        2,400Mbps         1989
CANADA               32.2           35        3,900           46          150             1996
U.K.                 10.5           83        2,200          167          150             1995
EUROPE                5.8           45        4,200          216          150             1997
JAPAN                 4.2            3        3,700           20           45             1994
                   ------          ---       ------          ---
                   $156.6          400       32,700          899

     PSINet recently expanded and enhanced its network by acquiring 10,000 equivalent route miles of state-of-the-art, fiber-based OC-48 bandwidth across the United States from IXC Internet Services, Inc. ("IXC"), a subsidiary of
IXC Communications, Inc., one of the largest suppliers of digital transmission and long distance telecommunications services in the United States. The Company acquired the OC-48 bandwidth in the form of 20-year noncancellable indefeasible rights of use ("IRUs"). The OC-48 bandwidth will be capable of transmitting data at speeds of up to 2.4 Gbps, which the Company believes exceeds the highest speed network backbone currently in use on the Internet. The acquisition of the OC-48 bandwidth will increase the capacity of the Company's current network by approximately 50 times and will significantly reduce data communications costs per equivalent route mile as customer traffic is migrated on to the acquired bandwidth from bandwidth currently leased from IXC and other telecommunications providers. The OC-48 bandwidth will enable the Company to offer higher-speed Internet connectivity and a wider range of advanced value-added services, including IP voice and video applications, to a larger customer base. The Company expects to receive delivery of the first portion of the bandwidth, approximately 5,000 route miles of OC-12 (equivalent to 1,250 route miles of OC-48) connecting New York and Los Angeles (and certain major cities in between), in the second quarter of 1998. See "--Recent Developments" and "Strategic Alliance with IXC."

     Internet access services is one of the fastest growing segments of the global telecommunications services market. According to International Data Corporation ("IDC"), a market research firm, the number of Internet users worldwide reached 38 million in 1996 and is forecasted to grow to over 173 million by the year 2000. In the United States, IDC estimates that total revenues from Internet access services and products reached $3.3 billion in 1996 with business connectivity and value-added services representing approximately 62% of the market. IDC forecasts the U.S. Internet access services market to grow at a compound rate of over 50% per annum to $18.3 billion in 2000 with business connectivity and value-added services representing over 75% of the market. In Europe, IDC estimates that the total market for Internet access services and products reached $676 million in 1996 with business connectivity and value-added services representing approximately 56% of the market. IDC forecasts the European Internet access market to grow at a compound rate of over 70% per annum to approximately $6.1 billion in 2000 with business connectivity and value-added services representing approximately 65% of the market. The Company believes, based on its operational knowledge of and experience in such markets, that the Canadian and Japanese Internet access services and products markets should grow at least at the same rate as the European market. Growth in the demand for business connectivity is being driven by a number of factors including an increase in online market penetration, particularly in the small and mid-sized business segments, and an increase in the number of Internet connections per business. As more businesses evolve from establishing an Internet presence to requiring securely connected geographically dispersed locations, remote user access to corporate networks, and electronic commerce solutions, the demand for high-quality Internet connectivity and value-added services will grow. Moreover, many organizations are increasingly outsourcing certain information technology functions, such as maintenance of corporate Web sites, to full-service ISPs in order to improve reliability and reduce costs.

     PSINet has grown rapidly by targeting businesses in information-intensive industries such as communications, education and research, energy, aerospace and defense, finance, chemicals and pharmaceuticals. The Company's customers consist primarily of medium-sized businesses and also include large corporations, including 33 of the Fortune 100. The Company has invested in growing and training its direct sales force and has developed significant reseller and referral channels with selected telecommunications services companies, equipment suppliers, systems integrators and computer retailers. The Company believes that utilizing direct sales and value-added reseller channels is particularly effective in targeting business customers, due to the technical nature of the sales process and the requirement for turnkey solutions. The Company has recently realigned its core domestic operations into three customer-focused business units--Corporate Network Services, Carrier and ISP Services, and Applications and Web Services--to more effectively meet the emerging needs of the Internet marketplace. In addition, the Company has recently streamlined its customer service and billing operations to provide faster, more responsive and cost-effective service to its customers and is implementing scaleable systems that will enable the Company to support a significantly larger and increasingly international customer base. In executing its business strategy, the Company has supplemented its executive management team through recent additions of several senior-level executives from such multinational telecommunications companies as MCI, Sprint and Bell Atlantic. See "Management."

     PSINet provides high quality IP-based services and products that are tailored to meet the needs of businesses. The Company believes that the business connectivity and value-added services markets are particularly attractive due to low customer churn characteristics and the early stage of market development. In addition, the Company believes that there is a significant opportunity to upsell to higher service and product levels and provide additional value-added services as business customers expand from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet and corporate intranets for more advanced, mission-critical applications. Moreover, the Company believes that smaller ISPs will continue to seek network backbone services from large facilities-based ISPs that enable them to sell Internet connectivity services without making significant investments in facilities. Based on the Company's broad product and service offerings, sophisticated IP-optimized network architecture and Internet brand name, the Company is well positioned to continue to increase its account base and provide value-added IP-based services and products to new and existing customers.

                               BUSINESS STRATEGY

     PSINet is focused on rapidly growing its businesses through multiple channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. The principal elements of the Company's business strategy are as follows:

     . Pursue Internal Growth Through Multiple Sales Channels. PSINet is pursuing growth opportunities through multiple channels consisting of its direct sales force, a reseller and referral program and strategic alliances. The Company has built a direct sales force, which, as of April 1, 1998, consisted of approximately 200 individuals (almost half of whom are employed outside of the United States) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the needs of targeted business customers. The Company has forged an authorized reseller and referral program with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers, which, as of April 1, 1998, consisted of approximately 450 resellers and referral sources in the United States and 449 outside of the United States. This program enables the Company to utilize the sales and marketing resources of its resellers and referral sources to offer PSINet Internet access services and products to a broader and more diverse prospect base. The Company also seeks to establish strategic alliances with selected telecommunications carriers, such as it has with IXC, which may afford the Company access to the carriers' customer base, offering the Company's IP-based services and products on a private label or co-branded basis thereby enabling these carriers to offer their customers an integrated package of telecommunications and Internet services and products. The Company provides training and ongoing support to the sales representatives of companies with which it has reseller, referral and strategic alliance relationships in order to strengthen the sales representatives' knowledge of the Company's services and products and brand loyalty to PSINet.

     . Leverage Market Position to Drive Sales of Value-Added Services and Products. PSINet intends to market aggressively value-added services and products to its existing account base and prospective business customers. The Company currently offers a number of value-added services that can be bundled with Internet access services to provide complete, turnkey solutions. The Company believes that providing value-added services not only reduces customer churn by increasing customer switching costs but also improves profitability through the sale of higher margin value-added products. Further, the Company believes that businesses will increasingly rely on these value-added products to increase productivity, which will lead to additional service level upgrades and increase customer retention. Currently, approximately 40% of the Company's corporate customer account base uses more than one service. The Company believes that there is a significant opportunity within its existing account base to upgrade service levels and is actively marketing additional services to these accounts. In addition, the enhanced capacity resulting from the Company's acquisition of the OC-48 bandwidth from IXC will enable the Company to offer a wider variety of higher-speed Internet and Internet-related services and products, such as IP-based multimedia voice and video services, which are currently under development.

     . Optimize Network to Reduce Operating Costs. PSINet remains focused on reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs. The Company's flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows the PSINet network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. The Company believes that by offering Internet access services to both businesses and other ISPs, it maximizes the utilization of its network infrastructure over both daytime and evening hours. The Company recently enhanced its network significantly by acquiring 20-year noncancellable IRUs in up to 10,000 equivalent route miles of state-of-the-art fiber-based OC-48 network bandwidth across the United States. In addition, the Company recently entered into agreements to acquire IRUs in certain transatlantic fiber optic bandwidth between the United States, the United Kingdom and The Netherlands, representing an important strategic step in its objective to be a leading facilities-based ISP in the international Internet services market.

     . Provide Superior Comprehensive Customer Service. PSINet believes that superior customer service is a critical element in attracting and retaining customers, and in deriving incremental revenues by selling an expanding array of value-added services and greater bandwidth levels to its business customer base. The Company has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. To ensure consistency in the quality and approach to customer care, both domestic and international technical support associates attend an extensive technical training and certification program. The Company monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service from its network operations center ("NOC") in Troy, New York. As part of the Company's international expansion strategy, the Company anticipates adding a fully redundant NOC in Switzerland during 1998 and, subsequently, a third in Asia. In connection with its customer services initiatives, the Company seeks to continuously improve systems that increase productivity and enhance customer satisfaction. The Company is currently in the process of selecting and implementing improved, cost-effective and scaleable billing systems that are designed to provide customers with accurate and easy-to-understand invoicing. By maintaining centralized support services, the Company seeks to increase operational efficiencies and enhance the quality, consistency and scalability of its customer care.

     . Accelerate Growth Through Acquisitions. PSINet intends to accelerate its growth domestically and expand its presence in key markets internationally by acquiring business-focused ISPs and related businesses and assets. The Company seeks acquisition targets that, once integrated into the Company's existing operations, will be accretive to EBITDA (as defined). The Company intends to acquire smaller local or regional ISPs in markets where it has an established POP and can benefit from the increased network utilization and local sales channel. The Company also intends to make strategic acquisitions in markets where it currently does not have a presence or where the Company's current presence would be significantly enhanced. Once an ISP has been acquired, the Company typically integrates the ISP by migrating its customers on to the PSINet network backbone, centralizing the back-office billing and customer care functions and reducing redundant overhead. The Company may also seek to acquire a competitive local exchange carrier ("CLEC") and other businesses relating or complementary to the Company's existing business, such as Web hosting or data center companies. The Company currently has no definitive agreements or commitments relating to any material acquisitions. The Company plans to effect future acquisitions through the use of existing cash, cash generated from current operations and from existing and future credit facilities, issuances of shares of its common stock and the net proceeds of the Initial Notes Offering.


                              RECENT DEVELOPMENTS

     Quarter Ended March 31, 1998

     During its quarter ended March 31, 1998, the Company reported consolidated revenue of $44.5 million, consolidated cash flow used in operations of approximately $10.0 million, consolidated loss before interest, taxes, depreciation and amortization, other income and charge for acquired in-process research and development of ($10.5) million. As of March 31, 1998, the Company's consolidated working capital deficit and consolidated long-term debt and capitalized lease obligations, less current portion, were $34.9 million and $74.7 million, respectively, as compared to a consolidated working capital and consolidated long-term debt and capital lease obligations, less current portion, of $1.3 million and $33.8 million, respectively, at December 31, 1997.

     Strategic Alliance with IXC

     The Company recently acquired from IXC 20-year noncancellable indefeasible rights of use in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth in selected portions across the IXC fiber optic telecommunications network within the United States (the "PSINet IRUs"). The Company also entered into a joint marketing and services agreement with IXC, allowing the parties to market each other's services and products.

     The Company believes that the transaction with IXC offers significant benefits and opportunities to the Company, including the following:

     . Significant Enhancement of PSINet's Internet Backbone. The PSINet IRUs represent an approximately 50-fold increase in the Company's network capacity and will enable the Company to offer higher speed advanced Internet connectivity and a wider range of advanced value-added services, including IP voice and video applications, to a larger customer base.

     . Reduction in Future Data Communications Costs. The PSINet IRUs will significantly reduce data communications costs per equivalent route mile as the Company migrates customer traffic on to the acquired bandwidth from bandwidth currently leased from IXC and other telecommunications providers. By lowering its data communications costs as a percentage of revenue, the Company expects to realize increased gross margins.

     . Expansion of Revenue Base and Sales Channel Through Joint Marketing Relationship. The joint marketing agreement enables IXC and the Company to jointly pursue business prospects which have a growing need for integrated telecommunications and Internet solutions. IXC will be permitted to bundle its own telecommunications products with the Company's full line of IP-based products and services for resale to IXC's wholesale and retail customers under the IXC brand. This relationship provides the Company with an important new distribution channel that has the potential to result in a significant expansion of the Company's revenue base.

     . Advantageous and Flexible Network Configuration. The planned configuration of the OC-48 bandwidth encompasses 14 of the 15 largest U.S. markets (including Atlanta, Chicago, Dallas, Los Angeles, New York, Philadelphia and Washington, D.C.) in which demand for the Company's Internet services is currently the highest. To enhance the efficient utilization of the bandwidth, the Company will be able to reconfigure the location of the bandwidth and, through multiplexing, acquire bandwidth in units of capacity lower than OC-48 (e.g., OC-12, OC-3 or DS-3) to address changing patterns of customer demand.

     . Significant Increase in Fixed Asset Base. Upon acceptance of all of the bandwidth corresponding to the PSINet IRUs, the Company's fixed asset base will increase by approximately $186 million. Based on an appraisal by a nationally recognized valuation consultant commissioned by the Company, the fair market value of the PSINet IRUs was estimated to be between $280 million and $480 million.

     The ability of the Company to realize these benefits is subject to certain risks and uncertainties which are discussed under "Risk Factors" and elsewhere in this Prospectus.

     The PSINet IRUs were acquired in exchange for the issuance to IXC of 10,229,789 shares of common stock of the Company, representing approximately 20% of the issued and outstanding common stock of the Company after giving effect to such issuance and having an aggregate market value on February 25, 1998, the date of such issuance, of approximately $78.6 million (the "IXC Initial Shares"), pursuant to an IRU and Stock Purchase Agreement, dated as of July 22, 1997, between the Company and IXC, as amended (the "IRU Purchase Agreement").
If the fair market value of such shares is less than $240 million at the earlier of one year following delivery and acceptance of the total amount of such bandwidth or February 25, 2002 (the "Determination Date"), PSINet will be obligated to deliver to IXC such additional number of shares of the Company's common stock or, at the sole option of the Company, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). See "Strategic Alliance With IXC."

     International Acquisitions

     Canada. In February 1998, PSINet acquired iSTAR internet Inc. ("iSTAR"), one of the leading Canadian providers of Internet services and solutions for business, institutions and individuals. The excess of the purchase price over the fair values of the tangible assets acquired and liabilities assumed was $19.5 million (see Note 11 to the Consolidated Financial Statements). This acquisition establishes PSINet as the largest ISP in Canada with over 3,900 business and Web services customers as well as over 50,000 dial-up customer accounts through over 35 POPs. After eliminating redundant network architecture and administrative functions and migrating iSTAR's customers on to the companies' integrated network backbone, the Company believes it will realize significant cost savings in its Canadian operations beginning in 1998.

     France. In October 1997, the Company acquired Serveur Telematique Internet S.A. (doing business as "CalvaCom"), a leading ISP and Web hosting company in France, for $3.1 million in cash. The acquisition established the Company's market presence in France with over 1,500 dedicated and dial-up customer accounts through 23 POPs. CalvaCom also has a significant commercial grade Web design and hosting business providing service to such leading French companies as Total S.A. and La Chemise Lacoste S.A.

     Switzerland. In January 1998, PSINet acquired Internet Prolink S.A. ("Iprolink"), the leading commercial ISP in Switzerland, for $3.5 million in cash. The acquisition expanded the Company's market presence in Switzerland by adding approximately 1,500 dedicated and dial-up customer accounts and 14 POPs in Switzerland and France. Iprolink also has relationships with over 170 resellers located throughout Switzerland, France and Germany to augment its direct sales force.

                          ____________________________

     The Company's principal executive offices are located at 510 Huntmar Park Drive, Herndon, Virginia 20170. The Company's telephone number is (703) 904-4100 and, for further information, it may be contacted by e-mail at info@psi.com.

                               THE EXCHANGE OFFER

Notes Offered..................................  $600,000,000 principal amount of new 10% Senior Notes due
                                                 2005, Series B (the "Exchange Notes").

The Exchange Offer.............................  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of $600,000,000
                                                 aggregate principal amount of 10% Senior Notes due 2005,
                                                 Series A, previously issued by the Company on April 13,
                                                 1998 (the "Initial Notes").  As of the date hereof,
                                                 $600,000,000 aggregate principal amount of Initial Notes
                                                 are outstanding.  The Company will issue the Exchange
                                                 Notes to new Holders on or promptly after the Expiration
                                                 Date.

                                                 Based on an interpretation by the staff of the Commission
                                                 (the "Staff") set forth in no-action letters issued to
                                                 third parties, the Company believes that Exchange Notes
                                                 issued pursuant to the Exchange Offer in exchange for
                                                 Initial Notes may be offered for resale, resold and
                                                 otherwise transferred by such new Holder (other than any
                                                 such new Holder which is an affiliate of the Company or
                                                 is a broker-dealer which acquired such Initial Notes
                                                 directly from the Company) without compliance with the
                                                 registration and prospectus delivery provisions of the
                                                 Securities Act, provided that such Exchange Notes are
                                                 acquired in the ordinary course of such new Holder's
                                                 business and that such new Holder has not engaged in,
                                                 does not intend to engage in, and has no arrangement or
                                                 understanding with any person to participate in the
                                                 distribution of such Exchange Notes.  Each Participating
                                                 Broker-Dealer that acquired such Initial Notes as a
                                                 result of market-making or other trading activity and
                                                 that receives Exchange Notes for its own account pursuant
                                                 to the Exchange Offer must acknowledge that it will
                                                 deliver a prospectus in connection with any resale of
                                                 such Exchange Notes.  See "Plan of Distribution."

                                                 Any Initial Holder who (i) is an affiliate of the
                                                 Company, (ii) does not acquire such Exchange Notes in the
                                                 ordinary course of its business, (iii) tenders in the
                                                 Exchange Offer with the intention to participate, or for
                                                 the purpose of participating, in a distribution of the
                                                 Exchange Notes, or (iv) is a broker-dealer which acquired
                                                 such Initial Notes directly from the Company, could not
                                                 rely on the position of the Staff enunciated in the Exxon
                                                 Capital No-Action Letter (as defined), the Morgan Stanley
                                                 No-Action Letter (as defined) or similar no-action
                                                 letters and, in the absence of an exemption therefrom,
                                                 must comply with the registration and prospectus delivery
                                                 requirements of the Securities Act in connection with the
                                                 resale of the Exchange Notes. Failure to comply with such
                                                 requirements in such instance may result in such Holder
                                                 incurring liability under the Securities Act for which
                                                 the

                                                 Holder is not indemnified by the Company.

                                                 No federal or state regulatory requirements must be
                                                 complied with or approval obtained in connection with the
                                                 Exchange Offer, other than registration requirements
                                                 under the Securities Act.

Expiration Date................................  5:00 p.m., New York City time, on                 , 1998
                                                 (20 business days after effectiveness of the Exchange
                                                 Offer Registration Statement), unless the Exchange Offer
                                                 is extended by the Company in its sole discretion, in
                                                 which case the term "Expiration Date" means the latest
                                                 date and time to which the Exchange Offer is extended.

Interest on the Exchange Notes and the
Initial Notes..................................  Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly
                                                 provided for on the Initial Note surrendered in exchange
                                                 for such Exchange Note or, if no such interest has been
                                                 paid or duly provided for on such Initial Note, from
                                                 April 13, 1998.  Holders of the Initial Notes whose
                                                 Initial Notes are accepted for exchange will not receive
                                                 accrued interest on such Initial Notes for any period
                                                 from and after the last Interest Payment Date to which
                                                 interest has been paid or duly provided for on such
                                                 Initial Notes prior to the original issue date of the
                                                 Exchange Notes or, if no such interest has been paid or
                                                 duly provided for, will not receive any accrued interest
                                                 on such Initial Notes, and will be deemed to have waived
                                                 the right to receive any interest on such Initial Notes
                                                 accrued from and after such Interest Payment Date or, if
                                                 no such interest has been paid or duly provided for, from
                                                 and after April 13, 1998.

Conditions to the Exchange
Offer..........................................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company.  See "The
                                                 Exchange Offer--Conditions."

Procedures for Tendering Initial Notes.........  Each Initial Holder wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of
                                                 Transmittal, or a facsimile thereof, in accordance with
                                                 the instructions contained herein and therein, and mail
                                                 or otherwise deliver the Letter of Transmittal, or such
                                                 facsimile, together with the Initial Notes and any other
                                                 required documentation to the Exchange Agent (as defined)
                                                 at the address set forth in the Letter of Transmittal.
                                                 Persons holding Initial Notes through the Depositary
                                                 (initially the Depository Trust Company ("DTC")) and
                                                 wishing to accept the Exchange Offer must do so pursuant
                                                 to DTC's Automated Tender Offer Program ("ATOP"), by
                                                 which each tendering participant will agree to be bound
                                                 by the Letter of Transmittal.  By executing or agreeing
                                                 to be bound by the Letter of Transmittal, each Initial
                                                 Holder will represent to the Company that, among other
                                                 things, the Initial Holder or the person receiving such
                                                 Exchange Notes, whether or not

                                                 such person is the Initial Holder, is acquiring
                                                 the Exchange Notes in the ordinary course of business
                                                 and that neither the Initial Holder nor any such other person has any arrangement or understanding with any person to
                                                 participate in the distribution of such Exchange Notes
                                                 within the meaning of the Securities Act.

Special Procedures for Beneficial Owners.......  Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust
                                                 company or other nominee and who wishes to tender should
                                                 contact such registered Initial Holder promptly and
                                                 instruct such registered Initial Holder to tender on such
                                                 beneficial owner's behalf.  If such beneficial owner
                                                 wishes to tender on such owner's own behalf, such owner
                                                 must, prior to completing and executing the Letter of
                                                 Transmittal and delivering its Initial Notes, either make
                                                 appropriate arrangements to register ownership of the
                                                 Initial Notes in such owner's name or obtain a properly
                                                 completed bond power from the registered Initial Holder.
                                                 The transfer of registered ownership may take
                                                 considerable time.

Guaranteed Delivery Procedures.................  Initial Holders who wish to tender their Initial Notes and whose Initial Notes are not immediately available or
                                                 who cannot deliver their Initial Notes, the Letter of
                                                 Transmittal or any other documents required by the Letter
                                                 of Transmittal to the Exchange Agent (or comply with the
                                                 procedures for book-entry transfer) prior to the
                                                 Expiration Date must tender their Initial Notes according
                                                 to the guaranteed delivery procedures set forth in "The
                                                 Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights..............................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                                 New York City time, on the Expiration Date pursuant to
                                                 the procedures described under "The Exchange
                                                 Offer--Withdrawals of Tenders."

Acceptance of Initial Notes and
Delivery of Exchange Notes.....................  The Company will accept for exchange any and all Initial
                                                 Notes that are properly tendered in the Exchange Offer
                                                 prior to 5:00 p.m., New York City time, on the Expiration
                                                 Date.  The Exchange Notes issued pursuant to The Exchange
                                                 Offer will be delivered promptly following the Expiration
                                                 Date.  See "The Exchange Offer--Terms of the Exchange
                                                 Offer."

Certain Federal Income Tax Consequences........  Counsel to the Company is of the opinion that there should be no federal income tax consequences to Initial
                                                 Holders who elect to exchange Initial Notes for Exchange
                                                 Notes.  In addition, there are certain U.S. federal
                                                 income tax consequences associated with purchasing,
                                                 holding and disposing of the Notes.  See "Certain Federal
                                                 Income Tax Consequences."

Effect on Holders of Initial Notes.............  As a result of the making of this Exchange Offer, the
                                                 Company will have fulfilled certain of its obligations
                                                 under the Registration Rights Agreement, and Initial
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                                     - 9 -

                                                 Holders who do not tender their Initial Notes, except for
                                                 limited instances involving the Initial Holders that are
                                                 not eligible to participate in the Exchange Offer, will
                                                 not have any further registration rights under the
                                                 Registration Rights Agreement or otherwise.  See "The
                                                 Exchange Offer--Registration Rights."  Such Initial
                                                 Holders will continue to hold the untendered Initial
                                                 Notes and will be entitled to all the rights and subject
                                                 to all the limitations applicable thereto under the
                                                 Indenture, except to the extent such rights or
                                                 limitations, by their terms, terminate or cease to have
                                                 further effectiveness as a result of the Exchange Offer.
                                                 All untendered Initial Notes will continue to be subject
                                                 to certain restrictions on transfer.  Accordingly, if any
                                                 Initial Notes are tendered and accepted in the Exchange
                                                 Offer, the trading market for the untendered Initial
                                                 Notes could be adversely affected.  See "Risk
                                                 Factors--Restrictions on Resale; Absence of Public Market
                                                 for the Securities."

Exchange Agent.................................  Wilmington Trust Company pursuant to the Exchange Agent
                                                 Agreement dated as of               , 1998 between the
                                                 Company and Wilmington Trust Company.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the Exchange Notes are substantially the same as the form and terms of the Initial Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes, except for limited instances involving the Initial Purchasers and certain holders of the Initial Notes who are not eligible to participate in the Exchange Offer, will not be entitled to further registration rights under the Registration Rights Agreement, which rights will be satisfied when the Exchange Offer is consummated, and will not be entitled to any payments of Liquidated Damages (as defined) for failure to satisfy such rights. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. From time to time in this Prospectus, the Exchange Notes and the Initial Notes are collectively referred to as the "Notes." See "Description of Notes."

Notes Offered.....................................  $600,000,000 principal amount of new 10% Senior Notes due
                                                    2005, Series B (the "Exchange Notes").

Maturity Date.....................................  February 15, 2005.

Interest Payment Date.............................  Interest will accrue at the rate of 10% per annum and will be payable in cash semi-annually on February 15 and August 15 of each year, commencing August 15, 1998.

Escrow Proceeds...................................  Concurrently with the closing of the Initial Notes Offering
                                                    (as defined), the Company deposited $138.7 million with the
                                                    Escrow Agent (as defined), which, together with the proceeds from the investment thereof, will be sufficient to pay when due the first five semi-annual interest payments on the
                                                    Notes, with any balance to be retained by the Company.  The
                                                    Notes are collateralized by a first priority security
                                                    interest in the Escrow Account (as defined).  See
                                                    "Description of Notes--Disbursement of Funds; Escrow
                                                    Account."
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                                     - 10 -

Ranking...........................................  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.  The
                                                    Exchange Notes will be effectively subordinated to all
                                                    secured indebtedness of the Company to the extent of the
                                                    value of the assets securing such indebtedness and to the
                                                    claims of creditors and the holders of preferred stock, if any, of the Company's subsidiaries.  As of December 31, 1997, on a pro forma basis after giving effect to the Initial Notes
                                                    Offering and the application of the net proceeds therefrom, there would have been approximately $79.4 million of total secured indebtedness outstanding to which holders of Notes would have been effectively subordinated in right of payment and approximately $38.9 million of total liabilities of the
                                                    Company's subsidiaries (including trade payables and accrued liabilities) to which holders of Notes would have been
                                                    structurally subordinated.  See "Description of
                                                    Notes--General."

Sinking Fund......................................  None.

Optional Redemption...............................  On or after February 15, 2002, the Notes will be redeemable at the option of the Company, in whole at any time, or in
                                                    part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.  In addition, on or prior to February 15,
                                                    2001, the Company may redeem up to 35% of the original
                                                    aggregate principal amount of the Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined) or the sale of capital stock to one or more
                                                    Strategic Investors; provided that at least 65% of the
                                                    original aggregate principal amount of the Notes remain
                                                    outstanding immediately after such redemption.  See
                                                    "Description of Notes--Optional Redemption."

Change of Control.................................  In the event of a Change of Control (as defined), the Company will be required to make an offer to purchase all of the
                                                    Exchange Notes at a purchase price equal to 101% of the
                                                    principal amount thereof, plus accrued and unpaid interest to the date of repurchase.  The Company may not have sufficient funds or the financial resources necessary to satisfy its
                                                    obligations to repurchase the Exchange Notes and other debt that may become repayable upon a Change of Control.  See
                                                    "Risk Factors--Change of Control" and "Description of
                                                    Notes--Change of Control."

Certain Covenants.................................  The Indenture governing the Notes contains covenants relating to, among other things, the following matters: (i) limitation on restricted payments; (ii) limitation on incurrence of
                                                    indebtedness; (iii) limitation on liens; (iv) limitation on dividends and other payment restrictions affecting
                                                    subsidiaries; (v) limitation on mergers, consolidations and

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                                     - 11 -

                                                    sales of assets; (vi) limitation on transactions with
                                                    affiliates; (vii) limitation on guarantees of indebtedness;
                                                    (viii) limitation on sale and leasebacks; (ix) limitation on issuance and sale of subsidiary stock; (x) limitation on
                                                    unrestricted subsidiaries; (xi) limitation on line of
                                                    business; and (xii) financial reports.

GENERAL
Federal Income Tax Consequences...................  Counsel to the Company is of the opinion that the exchange of
                                                    Initial Notes for Exchange Notes pursuant to the Exchange
                                                    Offer should not be taxable for U.S. federal income tax
                                                    purposes.  Holders, however, are strongly urged to consult their own tax advisors.  See "Certain Federal Income Tax
                                                    Considerations."

Transfer Restrictions.............................  For restriction on transfer of the Exchange Notes, see "The
                                                    Exchange Offer--Exchange Notes."

Exchange Offer; Registration Rights...............  Pursuant to a registration rights agreement (the
                                                    "Registration Rights Agreement") by and among the Company
                                                    and the Initial Purchasers (as defined), the Company has
                                                    agreed (i) to file a registration statement (the "Exchange
                                                    Offer Registration Statement") with respect to an offer to exchange the Initial Notes for Exchange Notes with the
                                                    Commission within 45 days of the Closing Date (as defined),
                                                    (ii) to use its best efforts to cause such registration
                                                    statement to be declared effective under the Securities Act within 150 days of the Closing Date and (iii) to keep the
                                                    Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after such registration statement is declared effective by the Commission.  In the event that the Exchange Offer is not permitted by applicable law or
                                                    Commission policy, or if any holder of Initial Notes notifies the Company prior to the 20th business day following the
                                                    consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the
                                                    Exchange Offer, (b) it may not resell the Exchange Notes
                                                    acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the
                                                    Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a
                                                    broker-dealer and holds Initial Notes acquired directly from the Company or any of the Company's affiliates, the Company will file with the Commission a registration statement (the
                                                    "Shelf Registration Statement") to register for public
                                                    resale the Notes held by any such Holder who provides the
                                                    Company with certain information in the Shelf Registration
                                                    Statement.  The Company will use its best efforts to cause the applicable Shelf Registration Statement to be declared effective by the Commission on or before the 60th day after the filing of the Shelf Registration Statement.  If the
                                                    Company defaults with respect to its obligations under the
                                                    Registration Rights Agreement (a "Registration Default"),
                                                    then the Company shall agree to pay to each Holder affected thereby Liquidated Damages (as defined).  The Company shall not be required to pay Liquidated Damages for more

                                                    than one Registration Default at any given time.  See
                                                    "The Exchange--Offer Registration Defaults; Liquidated
                                                    Damages."

Use of Proceeds...................................  The Company will not receive any cash proceeds from the
                                                    Exchange Offer.  In consideration for issuing the Exchange
                                                    Notes in exchange for the Initial Notes, the Company will
                                                    receive Initial Notes in like principal amount.  The Initial
                                                    Notes surrendered in exchange for the Exchange Notes will be cancelled by the Company.  For a description of the use of proceeds from the Initial Notes Offering, see "Use of
                                                    Proceeds."

                                  RISK FACTORS

          Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 16, for a discussion of certain risks involved with an investment in the Exchange Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE, RATIO AND OPERATING DATA)

          The following summary consolidated financial and operating data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's audited Consolidated Financial Statements. The summary pro forma consolidated financial data ("pro forma information") as of and for the year ended December 31, 1997 has been derived from the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus. The unaudited pro forma consolidated statement of operations data and other financial data give effect to the acquisitions of iSTAR, CalvaCom and Iprolink, the incurrence of the Acquisition Credit Facility (as defined) and the issuance of the IXC Initial Shares and the Contingent Payment Obligation as if each of such transactions had occurred on January 1, 1997. The unaudited pro forma consolidated balance sheet data give effect to the acquisitions of iSTAR and Iprolink, the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation as if each of the transactions had occurred on December 31, 1997. The unaudited pro forma, as adjusted, balance sheet data and statement of operations and other financial data further adjusts the unaudited pro forma amounts to give effect to the Initial Notes Offering and the application of the net proceeds therefrom as of December 31, 1997 and January 1, 1997, respectively. In the opinion of management, the pro forma information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the information set forth herein. The information contained in this table should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the Company's Consolidated Financial
Statements and the notes thereto, iSTAR's Consolidated Financial Statements and the notes thereto, and the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

                                                                                  Year Ended December 31,
                                                 ------------------------------------------------------------------------------
                                                                                                            1997
                                                                                            -----------------------------------
                                                                                                                     PRO FORMA,
                                                   1993      1994       1995       1996       ACTUAL    PRO FORMA   AS ADJUSTED
                                                 --------  ---------  ---------  ---------  ----------  ----------  ------------

STATEMENT OF OPERATIONS DATA:
Revenue:
  U.S..........................................  $ 8,665    $15,159   $ 36,252   $ 77,570    $103,952    $103,952     $ 103,952
  International................................       --         55      2,470      6,781      17,950      52,645        52,645
                                                 -------    -------   --------   --------    --------    --------     ---------
                                                   8,665     15,214     38,722     84,351     121,902     156,597       156,597
Other income, net..............................       --         --         --      5,417          --          --            --
Operating costs and expenses:
  Data communications and
    operations.................................    5,320      9,489     32,124     70,102      94,363     129,209       129,209
  Sales and marketing..........................    1,845      3,599     23,930     27,064      25,831      35,120        35,120
  General and administrative...................    1,666      3,605     10,569     20,648      22,947      33,299        33,299
  Depreciation and amortization................    1,719      3,183     14,778     28,035      28,347      38,058        38,058
  Intangible asset write-down..................       --         --      9,938         --          --      12,570        12,570
                                                 -------    -------   --------   --------    --------    --------     ---------
     Total operating costs and
       expenses................................   10,550     19,876     91,339    145,849     171,488     248,256       248,256
Loss from operations...........................   (1,885)    (4,662)   (52,617)   (56,081)    (49,586)    (91,659)      (91,659)
Loss before income taxes.......................   (2,159)    (5,342)   (53,160)   (55,256)    (46,078)    (91,136)     (151,911)
Net loss.......................................   (1,913)    (5,342)   (53,160)   (55,097)    (45,602)    (90,660)     (151,435)
Return to preferred shareholders...............       --         --         --         --        (411)       (411)         (411)
Net loss available to common
  shareholders.................................   (1,913)    (5,342)   (53,160)   (55,097)    (46,013)    (91,071)     (151,846)
Basic and diluted loss per share(1)............               (0.42)     (2.01)     (1.40)      (1.14)      (1.80)        (3.00)
Shares used in computing basic and diluted
  loss per share  (in thousands)...............              12,805     26,485     39,378      40,306      50,536        50,536

                                                                                   YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------------------
                                                                                                              1997
                                                                                             ------------------------------------
                                                                                                                       PRO FORMA,
                                                   1993      1994        1995        1996       ACTUAL    PRO FORMA   AS ADJUSTED
                                                 --------  ---------  ----------  ----------  ----------  ----------  ------------
OTHER FINANCIAL DATA:
Cash flows used in operating activities........  $  (209)   $(1,097)   $(30,093)   $(32,543)   $(15,457)   $(36,490)     $(94,515)
Cash flows used in investing activities........   (3,656)    (1,937)    (21,958)     (7,897)    (15,560)    (10,122)      (95,360)
Cash flows provided by (used in) financing
 activities....................................    5,490      4,527     151,403     (10,529)     12,598      29,306       590,056
EBITDA(2):
  U.S..........................................     (166)      (772)    (26,930)    (20,562)    (13,071)    (13,071)      (13,071)
  International................................       --       (707)       (971)     (7,484)     (8,168)    (27,960)      (27,960)
                                                 -------    -------    --------    --------    --------    --------      --------
                                                    (166)    (1,479)    (27,901)    (28,046)    (21,239)    (41,031)      (41,031)
Capital expenditures(3)........................    7,043      5,009      45,166      38,390      50,068      59,300        59,300
Ratio of earnings to fixed charges(4)..........       --         --          --          --          --          --            --

OTHER OPERATING DATA:
Number of POPs.................................       68         82         241         350         350         400           400
Number of customer accounts....................    2,830      4,220       8,200      17,800      26,400      31,900        31,900

                                                                                    DECEMBER 31,
                                                  ------------------------------------------------------------------------
                                                                                                        1997
                                                                                          --------------------------------
                                                                                                               PRO FORMA,
                                                   1993      1994      1995       1996     ACTUAL   PRO FORMA  AS ADJUSTED
                                                 --------  --------  ---------  --------  --------  ---------  -----------

BALANCE SHEET DATA:
Cash and short-term investments................  $ 1,865   $ 3,358    $102,710  $ 56,390  $ 33,322   $ 52,729     $474,826
Restricted cash and short-term
 investments...................................       --        --          --       954    20,690      3,190       60,919
Restricted investments.........................       --        --          --        --        --         --       80,924
Total assets...................................   13,821    17,055     201,830   177,112   186,181    224,207      804,207
Lines of credit and current portion of
 long-term debt and capital lease
 obligations...................................    2,540     3,369      16,643    26,915    39,633     64,421       44,421
Long-term debt and capital lease
 obligations, less current portion.............    3,581     4,397      24,130    26,938    33,820     35,006      635,006
Redeemable preferred and common
 stock.........................................    6,725    13,617          --        --        --         --           --
Shareholders' equity (deficit).................   (1,427)   (8,283)    143,230    89,783    73,429     66,429       66,429

------------------------------------------------
(1) Basic and diluted loss per share for 1993 is not considered relevant given the significant changes in the capital structure of the Company in conjunction with its initial public offering of shares of its common stock in 1995.

(2) Represents earnings (loss) before depreciation and amortization, interest income and expense, other income, income tax expense (benefit), gain on sale of subsidiary, equity in loss of affiliate and intangible asset write-down. The Company has included information concerning EBITDA because it understands that such information is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. In addition, EBITDA, as defined by the Company, may not be comparable to similarly titled measures used by other companies.

(3) Includes cash expenditures and amounts financed under equipment financing agreements.

(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of losses before income taxes, equity in loss of affiliate and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt financing costs and that portion of rental expense which the Company believes to be representative of interest (deemed to be one-third of rental expense). The deficiency for purposes of calculating the ratio of earnings to fixed charges was $2,159,000, $5,307,000, $52,956,000, $54,449,000, $46,078,000, $91,136,000 and $151,911,000 for the
    years ended December 31, 1993, 1994, 1995, 1996, 1997, 1997 pro forma, and
    1997 pro forma, as adjusted, respectively.

                                  RISK FACTORS

          Prospective investors should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the securities offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. Unless the context otherwise requires, "PSINet" and the "Company" refer to PSINet Inc. and its subsidiaries.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

          Upon the consummation of the Initial Notes Offering, the Company became highly leveraged. As of December 31, 1997, after giving pro forma effect to the Initial Notes Offering (and the application of the net proceeds therefrom as described in "Use of Proceeds") and the acquisitions of iSTAR and Iprolink, the Company's total indebtedness would have been approximately $679.4 million, representing 91.1% of total capitalization, and its interest expense would have been $69.1 million (in comparison to the Company's actual interest expense of $5.4 million for the year ended December 31, 1997). The Company's high level of indebtedness could have several important effects on its future operations, which could have important consequences to the Holders, including, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and, therefore, will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and capital expenditures, and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future operating performance and economic, financial, competitive, regulatory and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future operating performance will not be adversely affected by some or all of these factors. Based upon the Company's current level of operations, management believes that working capital from operations, from existing credit facilities, from capital lease financings, and from proceeds of future equity or debt financings (including, without limitation, from the Initial Notes Offering), will be adequate to meet the Company's presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debt (including the Notes). There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its debt (including the Notes) or to make necessary capital expenditures. Furthermore, there can be no assurance that the Company will be able to raise additional capital for any such refinancing in the future. See "Management's Discussion and Analysis of Financial Condition and Results and Operations--Liquidity and Capital Resources."

OPERATING DEFICIT; CONTINUING LOSSES; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; ISTAR OPERATING LOSSES

          The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of the Notes. Although the Company has experienced revenue growth on an annual basis with revenue increasing from $38.7 million in 1995 to $84.4 million in 1996 to $121.9 million in 1997, it has incurred losses and experienced negative EBITDA during each of such periods. The Company has incurred net losses of $45.6 million, $55.1 million and $53.2 million and has incurred negative EBITDA of $21.2 million, $28.0 million and $27.9 million for each of the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the Company had a retained deficit of $162.6 million. In its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company reported that it would achieve positive EBITDA sometime during the second quarter of 1997 and would be profitable by the first quarter of 1998 or prior thereto. The Company did achieve breakeven EBITDA in certain months of the second and third quarters of 1997, but as a result of several factors that arose subsequent to the date of the Company's filing of its Form 10-K for fiscal 1996, the Company was unable to meet certain of its prior objectives. Principal among these factors adversely affecting the Company's operating performance were delivery delays for Primary Rate Interface ("PRI") telecommunications facilities required to meet customer demand, accelerated investment by the Company in its overseas operations in order to respond to rapidly developing markets, and lower than expected growth during the third quarter of 1997 in the demand for its domestic Internet services. The Company expects to focus in the near term on continuing to increase its corporate customer base and expanding its Carrier and ISP Services business unit strategy which will require it to continue to incur expenses for marketing, network infrastructure, personnel and the development of new products and services. Such continued expenses may adversely impact cash flow and operating performance. The Company also plans to continue to enhance its network and the administrative and operational infrastructure necessary to support its Internet access service domestically and internationally.

          The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside the Company's control, including, among others, general economic conditions, specific economic conditions in the Internet access industry, user demand for Internet services, capital expenditures and other costs relating to the expansion of operations and the Company network, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes and new product introductions by the Company and its competitors and delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities (i.e., PRIs). As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and cash flow.

          In February 1998, the Company acquired iSTAR, one of the leading Canadian providers of Internet services and solutions. Prior to its acquisition by the Company, iSTAR incurred a net loss of $39.1 million and had negative EBITDA of $20.7 million for the twelve months ended November 30, 1997. While the Company believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of iSTAR it will be able to realize significant cost savings on its Canadian operations beginning in 1998, there can be no assurance that the Company's integration of the operations of iSTAR will be accomplished successfully. The inability of the Company to improve the operating performance of iSTAR's business or to successfully integrate the operations of iSTAR could have a material adverse effect on the Company's business, financial condition and results of operations.

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF THE NOTES

          The Company is an operating entity which also conducts a portion of its business through its subsidiaries and may, in the future, conduct a greater portion of its business through its subsidiaries. The Company's cash flow from operations and consequent ability to service its debt, including the Notes, is, therefore, in part, dependent (and may become more dependent) upon the earnings of its subsidiaries and the distribution (through dividends or otherwise) of those earnings to the Company, or upon loans, advances or other payments of funds by those subsidiaries to the Company. The Company's subsidiaries will have no obligation, contingent or otherwise to make any funds available to the Company for payment of the principal of or interest on the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness and applicable laws.

          Claims of creditors of the Company's subsidiaries and holders of preferred stock, if any, of such subsidiaries will have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, except to the extent that such subsidiaries have provided guarantees of the Company's indebtedness and to the extent that loans made by the Company to its subsidiaries are recognized as indebtedness. Therefore, the Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including trade payables. As of December 31, 1997, after giving pro forma effect to the Initial Notes Offering (and the application of the net proceeds therefrom), the Company's subsidiaries would have had approximately $38.9 million of total liabilities (including trade payables and accrued liabilities). Under the terms of the Indenture, certain subsidiaries of the Company will be restricted in their ability to incur debt in the future. The Notes also will be effectively subordinated to any secured indebtedness of the

Company because holders of such indebtedness will have claims that are prior to the claims of the Holders with respect to the assets securing such indebtedness except to the extent the Notes are equally and ratably secured by such assets. See "Description of Notes--Certain Covenants."

COMPETITION

          The market for Internet access and related services is highly competitive. The industry has relatively insignificant barriers to entry and numerous entities competing for the same customers. The Company expects that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers, and on-line service providers. The Company believes that the primary competitive factors for the provision of Internet services are quality of service, reliability, price, technical expertise, ease of use, variety of value-added services, quality and availability of customer support, experience of the supplier, geographic coverage and name recognition. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and related services at competitive prices. See "Business--Competition."

          As a result of industry competition, the Company has encountered and expects to continue to encounter pricing pressure, which in turn could result in reductions in the average selling price of the Company's services. For example, certain of the Company's competitors which are telecommunications companies, including AT&T Corporation and MCI Communications Corp., may be able to provide customers with reduced or free communications costs in connection with their Internet access services or offer Internet access as a standard component of their overall service package, thereby increasing price pressure on the Company. The Company has in the past reduced prices on certain of its Internet access options and may continue to do so in the future. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. The Company is not able presently to predict the impact which future growth in the Internet access and on-line services businesses will have upon competition in the industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

          As the Company continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, the Company will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy a monopoly on telecommunications services essential to the Company's business. There can be no assurance that the Company will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with the Company's previously described competitors, foreign competitors may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a significant competitive disadvantage.

RISKS ASSOCIATED WITH STRATEGIC ALLIANCE WITH IXC

          The Company is subject to a variety of risks relating to its transactions with IXC and the acquisition, operation and maintenance of the bandwidth corresponding to the PSINet IRUs. Such risks include, among other things, the following: (i) the risk that, if the difference between $240 million and the fair market value of the IXC Initial Shares as of the Determination Date or the Acceleration Date (as defined), as applicable, is significant, satisfaction of the Contingent Payment Obligation by the Company through the issuance of additional shares of common stock or, at the sole option of the Company, by a payment of cash, or a combination of stock and cash, could result in significant dilution to the Company's other shareholders and in IXC's owning a significant, or even a controlling, portion of the Company's outstanding common stock, and/or could necessitate a significant cash outlay by the Company, which in any such event could have a material adverse effect on the Company, its shareholders and the holders of the Notes; (ii) the risk that financial, legal, technical and/or other matters may adversely affect IXC's ability to perform the operation, maintenance and other services under the IRU Purchase Agreement with respect to the bandwidth corresponding to the PSINet IRUs, which may adversely affect the Company's use of such bandwidth; (iii) the risk that, in the event of a material default by IXC under the IRU Purchase Agreement at such time as IXC is in bankruptcy, the Company's use of the bandwidth corresponding to the PSINet IRUs may be materially adversely affected or curtailed; (iv) the risk that the Company will not have access to sufficient additional capital and/or financing on satisfactory terms to enable it to make the necessary capital expenditures to take full advantage of the PSINet IRUs; (v) the risk that IXC may not continue to have the necessary financial resources to enable it to complete, or may otherwise elect not to complete, its contemplated buildout of its fiber optic telecommunications system or that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors; (vi) the risk that, in the event of a change of control or change in management of IXC, IXC's successor or new management, as the case may be, may not share IXC's commitment to the buildout of its fiber optic telecommunications system or may not otherwise allocate the necessary human, financial, technical and other resources to satisfactorily meet its obligations to the Company under the IRU Purchase Agreement that would adversely affect the Company's use of the bandwidth corresponding to the PSINet IRUs; (vii) the risk that IXC, as the Company's largest shareholder and through its chairman's seat on the Company's Board of Directors, could subject the Company to certain conflicts of interest or could influence the Company's management in a manner that could adversely affect the Company's business or control of the Company; and (viii) the risk that future sales by IXC of substantial numbers of shares of the Company's common stock could adversely affect the market price of the Company's common stock and make it more difficult for the Company to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of its common stock. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its strategic alliance with IXC. See "Strategic Alliance With IXC."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND EXPANSION

          The Company had 400 POPs as of March 1, 1998 and plans to continue to expand the capacity of existing POPs as customer-driven demand dictates. The Company's rapid growth has placed, and in the future may continue to place, a strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The Company anticipates that its Carrier and ISP Services business unit, as well as other business growth, may require continued enhancements to and expansion of its network. Competition for qualified personnel in the Internet services industry is intense and there are a limited number of persons with the requisite knowledge of and experience in such industry. The process of locating, training and successfully integrating qualified personnel into the Company's operations is often lengthy and expensive. There can be no assurance that the Company will be successful in attracting, integrating and retaining such personnel. In addition, there can be no assurance that the Company's existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, the inability to successfully integrate new personnel into the Company's operations, the inability to manage its growth effectively or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.

NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

          The Company expects to continue to enhance its network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. In order to take full advantage of the bandwidth acquired from IXC, in addition to other planned capital expenditures, the Company expects to incur capital expenditures through the end of the year 2000 of up to $95 million. In addition, the Company expects to incur on an annual basis approximately $1.15 million in operation and maintenance fees with respect to the PSINet IRUs per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. Other planned capital expenditures expected to be incurred by the Company over approximately the next three years include up to $35 million in connection with the Company's anticipated buildout of its pan-European Internet network. The Company is also obligated, under the terms of one of its Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5.0 million for telecommunications equipment owned or leased by the Company and deployed in the customer's network ($1.4 million drawn at December 31, 1997).
In addition, the Company may be obligated pursuant to the Contingent Payment Obligation under the IRU Purchase Agreement to provide IXC with additional shares of common stock and/or cash, at the Company's sole option, in an amount equal to the difference between $240 million and the then fair market value of the IXC Initial Shares on the earlier of one year following delivery and acceptance of the total bandwidth corresponding to the PSINet IRUs or February 25, 2002.

          The Company believes it will have a reasonable degree of flexibility to adjust the amount and timing of its capital expenditures in response to the Company's then existing financing capabilities, market conditions, competition and other factors. The Company believes that working capital generated from the use of bandwidth corresponding to the PSINet IRUs, together with other working capital from operations, from existing credit facilities, from capital lease financings, and from proceeds of future equity or debt financings (which the Company presently expects to be able to obtain when needed), will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital
Resources."

          The Company may seek to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses, or to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. There can be no assurance that the Company will be able to raise such funds on favorable terms. In the event that the Company is unable to obtain such additional funds on acceptable terms, the Company may determine not to enter into various expansion opportunities.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

          A component of the Company's strategy is its planned expansion into international markets. There can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, expropriation, nationalization, war, insurrection and other political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. The Company may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. There can be no assurance that such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC ALLIANCES

          As part of its business strategy, the Company expects to continue to seek to develop strategic alliances both domestically and internationally and/or to acquire assets and businesses principally relating to or complementary to its current operations. Any such future strategic alliances or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things, the difficulty of integrating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such strategic alliances or acquisitions.

          In addition, if the Company were to proceed with one or more significant acquisitions in which the consideration consists of cash, such as the Company's recently completed transaction with iSTAR, a substantial portion of the Company's available cash could be used to consummate such acquisitions. If the Company were to consummate one or more significant acquisitions or strategic alliances in which the consideration consists of stock, such as the Company's recently completed transaction with IXC, shareholders of the Company could suffer a significant dilution of their ownership interests in the Company. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in the Company's amortization expenses and the length of time over which they are reported. In connection with acquisitions, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

DEPENDENCE ON KEY PERSONNEL

          The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, product development efforts and ability to expand its network infrastructure. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

          The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

          In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communications, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations and ability to make payments on the Notes.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK; REGULATORY MATTERS

          The law relating to liability of ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. In one case, a federal district court held that an online service provider could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that online service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. New legislative attempts to curtail obscene or indecent communications are likely. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

          The Company carries errors and omissions insurance with a basic policy limitation of $2.0 million, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

          Although the Company's Internet operations are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency (other than regulations applicable to businesses generally), due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. The FCC is currently reviewing its regulatory position on the usage of the basic network and communications facilities by ISPs. Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies ("RBOCs") or other telecommunications companies, could have an adverse effect on the Company's business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, the impact of this decision on the availability of telephone service is the subject of a congressionally-mandated report. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs such as the Company. Nonetheless, the imposition of access charges would affect the Company's costs of serving dial-up customers and could have a material adverse effect on the Company's business, financial condition and results of operations.

          The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

          The Company's wholly-owned subsidiary, PSINet Telecom Limited, has received a license from the FCC to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. Further, the Company is also considering the financial, regulatory and operational implications of becoming or acquiring a competitive local exchange carrier ("CLEC") in certain selected cities. As a result, it is also possible that the Company could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities, as a provider of domestic basic telecommunications services, particularly competitive local exchange services.

          The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, many regulations may be subject to judicial review, the result of which the Company is unable to predict.

          Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. The Company believes that, in the current regulatory environment, the FCC is unlikely to do so. International non-dominant carriers must maintain tariffs on file with the FCC. Regulation of CLECs occurs on both a state and federal level, to the extent CLECs provide interstate exchange access service. Regulatory regimes vary from state to state, however, competing local exchange carriers are non-dominant and are likely to be subject to a relaxed form of regulation. Nevertheless, there are numerous state and federal proceedings that may impose regulatory burdens on CLECs. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on the Company.

RISKS ASSOCIATED WITH FINANCING ARRANGEMENTS

          Certain of the Company's financing arrangements are secured by substantially all of the Company's assets and stock of certain subsidiaries of the Company. These financing arrangements require that the Company satisfy certain financial covenants and currently prohibit the payment of dividends and the repurchase of capital stock of the Company without, in each case, the lender's consent. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Holders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings.

RISK OF SYSTEM FAILURE OR SHUTDOWN

          The success of the Company is dependent upon its ability to deliver reliable, high-speed access to the Internet. The Company's network, as is the case with other networks providing similar service, is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. The Company is also dependent upon the ability and willingness of its telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. While the Company's network has been designed with redundant circuits among POPs to allow traffic rerouting, lab and field testing is performed before integrating new and emerging technology into the network, and the Company engages in capacity planning, there can be no assurance that the Company will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. The Company carries business personal property insurance at scheduled locations (which are typically staffed by Company personnel) and at unscheduled locations (which are typically unstaffed) with basic policy limitations of $80 million and $2 million ($400,000 per unscheduled location outside of North America), respectively, and business interruption insurance with a basic policy limitation of $5 million, in each case subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all losses that may occur. In addition, the Company generally attempts to limit its liability to customers arising out of network failures through contractual provisions disclaiming all such liability and, in respect of certain services, limiting liability to a usage credit based upon the amount of time that the system was not operational. There can be no assurance that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage the reputation of the Company and result in the loss of customers.

NETWORK SECURITY RISKS; RISKS ASSOCIATED WITH PROVIDING SECURITY SERVICES

          Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and adversely affect existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on the Company.

          The security services offered by the Company for use in connection with its customers' networks also cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although the Company attempts to limit contractually its liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and the Company's customer base and revenues.

DEPENDENCE ON SUPPLIERS

          The Company has few long-term contracts with its suppliers. The Company is dependent on third party suppliers for its leased-line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any contractual restrictions upon their ability to compete with the Company. To the extent that these suppliers change their pricing structures, the Company may be adversely affected. Following the recent consummation of its transaction with IXC, the Company anticipates that its dependence upon certain of these suppliers will be decreased as it accepts delivery of OC-48 bandwidth under the IRU Purchase Agreement. Nevertheless, until the IXC fiber optic telecommunications system is completed (and IXC is not obligated under the IRU Purchase Agreement to extend its buildout of the IXC system beyond approximately 6,640 unique route miles of OC-48 bandwidth) and, in certain geographic areas, even after such completion, the Company will continue to be dependent upon such suppliers. Moreover, any failure or delay of IXC to deliver bandwidth under the IRU Purchase Agreement or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect the Company. The Company is also dependent on certain third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, certain components used by the Company in providing its networking services are currently acquired or available from only one source.

          The Company has from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including, most recently, delays in delivery of PRI telecommunications facilities (which connect dial-up customers to the Company's network). A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to the Company's desire to maintain good relationships with the suppliers. As the Company's suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into the Company's network.

          Certain of the vendors from whom the Company purchases telecommunications bandwidth, including the RBOCs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of the Company's telecommunications bandwidth through, for example, the imposition of access charges.

DEPENDENCE ON TECHNOLOGY; PROPRIETARY RIGHTS

          The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. Nevertheless, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures are adequate to protect the Company's proprietary technology. In addition, the Company's products may be licensed or otherwise utilized in foreign countries where laws may not protect the Company's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights. While the Company does not believe that it has infringed the proprietary rights of other parties, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

CHANGE OF CONTROL

          Upon the occurrence of a Change of Control, each Holder will be entitled to require the Company to purchase any or all of the Notes held by such Holder at the prices stated herein. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. In addition, the Company may not have adequate financial resources to effect such a purchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be purchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default (as defined) under the Indenture.

          With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

          The Change of Control provision may not necessarily afford the Holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of Notes--Change of Control," the Indenture does not contain provisions that permit the Holders to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

DISCRETIONARY AUTHORITY OVER USE OF NET PROCEEDS

          Management will retain a significant amount of discretion over the application of the net proceeds of the Initial Notes Offering (other than the $138.7 million deposited into escrow on the Closing Date). Because of the number and variability of factors that determine the Company's use of the net proceeds of the Initial Notes Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such utilization, the Company intends to invest the net proceeds of the Initial Notes Offering in short-term investment grade and government securities. See "Use of Proceeds."

BANKRUPTCY RISKS RELATED TO ESCROW ACCOUNT

          The right of the Trustee (as defined) under the Indenture and the Escrow Agreement (as defined) to foreclose upon and sell Escrow Collateral (as defined) upon the occurrence of an Event of Default on the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company or one or more of its subsidiaries. Under applicable bankruptcy law, secured creditors such as the Holders are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of Notes--Disbursement of Funds; Escrow Account."

YEAR 2000

          The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet connections on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of the Company's customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on the Company's customers, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Date Conversion."

RESTRICTIONS ON RESALE; ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

          The Initial Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered and to the extent not exchanged for the Exchange Notes, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

     Any Initial Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Initial Notes outstanding. Following the consummation of the Exchange Offer, holders of Initial Notes who did not tender their Initial Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Initial Notes will continue to be subject to certain restrictions or transfer. Accordingly, the liquidity of the market for such Initial Notes could be adversely affected. The Initial Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL market. Because the Company anticipates that most holders of Initial Notes will elect to exchange such Initial Notes, the Company anticipates that the liquidity of the market for any Initial Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The Exchange Notes will be new securities for which there currently is no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange

Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, Exchange Notes also may be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes, independent of the financial performance of or prospects for the Company.

          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that the market, if any, for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Exchange Notes.

PROCEDURES FOR TENDERING; CONSEQUENCES OF FAILURE TO EXCHANGE

     Issuance of Exchange Notes in exchange for the Initial Notes pursuant to the Exchange Offer will only be made following the prior satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering," including timely receipt by the Exchange Agent (as defined) of such Initial Notes, and of a properly completed and duly executed Letter of Transmittal. Initial Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be restricted securities and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law.

FORWARD-LOOKING STATEMENTS

          The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may,"
"will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements, such as, among others, those relating to the potential benefits to the Company resulting from its acquisition of the OC-48 bandwidth from IXC, the revenue and profitability levels of the Company's current operations and its operations after integrating the operations of the companies it has recently acquired, and other matters contained above and elsewhere in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although presently considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statements may differ substantially from those projected. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                USE OF PROCEEDS

          The net proceeds of the Initial Notes Offering, after deducting discounts and commissions and expenses payable by the Company, were approximately $580.75 million. Of such net proceeds, $138.7 million was used to purchase U.S. Government Securities which are being held in an escrow account for the benefit of the Holders to fund when due the first five scheduled interest payments on the Notes. The Company used $20.0 million of the net proceeds of the Initial Notes Offering to repay a portion of certain indebtedness outstanding under its existing credit facility with Fleet National Bank ("Fleet"), which portion of indebtedness was incurred as of January 29, 1998 to finance the Company's acquisition of iSTAR (the "Acquisition Credit Facility") and for working capital purposes. The indebtedness that was repaid bore interest at the prime rate plus 1.375% per annum and was scheduled to mature on the earlier of (i) the consummation of a public offering by the Company of its debt or equity securities or (ii) July 31, 1998. The balance of the net proceeds are expected to be used to finance capital expenditures (including, without limitation, facilities and equipment in connection with the development and expansion of its domestic and international network, the addition of two new international network operation centers and the implementation of new customer support systems) and working capital requirements (including, without limitation, debt service obligations) of the Company. In addition, as described below, a portion of the net proceeds also is expected to be used to make strategic investments in or acquisitions of certain businesses or assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          Management will retain a significant amount of discretion over the application of the net proceeds of the Initial Notes Offering (other than the $138.7 million deposited into escrow). Because of the number and variability of factors that determine the Company's use of the net proceeds of the Initial Notes Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such utilization, the Company intends to invest the net proceeds of the Initial Notes Offering in short-term investment grade and government securities.

          A portion of the net proceeds from the Initial Notes Offering also is expected to be used for possible future investments, acquisitions or strategic alliances in businesses or assets that are related or complementary to the Company's existing business. See "Risk Factors--Risks Associated with Acquisitions and Strategic Alliances." While the Company periodically evaluates investment, acquisition and strategic alliance candidates, the Company has no present commitments or agreements with respect to any such material investment, acquisition or strategic alliance, although the Company presently is planning to increase its ownership interest in iSTAR to 100%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--International Operations."

          The Company will not receive any cash proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes in exchange for the Initial Notes, the Company will receive Initial Notes in like principal amount. The Initial Notes surrendered in exchange for the Exchange Notes will be canceled by the Company.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer (including the Indenture and the Registration Rights Agreement), which are exhibits to the Exchange Offer Registration Statement.

REGISTRATION RIGHTS

     The Initial Notes were sold by the Company to Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc. (the "Initial Purchasers") on April 13, 1998 (the "Closing Date") pursuant to an Offering Memorandum (the "Initial Notes Offering"). The Initial Notes were then subsequently resold to qualified institutional buyers ("QIBs") pursuant to Rule 144A and Regulation S under the Securities Act. In connection with the Initial Notes Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that the Company (i) file with the Commission within 45 days following the Closing Date (i.e., on or before May 28, 1998) a Registration Statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to an issue of Exchange Notes of the Company identical in all material respects to the Initial Notes (other than transfer restrictions, registration rights and the requirement, under certain circumstances, to pay Liquidated Damages), (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 150 days after the Closing Date (the "Effectiveness Deadline"), (iii) upon the effectiveness of such Exchange Offer Registration Statement, commence the Exchange Offer and keep the Exchange Offer open for a period of not less than 20 Business Days, and (iv) use its best efforts to cause the Exchange Offer to be consummated within 30 Business Days after the Effective Date (such 30th day being the "Consummation Deadline").

     The Exchange Offer would allow holders of the Initial Notes the opportunity, with certain exceptions, to exchange their Initial Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may generally be reoffered and resold by the Exchange Holder without restrictions or limitations under the Securities Act, subject to the terms and conditions enunciated by the staff of the Commission (the "Staff") in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991))
                          ----------------------------
and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation
                                        ----------------------------------
(available May 13, 1989)), as interpreted in the Commission's letter to Shearman
                                                                        --------
& Sterling dated July 2, 1993, and similar no-action letters.  See Outside Front
----------
Cover, "Prospectus Summary--The Exchange Offer," and "--Resale of Exchange Notes." However, any Initial Holder who (i) is an affiliate of the Company,
(ii) does not acquire the Exchange Notes in the ordinary course of business,
(iii) tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, or (iv) is a broker-dealer which acquired such Initial Notes directly from the Company, is not entitled to rely on the position of the Staff in the no-action letters referred to above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Company has agreed to include in this Prospectus certain information necessary to allow such broker-dealers to exchange such Initial Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealer in the Exchange Offer. The Company has also agreed to maintain the effectiveness of the Exchange Offer Registration Statement for such purposes for one year.

     In addition, the Company agreed, pursuant to the Registration Rights Agreement, to file a shelf registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement"), registering for resale (i) any Initial Notes held by persons who are not permitted by law or any policy of the Commission to participate in the Exchange Offer and who satisfy certain other conditions, (ii) any Exchange Notes acquired in the Exchange Offer by any holder who must comply with the prospectus delivery requirements of the Securities Act in connection with the resales of such Exchange Notes if this Prospectus is not appropriate or available for such resales by such holder or (iii) any Initial Notes held by a broker-dealer which were acquired directly from the Company or one of its affiliates. To participate in such a shelf registration, any such Holder of Notes must so notify the Company within 10 Business Days following consummation of the Exchange Offer and provide to the Company the information requested by the Company within 10 Business Days of such request. The Company has agreed to file with the Commission such a shelf registration statement no later than 30 days after the earlier of (i) the date on which the Company determines that the Exchange Offer is not permitted by applicable law or (ii) the date on which the Company receives the notice from the Holder as specified above, and to use its best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable but in no event later than 60 days after the filing of the Shelf Registration Statement (or such longer period, not to exceed 150 days after the filing of the Shelf Registration Statement, as may be necessary to avoid conflicts with existing contractual obligations of the Company) (such 60th day or longer period the "Effectiveness Deadline"). In addition, the Company agreed to use its best efforts to keep such Shelf Registration Statement continually effective, supplemented and amended for a period of at least two years following the Closing Date, or such shorter period as will terminate when all Initial Notes covered by such Shelf Registration Statement have been sold pursuant thereto.

REGISTRATION DEFAULTS; LIQUIDATED DAMAGES

     If the applicable registration statement or amendment is not timely filed or declared effective or thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment that cures such failure and is itself immediately declared effective, or if the Exchange Offer has not been consummated on or prior to the Consummation Deadline (any of the above events a "Registration Default"), the Company has agreed to pay liquidated damages ("Liquidated Damages") to each holder of Initial Notes affected thereby in an amount equal to $.05 per week for each $1,000 in principal amount of Notes held by such Holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of such liquidated damages will increase by an additional $.05 per week per $1,000 in principal amount of Initial Notes for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 in principal amount of Initial Notes, provided that the Company shall in no event be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of any default, the payment of Liquidated Damages in respect of the Notes will cease. Notwithstanding the fact that any Initial Notes for which Liquidated Damages are due cease to be Transfer Restricted Securities, all obligations of the Company to pay Liquidated Damages with respect to such securities outstanding prior to the time such Initial Notes ceased to be Transfer Restricted Securities shall survive until such time as such obligations shall have been satisfied in full.

     Except as aforesaid, this Prospectus may not be used for any offer to resell, resale or other transfer of Exchange Notes.

     Except as set forth above, after consummation of the Exchange Offer, Holders of Notes have no registration or exchange rights under the Registration Rights Agreement. See "--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _________________, 1998 (20 Business Days after the effective date of the Exchange Offer Registration Statement), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled expiration date. In no event will the Expiration Date be extended to a date more than 30 Business Days after effectiveness of the Exchange Offer Registration Statement.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Initial Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--

Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes accepted in the Exchange Offer. Initial Holders may tender some or all of their Initial Notes pursuant to the Exchange Offer; however, Initial Notes may be tendered only in integral multiples of $1,000. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Initial Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement or Liquidated Damages, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture.

     Initial Holders do not have any appraisal or dissenters' rights under the New York Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1.

     The Company shall be deemed to have accepted validly tendered Initial Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Initial Holders pursuant to the Exchange Agent Agreement for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Initial Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Initial Notes will be returned, without expense, to the tendering Initial Holder thereof as promptly as practicable after the Expiration Date.

     Initial Holders who tender Initial Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

INTEREST ON EXCHANGE NOTES

     Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Initial Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Initial Note, from April 13, 1998. Holders of the Initial Notes whose Initial Notes are accepted for exchange will not receive accrued interest on such Initial Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Initial Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Initial Notes, and will be deemed to have waived the right to receive any interest on such Initial Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 13, 1998. Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998.

PROCEDURES FOR TENDERING INITIAL NOTES

     Only Initial Holders may tender such Initial Notes in the Exchange Offer. To tender in the Exchange Offer, an Initial Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Initial Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Initial Notes may be made by book-entry transfer of such Initial Notes into the Exchange Agent's account at DTC ("Book-Entry Transfer") in accordance with the procedures described below. Confirmation of such Book-Entry Transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Initial Holder will make to the Company the representation set forth below in the second paragraph under the heading "--Resale of Exchange Notes."

     The tender by an Initial Holder and the acceptance thereof by the Company will constitute an agreement between such Initial Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF INITIAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Initial Holder promptly and instruct such registered Initial Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Initial Notes tendered pursuant thereto (i) are signed by the registered Initial Holder, unless such Initial Holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) are tendered for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Initial Holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Initial Holder as such registered Initial Holder's name appears on such Initial Notes, with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Initial Notes and withdrawal of tendered Initial Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Initial Holders of defects or irregularities with respect to tenders of Initial Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Initial Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

BOOK-ENTRY DELIVERY PROCEDURES

     Within two Business Days after the date of this Prospectus, the Exchange Agent will establish accounts with respect to the Initial Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of the Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Timely book-entry delivery of Initial Notes pursuant to the Exchange Offer, however, requires receipt of a confirmation of a Book-Entry Transfer ("Book-Entry Confirmation") prior to the Expiration Date.
In addition, although delivery of Initial Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other required documents, or an Agent's Message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to the Expiration Date to receive Exchange Notes for tendered Initial Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the Exchange Agent. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

TENDER OF INITIAL NOTES HELD THROUGH DTC

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program (ATOP). Accordingly, DTC participants may, in lieu of physically completing and signing the applicable Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Initial Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an expressed acknowledgment from a participant in DTC that is tendering Initial Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     Initial Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available, (ii) who cannot deliver their Initial Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     (a)  the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Initial Holder, the certificate number(s) of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Initial Notes (or a Book-Entry Confirmation transfer of such Initial Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Initial Notes in proper form for transfer (or a Book-Entry Confirmation transfer of such Initial Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Initial Holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Initial Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"),
(ii) identify the Initial Notes to be withdrawn (including the certificate number(s) and principal amount of such Initial Notes, or, in the case of Initial Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Initial Holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly retendered. Any Initial Notes which have been tendered but which are not accepted for exchange will be returned to such Initial Holder without cost to such Initial Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange any Initial Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Initial Notes, if:

     (a) in the opinion of counsel to the Company, the Exchange Offer or any part thereof contemplated herein violates any applicable law or interpretation of the Staff;

     (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development shall have occurred in any such action or proceeding with respect to the Company;

     (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby;

     (d) any cessation of trading on The Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which the Company is unable to proceed with the Exchange Offer; or

     (e) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Exchange Offer Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

     If the Company determines in its reasonable judgment that any of the foregoing conditions are not satisfied, the Company may (i) refuse to accept any Initial Notes and return all tendered Initial Notes to the tendering Initial Holders, (ii) extend the Exchange Offer and retain all Initial Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Initial Holders to withdraw such Initial Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Initial Notes which have not been withdrawn.

EXCHANGE AGENT

     Wilmington Trust Company will act as Exchange Agent for the Exchange Offer with respect to the Initial Notes.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Initial Notes and requests for copies of the Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Registered or Certified Mail or Overnight Courier:

         Attn:  Kristin Long
         Wilmington Trust Company
         Corporate Trust Operations
         Rodney Square North
         1100 North Market Street
         Wilmington, Delaware 19890-0001

     By Facsimile (for Eligible Institutions Only):  (302) 651-1079

     Confirm by Telephone:     (302) 651-1562
                               Kristin Long

FEES AND EXPENSES

     The expenses of soliciting Initial Notes for exchange will be borne by the Company. The principal solicitation is being made by mail by the Exchange Agent. However, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of the Company and its affiliates and by persons so engaged by the Exchange Agent.

     The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee (as defined), filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Initial Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Initial Holder or any other person) will be payable by the tendering Initial Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Initial Notes, which is the aggregate principal amount of the Initial Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Initial Notes Offering and the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     The Company is making the Exchange Offer in reliance on the position of the Staff's Exxon Capital No-Action Letter, Morgan Stanley No-Action Letter, Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions; however, the Company has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by such an Exchange Holder (other than an Exchange Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Exchange Holder's business and that such Exchange Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any Initial Holder who (i) is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) does not acquire such Exchange Notes in the ordinary course of its business, (iii) intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or (iv) is a broker-dealer who purchased such Initial Notes directly from the Company, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Initial Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Initial Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Initial Notes acquired for its own account (a "Participating Broker-Dealer"), then such Participating Broker-Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes.

     As a condition to its participation in the Exchange Offer, each Initial Holder (including, without limitation, any Holder who is a Participating Broker-Dealer) shall furnish, upon the request of the Company, prior to the consummation of the Exchange Offer, a written representation to the Company (contained in the Letter of Transmittal) to the effect that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Initial Notes for its own account as a result of market-making activities or other trading activities (and not directly from the Company) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Initial Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Exchange Notes by Participating Broker-Dealers, and to ensure that the Exchange Offer Registration Statement conforms with the requirements of the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the Consummation Deadline or such shorter period as will terminate when all Initial Notes covered by the Exchange Offer Registration Statement have been sold pursuant thereto. See "Plan of Distribution." Any Participating Broker-Dealer who is an affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of Exchange Notes."

     Each Initial Holder and each Affiliated Market Maker, by acquisition of an Initial Note, agrees that, upon receipt of notice from the Company that (i) the issuance by the Commission of any stop order suspending the effectiveness of the Exchange Offer Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Initial Notes from offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; or (ii) the existence of any fact or the happening of any event that makes any statement of a material fact made in the Exchange Offer Registration Statement or this Prospectus, or any amendment or supplement thereto or any document incorporated by reference herein untrue, or that requires the making of any additions or changes in the Exchange Offer Registration Statement or this Prospectus in order to make the statements herein, in light of the circumstances under which they were made, not misleading (in each case, a "Suspension Notice"), such Holder or person shall discontinue disposition of the Initial Notes pursuant to this Prospectus until such Holder or person has received copies of the supplemented or amended Prospectus or such Holder or person is advised in writing by the Company that use of the Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus (in each case, the "Recommencement Date"). In addition, each Holder or person will be deemed to have agreed that it will either (i) destroy any Prospectuses, other than permanent file copies, then in such Holder or person's possession which have been replaced by the Company with more recently dated Prospectuses or (ii) deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's or person's possession of the Prospectus covering such Initial Notes that was current at the time of receipt of the Suspension Notice. The Company shall extend the time period regarding the effectiveness of the Exchange Offer Registration Statement by a number of days equal to the number of days in the period from and including the date of delivery of the Suspension Notice to the date of delivery of the Recommencement Date.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any Initial Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Initial Notes outstanding. Following the consummation of the Exchange Offer, Initial Holders who did not tender their Initial Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Initial Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Initial Notes could be adversely affected. The Initial Notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because the Company anticipates that most Initial Holders will elect to exchange such Initial Notes for Exchange Notes pursuant to the Exchange Offer due to the absence of restrictions on the resale of Exchange Notes (except for applicable restrictions on any Exchange Holder who is an affiliate of the Company or is a broker-dealer which acquired the Initial Notes directly from the Company) under the Securities Act, the Company anticipates that the liquidity of the market for any Initial Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Initial Holders who do not tender their Initial Notes, except for certain instances involving the Initial Purchasers or Initial Holders who are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise or rights to receive Liquidated Damages for failure to register. Accordingly, any Initial Holder that does not exchange its Initial Notes for Exchange Notes will continue to hold the untendered Initial Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Initial Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of the Securities Act. Accordingly, such Initial Notes may be resold only (i) to the Company or any of its subsidiaries, (ii) inside the United States to a QIB in a transaction complying with Rule 144A under the Securities Act, (iii) inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), an "accredited investor" that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from such Trustee), (iv) outside the United States in compliance with Rule 904 under the Securities Act,
(v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act. Each accredited investor that is not a QIB and that is an original purchaser of any of the Initial Notes from the Initial Purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

OTHER

     Participation in the Exchange Offer is voluntary and Initial Holders should carefully consider whether to accept the offer to exchange their Notes. Initial Holders are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the Exchange Offer. The Company may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Initial Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Initial Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

          The following is a summary of material United States federal income tax consequences relevant in the opinion of Nixon, Hargrave, Devans & Doyle LLP, counsel to the Company, to the exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer and the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Such counsel has relied upon representations by the Company and its officers with respect to factual matters for purposes of this summary. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

          This summary applies only to those persons who are the initial holders of Notes, who acquired the Notes for cash and who hold Notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and, except as discussed below under "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders," persons who are not "U.S. Holders"). A "U.S. Holder" means a beneficial owner of a Note who purchased the Notes pursuant to the Initial Notes Offering that is for U.S. federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
(iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

          THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER OF A NOTE IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

EXCHANGE OF INITIAL NOTES FOR EXCHANGE NOTES

     Pursuant to this Prospectus, the Company is offering to effect a registered exchange offer for the Initial Notes, through which holders would be entitled to exchange the Initial Notes for Exchange Notes that would be substantially identical in all material respects to the Initial Notes, except that the Exchange Notes would be registered and therefore would not be subject to transfer restrictions. Alternatively, the Company may file a Shelf Registration Statement with respect to the Notes which, if effective, would have the effect of eliminating transfer restrictions on the Notes, thereby permitting their resale. Neither participation in this Exchange Offer nor the filing of a Shelf Registration Statement as described above should result in a taxable exchange to the Company or any Holder of a Note. No taxable exchange should occur or should be deemed to occur because there would be no material alteration in the terms of the Notes and any modification of the terms of the Notes resulting from such an action would be by operation of the original terms of the Notes pursuant to a unilateral act by the Company. As a result, counsel to the Company is of the opinion that there should be no U.S. federal income tax consequences to Initial Holders electing to exchange Initial Notes for Exchange Notes. If, however, such transaction were treated as an "exchange" for U.S. federal income tax purposes, the transaction should constitute a recapitalization for U.S. federal income tax purposes. Under the rules applicable to recapitalizations, counsel to the Company is of the opinion that Initial Holders electing to exchange Initial Notes for Exchange Notes should not recognize any gain or loss upon such exchange.

INTEREST

          The stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

SALE, EXCHANGE AND REDEMPTION OF NOTES

          A sale, exchange or redemption of Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such Holder and will be decreased by the amount of any principal payments received by such Holder. Gain or loss upon a sale, exchange, or redemption of a Note will be capital gain or loss if the Note is held as a capital asset. With respect to individual Holders, if the Note is held for more than 18 months, the maximum rate of tax on any capital gain is 20%, and if the Note is held for more than one year and up to 18 months, the maximum rate of tax on any capital gain is 28%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

LIQUIDATED DAMAGES

     If, within the applicable period after the original issuance of the Initial Notes, the Company has not filed an Exchange Offer Registration Statement or a Shelf Registration Statement with respect to the Initial Notes, as the case may be, or if the Company otherwise defaults with respect to its obligations under the Registration Rights Agreement, Liquidated Damages shall become payable in cash with respect to the applicable Initial Notes. See "The Exchange Offer-- Registration Defaults; Liquidated Damages." According to regulations under the Code, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. If, as anticipated, the issue price of the Notes will equal their stated principal amount, and because the likelihood of a change in the interest rate is remote, the Notes will not be issued with original issue discount.

          Although the characterization of such Liquidated Damages is uncertain, Liquidated Damages probably would constitute contingent interest, which generally is not includible in income before it is fixed or paid. If Liquidated Damages become fixed or paid, it should be included in the Holder's gross income in accordance with the Holder's method of accounting for federal income tax purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

          The following summary describes certain United States federal income and estate tax consequences of the ownership of Notes as of the date hereof by any Holder who is a beneficial owner of a Note but is not a "U.S. Holder" (a "Non-U.S. Holder").

          Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) generally no withholding of United States federal income tax will be required with respect to payment by the Company or any paying agent of principal or interest on a Note owned by a Non-U.S. Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to the Company through stock ownership and (iii) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder generally will not be includible in the individual's gross estate for the purposes of the United States federal estate tax as a result of such individual's death, provided that such individual does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note will not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

          To satisfy the requirement referred to in (a)(iii) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Regulations, these requirements will be met if (1) the beneficial owner provides the payor his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor or substitute form)) or (2) a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it (or by another financial institution acting on behalf of the Non-U.S. Holder), and furnishes a paying agent with a copy thereof.

          Regulations recently issued by the Internal Revenue Service, which will be effective for payments made after December 31, 1998 (subject to certain transition rules), make modifications to the certification procedures applicable to Non-U.S. Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-U.S. Holder should consult its own tax advisor regarding the effect of the new Regulations.

          If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to Non-U.S. Holders will generally be subject to a 30% withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

          If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

          Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless
(i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

          The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments or proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

          Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in the third paragraph under "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments.

          Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

          In October 1997, Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a Note or proceeds from the sale of a Note that are made after December 31, 1998. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the Notes should consult their tax advisors concerning possible application of the final regulations to any payments made on or with respect to the Notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, restricted cash and investments, and capitalization of the Company as of December 31, 1997 on (i) an actual basis, (ii) a pro forma basis to give effect to the issuance of IXC Initial Shares and the Contingent Payment Obligation, the acquisitions of iSTAR and Iprolink, the incurrence of the Acquisition Credit Facility and the increase in the number of authorized shares of common stock and (iii) on a pro forma, as adjusted basis which further adjusts the pro forma amounts to give effect to the Initial Notes Offering and the application of the net proceeds therefrom, as if each had occurred on December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto, the Unaudited Pro Forma Consolidated Financial Information and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this Prospectus.


                                                                                         AS OF DECEMBER 31, 1997
                                                                             ---------------------------------------------
                                                                                                                PRO FORMA,
                                                                                   ACTUAL        PRO FORMA     AS ADJUSTED
                                                                               --------------  -------------  -------------
                                                                                     (IN THOUSANDS OF U.S. DOLLARS)

Cash and cash equivalents....................................................      $  33,322      $  52,729      $ 474,826
                                                                                   =========      =========      =========

Restricted cash and investments..............................................      $  20,690      $   3,190      $ 141,843
                                                                                   =========      =========      =========

Lines of credit and current portion of long-term debt and capital lease
 obligations.................................................................      $  39,633      $  64,421      $  44,421
                                                                                   ---------      ---------      ---------
Long-term debt:
   Notes offered hereby......................................................             --             --        600,000
   Notes payable with banks..................................................          4,200          4,200          4,200
   Other notes payable.......................................................            585            585            585
   Capital lease obligations.................................................         29,035         30,221         30,221
                                                                                   ---------      ---------      ---------
     Total long-term debt....................................................         33,820         35,006        635,006
                                                                                   ---------      ---------      ---------
Shareholders' equity:
   Preferred stock, $.01 par value; 29,324,858 shares authorized; no
      shares issued and outstanding..........................................             --             --             --
   Convertible preferred stock, $.01 par value; $50 stated value; 675,142
      shares authorized; 600,000 shares issued and outstanding...............         28,135         28,135         28,135
   Common stock, $.01 par value; 100,000,000 shares authorized, actual;
      250,000,000 shares authorized, pro forma and pro forma, as adjusted; 40,577,342 shares outstanding, actual; 50,807,131 shares
      outstanding, pro forma and pro forma, as adjusted......................            406            508            508
   Capital in excess of par value............................................        210,162        396,035        396,035
   Retained deficit..........................................................       (162,649)      (169,649)      (169,649)
   Treasury stock, 99,556 shares, at cost....................................         (2,005)        (2,005)        (2,005)
   Cumulative foreign currency translation adjustment........................           (620)          (620)          (620)
   Bandwidth asset to be delivered under IRU agreement.......................             --       (185,975)      (185,975)
                                                                                   ---------      ---------      ---------
     Total shareholders' equity..............................................         73,429         66,429         66,429
                                                                                   ---------      ---------      ---------
     Total capitalization....................................................      $ 146,882      $ 165,856      $ 745,856
                                                                                   =========      =========      =========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE, RATIO AND OPERATING DATA)

          The following table sets forth for the periods indicated selected consolidated financial and operating data for the Company. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent accountants. The following selected consolidated financial and operating data are qualified by and should be read in conjunction with the more detailed Consolidated Financial Statements and notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                          Year Ended December 31,
                                                                          --------------------------------------------------------
                                                                            1993       1994        1995        1996        1997
                                                                          ---------  ---------  ----------  ----------  ----------

Statement of Operations Data:
Revenue..................................................................   $ 8,665    $15,214    $ 38,722    $ 84,351    $121,902
Other income, net........................................................        --         --          --       5,417          --
                                                                            -------    -------    --------    --------    --------
                                                                              8,665     15,214      38,722      89,768     121,902
Operating costs and expenses:
  Data communications and operations.....................................     5,320      9,489      32,124      70,102      94,363
  Sales and marketing....................................................     1,845      3,599      23,930      27,064      25,831
  General and administrative.............................................     1,666      3,605      10,569      20,648      22,947
  Depreciation and amortization..........................................     1,719      3,183      14,778      28,035      28,347
  Intangible asset write down............................................        --         --       9,938          --          --
                                                                            -------    -------    --------    --------    --------
  Total operating costs and expenses.....................................    10,550     19,876      91,339     145,849     171,488
                                                                            -------    -------    --------    --------    --------
Loss from operations.....................................................    (1,885)    (4,662)    (52,617)    (56,081)    (49,586)

Interest expense.........................................................      (311)      (731)     (1,964)     (5,025)     (5,362)
Interest income..........................................................        37         86       1,625       3,794       3,059
Other income.............................................................        --         --          --       2,863         110
Gain on sale of subsidiary...............................................        --         --          --          --       5,701
Equity in loss of affiliate..............................................        --        (35)       (204)       (807)         --
                                                                            -------    -------    --------    --------    --------
Loss before income taxes.................................................    (2,159)    (5,342)    (53,160)    (55,256)    (46,078)
Income tax benefit.......................................................       246         --          --         159         476
                                                                            -------    -------    --------    --------    --------
Net loss.................................................................    (1,913)    (5,342)    (53,160)    (55,097)    (45,602)
                                                                            -------    -------    --------    --------    --------
Return to preferred shareholders.........................................        --         --          --          --        (411)
                                                                            -------    -------    --------    --------    --------
Net loss available to common shareholders................................   $(1,913)   $(5,342)   $(53,160)   $(55,097)   $(46,013)
Basic and diluted loss per share(1)......................................               $(0.42)     $(2.01)     $(1.40)     $(1.14)
Shares used in computing basic and diluted loss per share
  (in thousands).........................................................               12,805      26,485      39,378      40,306

OTHER FINANCIAL DATA:
Cash flows used in operating activities..................................      (209)    (1,097)    (30,093)    (32,543)    (15,457)
Cash flows used in investing activities..................................    (3,656)    (1,937)    (21,958)     (7,897)    (15,560)
Cash flows provided by (used in) financing activities....................     5,490      4,527     151,403     (10,529)     12,598
EBITDA (2)...............................................................      (166)    (1,479)    (27,901)    (28,046)    (21,239)
Capital expenditures (3).................................................     7,043      5,009      45,166      38,390      50,068
Ratio of earnings to fixed charges (4)...................................        --         --          --          --          --

                                                                                                 DECEMBER 31,
                                                                               -------------------------------------------------
                                                                                 1993      1994      1995       1996      1997
                                                                               --------  --------  ---------  --------  --------
BALANCE SHEET DATA:
Cash and short-term investments...........................................     $ 1,865   $ 3,358    $102,710  $ 56,390  $ 33,322
Restricted cash and short-term investments................................          --        --          --       954    20,690
Total assets..............................................................      13,821    17,055     201,830   177,112   186,181
Lines of credit and current portion of long-term debt and capital lease
   obligations............................................................       2,540     3,369      16,643    26,915    39,633
Long-term debt and capital lease obligations, less
   current portion.........................................................      3,581     4,397      24,130    26,938    33,820
Redeemable preferred and common stock......................................      6,725    13,617          --        --        --
Shareholders' equity (deficit).............................................     (1,427)   (8,283)    143,230    89,783    73,429

OTHER OPERATING DATA:
Number of POPs.............................................................         68        82         241       350       350
Number of customer accounts................................................      2,830     4,220       8,200    17,800    26,400

-------------------------------------------------
(1) Basic and diluted loss per share for 1993 is not considered relevant given the significant changes in the capital structure of the Company in conjunction with its initial public offering of shares of its common stock in 1995.

(2) Represents earnings (loss) before depreciation and amortization, interest income and expense, other income, income tax expense (benefit), gain on sale of subsidiary, equity in loss of affiliate and intangible asset write-down. The Company has included information concerning EBITDA because it understands that such information is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. In addition, EBITDA, as defined by the Company, may not be comparable to similarly titled measures used by other companies.

(3) Includes cash expenditures and amounts financed under equipment financing agreements.

(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of losses before income taxes, equity in loss of affiliate and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt financing costs and that portion of rental expense which the Company believes to be representative of interest (deemed to be one-third of rental expense). The deficiency for purposes of calculating the ratio of earnings to fixed charges was $2,159,000, $5,307,000, $52,956,000,
    $54,449,000 and $46,078,000 for the years ended December 31, 1993, 1994,
    1995, 1996 and 1997, respectively.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1997 presents, on a pro forma basis, the Company's consolidated financial position assuming the acquisitions of iSTAR and Iprolink, the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation had been consummated on December 31, 1997. The following Unaudited Pro Forma Consolidated Balance Sheet, as adjusted, at December 31, 1997 further gives effect to the Initial Notes Offering and the application of the net proceeds therefrom as of December 31, 1997. The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 (collectively with the Unaudited Pro Forma Consolidated Balance Sheet, the ''Pro Forma Financial Information'') present, on a pro forma basis, the Company's consolidated results of operations assuming the acquisitions of iSTAR, CalvaCom and Iprolink, the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation had been consummated on January 1, 1997. The following Unaudited Pro Forma Consolidated Statement of Operations, as adjusted, for the year ended December 31, 1997 further gives effect to the Initial Notes Offering and the application of the net proceeds therefrom as of January 1, 1997.

     The Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1997 combines the audited Consolidated Balance Sheet of the Company as of December 31, 1997, the unaudited Consolidated Balance Sheet of iSTAR as of November 30, 1997 and the unaudited Balance Sheet of Iprolink as of December 31, 1997. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 combines the audited Consolidated Statement of Operations of the Company for the year ended December 31, 1997, the unaudited Consolidated Statement of Operations of iSTAR for the twelve month period from December 1, 1996 through November 30, 1997, the unaudited Statement of Operations of CalvaCom for the ten month period from January 1, 1997 through October 31, 1997 and the unaudited Statement of Operations of Iprolink for the year ended December 31, 1997.

          The Pro Forma Financial Information is not intended to be indicative of the results which would actually have been obtained had the transactions described above occurred on the dates indicated or which may be obtained in the future. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable in the circumstances. The Pro Forma Financial Information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto for the year ended December 31, 1997 and iSTAR's Consolidated Financial Statements and notes thereto for the year ended May 31, 1997 and for the three months ended August 31, 1997, included elsewhere in this Prospectus.

          The acquisitions of iSTAR, CalvaCom and Iprolink have been accounted for as purchase business combinations and, accordingly, the purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. The consolidated retained deficit reflected in the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 includes the effect of the write-off of intangible assets consisting of in-process research and development costs of $7.0 million related to the acquisition of iSTAR. The effect of this charge has not been reflected in the accompanying Unaudited Pro Forma Consolidated Statement of Operations as it is a non-recurring charge. As part of the iSTAR transaction, the Company is planning to seek approval of iSTAR's shareholders to increase its ownership interest in iSTAR to 100%. The estimated cost of increasing the Company's ownership interest in iSTAR of $3.1 million plus transaction expenses is not reflected in the accompanying Pro Forma Financial Information.

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                       PRO FORMA,
                                PSINET        iSTAR             OTHER                         PRO        OFFERING         AS
                                INC.(1)   INTERNET INC.(2)  ACQUISITIONS(3)  ADJUSTMENTS(4)  FORMA(5)  ADJUSTMENTS(4)  ADJUSTED(6)
                                -------   ---------------   ---------------  -------------   --------  --------------  ----------
Revenue....................     $121,902  $ 29,338          $5,357                           $156,597                   $ 156,597

Operating cost and expenses:
  Data communications and
     operations............       94,363    31,561           3,285                            129,209                     129,209
  Sales and marketing......       25,831     8,406             883                             35,120                      35,120
  General and
     administrative........       22,947     9,082           1,270                             33,299                      33,299
  Depreciation and
     amortization..........       28,347     5,799             355       $   3,557 2a          38,058                      38,058
  Intangible asset
     writedown.............          --     12,570              --                             12,570                      12,570
                                 -------    ------           ------      ---------            -------    --------         -------
        Total operating costs
        and expenses........     171,488    67,418            5,793          3,557            248,256                     248,256
                                 -------    ------           ------      ---------            -------    --------         -------
Loss from operations.........    (49,586)  (38,080)            (436)        (3,557)           (91,659)                    (91,659)

Interest expense.............     (5,362)   (1,016)              (3)        (1,975) 2b         (8,356)    (6,775)2c       (69,131)
Interest income..............      3,059         8                1                             3,068                       3,068
Other income.................        110        --               --                               110                         110
Gain on sale of subsidiary...      5,701        --               --                             5,701                       5,701
                                 -------    ------           ------      ---------            -------    --------         -------
Loss before income taxes.....    (46,078)  (39,088)            (438)        (5,532)           (91,136)    (60,775)       (151,911)
Income tax benefit...........        476        --               --                               476                         476
                                 -------    ------           ------      ---------            -------    --------         -------
Net loss.....................    (45,602)  (39,088)            (438)        (5,532)           (90,660)    (60,775)       (151,435)

Return to preferred
     shareholders............       (411)       --               --                              (411)                       (411)
                                 -------    ------           ------      ---------            -------    --------         -------
Net loss available to common
     shareholders...........    $(46,013) $(39,088)          $ (438)       $(5,532)          $(91,071)   $(60,775)      $(151,846)
                                 =======   =======           ======        =======           ========    ========       =========
Basic and diluted loss
  per share.................    $  (1.14)                                                     $ (1.80)                  $   (3.00)
                                ========                                                      =======                   =========
Shares used in computing
  basic and diluted loss per
  share (in thousands)......      40,306                                                       50,536                      50,536
                                ========                                                       ======                    ========

-----------------------------------------

(1) Reflects the audited consolidated results of operations of the Company for the year ended December 31, 1997.

(2) Amounts have been derived from the unaudited consolidated results of operations of iSTAR for the twelve months ended November 30, 1997 prepared in accordance with U.S. generally accepted accounting principles. Certain amounts have been reclassified to conform with the Company's presentation.

(3) Amounts have been derived from the unaudited results of operations of CalvaCom for the ten months ended October 31, 1997 and the unaudited results of operations of Iprolink for twelve months ended December 31, 1997. The results of operations of CalvaCom from November 1, 1997 to December 31, 1997 are included in the Company's results of operations for the year ended December 31, 1997.

(4) See Notes to Unaudited Pro Forma Consolidated Statement of Operations (Note 2--Pro Forma Adjustments).

(5) Reflects the results of operations of the Company, on a pro forma basis, assuming the acquisitions of iSTAR, CalvaCom and Iprolink, the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation had been consummated as of January 1, 1997.

(6) Further gives effect to the Initial Notes Offering and the application of the net proceeds therefrom as of January 1, 1997.

                                  PSINET INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

NOTE 1--BASIS OF PRESENTATION

          The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 1997 reflects the results of operations of the Company for the twelve months ended December 31, 1997 on a pro forma basis, assuming the acquisitions of iSTAR, CalvaCom and Iprolink (collectively, the "Acquisitions"), the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation, and on a pro forma, as adjusted basis, further assuming the Initial Notes Offering and the application of the net proceeds therefrom, had been consummated on January 1, 1997. The Unaudited Pro Forma Consolidated Statement of Operations does not give effect to any potential cost savings and synergies that could result from the Acquisitions or any adjustments such as incremental revenue or amortization expense or potential reductions in operating costs associated with the Company's acquisition of the PSINet IRUs. No adjustment has been made to include interest income earned on the net proceeds from the Initial Notes Offering pending their application as set forth under "Use of Proceeds."

          Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Statement of Operations provide a reasonable basis for presenting all of the significant effects of the transactions described above, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Statement of Operations.

NOTE 2--PRO FORMA ADJUSTMENTS

     (a) Reflects the increase in depreciation ($776,000) and amortization ($2,781,000) resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the Acquisitions. The assigned lives of the acquired intangible assets range from one to 10 years.

     (b) Reflects the increase in interest expense from the incurrence of the Acquisition Credit Facility ($20,000,000) at an annual rate of 9.875%. If the interest rate on the Acquisition Credit Facility changed by 0.5%, interest expense would change by $100,000 on an annual basis.

     (c) Reflects the following (in thousands of U.S. dollars):

     Interest expense on the Notes offered hereby (assumed interest rate of 10.0%).........               $60,000
     Amortization of deferred financing costs associated with the Offering (assumed
     $19,250,000)..........................................................................                 2,750
     Interest expense avoided through repayment of the Acquisition Credit Facility.........                (1,975)
                                                                                                          -------
                                                                                                          $60,775
                                                                                                          =======

NOTE 3--BASIC AND DILUTED LOSS PER SHARE

          Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of the Company's common stock that were outstanding during the periods presented. As all common stock equivalents and contingently issuable shares are antidilutive, basic and diluted loss per share are the same for all periods presented.

                                  PSINET INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997


NOTE 4--INTANGIBLE ASSET WRITE-DOWN

          During the twelve months ended November 30, 1997, iSTAR wrote-off $12.6 million related to the permanent impairment of certain intangible assets, mainly customer lists and goodwill, which resulted from iSTAR's acquisitions of consumer-oriented ISPs and Internet-oriented professional service companies. In accordance with guidelines of the Commission, this non-recurring charge has not been eliminated from the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997.

          On an ongoing basis, iSTAR management reviewed the valuation of customer lists and goodwill, taking into consideration any events and circumstances which might have impaired value. As a result of a number of factors involving changes in the Internet industry in Canada and the evolution of iSTAR from a provider of access products to a provider of Internet business solutions, iSTAR management determined that the value of its customer lists and goodwill was permanently impaired. The value of the customer lists and goodwill included both the management expertise and the value of the acquired consumer-oriented customer lists. Since the dial subscriber market in Canada has become a commodity business, most of the customers acquired from the predecessor ISPs left iSTAR for other ISPs and iSTAR management determined that the value associated with the customer lists was permanently impaired and could not be supported by future expected revenue streams from customers acquired in the acquisitions. Additionally, most of the former owners and other key management personnel, whose expertise was used in creating the acquired companies, were no longer employed by iSTAR. All of these management departures resulted from the reorganization by iSTAR as it shifted its focus away from the consumer-oriented dial market in Canada to the corporate-oriented dedicated access market. On an overall basis, the continuing net cash usage, net losses, loss of management and increased competition in the Canadian marketplace for consumer-oriented dial subscribers did not support the existence of the value of the customer lists and goodwill from the purchased companies.

aPAGE>

                                  PSINET INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                           OFFERING        PRO
                                    PSINET         ISTAR           OTHER       ADUST-          PRO          ADJUST-      FORMA, AS
      ASSETS                        INC.(1)      INTERNETINC.(2) ACQUISITIONS  MENTS(4)       FORMA(5)      MENTS(4)     ADJUSTED(6)
                                   ---------     --------------  -----------   -------        -------      --------     -----------
Current assets:
Cash and cash equivalents......    $  33,322       $  1,814          $ 93         17,500 2a  $  52,729      422,097 2e   $ 474,826
Restricted cash and short-term
   investments.................       20,690             --            --        (17,500)2a      3,190       57,729 2e      60,919
Accounts receivable, net.......       11,022          6,154           394                       17,570                      17,570
Notes receivable...............        7,224            251            --                        7,475                       7,475
Prepaid expenses...............        1,478          1,275            --                        2,753                       2,753
Other current assets...........        5,162             --            64                        5,226                       5,226
                                   ---------       --------          ----       --------     ---------     --------      ---------
      Total current assets.....       78,898          9,494           551             --        88,943      479,826        568,769
Property and equipment, net....       95,619          9,459           173          2,328 2a    107,579                     107,579
Goodwill and other intangibles,
   net.........................        4,675             --            --         15,967 2a     20,642                      20,642
Restricted investments.........           --             --            --                           --       80,924 2e      80,924
Other assets and deferred
   charges.....................        6,899             --            54             --         7,043       19,250 2e      26,293
                                   ---------       --------          ----       --------     ---------     --------      ---------
Total assets...................    $ 186,181       $ 18,953          $778       $ 18,295     $ 224,207     $580,000      $ 804,207
                                   =========       ========          ====       ========     =========     ========      =========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
Lines of credit................    $   5,648       $  1,755            --                    $   7,403                   $   7,403
Current portion of long-term
   debt........................       33,985          3,033            --         20,000 2a     57,018      (20,000)2e      37,018
Trade accounts payable.........       25,031          8,085          $168                       33,284                      33,284
Accrued payroll and related
   expenses....................        4,636            182            --                        4,818                       4,818
Other accounts payable and
   accrued liabilities.........        2,382          2,442           542          6,157 2a     11,523                      11,523
Deferred revenue...............        5,944            996            --                        6,940                       6,940
                                   ---------       --------          ----                    ---------                   ---------
   Total current liabilities...       77,626         16,493           710         26,157       120,986      (20,000)       100,986
Long-term debt.................       33,820          1,186            --                       35,006      600,000 2e     635,006
Other liabilities..............        1,306            480            --                        1,786                       1,786
                                   ---------       --------          ----                    ---------                   ---------
Total liabilities..............      112,752         18,159           710         26,157       157,778      580,000        737,778
                                   ---------       --------          ----       --------     ---------     --------      ---------
Shareholders' equity:
Preferred stock................           --             --            --                           --                          --
Convertible preferred stock....       28,135             --            --                       28,135                      28,135
Common stock...................          406         64,384            68        (64,452)2a
                                                                                     102 2b        508                         508
Capital in excess of par
   value.......................       210,162         2,016            --         (2,016)2a
                                                                                  78,540 2b
                                                                                 107,333 2c    396,035                     396,035
Retained deficit...............     (162,649)       (65,606)           --         58,606 2a   (169,649)                   (169,649)
Treasury stock.................       (2,005)            --            --                       (2,005)                     (2,005)
Cumulative foreign currency
   translation adjustment......         (620)            --            --                         (620)                       (620)
Bandwidth asset to be delivered
   under IRU agreement.........           --             --            --        (78,642)2b
                                                                                (107,333)2c   (185,975)                   (185,975)

                                   ---------       --------          ----       --------     ---------     --------      ---------
Total shareholders' equity.....       73,429            794            68         (7,862)       66,429           --        66,429
                                   ---------       --------          ----       --------     ---------     --------      ---------
Total liabilities and
  shareholders' equity.........    $ 186,181       $ 18,953          $778       $ 18,295     $ 224,207     $580,000      $ 804,207
                                   =========       ========          ====       ========     =========     ========      =========

---------------------------------
(1) Reflects the audited consolidated financial position of the Company as of December 31, 1997.
(2) Reflects the unaudited consolidated financial position of iSTAR as of November 30, 1997.
(3) Reflects the unaudited financial position of Iprolink as of December 31, 1997.
(4) See Notes to Unaudited Pro Forma Consolidated Balance Sheet (Note 2--Pro Forma Adjustments).
(5) Reflects the consolidated financial position of the Company, on a pro forma basis, assuming the acquisition of iSTAR and Iprolink, the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and the Contingent Payment Obligation had been consummated on December 31, 1997.
(6) Further gives effect to the Initial Notes Offering and the application of the net proceeds therefrom as of December 31, 1997.

                                  PSINET INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

NOTE 1--BASIS OF PRESENTATION

          The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 reflects the consolidated financial position of the Company as of December 31, 1997, on a pro forma basis, assuming the acquisitions of iSTAR, CalvaCom and Iprolink (collectively, the ''Acquisitions''), the incurrence of the Acquisition Credit Facility and the issuance of the IXC Initial Shares and Contingent Payment Obligation had been consummated on December 31, 1997. The Unaudited Pro Forma Consolidated Balance Sheet, as adjusted, as of December 31, 1997 further gives effect to the Initial Notes Offering and the application of the net proceeds therefrom, assuming such offering had been consummated on December 31, 1997.

          Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Balance Sheet provide a reasonable basis for presenting all of the significant effects of the Acquisitions, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Balance Sheet.

NOTE 2--PRO FORMA ADJUSTMENTS

          (a) Reflects the acquisitions of iSTAR and Iprolink and the incurrence of the Acquisition Credit Facility. The Company has allocated the purchase price of the acquisitions to the tangible and intangible assets acquired and liabilities assumed based on fair values, fair value having been determined by appraisal and other valuation techniques. Upon the incurrence of the Acquisition Credit Facility, the restriction on $17,500,000 of cash and short-term investments was released. The following is a summary of the adjustment for goodwill and other intangibles:

                                                                                  (IN THOUSANDS
                                                                                 OF U.S. DOLLARS)
Tradename..................................................................              $   770
Customer relationships.....................................................                1,120
Goodwill...................................................................               11,922
In-process research and development........................................                7,000
Write-off of in-process research and development...........................               (7,000)
Assembled workforce........................................................                  910
Existing technology........................................................                1,245
                                                                                         -------
                                                                                         $15,967
                                                                                         =======

     The adjustment to retained deficit at December 31, 1997 gives effect to the write-off of $7.0 million of in-process research and development associated with the acquisition of iSTAR.

     (b) Reflects the recording of the issuance of the IXC Initial Shares, at a price of $7.6875 per share (based on the last reported sale price of the Company's common stock on The Nasdaq Stock Market on February 25, 1998, the date of the closing) in exchange for the PSINet IRUs.

     (c) Reflects the recording of the Company's Contingent Payment Obligation pursuant to the IRU Purchase Agreement to deliver IXC Additional Shares or, at the Company's sole option, cash, or a combination thereof to IXC on the Determination Date, or the Acceleration Date, as applicable. The Contingent Payment Obligation is measured as of the date of the closing utilizing the fair value derived under the Black-Scholes valuation model using an assumed term of four years. This term results in the lowest fair value for a range of potential terms for the Contingent Payment Obligation of three to four years. Other assumptions utilized in the Black-Scholes model include the closing market price per share of the common stock on the date of the closing as reported by The Nasdaq Stock Market ($7.6875), an exercise price of $23.46 (which is the price per share required in order for the

                                  PSINET INC.

                            AS OF DECEMBER 31, 1997

NOTE 2--PRO FORMA ADJUSTMENTS--(CONTINUED)

calculation of the 10,229,789 IXC Initial Shares to result in a value equal to $240 million), expected volatility of 76% and an interest rate of 11%. The amount recorded for the fair value of the Contingent Payment Obligation could be adjusted upward in a future period under certain circumstances.

          (d) This amount represents the aggregate fair value of the IXC Initial Shares and the Contingent Payment Obligation and has been recorded as an offset to shareholders' equity similar to a stock subscription receivable. Such amount will be reduced, and a long-term asset relating to the PSINet IRUs will be recorded, as each bandwidth unit corresponding to the PSINet IRUs is accepted by the Company. The amount of the asset recorded will equal (i) the ratio of the number of equivalent route miles of OC-48 bandwidth accepted by the Company to the 10,000 equivalent route miles of OC-48 bandwidth obligated to be delivered by IXC pursuant to the IRU Purchase Agreement, multiplied by (ii) the aggregate of $78,642,000 (the fair value of the IXC Initial Shares determined as of the date of issuance) and $107,333,000 (the amount recorded for the Contingent Payment Obligation). The Company expects to amortize the capitalized amount of the asset relating to the PSINet IRUs ratably over the 20-year period during which the Company has the right to utilize the bandwidth corresponding to the PSINet IRUs. If the recorded amount of the asset relating to the PSINet IRUs is adjusted due to a subsequent increase to the fair value of the Contingent Payment Obligation, the Company will record adjustments to amortization expense to reflect the amount of amortization that would have been cumulatively recorded to date based on the recorded amount of the asset relating to the PSINet IRUs.

          (e) Reflects the Initial Notes Offering, net of discounts and commissions and estimated expenses of $19,250,000, and the repayment of the Acquisition Credit Facility. As required by the terms of the Notes, the Company deposited with the Escrow Agent $138,700,000, which, together with the proceeds of the investment thereof, will be sufficient to pay when due the first five semi-annual interest payments on the Notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains certain forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the risk factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" set forth elsewhere in this Prospectus.

GENERAL

          PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in nine of the 20 largest international telecommunications markets. The Company also offers IP-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and ISPs to further exploit its network capacity. The Company owns and operates a technologically advanced, high-speed frame relay network that, as of March 1, 1998, served approximately 32,700 business accounts, including 51 ISPs, and connected to 400 POPs in ten countries. The Company's network is one of the primary backbones that comprise the Internet and is connected with other large ISPs at 26 public and private peering points. The Company believes that its scaleable IP-optimized network, in combination with its highly trained, around-the-clock customer care team, enables the Company to deliver superior performance and reliability. PSINet's mission is to build a premier IP-based communications company. The Company grows its business through multiple sales channels, including direct sales as well as resellers, and by acquiring other ISPs and related businesses in key markets. By providing services and products that enhance its customers' business processes through the effective use of the Internet and related tools, the Company has increased revenues from $8.7 million in 1993 to $121.9 million in 1997, representing a 94% compounded annual growth rate.

          The Company, founded in 1989, was the first commercial ISP and offered Internet connectivity to businesses and, in 1993, commenced offering dial-up Internet connectivity to individual consumers in the U.S. on a nationwide basis. The Company funded the initial buildout of its domestic network and expansion of its operations through the private placement of equity securities and through capital lease financings. Since 1993, the Company has pursued a strategy of both internal growth and growth through acquisitions of complementary businesses to increase both individual and business customer accounts, enter into new geographic markets and increase its service and product offerings. During 1995, the Company raised net proceeds of $47.3 million through an initial public offering of common stock and an additional $86.6 million through a follow-on public offering of common stock to continue the buildout of its domestic network and to increase its sales, marketing and customer support infrastructure.

          In mid-1996, in response to market pressures in the consumer dial-up Internet access business, the Company altered its strategy to include providing wholesale access services to consumer-oriented ISPs in the United States, rather than providing consumer access services directly. To further refine its focus on providing business Internet services, in February 1997, the Company sold its software subsidiary for cash consideration of $12.0 million and $8.5 million as repayment of intercompany debt owed by the subsidiary to the Company. In December 1997, the Company realigned its core domestic operations into three customer-focused business units to more effectively meet the emerging needs of the Internet marketplace. These business units are comprised of the Corporate Network Services group, which provides high quality Internet connectivity services to business customers, the Carrier and ISP Services group, which delivers Internet access services on a private-label basis to other ISPs and telecommunications services providers, and the Applications and Web Services group, which provides value-added IP-based services and products to new and existing business customers. Beginning in the third quarter of 1996, the

Company hired several new executive officers with extensive experience in the telecommunications industry to assist the Company in executing its business strategy.

          The Company derives a majority of its revenues from providing Internet access services to business customers and other ISPs. Business customers are typically signed to contracts that range from one to three years. Revenues generated from business customers are typically comprised of recurring monthly fees, installation and start-up charges and sales of related equipment and services. Revenues from other ISPs are generated pursuant to network access agreements which typically require a minimum number of subscribers and obligate the ISP customers to pay specified monthly fees to the Company for each subscriber using the PSINet network. In addition, the Company provides a variety of value-added services, including, among others, corporate intranets, Web hosting, security services, commerce solutions and other advanced IP-based applications, including, among others, Internet fax. Revenues from value-added services are typically in the form of monthly charges and are often bundled with Internet access services.

          Since the commencement of its operations, the Company has undertaken a program of developing and expanding its data communications network. In connection with this program, the Company has made significant investments in telecommunications circuits and equipment to produce an IP-optimized, geographically dispersed, ATM, ISDN and SMDS compatible frame relay network. These investments generally are made in advance of anticipated customer growth and resulting revenue. As part of the Company's ongoing efforts to further expand and enhance its network, the Company recently completed a transaction with IXC to acquire 20-year IRUs in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth across the United States in exchange for the issuance to IXC of approximately 20% of the Company's common stock. This transaction will increase the Company's network capacity by approximately 50 times, is expected to significantly reduce its future data communications and operations costs per equivalent mile and will enable the Company to offer a wider variety of higher-speed Internet and Internet-related services to a larger customer base. As a result, the Company anticipates that its data communications and operations costs as a percentage of revenue will decrease as the Company substitutes the acquired bandwidth for leased circuit arrangements with IXC as well as other telecommunications carriers.

INTERNATIONAL OPERATIONS

          The Company currently has operations in nine of the 20 largest international telecommunications markets including Canada, the United Kingdom, France, Switzerland, Germany, The Netherlands, Belgium, Italy and Japan. The Company typically enters a new market through an investment in a start-up company within the particular market or by acquiring a local ISP. In February 1998, the Company acquired approximately 23.4 million common shares (representing approximately 80% of the outstanding common shares) of iSTAR, one of the leading Canadian providers of Internet services and solutions for businesses, institutions and individuals, pursuant to a January 6, 1998 cash offer to purchase all of the outstanding common shares of iSTAR for cash consideration of Cdn. $0.75 (US $0.52) per share. The excess of the purchase price for the iSTAR common shares acquired by the Company, including assumed liabilities and transaction expenses, over the fair values of the tangible assets acquired and liabilities assumed was $19.5 million. The Company will record a charge for in-process research and development of approximately $7.0 million related to the iSTAR acquisition in the first quarter of 1998. As part of the iSTAR transaction, the Company is planning to seek approval of iSTAR's shareholders to increase its ownership interest in iSTAR to 100%. The Company has sufficient voting power in iSTAR stock to obtain such approval, subject to certain rights of contestation of iSTAR's shareholders and other interested parties. The Company estimates that the cost of increasing its ownership interest in iSTAR will be approximately $3.1 million plus transaction expenses.

          As part of the Company's continuing strategy to offer Internet-based business communications services and solutions globally, in January 1998, the Company acquired Iprolink, an Internet service provider in Switzerland, for approximately $3.5 million in cash, and, in October 1997, acquired CalvaCom, an Internet service provider in France, for approximately $3.1 million in cash.

          For the year ended December 31, 1997, the Company's revenue from international operations increased to $18.0 million (14.7% of consolidated revenue) from $6.8 million (8% of consolidated revenue) for 1996. On a pro forma basis, giving effect to the acquisitions of iSTAR, Iprolink and CalvaCom, approximately 34% of the Company's consolidated revenue was derived from international operations.

QUARTER ENDED MARCH 31, 1998

     During its quarter ended March 31, 1998, the Company reported consolidated revenue of $44.5 million, consolidated cash flow used in operations of approximately $10.0 million, consolidated loss before interest, taxes, depreciation and amortization, other income, and charge for acquired in-process research and development of $(10.5) million. As of March 31, 1998, the Company's consolidated working capital deficit and consolidated long-term debt and capitalized lease obligations, less current portion, were $34.9 million and $74.7 million, respectively, as compared to a consolidated working capital and consolidated long-term debt and capital lease obligations, less current portion of $1.3 million and $33.8 million, respectively, at December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  RESULTS OF OPERATIONS

          Revenue.   Revenue is derived primarily from the sale of Internet
access and related services to businesses. Revenue increased by 45% to $121.9 million in 1997, from $84.4 million in 1996. The increase was attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new customer account and an increase in sales by the Company's international subsidiaries. The growth was driven by an expansion of the Company's sales force and greater public awareness and utilization of the Internet.

          In comparison with 1996, revenue for 1997 was affected by the sale in 1996 of the Company's individual consumer accounts and related assets and by the sale in 1997 of the Company's software subsidiary, which together provided $15.6 million of revenue in 1996 but only $0.3 million in 1997. If such revenue was excluded from 1996 revenue, the Company's growth in revenue from 1996 to 1997 would have been 77% instead of 45%. Revenue growth in 1997 was also impacted by a drop in the customer retention rate from 94% in 1996 to 82% in 1997, which was attributable in part to an initiative by the Company to remove certain non-performing accounts.

          The Company's customer account base increased by 48% to 26,400 business customers at December 31, 1997, including 47 ISPs, from 17,800 business customers, including 22 ISPs, at December 31, 1996. The Company's revenue from international operations increased by 165% to $18.0 million in 1997 from $6.8 million in 1996, principally as a result of significant growth in the Company's operations in the United Kingdom, Japan and Canada.

          Other Income, Net.   The Company did not have other income, net, in
1997, compared with $5.4 million during 1996, consisting of the consideration received, net of related asset costs and expenses, relating to the sale of the Company's individual consumer subscribers and certain related tangible and intangible assets during the second and third quarters of 1996.

          Data Communications and Operations.   Data communications and
operations expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $94.4 million (77.4% of revenue) during 1997, an increase of $24.3 million from $70.1 million (83.1% of revenue) during 1996. The increase in expenses related principally to increases in (i) leased long distance, dedicated customer and dial-up circuit costs, (ii) expenditures for additional PRIs to support the growth of the Company's Carrier and ISP Services business, and (iii) personnel costs resulting from the expansion of the Company's network operations, customer support and field service staff. Circuit costs relating to the Company's new and expanded POPs and PRIs generally are incurred by the Company in advance of anticipated growth in the Company's customer base. Although the Company expects that data communications and operations expenses will continue to increase as the Company's customer base grows, it anticipates that such expenses will continue to decrease over time as a percentage of revenue due to decreases in unit costs and continued increases in network utilization. In particular, the Company anticipates that costs for data communications and operations as a percentage of revenue will decrease as the Company accepts delivery of bandwidth from IXC and, in connection therewith, substitutes this bandwidth for leased circuit arrangements with IXC as well as with other telecommunications carriers.

          Sales and Marketing.   Sales and marketing expenses consist primarily
of sales and marketing personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $25.8 million (21.2% of revenue) during 1997, a decrease of $1.3 million from $27.1 million (32.1% of revenue) during 1996. The decrease resulted principally from reductions in costs following the sale of the Company's individual consumer subscribers and related infrastructure in 1996 and the sale of its software operations in 1997, which were offset in part by an increase in sales and marketing expenses relating to the expansion of the Company's operations. All advertising and marketing costs are expensed in the period incurred. The Company expects that as a result of continued emphasis on expanding all of its lines of business and increasing its business customer base, sales and marketing expenses will grow, primarily with respect to marketing personnel costs and advertising, but should continue to decrease as a percentage of revenue.

          General and Administrative.   General and administrative expenses
consist primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $22.9 million (18.8% of revenue) during 1997, an increase of $2.3 million from $20.6 million (24.5% of revenue) during 1996. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with the Company's expansion outside of the United States, and increases in the provision for doubtful accounts receivable. These expenses were in part offset by decreased expenses following the sale of the Company's individual consumer subscribers and related assets in 1996 and the sale of its software operations in 1997.

          Depreciation and Amortization.   Depreciation and amortization costs
were $28.3 million (23.3% of revenue) during 1997, an increase of $0.3 million from $28.0 million (33.2% of revenue) during 1996. Depreciation costs increased due to additional capital expenditures associated with network infrastructure enhancements, which were partially offset by decreases in costs resulting from the elimination of depreciation and amortization that had been associated with the individual consumer subscriber and software assets sold in 1996 and 1997, respectively. The Company anticipates that as the Company accepts delivery of bandwidth from IXC, and as the operations and assets of companies recently acquired are integrated with existing operations, the Company's depreciation and amortization expenses will increase significantly.

          Interest Expense.   Interest expense was $5.4 million during 1997, an
increase of $0.4 million from $5.0 million in 1996. The increase was principally due to increased borrowings and capital lease obligations incurred by the Company to finance network expansion and to fund working capital requirements. As the Company continues the international expansion of its network and positions itself to take advantage of certain anticipated benefits resulting from the recently completed transaction with IXC, the Company expects, subject to applicable financing agreements, to incur increased borrowings and capital lease obligations which will further increase the amount of the Company's interest expense.

          Interest Income.   Interest income was $3.1 million during 1997, a
decrease of $0.7 million from $3.8 million in 1996. The decrease was principally due to a reduction in the amount of cash and short-term, interest- bearing investments held by the Company.

          Gain on Sale of Subsidiary.   The gain on the sale of subsidiary of
$5.7 million in 1997 relates to the sale in the first quarter of 1997 of the Company's software subsidiary as discussed above.

          Net Loss and Loss Per Share.   As a result of the factors discussed
above, the Company's net loss for 1997 was $45.6 million (37.4% of revenue), or $1.14 basic and diluted loss per share, a $9.5 million improvement from a net loss in 1996 of $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share. The return to preferred shareholders, which comprises the dividends with respect to the Company's Series B 8% Convertible Preferred Stock ("Series B Preferred Stock") and accretion of the related conversion premium on the Series B Preferred Stock, is included in the calculation of the net loss available to common shareholders used to compute basic and diluted loss per share. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each year presented.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  RESULTS OF OPERATIONS

          Revenue.   Revenue increased by 118% to $84.4 million in 1996 from
$38.7 million in 1995. The increase was attributable to a number of factors, including an increase in the number of business subscribers facilitated by an increase in the number of POPs in operation, an expansion of the Company's sales force, and greater public awareness and utilization of the Internet.

          The Company's business account base increased by 117% to 17,800 business customers including 22 ISPs at December 31, 1996, from 8,200 business customers at December 31, 1995. The Company's network infrastructure increased to 350 POPs at December 31, 1996 from 240 POPs at December 31, 1995.

          Other Income, Net.   Other income, net, was $5.4 million during 1996,
consisting of the consideration received, net of related asset costs and transfer expenses, relating to the sale of the Company's individual consumer subscribers and certain related tangible and intangible assets in connection with the implementation of the Company's Carrier and ISP strategy during the second and third quarters of 1996. The Company did not have other income, net, in 1995.

          Data Communications and Operations.   Data communications and
operations expenses were $70.1 million (83.1% of revenue) during 1996, an increase of $38.0 million from $32.1 million (83.0% of revenue) during 1995. The increase in expenses related principally to increases in (i) costs associated with providing dedicated circuits to the Company's business customers and (ii) circuit costs relating to the Company's new POPs deployed in late 1995 and early 1996. The increase also was due, to a lesser extent, to an increase in personnel costs resulting from the expansion of the Company's network operations, customer support and field service staff concentrated in late 1995 and early 1996. The number of network operations, customer support and field service personnel employed by the Company at December 31, 1996 was lower than the number of such personnel employed at December 31, 1995 due to the transfer of approximately 75 employees to another ISP in connection with the sale of the consumer ISP business and entry into the Carrier and ISP Services market.

          Sales and Marketing.   Sales and marketing expenses were $27.1 million
(32.1% of revenue) during 1996, an increase of $3.2 million from $23.9 million (61.8% of revenue) during 1995. The increase resulted principally from an increase in sales and marketing activity relating to the Company's subsidiaries in Canada and the United Kingdom during such period.

          General and Administrative.   General and administrative expenses were
$20.6 million (24.5% of revenue) during 1996, an increase of $10.0 million from $10.6 million (27.3% of revenue) during 1995. The increase in 1996 principally related to increased general and administrative staff and activity as compared to 1995.

          Depreciation and Amortization.   Depreciation and amortization costs
were $28.0 million (33.2% of revenue) during 1996, an increase of $13.2 million from $14.8 million (38.2% of revenue) during 1995. A significant portion of this increase related to POP expansion and existing POP equipment upgrades as well as the effect of capital expenditures on facility expansions required as a result of additional hiring in sales, marketing and administration in 1995 and early 1996. Additionally, a full year of amortization in 1996 on certain intangible assets recorded in connection with acquisitions completed in 1995 contributed to this increase.

          Interest Expense.   Interest expense increased to $5.0 million in
1996, an increase of $3.0 million from $2.0 million in 1995. The increase was principally due to increased borrowings and capital lease obligations incurred by the Company to finance network expansion and to fund working capital requirements.

          Interest Income.   Interest income was $3.8 million in 1996, an
increase of $2.2 million from $1.6 million in 1995. The increase was principally due to the investment of proceeds from the Company's public equity offering in December 1995.

          Other Income.   Other income of $2.9 million in 1996 relates to the
recognition of realized gains on equity securities that were sold by the Company, which the Company did not have in 1995.

          Net Loss and Loss Per Share.   As a result of the factors discussed
above, the Company's net loss for 1996 was $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share, $1.9 million higher in amount but better on a percentage of revenue and per share basis than the net loss of $53.2 million (137.5% of revenue), or $2.01 basic and diluted loss per share for 1995.

INCOME TAXES

          At December 31, 1997, the Company had domestic net operating loss carryforwards of approximately $123.1 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012, and may be limited in their use under Section 382 of the Internal Revenue Code in the event of significant changes in the Company's ownership. In accordance with generally accepted accounting principles, the Company has provided a valuation allowance for net deferred tax assets arising from these carryforwards since realization of these benefits cannot be reasonably assured.

QUARTERLY RESULTS

          The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the eight quarters ended December 31, 1997. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                       Quarter Ended
                                       --------------------------------------------------------------------------------------------
                                                            1996                                                 1997
                                       ---------------------------------------------           ------------------------------------
                                         Mar 31     June 30      Sep 30      Dec 31     Mar 31     June 30      Sep 30      Dec 31
                                       ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
                                                          (In thousands of U.S. dollars, except per share amounts)

Revenue..............................   $ 17,181    $ 20,219    $ 24,147    $ 22,804   $ 25,639    $ 29,507    $ 32,001    $ 34,755
Other income, net....................         --       2,400       3,017          --         --          --          --          --
                                        --------    --------    --------    --------   --------    --------    --------    --------
                                          17,181      22,619      27,164      22,804     25,639      29,507      32,001      34,755
Operating costs and expenses:
  Data communications and operations.     13,942      16,529      19,698      19,933     20,968      22,114      23,765      27,516
  Sales and marketing................      7,844       7,021       6,000       6,199      6,002       5,858       6,210       7,761
  General and administrative.........      5,475       4,228       5,309       5,636      5,481       6,141       5,354       5,971
  Depreciation and amortization......      6,182       7,026       8,377       6,450      8,034       6,058       6,557       7,698
                                        --------    --------    --------    --------   --------    --------    --------    --------
      Total operating costs and
        expenses.....................     33,443      34,804      39,384      38,218     40,485      40,171      41,886      48,946
                                        --------    --------    --------    --------   --------    --------    --------    --------
Loss from operations.................    (16,262)    (12,185)    (12,220)    (15,414)   (14,846)    (10,664)     (9,885)    (14,191)
Interest expense.....................       (857)     (1,386)     (1,411)     (1,371)    (1,350)     (1,297)     (1,516)     (1,199)
Interest income......................      1,224         943       1,179         448        775         670         550       1,064
Other income.........................      1,068       1,776          19          --        (25)        (32)        177         (10)
Gain on sale of subsidiary...........         --          --          --          --      5,701          --          --          --
Equity in loss of affiliate..........       (100)       (107)       (100)       (500)        --          --          --          --
                                        --------    --------    --------    --------   --------    --------    --------    --------
Loss before income taxes.............    (14,927)    (10,959)    (12,533)    (16,837)    (9,745)    (11,323)    (10,674)    (14,336)
Income tax benefit...................         39          40          40          40        476          --          --          --
                                        --------    --------    --------    --------   --------    --------    --------    --------
Net loss.............................   $(14,888)   $(10,919)   $(12,493)   $(16,797)  $ (9,269)   $(11,323)   $(10,674)   $(14,336)
                                        --------    --------    --------    --------   --------    --------    --------    --------
Return to preferred shareholders.....         --          --          --          --         --          --          --        (411)
                                        --------    --------    --------    --------   --------    --------    --------    --------
Net loss available to common
shareholders.........................   $(14,888)   $(10,919)   $(12,493)   $(16,797)  $ (9,269)   $(11,323)   $(10,674)   $(14,747)
                                        ========    ========    ========    ========   ========    ========    ========    ========
Basic loss per share(1)...........        $(0.39)     $(0.28)     $(0.31)     $(0.42)    $(0.23)     $(0.28)     $(0.26)     $(0.36)
                                        ========    ========    ========    ========   ========    ========    ========    ========
Diluted loss per share(1).........        $(0.39)     $(0.28)     $(0.31)     $(0.42)    $(0.23)     $(0.28)     $(0.26)     $(0.36)
                                        ========    ========    ========    ========   ========    ========    ========    ========
Shares used in computing loss per
  share (in thousands)............        38,178      39,379      39,888      40,085     40,158      40,225      40,407      40,436
                                        ========    ========    ========    ========   ========    ========    ========    ========

_______________________
(1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the loss per share by quarter may not equal the loss per share for 1996 and 1997.

                                                                           Quarter Ended
                                              -----------------------------------------------------------------------
                                                             1996                                      1997
                                              ----------------------------------         ----------------------------
                                              Mar 31   JUNE 30   SEP 30   Dec 31   Mar 31   JUNE 30   SEP 30   DEC 31
                                              -------  --------  -------  -------  -------  --------  -------  -------

Revenue.....................................   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%
Other income, net...........................      --      11.8     12.5       --       --        --       --       --
                                               -----     -----    -----    -----    -----     -----    -----    -----
                                               100.0     111.8    112.5    100.0    100.0     100.0    100.0    100.0
Operating costs and expenses:
  Data communications and operations........    81.1      81.7     81.6     87.4     81.8      74.9     74.3     79.2
  Sales and marketing.......................    45.7      34.7     24.8     27.2     23.4      19.9     19.4     22.3
  General and administrative................    31.9      20.9     22.0     24.7     21.4      20.8     16.7     17.2
  Depreciation and amortization.............    36.0      34.8     34.7     28.3     31.3      20.5     20.5     22.1
                                               -----     -----    -----    -----    -----     -----    -----    -----
     Total operating costs and expenses.....   194.7     172.1    163.1    167.6    157.9     136.1    130.9    140.8
                                               -----     -----    -----    -----    -----     -----    -----    -----
Loss from operations........................   (94.7)    (60.3)   (50.6)   (67.6)   (57.9)    (36.1)   (30.9)   (40.8)
Interest expense............................    (5.0)     (6.9)    (5.8)    (6.0)    (5.2)     (4.4)    (4.7)    (3.4)
Interest income.............................     7.1       4.7      4.9      2.0      3.0       2.3      1.7      3.1
Other income................................     6.2       8.8      0.1       --     (0.1)     (0.1)     0.6     (0.1)
Gain on sale of subsidiary..................      --        --       --       --     22.2        --       --       --
Equity in loss of affiliate.................    (0.5)     (0.5)    (0.5)    (2.2)      --        --       --       --
                                               -----     -----    -----    -----    -----     -----    -----    -----
Loss before income taxes....................   (86.9)    (54.2)   (51.9)   (73.8)   (38.0)    (38.3)   (33.3)   (41.2)
Income tax benefit..........................     0.2       0.2      0.2      0.2      1.8        --       --       --
                                               -----     -----    -----    -----    -----     -----    -----    -----
Net loss....................................   (86.7)%   (54.0)%  (51.7)%  (73.6)%  (36.2)%   (38.3)%  (33.3)%  (41.2)%
                                               ======    ======   ======   ======   ======    ======   ======   ======


          The Company's quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon such factors as the success of the Company's efforts to expand its customer base, changes in and the timing of expenditures relating to the continued expansion of the Company's network, the delivery of the bandwidth corresponding to the PSINet IRUs, the development of new services, the success of sales and marketing efforts, changes in pricing policies by the Company or its competitors, and certain factors relating to the Company's acquisition strategy as further described under "Liquidity and Capital Resources."

          In view of the significant historical growth of the Company's operations, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance and that the Company may experience significant period-to-period fluctuations in operating results in the future. The Company expects to focus in the near term on building and increasing its customer base and increasing its network utilization both through internal growth and through acquisitions which may require it from time to time to increase its expenditures for personnel, marketing, network infrastructure and the development of new services.

LIQUIDITY AND CAPITAL RESOURCES

          The Company historically has satisfied its cash requirements through cash from operations, through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of equity securities.

CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

          Cash flows used in operating activities were $15.5 million, $32.5 million and $30.1 million for 1997, 1996 and 1995, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In all three years, the Company's net loss was the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to the Company's network and intangible assets.


          Cash flows used in investing activities were $15.6 million, $7.9 million and $22.0 million for 1997, 1996 and 1995, respectively. The expansion of the Company's network resulted in capital expenditures of $50.0 million, $38.4 million and $45.2 million for those same three years (which included capital expenditures financed under equipment financing agreements aggregating $37.4 million, $25.6 million and $29.1 million for the respective periods). Cash flows used in investing activities for 1997 benefited from the Company's sale of its software subsidiary for cash consideration of $12.0 million and the receipt of $8.5 million of repayments of intercompany debt owed by the subsidiary to the Company. Investing cash flows for 1997 were reduced by the $19.7 million increase in "restricted cash and short-term investments," $17.5 million of which supported a $15.4 million irrevocable letter of credit issued by a bank on behalf of PSINet in conjunction with the acquisition of iSTAR. This restriction was removed in February 1998 when the Company finalized the funding for this acquisition. During 1997, the Company invested $3.0 million in equity and debt securities with original maturities of greater than 90 days and received $7.6 million from the maturity or sale of certain equity investments held by the Company.

          Cash flows provided by (used in) financing activities were $12.6 million for 1997, ($10.5) million for 1996, and $151.4 million for 1995. In November 1997, the Company completed a private placement of 600,000 shares of its Series B Preferred Stock for gross proceeds of $30.0 million. In 1997, 1996 and 1995, the Company made repayments aggregating $27.7 million, $19.8 million and $5.8 million, respectively, on its capital lease obligations and financing facilities and received proceeds from the issuance of notes payable of $6.4 million, $8.3 million and $8.3 million, respectively. Additionally, in 1995, the Company had net proceeds from three separate common and preferred stock offerings totaling $146.9 million.

          As of December 31, 1997, the Company had $54.0 million of cash, cash equivalents, restricted cash and short-term investments.

CAPITAL STRUCTURE

          The Company's capital structure consists of lines of credit, capital lease obligations and notes payable, preferred stock and common stock.

          Total borrowings at December 31, 1997 were $73.4 million, which included $5.6 million under operating lines of credit and $67.8 million under capital lease obligations and notes payable. The Company also had $16.4 million of letters of credit (including the iSTAR-related letter of credit) outstanding as of December 31, 1997. As of that date, the aggregate unused portion under the Company's various financing arrangements for purchases of equipment and other fixed assets was $24.6 million. The aggregate unused portion of the Company's operating lines of credit (some of which are subject to a borrowing base formula) was $0.6 million.

          The Company's bank financing arrangements in the United States, which are secured by substantially all of the Company's assets, require the Company to satisfy certain financial covenants such as those relating to liquidity, tangible net worth, EBITDA, leverage and debt service and prohibit the payment of cash dividends and the repurchase of capital stock of the Company without the lender's consent. In particular, the Company is required to maintain: a ratio of consolidated cash and accounts receivable to debt of at least 0.9 to 1.0 for the quarters ending March 31, 1998, June 30, 1998 and September 30, 1998 and of at least 1.0 to 1.0 for each fiscal quarter thereafter; consolidated tangible net worth of at least $70.0 million for the quarter March 31, 1998, plus 80% of all positive net income earned after September 30, 1997 plus 50% of the cumulative net tangible proceeds of the sale of capital stock after September 30, 1997, excluding the proceeds of the sale of Series B Preferred Stock completed on November 10, 1997; EBITDA of not less than negative $12.5 million, negative $5.0 million, and positive $4.0 million for each of the fiscal quarters ending March 31, 1998, June 30, 1998, and September 30, 1998, respectively; a ratio of consolidated total liabilities (other than deferred service contract revenue and the Contingent Payment Obligation to IXC) to tangible net worth of no more than
1.75 to 1.0, 1.75 to 1.0 and 1.50 to 1.0 for the quarters ending March 31, 1998, June 30, 1998, and September 30, 1998, respectively, and a ratio of EBITDA to consolidated debt service payments (exclusive of any interest accreting in respect of the Company's Contingent Payment Obligation to IXC) in respect of any fiscal quarter commencing with the quarter ending December 31, 1998 of at least
1.25 to 1.0. The Company was in compliance with all such covenants at December 31, 1997.

          Additionally, in November 1997, the Company completed a private placement of 600,000 shares of its Series B Preferred Stock for gross proceeds of $30.0 million. Each share of Series B Preferred Stock has a stated value of $50.00 per share. The Series B Preferred Stock accrues dividends at an annual rate of 8%, payable quarterly in cash or, at the Company's option, the Company's Series B Preferred Stock. The Series B Preferred Stock is convertible into a number of shares of the Company's common stock equal to the stated value of the Series B Preferred Stock at a conversion price of $10 per share of common stock during the first year. The conversion price may be reset at the end of the first and second anniversary dates, under certain circumstances, to the stock's then current market value. At the third anniversary date, the conversion price may be reset under certain circumstances, to 95% of the stock's then current market value. To reflect the nature of the conversion rights, preferred stock has been reduced by $1,500,000 with a corresponding increase to capital in excess of par value. The Series B Preferred Stock may be redeemed, at the Company's option, under certain circumstances commencing on the third anniversary of original issuance. So long as any Series B Preferred Stock remains outstanding, except for any payment which may be made pursuant to the IRU Purchase Agreement, neither the Company nor any subsidiary will (i) redeem, purchase or otherwise acquire directly or indirectly any common stock or other junior securities, (ii) directly or indirectly pay or declare any dividend or make any distribution (other than certain dividends or distributions or a distribution on securities issuable pursuant to any rights under the Company's shareholder rights plan) upon, nor will any distribution (other than certain dividends or distributions or a distribution on securities issuable pursuant to any rights pursuant to the rights plan) be made in respect of, any common stock or other junior securities, or (iii) set aside any funds for or apply any funds to the purchase, redemption or acquisition (through a sinking fund or otherwise) of any common stock or other junior securities (other than pursuant to the rights plan); provided, however, that the Company may redeem, purchase or otherwise acquire and set aside funds for and apply funds to the purchase, redemption or acquisition of common stock or other junior securities
(a) for up to an aggregate amount not to exceed, at any point in time the sum of: (i) $10 million plus (ii) an amount equal to 100% of the aggregate net cash proceeds received by the Company after November 10, 1997 from the issuance of common stock or other junior securities or debt securities that have been converted into common stock or other junior securities plus (iii) an amount equal to 50% of the Company's cumulative consolidated positive earnings before interest, taxes, depreciation and amortization as reported by the Company in respect of each fiscal quarter of the Company commencing with the fiscal quarter ending December 31, 1997 or (b) pursuant to the right of first offer granted pursuant to the IRU Purchase Agreement, provided that immediately after giving effect thereto, the Company's consolidated shareholders' equity will not be less than $20 million.

COMMITMENTS, CAPITAL EXPENDITURES AND FUTURE FINANCING REQUIREMENTS

          As of December 31, 1997, the Company had commitments to certain telecommunications vendors totaling $31.2 million. The commitments require minimum monthly usage levels of data and voice communications over the next five years. Additionally, the Company has various agreements to lease office space and facilities and, as of December 31, 1997, the Company was obligated to make future minimum lease payments of $22.2 million on non-cancelable operating leases expiring in various years through 2005. The Company is obligated, under the terms of one of its Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5.0 million for telecommunications equipment owned or leased by the Company and deployed in the customer's network. At December 31, 1997, the Company had provided $1.4 million of equipment under this facility.

          In February 1998, the Company completed the acquisition of 79.7% of the outstanding shares of iSTAR. The excess of the purchase price over the fair values of the tangible assets acquired and liabilities assumed was $19.5 million. Financing for the acquisition of iSTAR was provided by a $20,000,000 facility from Fleet, which matures on the earlier of (i) the consummation of a public offering by the Company of its debt or equity securities or (ii) July 31, 1998. The loan provides for interest on the outstanding balance at a rate per annum equal to the prime rate plus 1.375%. Additionally, the loan has been incorporated into the Company's existing credit facility with Fleet and is secured by substantially all of the Company's assets, including a pledge of certain of its subsidiaries' stock (including, without limitation, the acquired iSTAR common shares). The Company expects to repay the loan with a portion of the net proceeds of the Offering. See "Use of Proceeds."

          In order to take full advantage of the bandwidth acquired from IXC, in addition to other planned capital expenditures, the Company expects to incur capital expenditures through the end of the year 2000 of up to approximately $95 million. Such capital expenditures are expected to be incurred in the deployment of high activity POPs throughout the United States and abroad designed and located with the objective of optimizing the efficient use of the bandwidth. These POPs are expected to contain switching, routing and modem equipment, together with any computing equipment as may be necessary to address the increase in customer demand anticipated as a result of the enhanced capacity provided by the PSINet IRUs. In addition, the Company expects to incur on an annual basis approximately $1.15 million in operation and maintenance fees with respect to the PSINet IRUs for each 1,000 equivalent route miles of OC-48 bandwidth accepted from IXC. Other planned capital expenditures expected to be incurred by the Company over approximately the next three years include up to $35 million in connection with the

Company's anticipated buildout of its international Internet network and a network operations center in Switzerland. In connection with the buildout of its international network, the Company has recently entered into agreements to acquire IRUs in certain transatlantic fiber optic bandwidth between the United States, the United Kingdom and Europe, for which it has secured financing.

          The Company presently believes, based on the flexibility it expects to have in the timing of its orders of bandwidth corresponding to the PSINet IRUs, in outfitting its POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of its anticipated buildout of its international Internet network, that it will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to the Company's then existing financing capabilities, market conditions, competition and other factors. Accordingly, the Company believes that working capital generated from the use of bandwidth corresponding to the PSINet IRUs, together with other working capital from operations, from existing credit facilities, from capital lease financings, and from proceeds of future equity or debt financings (which the Company presently expects to be able to obtain when needed), will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of its operations. There can be no assurance, however, that the Company will have access to sufficient additional capital and/or financing on satisfactory terms to enable it to meet its capital expenditure and working capital requirements. See "Risk Factors-- Need for Additional Capital to Finance Growth and Capital Requirements."

          As more fully described under "Strategic Alliance with IXC," the Company could be obligated in accordance with the Contingent Payment Obligation to provide IXC with additional shares of the Company's common stock and/or cash, at the Company's sole option, as of the Determination Date or the Acceleration Date, as applicable. In the event the Contingent Payment Obligation to IXC becomes payable, the Company presently believes that, because it may be satisfied by the Company, at its sole option, by delivery of additional shares of common stock or cash or a combination thereof, the Company will have sufficient flexibility to satisfy the Contingent Payment Obligation. There can be no assurance, however, that satisfaction of the Contingent Payment Obligation will not have a material adverse effect on the Company. See "Risk Factors-- Risks Associated with Strategic Alliance with IXC."

OTHER POSSIBLE STRATEGIC RELATIONSHIPS AND ACQUISITIONS

          The Company anticipates that it will continue to seek to develop relationships with strategic partners both domestically and internationally and to acquire assets (including, without limitation, additional telecommunications bandwidth) and businesses principally relating to or complementary to PSINet's existing business. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with the Company pursuant to which the Company would provide Internet and Internet-related services to such companies, which transactions, if deemed appropriate by the Company, may also be effected in conjunction with an equity and/or debt investment by such companies in the Company. Such relationships and acquisitions may require additional financing and may be subject to the consents of the Company's lenders and other third parties.

YEAR 2000 DATE CONVERSION

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. Based upon a review of its technology and software, the Company has concluded that there are no material issues regarding its Year 2000 compliance that will not be resolved through normal software upgrades and replacements that will be made through 1999. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material adverse effect on the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

          In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128,
"Earnings per Share," which the Company implemented for its December 31, 1997 consolidated financial statements. SFAS No. 128 requires the Company to report both basic and diluted earnings per share ("EPS") calculations as well as provide a reconciliation between basic and diluted EPS computations. All prior-period EPS data presented has been restated to conform with the provisions of SFAS No. 128.

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and displaying comprehensive income, as defined, and its components. The Company plans to adopt the Statement's disclosure requirements in 1998.

          In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. Generally, the Statement requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company plans to adopt the Statement's disclosure requirements in 1998.

                                    BUSINESS

          PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in nine of the 20 largest international telecommunications markets. The Company also offers IP-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and ISPs to further exploit its network capacity. The Company owns and operates a technologically advanced, high-speed frame relay network that, as of March 1, 1998, served approximately 32,700 business accounts, including 51 ISPs, and connected to 400 POPs in ten countries. The Company's network is one of the primary backbones that comprise the Internet and is connected with other large ISPs at 26 public and private peering points. The Company believes that its scaleable IP-optimized network, in combination with its highly trained, around-the-clock customer care team, enables the Company to deliver superior performance and reliability. PSINet's mission is to build a premier IP-based communications company. The Company grows its business through multiple sales channels, including direct sales as well as resellers, and by acquiring other ISPs and related businesses in key markets. By providing services and products that enhance its customers' business processes through the effective use of the Internet and related tools, the Company has increased revenues from $8.7 million in 1993 to $121.9 million in 1997, representing a 94% compounded annual growth rate. As part of its growth strategy, the Company recently completed acquisitions of ISPs in Canada, France and Switzerland, resulting in the addition of over 5,500 new business accounts and over 40 new POPs. On a pro forma basis, after giving effect to these recent acquisitions, 1997 revenues would have been approximately $156.6 million.

          PSINet recently expanded and enhanced its network by acquiring 10,000 equivalent route miles of state-of-the-art, fiber-based OC-48 capacity bandwidth across the United States from IXC. The Company acquired the OC-48 bandwidth in the form of 20-year noncancellable indefeasible rights of use ("IRUs"). The OC-48 bandwidth will be capable of transmitting data at speeds of up to 2.4 Gbps, which the Company believes exceeds the highest speed backbone currently in use on the Internet. The acquisition of the bandwidth will increase the capacity of the Company's current network by approximately 50 times and will significantly reduce data communications costs per equivalent route mile as customer traffic is migrated on to the acquired bandwidth from bandwidth currently leased from IXC and other telecommunications providers. The OC-48 bandwidth will enable the Company to offer higher-speed Internet connectivity and a wider range of advanced value-added services, including IP voice and video applications, to a larger customer base. The Company expects to receive delivery of the first portion of the bandwidth, approximately 5,000 route miles of OC-12 (equivalent to 1,250 route miles of OC-48) connecting New York and Los Angeles (and certain major cities in between), in the second quarter of 1998. See "Prospectus Summary--Recent Developments" and "Strategic Alliance with IXC."

INDUSTRY OVERVIEW

     Overview.   Internet access services is one of the fastest growing segments of the global telecommunication services market place. According to IDC, the number of Internet users worldwide reached 38 million in 1996 and is forecasted to grow to over 173 million by the year 2000. Internet access services represent the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, business-focused ISPs are increasingly providing a range of value-added services, including managed access (i.e., intranets), shared and dedicated Web hosting, security services, and advanced applications such as IP-based voice, fax and video services. These services are being used by business customers to enhance productivity, ensure reliability and reduce costs.

          The ISP market is segmented into large national or multinational ISPs ("Tier 1 ISPs"), which are typically full-service providers that offer a broad range of Internet access and value-added services to businesses, and regional and local ISPs ("Tier 2" and "Tier 3 ISPs"), which typically offer a smaller range of products and services to both individuals and business customers and may specialize in the provision of one IP-based product or service. Tier 1 ISPs also provide wholesale services by reselling capacity on their networks to smaller regional and local ISPs, thereby enabling these smaller ISPs to provide Internet services on a private label basis without building their own facilities. In 1996, The Yankee Group, a market research firm, estimated that the top six Tier 1 ISPs (including the Company) represented approximately 50% of the market for business connectivity and value-added services. Tier 1 ISPs exchange Internet traffic at multiple public peering points known as network access points ("NAPs") and through private peering arrangements. As the number of ISPs have grown, Tier 1 ISPs have increased their requirements for peering arrangements thereby increasing the barriers to entry into the top-tier. Tier 2 and Tier 3 ISPs generally rely on Tier 1 ISPs for Internet access and interconnection. The ISP market is highly fragmented with over 4,000 providers estimated to be doing business in the U.S. and Canada alone. Because of the low barriers to entry, there are many local and regional ISPs entering the market, which has caused the level of competition to intensify. In addition, there recently have been certain large acquisitions of ISPs by multinational telecommunications companies seeking to offer a more complete package of telecommunications products to their customers.

          Market Size and Growth.   The domestic Internet service market is
forecast to continue its rapid growth for the foreseeable future. IDC estimates that the U.S. Internet service market's aggregate annual revenues may grow from $3.3 billion in 1996 to $18.3 billion in the year 2000, reflecting a compounded annual growth rate of over 50%. According to IDC estimates, in 1996, business connectivity and value-added services represented approximately 62% of this market.

     Growth in U.S. demand for business connectivity is being driven by a number of factors, including an increase in online market penetration, particularly in the small and medium-sized business segments, and an increase in the number of Internet connections per business. Specifically, IDC forecasts dedicated business connectivity revenues to grow from approximately $1.9 billion in 1996 to $6.7 billion in 2000, representing a compounded annual growth rate of approximately 36%. In addition, as more businesses evolve from establishing an Internet presence to requiring secure connectivity between geographically-dispersed locations, remote access to corporate networks and electronic commerce solutions, the demand for high quality Internet connectivity and value-added services and products should grow. IDC forecasts that value-added services revenues will grow rapidly from $125 million in 1996 to $7.0 billion in 2000, representing a compounded annual growth rate of approximately 174%.

          In Europe, IDC estimates that the total market for Internet access services and products reached $676 million in 1996 with business connectivity and value-added services representing approximately 56% of the market. IDC forecasts the European Internet access and services market to grow at a compound rate of over 70% per annum to approximately $6.1 billion in 2000 with business connectivity and value-added services representing approximately 65% of the market. The Company believes, based on its operational knowledge of and experience in such markets, that the Canadian and Japanese Internet access services and products markets should grow at least at the same rate as the European market.

          Growth in Business Use of the Internet.   Since the commercialization
of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Currently, many businesses are utilizing the Internet as a lower-cost alternative to certain traditional telecommunications services. For example, many corporations are connecting their remote locations using intranets to enable efficient communications with employees, customers and suppliers worldwide, providing remote access for a mobile workforce, reducing telecommunications costs by using value-added services such as IP-based fax and videoconferencing, and migrating legacy database applications to run over IP-based networks. Businesses of all sizes are demanding advanced, highly reliable solutions designed specifically to enhance productivity and improve efficiency. Moreover, businesses are seeking national and global ISPs that can securely and efficiently connect multiple, geographically-dispersed locations, provide global remote access capabilities and offer a full range of value-added services that meet their particular networking needs.

THE PSINET SOLUTION

          PSINet provides high quality IP-based services and products that are tailored to meet the needs of businesses. The Company offers Internet access services ranging from low-cost dial-up connections to high-speed continuous access in the U.S. and nine of the 20 largest international telecommunications markets. The Company also offers a variety of value-added services such as the provisioning of corporate intranets, Web hosting, security, multi-currency electronic commerce solutions and advanced applications which can be bundled with Internet access

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services to provide complete, turnkey solutions. The Company believes that the business market is particularly attractive due to its low customer churn characteristics, relatively low penetration and early stage of development. In addition, the Company believes that within the business access marketplace there is a significant opportunity to upsell to higher service levels and provide additional value-added services as businesses grow from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet and corporate intranets for more advanced, mission-critical applications. Further, the Company believes that small and medium sized businesses will continue to seek to outsource certain information technology functions to large full-service ISPs to reduce costs and improve service levels. Moreover, the Company believes that regional and local ISPs will continue to seek business relationships with large, Tier 1 ISPs that enable them to sell Internet connectivity services without making significant investments in facilities.

THE PSINET STRATEGY

          PSINet is focused on rapidly growing its businesses through multiple channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. The principal elements of the Company's business strategy are as follows: (1) pursue internal growth through multiple sales channels; (2) leverage its market position to drive sales of value-added services and products; (3) optimize its network to reduce operating costs; (4) provide superior comprehensive customer service; and (5) accelerate growth through acquisitions. Key elements of the Company's business strategy are summarized below:

 . Pursue Internal Growth Through Multiple Sales Channels. PSINet is pursuing growth opportunities through multiple channels consisting of its direct sales force, a reseller and referral program and strategic alliances. The Company has built a direct sales force, which, as of April 1, 1998, consisted of approximately 200 individuals (almost half of whom are employed outside of the United States) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the needs of targeted business customers. The Company has forged an authorized reseller and referral program with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers, which as of April 1, 1998, consisted of approximately 450 resellers and referral sources in the United States and 449 outside of the United States. This program enables the Company to utilize the sales and marketing resources of its resellers and referral sources to offer PSINet Internet access services and products to a broader and more diverse prospect base. The Company also seeks to establish strategic alliances with selected telecommunications carriers, such as it has with IXC, which may afford the Company access to the carriers' customer base, offering the Company's IP-based services and products on a private label or co-branded basis thereby enabling these carriers to offer their customers an integrated package of telecommunications and Internet services and products. The Company provides training and ongoing support to the sales representatives of companies with which it has reseller, referral and strategic alliance relationships in order to strengthen the sales representatives' knowledge of the Company's services and products and brand loyalty to PSINet.

 .  Leverage Market Position to Drive Sales of Value-Added Services and Products.
   PSINet intends to market aggressively value-added services and products to its existing account base and prospective business customers. The Company currently offers a number of value-added services that can be bundled with Internet access services to provide complete, turnkey solutions. The Company believes that providing value-added services not only reduces customer churn by increasing customer switching costs but also improves profitability through the sale of higher margin value-added products. Further, the Company believes that businesses will increasingly rely on these value-added products to increase productivity, which will lead to additional service level upgrades and increase customer retention. Currently, approximately 40% of the Company's corporate customer account base uses more than one service. The Company believes that there is a significant opportunity within its existing account base to upgrade service levels and is actively marketing additional services to these accounts. In addition, the enhanced capacity resulting from the Company's acquisition of the OC-48 bandwidth from IXC will enable the Company to offer a wider variety of higher-speed Internet and Internet-related services and products, such as IP-based multimedia voice and video services, which are currently under development.

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 .  Optimize Network to Reduce Operating Costs.   PSINet remains focused on
   reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs. The Company's flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows the PSINet network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. The Company believes that by offering Internet access services to both businesses and other ISPs, it maximizes the utilization of its network infrastructure over both daytime and evening hours. The Company recently enhanced its network significantly by acquiring 20-year noncancellable IRUs in up to 10,000 equivalent route miles of state-of-the-art fiber-based OC-48 network bandwidth across the United States. In addition, the Company recently entered into agreements to acquire IRUs in certain transatlantic fiber optic bandwidth between the United States, the United Kingdom and The Netherlands, representing an important strategic step in its objective to be a leading facilities-based ISP in the international Internet services market.

 .  Provide Superior Comprehensive Customer Service.   PSINet believes that
   superior customer service is a critical element in attracting and retaining customers, and in deriving incremental revenues by selling an expanding array of value-added services and greater bandwidth levels to its business customer base. The Company has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. To ensure consistency in the quality and approach to customer care, both domestic and international technical support associates attend an extensive technical training and certification program. The Company monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service from its NOC in Troy, New York. As part of the Company's international expansion strategy, the Company anticipates adding a fully redundant NOC in Switzerland during 1998 and, subsequently, a third in Asia. In connection with its customer services initiatives, the Company seeks to continuously improve systems that increase productivity and enhance customer satisfaction. The Company is currently in the process of selecting and implementing improved, cost-effective and scaleable billing systems that are designed to provide customers with accurate and easy-to-understand invoicing. By maintaining centralized support services, the Company seeks to increase operational efficiencies and enhance the quality, consistency and scalability of its customer care.

 .  Accelerate Growth Through Acquisitions.   PSINet intends to accelerate its
   growth domestically and expand its presence in key markets internationally by acquiring business-focused ISPs and related businesses and assets. The Company seeks acquisition targets that, once integrated into the Company's existing operations, will be accretive to EBITDA. The Company intends to acquire smaller local or regional ISPs in markets where it has an established POP and can benefit from the increased network utilization and local sales channel. The Company also intends to make strategic acquisitions in markets where it currently does not have a presence or where the Company's current presence would be significantly enhanced. Once an ISP has been acquired, the Company typically integrates the ISP by migrating its customers on to the PSINet network backbone, centralizing the back-office billing and customer care functions and reducing redundant overhead. The Company may also seek to acquire a CLEC and other businesses relating or complementary to the Company's existing business, such as Web hosting or data center companies. The Company currently has no definitive agreements or commitments relating to any material acquisitions. The Company plans to effect future acquisitions through the use of existing cash, cash generated from current operations and from existing and future credit facilities, issuances of shares of its common stock and the net proceeds of the Initial Notes Offering.

PSINET SERVICES

          PSINet offers a broad range of reliable, high-speed Internet access options and related services in the U.S. and international markets at a variety of prices designed to meet the requirements of commercial, educational, governmental and other organizations that link their computers, networks and information servers to, or otherwise seek to benefit from the use of, the Internet. The Company provides Internet solutions to help business and other organizations reduce costs, increase productivity and access new markets. Access options range from dial-up services to high-speed continuous access provided by dedicated circuits. The Company believes that its broad range

                                      -66-
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of competitively priced Internet services and products allows the Company to compete effectively in the Internet access market for corporate and other institutional customers. The Company has recently organized its core operations into three customer-focused business units--Corporate Network Services, Carrier and ISP Services, and Applications and Web Services--in an effort to better align its operations with the needs of the emerging Internet marketplace.

     Connectivity Services.   PSINet offers global connectivity services,
including a variety of dial-up and dedicated access solutions in bundled and unbundled packages, which provide high-speed continuous access to the Internet for businesses' local area networks ("LANs"). The Company provides turnkey configuration solutions encompassing such services as domain name ("DNS") registration, line ordering and installation, IP address assignment, router configuration, installation and management, security planning and management and technical consultation services. All of the Company's connectivity customers receive 24-hours per day, seven-days per week technical support. The Company also offers a full range of customer premise equipment ("CPE") required to connect to the Internet, including routers, Channel Service Units/Data Service Units ("CSU/DSUs"), software, and other products, as needed. Due to its business relationships with a variety of vendors, the Company is able to offer competitive hardware pricing and bundled service offerings to its customers.

 .    Dedicated Access.   PSINet offers a broad line of high-speed dedicated
     connectivity services which provide business customers with direct access to a full range of Internet applications. The Company's flagship access service, InterFrame(R), provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, from 56 Kbps to 10 Mbps. InterFrame is designed to offer comprehensive network security and to help ensure bandwidth availability for priority business applications. The Company believes that the traffic-management advantages of the frame relay technology deployed in its network provide its customers with fully integrated Internet access and improved performance. For higher bandwidth needs, the Company provides its InterMAN(R) access service in major U.S. cities in connection speeds ranging from 1.5 Mbps to 45 Mbps. InterMAN is a turnkey solution in which the Company provides, installs and maintains equipment at the customers' premises. InterMAN affords cost advantages over competitive dedicated access services by utilizing high-speed SMDS and ATM data transmission technologies.

 .    Dial-up Access.   The Company's LAN-Dial(R) dial-up services offer a cost-
     effective, entry-level Internet solution that provides access to the Company's advanced network backbone via ordinary telephone lines. PSINet's LAN-ISDN service provides dial-up access through digital ISDN lines at speeds more than twice those of currently available advanced modems.

     Value-Added Services. PSINet believes that business customers on a worldwide basis will continue to increase their use of the Internet as a business tool and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. The Company offers a variety of value-added services, including intranets, remote access, Web hosting, electronic commerce, collocation, security services, and applications, including fax and electronic mail, designed to meet the diverse networking needs of businesses. In addition, in order to capitalize on its technologically advanced, high-capacity network backbone, the Company intends to continue to develop new IP-based services and products that increase customer use of the Internet, including bandwidth-intensive multimedia services such as voice and video conferencing over the Internet.

 .  Intranets.   The Company's IP-optimized network allows it to create private
   IP networks (known as "intranets" or "virtual private networks") that are designed to securely isolate internal network traffic from public Internet traffic and provide each site on the intranet access to other sites on the intranet as well as to the Internet. The Company's PSI IntraNet(R) service integrates an organization's multiple sites in different countries throughout the world by providing IP connectivity with access speeds ranging from 56 Kbps to 2 Mbps. By combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet provides a turnkey solution for equipment management support and offers significant savings over traditional WAN solutions.

 .  Web Hosting.   The Company provides a line of Web hosting and multimedia
   streaming services that permit companies to market themselves and their products on the Internet without having to invest in

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   technology infrastructure and operations staff. The PSIWeb(R) services are backed by the industry's first 100% uptime guarantee and by the Company's advanced network backbone, which provides highly reliable Internet connectivity. PSIWeb offers options such as complete electronic commerce solutions as well as "TV on the WEB LIVE," a joint service offering from the Company and Gardy McGrath International, which is an end-to-end solution for video broadcasting of live events over the Internet.


 .  Security Solutions.   The proprietary nature of business Internet traffic
   demands protection from unauthorized access. The Company delivers a range of managed security services that were developed in conjunction with certain strategic partners and are backed by the expertise of the Company's Security Planning and Response Team ("SPART"). The Company's RouteWaller(R) service provides cost-effective perimeter defense with sophisticated remote user authentication that helps to ensure that no strategic applications or data can be accessed until the user has proven his or her access clearance. SecureEnterprise(R) is the Company's management service designed to protect enterprises with a full-featured, application-layer firewall.

 . Remote Access. Today's work force increasingly operates outside the traditional office setting. The Company's InterRamp(R) Remote Access service enables mobile personnel to access their corporate network and systems resources using the Internet from over 2,400 POPs in over 150 countries through the Company's strategic relationship with iPass, an international data communications network. In most locations where business is conducted, InterRamp Remote Access offers full Internet access through a local telephone call. As part of InterRamp Remote Access service, the Company provides its customers with a special account management system that enables customers' MIS administrators to control user access and monitor usage statistics.

 . Multi-Currency Electronic Commerce. The Company's PSIWeb eCommerce(SM) service provides a turnkey solution to create and manage "Virtual Storefronts" and is designed to give shoppers the ability to make secure purchases in thei local currency using the Web. PSIWeb eCommerce integrates payment systems engineered for security with virtual store technology, through alliances with CyberCash, Inc. and Mercantec, Inc., to facilitate a seamless shopping experience. In addition, PSIWeb Worldpay(SM) provides a cost-effective electronic commerce solution for selling goods and services to an international audience. Developed in association with Worldpay Ltd., an electronic commerce transaction clearing house, and National Westminster Bank PLC, PSIWeb Worldpay enables customers around the world to make real-time purchases using the Web in over 100 currencies.

 .  Collocation.   The Company's PSIWeb Co-Locate(SM) service enables
   companies to house business-critical servers in secure off-site facilities with improved bandwidth management and reliable connections. Collocation facilities are situated on the highest bandwidth portions of the Company's infrastructure in order to facilitate optimal performance and high-speed capabilities.

 . Faxing. Since a significant portion of telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. The Companys InternetPaper(SM) service supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, thereby significantly reducing transmission costs.

 .  Electronic Mail.   PSIMail(SM) enables customers to outsource their e-mail
   service and its management to the Company's highly trained systems administrators and support staff. For a minimal monthly fee, the Company establishes accounts, manages the servers and provides full accessibility to e-mail for its customers while saving them the investment in additional servers and staff.

     Carrier and ISP Services.   In 1996, to maximize utilization of its
network, PSINet formed its Carrier and ISP Services business unit to provide dial-up Internet access to telecommunications carriers and consumer-based ISPs whose customers typically access the network during evening hours when business use tends to be minimal. The Company has recently expanded this business unit to offer peering and transit services to telecommunications carriers and other ISPs and to offer its connectivity and value-added services for resale, on a private label basis, to larger telecommunications carriers and other ISPs that require high quality business services and products to

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enhance their product portfolio. Through such services, which the Company expects will be further expanded as a result of the increased network capacity provided by its recent acquisition of OC-48 bandwidth from IXC, the Company has the opportunity to significantly increase its distribution channel.

 . Consumer Dial-up Access. The Company provides dial-up access to consumer-oriented ISPs enabling them to expand their geographic reach and network capacity by purchasing from the Company access to the Company's IP-optimized network through 269 POPs in the United States and Canada. The Company offers programs that provide smaller ISPs the opportunity to increase their user base over time and provide larger ISPs the opportunity to cost-effectively manage their rapid growth.

 . Peering and Transit. In order to support the exchange of information between ISPs, which is critical to the effective operation of the Internet, the Company offers free private peering for all U.S.-based ISPs. Private peering allows other ISPs' traffic to directly reach the Company's customers, which improves network performance and, the Company believes, thereby promotes customer satisfaction. Furthermore, the Company offers, for a fee, transit service, which allows an ISP to transfer traffic through the Company's network to another ISP. Transit service enables ISPs to reduce their data communications expense by leasing network utilization from the Company in lieu of leasing point-to-point circuits from other telecommunications providers.

 . Commercial Private Label Services. For companies with which PSINet has strategic alliances, such as IXC, the Company provides its market-tested services on a private label basis. This allows these companies to market and resell the Company's services under their own brand while leveraging the Company's nationwide network and expertise in service delivery. The Company assists in training the sales and support staffs of these companies and provides technical support to facilitate their resale efforts.

          Services and Product Development. As part of PSINet's ongoing efforts to develop IP-based services and products that enable businesses to take maximum advantage of their corporate networks and the Internet, PSINet has continually invested in service and product development programs. Since its inception, the Company has introduced to the Internet marketplace several major new services, including the first LAN-based dial-up TCP/IP access service, the first managed Internet security service, the first ISP electronic commerce service and the first ISP intranet service. Major services and products currently under development include multimedia services, such as voice and video conferencing over the Internet, and higher speed connectivity services.

PSINET'S NETWORK

          Overview.   PSINet owns and operates an international, high capacity,
IP-optimized network which, as of March 1, 1998, was comprised of 400 POPs, of which 234 were within the United States and 166 were located throughout Canada, Europe and Japan. The Company's network design enables customers to access the Internet through dedicated connections or by using a modem to call locally and connect to the nearest Company POP. The Company remains focused on reducing costs by maintaining a scaleable network and increasing utilization and control of strategic assets, such as telecommunications bandwidth through IRUs. The PSINet IRUs acquired from IXC, which will increase the Company's network capacity by 50 times, and a transatlantic IRU, which the Company has recently entered into an agreement to acquire, are expected to decrease the Company's per unit cost of backbone circuits by up to 90% compared with leasing similar capacity.

          Network Infrastructure.   PSINet has engineered an IP-optimized
network by integrating advanced Internet routers with high-speed frame relay switching equipment that is compatible with ATM, ISDN, and SMDS transmission technologies. The Company has planned for growth by ensuring that the network is scaleable, flexible, fault tolerant, open standards-based and remotely manageable.

 .    Scaleable.   PSINet's flexible, multi-layer network architecture utilizes a high-speed switching fabric which enables the Company to grow the number of POPs and the number of users served in an incremental manner that matches investment with demand. The network's scalability extends beyond the currently installed base of 400 POPs to allow for growth to 2,000 POPs without fundamental design changes.

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 .    Flexible.   PSINet's network architecture consists of an Internet routing infrastructure overlaid upon a fast packet switching fabric that enables the Company to provide reliable, high-speed connections and provides its customers the ability to manage bandwidth by type of application and to accommodate applications that are delay-sensitive. The Company is able to use its flexible network architecture in concert with its remote monitoring capability to accommodate changing customer usage patterns and patterns of traffic that, if left unmanaged, could otherwise degrade network performance.

 .    Fault Tolerant. Redundancy and adaptive technology in PSINet's network reduces the impact of isolated failures on the customer's experience. Adaptive technology incorporated into the Company's Internet router infrastructure compensates automatically for circuit failures that might otherwise interrupt the flow of customer traffic. Key switching and router elements are redundantly configured to further reduce the impact of individual component failures. In addition, the Company has an uninterruptible power supply at each POP, limiting the impact of local power outages on the Company's network.

 .    Open. PSINet's network is based on the open internetworking protocol standard TCP/IP and on relevant international standards relating to transmission and modulation technologies. The Company is able to install a variety of equipment types and capacities without impacting network interoperability. As a result, the Company's network can be upgraded incrementally and benefit from multi-vendor supply strategies.

 .    Manageable. From its NOC, the Company is able to monitor the network remotely, perform network diagnostics and equipment surveillance, and initialize customers. As a result of the Company's network architecture and its experience in Internet network management, these tasks can be performed remotely regardless of POP location or network status. This capability allows the Company to respond quickly to network problems and to control costs associated with on-site network configuration and repair.

          Domestic Growth. As part of PSINet's ongoing efforts to control strategic assets and further expand and enhance its network, the Company recently acquired from IXC 20-year IRUs in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth across the United States. The PSINet IRUs, upon acceptance of the corresponding bandwidth, will increase the Company's network capacity by approximately 50 times, thereby enabling the Company to offer a wider variety of higher-speed Internet and Internet-related services and products to a larger customer base. The Company expects to accept its first portion of the bandwidth, approximately 5,000 route miles of OC-12 (equivalent to 1,250 route miles of OC-48) connecting New York and Los Angeles (and certain major cities in between), in the second quarter of 1998 with full delivery anticipated to be completed no earlier than the first quarter of 2000 and no later than the first quarter of 2001. The Company expects to make use of its current equipment infrastructure when the first deliveries of bandwidth from IXC are accepted and intends to continue to evaluate and implement technologies, such as SONET, as additional capacity is delivered. In key geographically-dispersed cities along the configuration of the OC-48 bandwidth (e.g., Atlanta, Chicago, Dallas, Los Angeles and Washington, D.C.), the Company plans to build 5,000-10,000 sq. ft. data center facilities specifically designed for application hosting, collocation services and high capacity access to the Company's network, including peering and transit connectivity and modems for dial-up access. The Company is also investing in PRI circuits, which provide dial-up access to its POPs, in order to increase the capacity available for its consumer-oriented ISP customers. The Company anticipates that it will significantly increase its dial-up capacity in 1998 as a result of this investment in PRIs, which the Company believes will enhance revenue growth in its Carrier and ISP Services business unit. Approximately 60% of the Company's current dial-up capacity is accessible at 56Kbps modem speeds and the Company plans to upgrade its remaining dial-up capacity to 56 Kbps. All newly deployed modems will support this technology. PSINet may use the bandwidth acquired from IXC for the provision of Internet services and is subject to restrictions on certain other uses of the bandwidth. See "Strategic Alliance with IXC--Certain Restrictions on Use and Transfer of Bandwidth." The Company is also considering the financial, regulatory and operational implications of becoming or acquiring a CLEC in certain selected cities.

          International Expansion. PSINet believes that the market for Internet services outside of the U.S. will grow more rapidly than the U.S. market over the next few years. Therefore, the Company expects to expand its network in Canada, Mexico, Europe and Asia, as well as in other select international markets, and to acquire fiber-based IRUs in these regions to support demand growth and reduce costs. The Company is targeting cities with a high concentration of businesses for international expansion with the objective, over the long-term, of providing

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local access to its services and products to 70% of the businesses in those cities. The Company recently entered into an agreement to acquire an IRU in transatlantic network bandwidth and expects to acquire IRUs for bandwidth in Canada and for bandwidth throughout Europe within the next two years. The Company also continues to evaluate alternatives for transpacific IRU capacity.

          Peering Arrangements. PSINet maintains peering relationships with national, regional and local ISPs by either private peering with the ISPs or by participation in various public peering locations, known as network access points ("NAPs"). As of March 1, 1998, the Company maintained more than 1,500 Mbps (1.5 Gbps) of peering connectivity with 16 private agreements and 10 NAP connections strategically placed throughout the United States, the UK, Canada, Japan and Europe. Recently, certain companies that have previously offered peering have cut back or eliminated peering relations and are establishing new, more restrictive criteria for peering. The Company expects that, due to its offering of peering with any of the estimated 4,000 ISPs in the United States without settlement charges, it will substantially increase the number of ISPs with which it peers over the next two years. The Company believes that by entering into direct peering relationships with a large number of ISPs, the Company's business customers will receive better service and the highest quality network performance.

          Global Network Management. PSINet believes that it offers superior network management capabilities which enhance the Company's customer satisfaction. The Company has established a 24-hours per day, seven-days per week NOC in the United States that allows for continuous monitoring of the Company's international network, managing of traffic, and customer problem resolution. Back-up operating facilities manned by trained personnel are available at the Company's offices in Herndon, Virginia and Cambridge, England in the event the U.S. NOC experiences service interruptions or other difficulties. PSINet is building its European Technical Center ("ETC") in Switzerland as a second NOC with global capabilities equivalent to those in the U.S. NOC. Furthermore, the Company anticipates that as it expands its presence in Asia it will construct a third NOC in that region.

SALES AND MARKETING

          PSINet has built a multi-channel sales and marketing infrastructure in an effort to respond effectively to the growing opportunities in the business Internet market. The Company seeks to attract and retain customers by offering its services and products through its direct sales force and its authorized reseller and referral program and by seeking to forge strategic relationships with selected telecommunications carriers. The Company believes that this multi-channel approach will enable it to utilize the technical skills and experience of its direct sales force to penetrate the Company's targeted customer base while utilizing the potentially greater sales and marketing resources of the resellers, referral sources and companies with which the Company has strategic alliances to offer PSINet services and products to a broader and more diverse potential customer base.

          Direct Sales.   PSINet has built a direct sales force, which, as of
April 1, 1998, consisted of approximately 200 individuals (almost half of whom are employed outside of the United States) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the critical needs of targeted business customers. Direct sales tactics include direct contacts with targeted ISPs and potential significant corporate accounts by the Company's sales representatives and systems engineers, inbound and outbound telemarketing, direct mail efforts, seminars and trade show participation. The Company has developed programs to attract and train high quality, motivated sales representatives that, in addition to having strong Internet technical skills and knowledge of potential applications of the Internet, have consultative sales experience. These programs include technical sales training, consultative selling technique training, sales compensation plan development and sales representative recruiting profile identification. Sales representatives from the Company's U.S. and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

          Reseller and Referral Program.   PSINet has forged an authorized
reseller and referral program with selected telecommunications service companies, equipment suppliers, networking service companies, systems integrators and computer retailers. This program, through which the Company has established, as of April 1, 1998, approximately 450 formal and informal arrangements in the United States and 449 outside of the United States, affords the Company an indirect distribution mechanism in its targeted markets and is designed to enable the Company to utilize the potentially greater sales and marketing resources of the resellers and referral sources to offer PSINet services and products to a broader and more diverse potential customer base. Participants in the Company's reseller and referral program include Ascend Communications, Inc., a manufacturer and developer of telecommunications equipment, CompUSA, a computer equipment and software retailer, and XLConnect Solutions, Inc., a provider of computer networking consulting services. The Company provides training and ongoing support to the sales representatives of companies with which it has reseller and referral relationships in order to strengthen the sales representatives' knowledge of the Company's services and products and brand loyalty to PSINet. The Company believes that the reseller and referral program has enabled the Company to achieve greater market reach with reduced overhead costs and to use the reseller and referral sources to assist in the delivery of complete solutions to meet customer needs. The Company has a team of 13 individuals who pursue reseller and referral arrangements for PSINet.

          Strategic Alliances.   In 1997, PSINet launched its strategic alliance
program, pursuant to which it seeks to establish strategic alliances with selected telecommunications carriers which may afford the Company access to recurring revenue from the carriers' customer base, while enabling the carriers to offer their customers an integrated package of telecommunications and Internet services and products. The Company believes that these strategic alliances may facilitate the cost-effective acquisition of business customers and increase the Company's network utilization. IXC is the first telecommunications carrier with which PSINet has entered into a strategic alliance and the Company presently is pursuing other strategic alliance opportunities. See "Strategic Alliance with IXC." It is anticipated that, in most cases (such as IXC), the companies with which the Company has strategic alliances will offer PSINet services and products on an unbranded or co-branded basis or under only their own trademark. As with the reseller and referral program, the Company provides training and ongoing support to the sales representatives of companies with which it has strategic alliances in order to strengthen the sales representatives' knowledge of the Company's services and products and brand loyalty to PSINet.

          Marketing.   PSINet's marketing program is intended to build national
and local strength and awareness of the PSINet brand. The Company uses radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for the Company's direct sales team and companies with which the Company has resale, referral or strategic alliance relationships. The Company's print advertisements are placed in trade journals and special-interest publications. The Company employs public relations personnel in-house and works with an outside public relations agency to provide broad coverage in the Internet and computer networking fields. The Company also attempts to create brand awareness by participating in industry trade shows such as Networld, Interop, InterNet World and COMDEX, based on the size and vertical makeup of the trade show audience, and relationships with industry groups and the media. The Company also uses direct mailings, telemarketing programs, Web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. The Company attempts to retain its customers through active and responsive customer support as well as by continually offering new value-added services.

CUSTOMERS

          The Company had, as of March 1, 1998, approximately 32,700 business customers, including 51 ISP customers. The Company's customers include businesses in the aerospace, finance, communications, computer data processing and related industries, governmental agencies and educational and research institutions as well as other ISPs pursuant to the Company's recently formed Carrier and ISP Services business unit. The following is a list of certain business customers in each of nine selected industry groups to which the Company provided Internet access and related services in February 1998:

AEROSPACE AND DEFENSE                         COMPUTER & DATA SERVICES
Boeing Company                                Automatic Data Processing, Inc.
Lockheed Martin Corporation                   Computer Sciences Corporation
Northrop Grumman Corporation                  Dun & Bradstreet Corp.
                                              Microsoft Corporation
                                              Oracle Corporation
                                              Unisys Corp.

AIRLINES                                      ELECTRONICS
AMR/The Sabre Group                           Applied Material, Inc.
Continental Airlines, Inc.                    Intel Corporation
Trans World Airlines, Inc.                    Litton Applied Technology
United Airlines, Inc.                         Motorolo, Inc.
                                              Westinghouse Electric Corporation

BANKS                                         INSURANCE
Bankers Trust New York Corporation            Cigna Corporation
Chase Manhattan Bank                          Prudential Corporation
First Chicago NBD Corporation                 Travelers Group Inc.
First Union Corporation
Wells Fargo Bank NA

BROKERAGES/FINANCE                            ISPS
American Express Company                      Earthlink Network, Inc.
Donaldson, Lufkin & Jenrette                  Mindspring Enterprises, Inc.
  Securities Corporation                      IDT Corporation
Federal National Mortgage Association         WebTV Networks, Inc.
Lehman Brothers Inc.
Merrill Lynch & Co.
Morgan Stanley Dean Witter Discover & Co.
Paine Webber Incorporated
Salomon Smith Barney Inc.

COMPUTERS
Apple Computer, Inc.
Digital Equipment Corporation
Hewlett-Packard Company
Quantum Business Engineering
Sun Microsystems, Inc.

CUSTOMER SUPPORT


          High quality customer service and support is critical to the Company's objective of retaining and developing its customers. The Company has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. The Company's technical support group consists of over 90 individuals, over 80% of whom have college-level or technical education. To ensure consistency in the quality and approach to customer care, both domestic and international associates attend an intensive technical training and certification program at the Company's U.S. NOC. The Company's U.S. NOC monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service. The Company's customer support group utilizes a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues. Network operations can remotely service customer connections to the Company's network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of the Company's international expansion strategy, the Company anticipates adding a fully redundant NOC in Switzerland during 1998 and, subsequently, a third in Asia. In connection with its customer care initiatives, the Company seeks to continuously improve systems that increase productivity and enhance customer satisfaction. The Company has recently reengineered its customer care program to address the complex needs of its business customers and is scaling its customer care resources to keep pace with projected increases in customer requirements. By maintaining centralized support services, the Company seeks to increase operational efficiencies and enhance the quality, consistency and scalability of customer care. The Company is currently in the process of selecting and implementing high quality, cost-effective and scaleable billing systems to replace its existing systems in order to provide customers on a global basis with uniform and easy-to-understand invoicing.

COMPETITION

          The market for Internet access and related services is highly competitive. The industry has relatively insignificant barriers to entry and numerous entities competing for the same customers. The Company expects that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and, to a lesser extent, on-line service providers. The Company believes that the primary competitive factors for the provision of Internet services are quality of service, reliability, price, technical expertise, ease of use, variety of value-added services, quality and availability of customer support, experience of the supplier, geographic coverage and name recognition. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

          ISPs.   According to industry sources, there are over 4,000 ISPs in the United States and Canada as of December 31, 1997, consisting of national, regional and local providers. The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc. ("UUNet"), Bolt, Beranek & Newman, Inc. ("BBN") and NETCOM On-Line Communications Services, Inc. ("Netcom"), each of which, as described below, has recently been acquired by larger telecommunications companies. While the Company believes that its level of customer service and support and target market focus distinguish it from these competitors, many of these competitors, because they are owned by larger telecommunications companies, have greater market share, brand recognition, and financial, technical and personnel resources than the Company. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

          Telecommunications Carriers.   The major long distance companies (also
known as interexchange carriers or IXCs), including AT&T Corporation ("AT&T"), MCI Communications Corp. ("MCI"), and Sprint Corporation ("Sprint"), offer Internet access services and compete with the Company. The recent reforms in the federal regulation of the telecommunications industry have created greater opportunities for ILECs, including the RBOCs and other competitive CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration by ILECs and CLECs through acquisitions or joint ventures with and the wholesale purchase of connectivity from ISPs. The WorldCom, Inc. ("WorldCom")/MFS Communications, Inc. ("MFS")/UUNet consolidation (and WorldCom's pending acquisition of MCI), GTE Corporation's ("GTE") recent acquisition of BBN and the recent acquisition by ICG Communications, Inc. ("ICG") of Netcom are indicative of this trend. Accordingly, the Company expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases.

          Cable Companies, Direct Broadcast Satellite and Wireless
Communications Companies.   Many of the major cable companies have announced
that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc. and Tele-Communications, Inc. ("TCI") have recently announced trials to provide Internet cable service to their residential customers in select areas. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also recently have been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' announcement that it will provide high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s ("CAI Wireless") announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; and WinStar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers.

          On-line Service Providers.   The dominant on-line service providers,
including Microsoft Network, America Online, Incorporated ("America Online") and Prodigy, Inc. ("Prodigy"), have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. While Compuserve recently announced it also will target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

          The Company believes that its ability to attract business customers and to market value-added services are keys to its future success. However, there can be no assurance that its competitors will not introduce comparable services or products at similar or more attractive prices in the future or that the Company will not be required to reduce its prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, there can be no assurance that more of the Company's competitors will not shift their focus to attracting business customers, resulting in even more competition for the Company. There can be no assurance that the Company will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

          The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others.

REGULATORY MATTERS

          In recent years, there have been U.S. and foreign legislation and other initiatives to impose criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet as well as on entities knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers such as the Company.

          Recent FCC regulations may increase competitive activity in the Internet access industry by RBOCs and other companies. The 1996 U.S. Federal telecommunications legislation contains certain provisions which allow the RBOCs to provide electronic publishing of information and databases under certain conditions, which conditions have been successfully challenged in federal district court. These regulations and legislation may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, results of operations and financial condition.

          The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company presently is considered an enhanced services provider and, therefore, is not currently subject to direct regulation or access charges imposed by the FCC or any other agency for such operations, other than regulations applicable to businesses generally. The FCC is currently reviewing its regulatory position on the usage of the basic network and communications facilities by ISPs. Changes in the regulatory structure and environment affecting the Internet access market could result in increased costs being imposed on the Company.

          In addition, the Company's wholly-owned subsidiary, PSINet Telecom Limited, has received a license to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. Further, the Company is also considering the financial, regulatory and operational implications of becoming or acquiring a CLEC in certain selected cities. As a result, it is also possible that the Company could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities, as a provider of domestic basic telecommunications services, particularly competitive local exchange services.

          As a general matter, the FCC has chosen not to exercise its statutory power to closely regulate non-dominant carriers. Nevertheless, non-dominant carriers are subject to complaints for failure to comply with statutory requirements or agency regulations or rules. International non-dominant carriers must maintain tariffs on file with the FCC. Regulation of CLECs occurs both on a federal and state level, however, CLECs are also considered non-dominant and subject to relaxed regulatory requirements. The Company cannot predict the impact, if any, that future regulation may have on its business.

EMPLOYEES

          As of March 1, 1998, the Company had approximately 922 full-time employees (553 in the United States and 369 outside of the United States), including approximately 391 in data communications and operational positions, 322 in sales and marketing and 209 in general and administrative positions. The Company believes that its relations with its employees are good. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement and the Company has never experienced a work stoppage.

PROPERTIES

          PSINet's principal administrative, operational and marketing and sales facilities total approximately 50,280 square feet and are located in an office park in Herndon, Virginia. The Company occupies 36,080 square feet of this space under two leases which expire in September 2003 and include five-year renewal options. Additionally, 14,200 square feet is occupied pursuant to a lease which expires in February 1999. The Company also leases approximately 15,000 square feet of office space in a second office park located in Herndon, Virginia, approximately 48,480 and 13,500 square feet of office space in two office parks located in Reston, Virginia and approximately 23,760 square feet of office space for its network operations center in Troy, New York. The Company leases regional sales and field support offices in Santa Clara, California; E1 Segundo, California; Orlando, Florida; Tampa, Florida; Norcross, Georgia; Chicago, Illinois; New York, New York and Dallas, Texas.

          The Company's Canadian subsidiary leases approximately 24,000 square feet and 5,600 square feet in Toronto, Canada under two separate leases which expire in December 2004 and October 2000, respectively. The Company's recently acquired iSTAR subsidiary leases approximately 79,128 square feet in various cities across Canada, including 21,870 square feet in Ottawa under a lease which expires in October 2005 and 11,890 square feet in Toronto under a lease which expires in January 2006. Additionally, iSTAR has operations in leased facilities in Montreal, Dartmouth, Halifax, Vancouver, Calgary, Edmonton and Winnipeg, Canada. The Company's subsidiary in the United Kingdom leases approximately 13,200 square feet in Cambridge, England under a lease which expires in September 2005. The Company's subsidiary in Japan leases approximately 7,100 square feet in Tokyo, Japan under a lease which expires in May 2000. The Company's principal European administrative, operational, marketing and sales facilities total approximately 3,900 square feet and are located in Nyon, Switzerland. Additionally, the Company has European operations in leased facilities in Brussels, Belgium, Velizy, France, Ismaning, Germany and Amsterdam, The Netherlands.

          The Company leases or is otherwise provided with the right to utilize space in various geographic locations to provide an operational facility for certain of its POPs.

          The Company believes that these facilities are adequate for its current needs and that suitable additional space, should it be needed, will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS

          From time to time, the Company has been involved in certain disputes and threatened with or named as a defendant in lawsuits and administrative claims. Certain of such disputes, lawsuits and threatened litigation include claims asserting alleged breach of agreements and certain of them relate to relatively novel or unresolved issues of law arising out of or relating to the developing nature of the Internet and on-line services industries. See "Risk Factors--Potential Liability for Information Disseminated through Network; Regulatory Matters."

          On November 25, 1997, Chatterjee Management Company ("Chatterjee") initiated arbitration proceedings against the Company before the International Chamber of Commerce, Court of Arbitration, in London, England, with respect to a joint venture agreement dated as of September 19, 1996 previously entered into by Chatterjee and the Company. As previously disclosed by the Company in various filings with the Commission, on September 19, 1996, the Company and Chatterjee signed an agreement pursuant to which the Company and an investment group led by Chatterjee would establish a joint venture for the purpose of building an Internet network across Europe and providing Internet-related services in Europe. Such investment group was to invest up to $41 million in the joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented implementation of it. Instead, they sought, for several months, to negotiate a direct investment in the Company by Chatterjee in lieu of the prior agreement. Those negotiations were not successful.

          In the arbitration proceeding, Chatterjee has now alleged that the Company breached the joint venture agreement by repudiating its obligations under the agreement and by breaching a covenant not to compete. In the arbitration, Chatterjee requests an award declaring that the agreement is still valid and binding upon the parties and that the Company stands in breach of the agreement, directing the Company to specifically perform its obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25 million, awarding Chatterjee profits that the Company has earned or stands to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorneys' fees, and interest on the award of damages. The Company believes that Chatterjee's claims are without merit and intends vigorously to defend itself in the arbitration.

          In addition, the Company from time to time receives communications from third parties asserting alleged infringement of patents, trademarks and service marks of others. Although there is currently no material litigation arising out of any alleged infringement of patents, trademarks or service marks, there can be no assurance that litigation will not be commenced regarding these or other matters.

          The Company is not involved in any other legal proceedings which the Company believes would, if adversely determined, have a material adverse effect upon its business, financial condition or results of operations. There can be no assurance whether these matters will be determined in a manner which is favorable to the Company or, if adversely determined, whether such determination would have a material adverse effect upon the Company's business, financial condition or results of operations.

                                   MANAGEMENT

          The following sets forth certain information concerning the directors and certain executive officers of the Company.

NAME                                             AGE                      TITLE
----                                             ---                      -----
SENIOR EXECUTIVE OFFICERS:
William L.  Schrader(1)(3).....................   46  Chairman of the Board of Directors, President and
                                                        Chief Executive Officer (Founder)
Harold S.  Wills...............................   56  Executive Vice President, Chief Operating Officer
                                                        and Director
David N.  Kunkel...............................   55  Senior Vice President, General Counsel, Secretary
                                                        and Director
Edward D.  Postal..............................   42  Senior Vice President and Chief Financial Officer
John J.  Chidester.............................   39  Senior Vice President, U.S. Sales and Marketing

CERTAIN VICE PRESIDENTS:
James R.  Davin................................   41  Vice President and Chief Technical Officer
Mark S.  Fedor.................................   34  Vice President, Engineering
Harry G.  Hobbs................................   44  Vice President, Customer Administration
Volker Kleinn..................................   58  Vice President, European Operations
John F.  Kraft.................................   46  Vice President, Carrier and ISP Services
Mitchell Levinn................................   38  Vice President, Network Operations
Michael Mael...................................   41  Vice President, Application and Web Services
Michael J.  Malesardi..........................   37  Vice President and Controller

NON-EXECUTIVE DIRECTORS:
William H.  Baumer(1)(2)(3).....................  65  Director
Ian P.  Sharp(2)................................  66  Director
Ralph J.  Swett(1)..............................  63  Director
William A.  Wilson(2)(3)........................  52  Director

_____________________________
(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.
(3)  Member of Financing Committee.

          WILLIAM L. SCHRADER is the founder of the Company and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception. Prior to forming the Company, Mr. Schrader served as President and Chief Executive Officer of NYSERNet Inc., a provider of data networking services in New York State ("NYSERNet"), from January 1986 to December 1989. Mr. Schrader also was a co-founder, and, from May 1984 until February 1987, served as Executive Director of the Cornell Theory Center, a National Science Foundation supercomputer center. Mr. Schrader's term of office as a director of the Company expires in 1999.

          HAROLD S. WILLS has served as a director and Executive Vice President and Chief Operating Officer of the Company since April 1996 and as Acting Chief Financial Officer of the Company from April 1996 to October 1996. Mr. Wills served as Chief Operating Officer of Hospitality Information Networks, Inc., a provider of information services for the hospitality industry, from July 1995 through January 1996. Mr. Wills also held various positions including, Managing Director, International Computer Services, Technical Service Director and Sales Director of Granada Group PLC, a computer services provider, from September 1991 through September 1995. Mr. Wills's term of office as a director of the Company expires in 1998.

          DAVID N. KUNKEL has served as Senior Vice President of the Company since September 1996, as a director and Secretary of the Company since September 1995, as Vice President of the Company since July 1995 and as General Counsel of the Company since June 1995. Mr. Kunkel also served as Vice President of International Operations of the Company from April 1996 to September 1996 and as Senior Counsel to Nixon, Hargrave, Devans & Doyle LLP, outside counsel to the Company, from July 1995 through December 1995. Prior to July 1995, Mr. Kunkel was a partner with the law firm of Nixon, Hargrave, Devans & Doyle LLP for 16 years and served as outside counsel to NYSERNet from 1986 until 1989 and to the Company from its inception until July 1995. Mr. Kunkel's term of office as a director of the Company expires in 1999.

          EDWARD D. POSTAL has served as Senior Vice President and Chief Financial Officer of the Company since August 1997 and served as Vice President and Chief Financial Officer of the Company since October 1996. Prior to joining the Company, Mr. Postal served as Senior Vice President, Chief Financial Officer and a director of The Hunter Group, Inc., a systems integration consulting firm, from March 1995 to October 1996, as Vice President and Chief Financial Officer of The Wyatt Company, an international employee benefits and human resources consulting firm (currently Watson Wyatt Worldwide), from December 1991 to October 1994 and as controller/treasurer of The Wyatt Company from November 1985 to December 1991. From 1981 to November 1985, Mr. Postal served in various financial management positions at Satellite Business Systems, a satellite communications company acquired by MCI in 1985, and, prior thereto, held various positions at Touche Ross & Co. (currently Deloitte & Touche LLP).

          JOHN J. CHIDESTER has served as Senior Vice President of the Company since November 1997. Prior to joining the Company, Mr. Chidester served as Vice President Enterprise Management Services of MCI Systemhouse, Inc., a systems integration, consulting and technology deployment company, from March 1997 to November 1997, as Executive Vice President Sales and Marketing of XLConnect Solutions, Inc., a systems integration company, from March 1996 to January 1997, and as Vice President Sales of MCI from 1980 to March 1996.

          JAMES R. DAVIN has served as Vice President and Chief Technical Officer of the Company since February 1997. From January 1995 until February 1997, Mr. Davin held various positions with the Company, including Assistant Director of Engineering, Assistant Director of New Product Development and Senior Scientist. Prior to joining the Company, Mr. Davin served as a member of the technical staff of Bell Communications Research Inc., a telephone engineering and consulting company, from August 1992 to January 1995, as a member of the research staff at the Massachusetts Institute of Technology from June 1988 to August 1992 and as an engineer for Proteon Inc., a provider of network access solutions, from February 1987 to June 1988.

          MARK S. FEDOR has served as Vice President, Engineering of the Company since February 1997. From November 1989 until February 1997, Mr. Fedor held various positions with the Company, including Director of Engineering.

          HARRY G. HOBBS has served as Vice President, Customer Administration of the Company since September 1997. Prior to joining the Company, Mr. Hobbs served as Vice President, Customer Care for American Personal Communications, LP, a provider of wireless communications services and an affiliate of Sprint Spectrum, from February 1995 to August 1997. Prior thereto, Mr. Hobbs served in various positions in the Customer Service, Operations and Large Account Support groups at MCI, including Vice President, Global Customer Service from September 1993 to February 1995, Director, Operations from March 1992 to February 1995 and Director, Large Account Group from November 1990 to March 1992.

          VOLKER KLEINN has served as Vice President, European Operations of the Company since April 1997. Prior to joining the Company, Mr. Kleinn was employed as a free-lance consultant advising a U.S.-based virtual reality software company in establishing business operations in Europe from January 1997 to April 1997 and served as Vice President Europe of Sense8, a U.S.-based virtual reality software company, from January 1996 to December 1996. Prior thereto, Mr. Kleinn was employed as a free-lance consultant advising several Swiss and French software companies from July 1995 to December 1995, served as President of Megalon S.A., a Swiss software publishing company, from February 1994 to June 1996 and served as Vice President Europe of Autodesk, Inc., a leading supplier of various software products, from February 1990 to January 1994.

          JOHN F. KRAFT has served as Vice President, Carrier and ISP Services of the Company since December 1997, served as Vice President, Wholesale Network Services of the Company from July 1997 to December 1997 and was the General Manager of Wholesale Network Services of the Company from July 1996 to July 1997. Prior to joining the Company, Mr. Kraft served as a Director of Sales of the Mid-Atlantic Division of MCI Business Services, a unit of MCI, from February 1986 to July 1997.

          MITCHELL LEVINN has served as Vice President, Network Operations of the Company since February 1995. Prior thereto, Mr. Levinn had been Director of Operations of the Company since its inception. Prior to joining the Company, Mr. Levinn served as Director of the Computer Science Laboratory of the Computer Science Department at Rensselaer Polytechnic Institute from June 1985 to December 1990.

          MICHAEL MAEL has served as Vice President, Application and Web Services of the Company since December 1997, served as Vice President, Web Services of the Company from September 1997 to December 1997 and served as General Manager, PSINet Web Business of the Company from May 1997 to August 1997. Prior to joining the Company, Mr. Mael served in various positions in the Business Management and Marketing groups at MCI, including Director, Business Management, Director, Marketing and Director, Strategic Alliances, from February 1992 to May 1997. From July 1990 to February 1992, Mr. Mael was employed as a consultant at Aladdin Partners, an independent management consulting firm.

          MICHAEL J. MALESARDI has served as Vice President and Controller of the Company since July 1997. Prior to joining the Company, Mr. Malesardi served as Director of Financial Administration of Watson Wyatt Worldwide, an international employee benefits and human resources consulting firm ("Watson Wyatt"), from April 1995 to May 1997 and as Controller of Watson Wyatt from February 1992 to April 1995. From September 1982 to February 1992, Mr. Malesardi held various positions at Price Waterhouse LLP, the latest as Senior Audit Manager.

          WILLIAM H. BAUMER has served as a director of the Company since 1993. Mr. Baumer has been a Professor of Philosophy at the University at Buffalo since 1971 and was the Acting Chairman of the Department of Economics at the University at Buffalo from June 1992 until June 1995. Mr. Baumer also served as Treasurer and Vice President of NYSERNet from January 1986 to December 1990 and from December 1989 to December 1990, respectively. Mr. Baumer's term of office as a director of the Company expires in 1998.

          IAN P. SHARP has served as a director of the Company since September 1996. Mr. Sharp is currently retired and was the President and founder of I.P. Sharp Associates, a software development company, from December 1964 through July 1989. Mr. Sharp's term of office as a director of the Company expires in 1999.

          RALPH J. SWETT has served as a director of the Company since February 25, 1998, effective upon the closing of the Company's transaction with IXC as described herein under "Strategic Alliance with IXC." Mr. Swett has served as Chairman of IXC Communications since its formation in July 1992 and served as Chief Executive Officer and President of IXC Communications from July 1992 to October 1997. Prior thereto, Mr. Swett served as Chairman of the Board and Chief Executive Officer of Communications Transmission, Inc. ("CTI") from 1986 to 1992. From 1969 to 1986, Mr. Swett served in increasingly senior positions (Vice President, President and Chairman) of Times Mirror Cable Television ("TMCT"), a subsidiary of Times Mirror and a previous owner of IXC Carrier, and as a Vice President of Times Mirror from 1981 to 1986. Mr. Swett has served as Chairman of IXC Carrier since 1979 and served as its Chief Executive Officer from 1986 to October 1997 and its President from 1991 to October 1997. Mr. Swett has managed communications businesses for the past 26 years. Mr. Swett's term of office as a director of the Company expires in 1998, although, pursuant to the terms of the IRU Purchase Agreement, it is the present intention of the Company to nominate Mr. Swett to stand for re-election to the Company's Board of Directors at its 1998 Annual Meeting of Shareholders for a term expiring in 2000, subject to his earlier resignation if IXC shall no longer own at least 95% of the IXC Initial Shares. See "Strategic Alliance With IXC."

          WILLIAM A. WILSON has served as a director of the Company since September 1996. Since February 1998, Mr. Wilson has served as Vice President, Finance and Chief Financial Officer of XCOM Technologies, Inc., a competitive local exchange carrier. From October 1997 to February 1998, Mr. Wilson served as a consultant to several private companies. From June 1997 to October 1997, Mr. Wilson served as Senior Vice President, Finance and Chief Financial Officer of Computervision Corporation, a software publishing and development company. Prior thereto, Mr. Wilson was Executive Vice President and Chief Financial
Officer of Arch Communications Group, Inc., a wireless messaging company ("Arch Communications"), from June 1996 to June 1997 and was Vice President, Finance and Chief Financial Officer of Arch Communications from January 1989 to June 1996. Mr. Wilson's term of office as a director of the Company expires in 1999.

COMMITTEES OF THE PSINET BOARD

          The PSINet Board has three committees, the Audit Committee, the Compensation Committee and the Financing Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Baumer, Sharp and Wilson.

          The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's Executive Stock Option Plan, Executive Stock Incentive Plan and Strategic Stock Incentive Plan. The current members of the Compensation Committee are Messrs. Baumer, Schrader and Swett.

          The Financing Committee was formed in December 1997. The Financing Committee may authorize and approve debt financings, lease financings and equity financings subject to certain limitations. The current members of the Financing Committee are Messrs. Baumer, Schrader and Wilson.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth in summary form the compensation paid by the Company to its chief executive officer and to each of its four most highly compensated executive officers other than the chief executive officer as of December 31, 1997 for services rendered to the Company in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                    ANNUAL COMPENSATION                            AWARDS
                                            ------------------------------------------           SECURITIES
              NAME AND                                                     OTHER ANNUAL          UNDERLYING            ALL OTHER
         PRINCIPAL POSITION           YEAR  SALARY($)   BONUS(1)($)         COMPENSATION          OPTIONS(#)        COMPENSATION($)
         ------------------           ----  --------    ----------         -------------         -----------        ---------------

William L. Schrader.................  1997   $248,519   $150,000           $ 7,457 (2)                   --             $3,135
 Chairman, President and              1996    194,471      2,438             2,015 (2)                   --              3,135(3)
 Chief Executive Officer              1995    169,104     45,514             6,245 (2)                   --              2,635(3)

David N.  Kunkel(4).................  1997   $299,327   $100,000           $ 6,550 (5)              100,000 (6)         $3,125(7)
 Senior Vice President, General       1996    272,596    103,438            88,474 (8)              251,193 (9)             --
 Counsel and Secretary                1995     77,038    106,323(10)        25,988(11)                   --(12)             --

Harold S.  Wills(13)................  1997   $252,654   $100,000           $ 9,929(14)              250,000(15)         $3,125(7)
 Executive Vice President and         1996    146,154     77,500            30,825(16)              250,000(17)             --
 Chief Operating Officer

Edward D.  Postal(18)...............  1997   $204,077   $ 75,000           $ 6,880(19)               75,000(20)         $3,125(7)
 Senior Vice President and            1996     34,865     60,872                --                  100,000(21)             --
 Chief Financial Officer

Volker Kleinn(22)...................  1997   $164,784   $ 99,557                --                  125,000(21)             --
 Vice President,
 European Operations

____________________
(1) Amounts reported in respect of a particular fiscal year reflect bonuses earned for services rendered in that fiscal year regardless of when paid.

(2) Consists of (i) $5,107 and $6,245 paid to Mr. Schrader with respect to installation of a security system at Mr. Schrader's home in 1997 and 1995, respectively, and (ii) a car allowance of $2,350 and $2,015 in 1996 and 1997, respectively.

(3) Consists of: (i) insurance premiums in the amount of $2,135 paid by the Company in each of 1995, 1996 and 1997 with respect to the proportionate beneficial interest of Mr. Schrader's spouse in an insurance policy on Mr. Schrader's life and (ii) matching contributions made to Mr. Schrader's account under the Company's 401(k) Plan in the amount of $500 in 1995 and in the amount of $1,000 in each of 1996 and 1997.

(4) Mr. Kunkel joined the Company as General Counsel in June 1995. Accordingly, no information is provided for periods prior thereto with respect to Mr. Kunkel.

(5) Consists of (i) payments made to Mr. Kunkel in connection with his relocation as follows: $830 for certain closing costs on the sale of his primary residence and $2,176 for certain carrying costs for his residence pending such sale and (ii) a car allowance of $3,544.

                                               (footnotes continue on next page)

(footnotes continued from prior page)

(6)  Issued pursuant to the Company's Executive Stock Option Plan.

(7) Consists of matching contributions made to the named officer's account under the Company's 401(k) Plan in the years indicated.

(8) Consists of payments made to Mr. Kunkel in connection with his relocation as follows: $52,175 pursuant to an agreement to guarantee Mr. Kunkel a minimum price on the sale of his primary residence and $36,299 for certain carrying costs for his residence pending such sale.

(9) Consists of options issued in connection with a company-wide repricing of certain previously granted options as of April 5, 1996. Does not include options with respect to 18,494 shares granted in February 1996 (with respect to 1995) which were replaced in connection with such repricing or options with respect to 75,000 shares of Common Stock granted in November 1996 which were cancelled as of December 31, 1996 due to failure to satisfy certain vesting conditions.

(10) Includes a signing bonus of $50,000 and a performance bonus of $50,000 paid to Mr. Kunkel pursuant to his employment agreement with the Company.

(11) Consists of payments made to Mr. Kunkel in connection with his relocation as follows: $13,456 for moving expenses, $9,200 for certain closing costs on his new home and $3,332 for installation of a security system at his new home.

(12) Does not include options with respect to 251,193 shares issued under the Company's Executive Stock Incentive Plan pursuant to Mr. Kunkel's employment agreement with the Company which were replaced in connection with a company-wide repricing as of April 5, 1996. See footnote 9 above.

(13) Mr. Wills joined the Company as Executive Vice President and Chief Operating Officer in April 1996. Accordingly, no information is provided for periods prior thereto with respect to Mr. Wills.

(14) Consists of (i) $6,051 paid to Mr. Wills for installation of a security system at his home and (ii) a car allowance of $3,878.

(15) Consists of (i) 200,000 options issued under the Company's Executive Stock Option Plan and (ii) 50,000 options issued under the Company's Executive Stock Incentive Plan.

(16) Consists of (i) payments made to Mr. Wills in connection with his relocation as follows: $15,271 for certain closing costs on his new home and $15,298 for moving expenses and (ii) a car allowance of $256.

(17) Consists of options issued under the Company's Executive Stock Incentive Plan. Does not include options with respect to 100,000 shares of Common Stock granted in November 1996 which were cancelled as of December 31, 1996 due to failure to satisfy certain vesting conditions.

(18) Mr. Postal joined the Company as Vice President and Chief Financial Officer in October 1996. Accordingly, no information is provided for periods prior thereto with respect to Mr. Postal.

(19) Represents a car allowance to Mr.  Postal.

(20) Consists of (i) 38,950 options issued under the Company's Executive Stock Option Plan and (ii) 36,050 options issued under the Company's Executive Stock Incentive Plan.

(21) Issued pursuant to the Company's Executive Stock Incentive Plan

(22) Mr. Kleinn joined the Company as Vice President, European Operations in April 1997. Accordingly, no information is provided for periods prior thereto with respect to Mr. Kleinn.

OPTION GRANTS

          The following table sets forth certain information, as of December 31, 1997, concerning individual grants of stock options made during the fiscal year ended December 31, 1997 to the persons named in the Summary Compensation Table above.

                                              OPTION GRANTS IN 1997
                                                INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE VALUE
                         -------------------------------------------------------------------          AT ASSUMED ANNUAL RATES
                                             PERCENT OF TOTAL                                           OF STOCK APPRECIATION
                       NUMBER OF SECURITIES  OPTIONS GRANTED                                              FOR OPTION TERM
                       UNDERLYING OPTIONS     TO EMPLOYEES         EXERCISE         EXPIRATION       ----------------------------
    NAME                   GRANTED(#)        IN FISCAL YEAR(1)   PRICE ($/SH)          DATE             5%                 10%
    ----               -------------------   -----------------   -----------        ----------       --------           ----------
David N. Kunkel.......   100,000(2)              2.07%              $7.00            03/12/07        $440,226           $1,115,620

Harold S. Wills.......   200,000(2)              4.13%              $7.00            03/12/07        $880,452           $2,231,239
                          50,000(3)              1.03                8.25            10/18/07         259,419              657,419

Edward D. Postal......    38,950(2)               .81%              $7.00            03/12/07        $171,468           $  434,534
                          36,050(3)               .75                8.25            10/18/07         187,041              473,990

Volker Kleinn.........   125,000(3)              2.58%              $5.88            04/23/07        $461,844           $1,170,405

____________________
(1) Based upon total grants of options in respect of 4,841,600 shares of Common Stock made during 1997.

(2) Granted under the Company's Executive Stock Option Plan. Vest monthly over 48 months from the anniversary of the grant, subject to continued employment by the Company on each of such dates.

(3) Granted under the Company's Executive Stock Incentive Plan. Vest monthly over 48 months from the anniversary of the grant, subject to the continued employment by the Company on each of such dates.

          Under each of the Company's Executive Stock Incentive Plan, Executive Stock Option Plan, Directors Stock Incentive Plan and Strategic Stock Incentive Plan, upon the acquisition of beneficial ownership of 30% or more of the Company's outstanding Common Stock by any person other than a wholly-owned subsidiary of the Company or the occurrence of certain other change in control events specified in such plans, including certain mergers, consolidations and transfers of all or substantially all of the Company's assets, all options and stock appreciation rights will become fully exercisable and all restricted stock awards will become immediately vested.

AGGREGATE YEAR-END OPTION VALUES

     The following table provides information concerning the number of unexercised options held by the individuals named in the Summary Compensation Table as of December 31, 1997. Also reported are the values for "in the money" options, which represent the positive spread between the exercise price and the fair market value of the Company's Common Stock as of December 31, 1997.

          AGGREGATED OPTION EXERCISES 1997 AND YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                               SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                                UNEXERCISED  OPTIONS              IN-THE-MONEY OPTIONS
                                                               AT DECEMBER 31, 1997(#)         AT DECEMBER 31, 1997($)(1)
                            SHARES ACQUIRED    VALUE    -------------------------------------  -------------------------
           NAME              ON EXERCISE(#)   REALIZED     EXERCISABLE        UNEXERCISABLE    EXERCISABLE   UNERCISABLE
--------------------------  ----------------  --------  ------------------  -----------------  ------------  ------------
William L. Schrader.......            1,000     $4,275             361,400             65,600    $1,133,935      $231,240
David N. Kunkel...........               --         --             174,359            176,835            --            --
Harold S. Wills...........               --         --             139,583            360,417            --            --
Edward D. Postal..........               --         --              37,972            137,028            --            --
Volker Kleinn.............               --         --              20,833            104,167
                                                                   -------            -------     ---------       -------
                                                                   734,147            844,047     1,133,935       231,240

____________________

(1) Based upon a closing price of $5.125 on December 31, 1997, as reported on The Nasdaq Stock Market.

EMPLOYMENT AGREEMENTS


          The Company has employment agreements with and each of Messrs. Kunkel, Wills, Postal and Kleinn. The Company also has employment agreements with most of its other executive officers other than Mr. Schrader pursuant to which they serve in their respective capacities.

          Mr. Kunkel's employment agreement provides for a five-year term ending in June 2000 and a current annual base salary of $315,000, and also provides for a performance bonus of $100,000 or greater for each of 1997 and subsequent years as determined by the Compensation Committee.

          Mr. Wills's employment agreement provides for a three-year term ending April 1999 and a current annual base salary of $315,000, and also provides for a performance bonus of $75,000 or greater in 1997 and for performance bonuses in subsequent years, subject to achievement of certain performance objectives established by the Company's Chairman.

          Mr. Postal's employment agreement provides for a three-year term ending October 1999 and a current annual base salary of $236,250, and also provides for a performance bonus of $60,000 or greater for each of 1997 and subsequent years as determined by the Compensation Committee.

          Mr. Kleinn's employment agreement provides for a three-year term ending April 2000 and a current annual base salary of SFr. 360,000 (equivalent to $247,176 as of December 31, 1997), and also provides for a performance bonus of SFr. 220,000 (equivalent to $151,052 as of December 31, 1997) in 1997, prorated based upon the number of days Mr. Kleinn was employed by the Company in 1997, and for performance bonuses in subsequent years, subject to achievement of certain performance objectives, as determined by the Company's Chief Operating Officer.

     These employment agreements also provide for standard employee benefits, including, without limitation, participation in the Company's 401(k) plan and bonus plan as well as life, health, accident and disability insurance. These agreements also provide for a 24-month non-competition period. If the Company elects to enforce such non-competition restrictions, these officers are entitled, for a period of 24 months after termination of their employment, to receive their then current base salary and all benefits being provided to them at the time of termination. Options awarded pursuant to these agreements are subject to immediate vesting upon the occurrence of certain change in control events.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the year ended December 31, 1997, the members of the Compensation Committee of the PSINet Board initially consisted of Messrs. Baumer and Schrader and Wade Woodson, who resigned from the PSINet Board effective as of February 25, 1998 after five years of distinguished service to the Company. In May 1997, Mr. Woodson was replaced on the Compensation Committee by Mr. Wilson, who between October 1997 and December 1997, was temporarily replaced on the Compensation Committee by Mr. Sharp. Effective as of February 25, 1998, Mr. Wilson was replaced on the Compensation Committee by Mr. Swett. Mr. Schrader is the Chairman of the PSINet Board, President and Chief Executive Officer of the Company. None of such persons other than Mr. Schrader is an executive officer or employee of the Company.

COMPENSATION OF DIRECTORS

          Directors, other than those who also are employees or consultants of the Company or are serving on the PSINet Board as representatives of a shareholder, receive annual fees of $5,000 and are eligible for awards under the Company's Directors Stock Incentive Plan (the "Directors' Plan"). The Directors' Plan provides for initial option grants with respect to 10,000 shares of Common Stock ("Initial Grants") to be made to each eligible director upon his or her first election to the PSINet Board and, thereafter, for annual grants of options to purchase 2,000 shares of Common Stock to be made to each eligible director who has served on the PSINet Board for at least 12 months. Each of Messrs. Sharp and Wilson received Initial Grants upon their election to the PSINet Board in accordance with the Directors' Plan. In addition, directors who are not also officers of the Company receive fees of $1,000 per day for committee meetings and consultations not in conjunction with a PSINet Board meeting. Directors also are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. The Company has issued to Mr. Baumer warrants to purchase 25,000 shares of Common Stock for $1.60 per share in return for Mr. Baumer's services as a director of the Company. Mr. Baumer also holds warrants to purchase an additional 25,000 shares in return for consulting services rendered to the Company by Mr. Baumer. Each of these warrants became fully vested effective September 9, 1996. Other than these fees and awards and the warrants issued to Mr. Baumer, no member of the PSINet Board receives any fees or other compensation for serving in such capacity.

                              CERTAIN TRANSACTIONS

STRATEGIC ALLIANCE WITH IXC

     General Terms.   In February 1998, the Company acquired from IXC 20-year
noncancellable indefeasible rights of use in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications system within the United States (the "Available System") in exchange for the issuance to IXC of 10,229,789 shares of common stock of the Company, $.01 par value per share (the "Common Stock"), representing approximately 20% of the issued and outstanding Common Stock of the Company after giving effect to such issuance and having an aggregate market value of $78,641,502 based on the closing market price per share of the Common Stock as reported by The Nasdaq Stock Market on such date of $7.6875 (the "IXC Initial Shares"), pursuant to an IRU and Stock Purchase Agreement, dated as of July 22, 1997, between the Company and IXC, as amended (the "IRU Purchase Agreement"). Under the IRU Purchase Agreement, if the fair market value of the IXC Initial Shares (based on the volume-weighted average closing market price per share of the Common Stock as reported by The Nasdaq Stock Market over the 20 trading day period immediately preceding the applicable date of determination) is less than $240 million at the earlier of one year following delivery and acceptance of the total amount of bandwidth corresponding to the PSINet IRUs or the fourth anniversary of the closing of the transaction (i.e., February 25, 2002) (the "Determination Date"), the Company will be obligated to provide IXC with additional shares of Common Stock (the "IXC Additional Shares" and, together with the IXC Initial Shares, the "IXC Transaction Shares") or, at the sole option of the Company, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). The Company has the right to accelerate the Contingent Payment Obligation to any date (the "Acceleration Date") prior to the Determination Date. In addition, the right of IXC to receive IXC Additional Shares and/or cash pursuant to the Contingent Payment Obligation will terminate on such date as the fair market value of the IXC Initial Shares (as determined above) is equal to or greater than $240 million.

          PSINet IRUs.   The total amount of bandwidth corresponding to the
PSINet IRUs is contemplated to be delivered to the Company (to the extent then available) in specified minimum increments every six months during the two year period following the closing. In the event IXC or its affiliates adds an additional route to its telecommunications system in the United States, such route will be deemed to be part of the PSINet IRUs if there are at least a specified number of fibers in such route (net of the number of fibers therein granted by IXC or its affiliates to unaffiliated third parties). Under certain circumstances, the Company also will be permitted to order bandwidth on portions of the Available System in excess of 10,000 route miles, for which the Company would pay additional costs. Based on information presently available to the Company from IXC, approximately 5,000 route miles of OC-12 (equivalent to 1,250 route miles of OC-48) bandwidth corresponding to the PSINet IRUs (connecting New York and Los Angeles and certain major cities in between) have been completed to date by IXC on the Available System and are expected to be made available to the Company in the second quarter of 1998 and approximately 3,400 additional route miles of bandwidth on the Available System are currently being engineered or under construction and are expected to be made available to the Company prior to the end of 1998. IXC has granted the Company a security interest in, among other collateral, a portion of the IRUs underlying the PSINet IRUs granted to IXC by IXC Carrier, Inc., its direct parent company, and in a portion of certain other IRUs in IXC's fiber optic telecommunications system to secure the performance of IXC's obligations under the IRU Purchase Agreement to deliver the PSINet IRUs.

          Although IXC is not contractually obligated to complete and make available to the Company any route miles of bandwidth beyond the approximately 6,640 unique route miles of OC-48 bandwidth set forth in the IRU Purchase Agreement, until the Available System consists of at least 10,000 unique route miles of OC-48 bandwidth, IXC is obligated to permit the Company to "double up" (i.e., so that the Company may have IRUs in up to two OC-48 equivalents of bandwidth) on such completed portion of the Available System selected by the Company as is equal in length to the shortfall. For example, if the length of the Available System is 8,000 route miles, the Company would be entitled to IRUs in up to two OC-48 equivalents of bandwidth on up to 2,000 route miles and no more than one OC-48 of bandwidth on the remaining 6,000 route miles. The Company will be deemed to have accepted 100% of the bandwidth corresponding to the PSINet IRUs pursuant to the IRU Purchase Agreement if by "doubling up" on completed portions of the Available System it has received IRUs in at least 10,000 equivalent route miles of OC-48 bandwidth on the Available System.

          As discussed under "Risk Factors--Risks Associated with Strategic Alliance with IXC," there can be no assurance that IXC will be able to complete and make available to PSINet a total of 10,000 unique route miles of OC-48 bandwidth (including, without limitation, the 3,400 route miles currently being engineered or under construction that are intended for delivery to the Company as part of the PSINet IRUs). Nevertheless, the Company is confident in IXC's ability to complete the entire 10,000 route miles based on (i) IXC's strong commitment to complete the buildout of its nationwide telecommunications network, as indicated by statements to members of the Company's management, repeated disclosures contained in publicly available documents filed by IXC Communications with the Commission and IXC Communications' progress to date in completing significant portions of its expanded network, and (ii) recent statements from IXC's president and chief executive officer confirming that the buildout of the portion of the IXC fiber optic telecommunications system required to be completed and made available to the Company pursuant to the IRU Purchase Agreement has been fully financed.

          IXC will provide customary operation and maintenance services with respect to the bandwidth delivered to the Company at specified prices and terms, the total cost of which to the Company on an annual basis is expected to be approximately $1.15 million per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. IXC also will furnish multiplexing, reconfiguration and collocation services with respect to such bandwidth as requested by the Company at agreed upon fees.

          IXC is obligated to complete and make available to the Company approximately 6,640 unique route miles of OC-48 bandwidth on the Available System pursuant to the IRU Purchase Agreement. The PSINet IRUs in the bandwidth required to be made available to the Company include access to, and space for telecommunications equipment in, 58 of IXC's junction or terminal points-of-presence (the "IXC POPs") located on its fiber optic telecommunications system throughout the United States, including, among other locations, such major metropolitan areas as Atlanta, Chicago, Cleveland, Dallas, Houston, Los Angeles, New York, Philadelphia, Phoenix and Washington D.C. The PSINet IRUs also entitle the Company to the use of key infrastructure devices contained within each IXC POP, such as multiplexing gear, fiber distribution equipment and other electrical, electronic and optronic equipment that facilitate the efficient utilization of the bandwidth corresponding to the PSINet IRUs. The bandwidth corresponding to the PSINet IRUs will be "long haul" (as opposed to local access), although the Company's access to the IXC POPs on the Available System will give it access to certain local markets as well.

          Certain Restrictions on Use and Transfer of Bandwidth.   PSINet may
use the bandwidth acquired from IXC for any purpose in connection with the provision of Internet services and at a rate of DS-3 (45 Mbps) or less for non-Internet telecommunications transport, but is restricted from using such bandwidth to deliver any private line or long distance switched telephone services (based on non-Internet telephone switching technologies) to any third party. The effect of these restrictions on the Company's use of the bandwidth corresponding to the PSINet IRUs may be generally summarized as follows: the Company may use (i) the bandwidth in conjunction with both Internet-related and non-Internet-related technology for purposes of providing Internet services;
(ii) the bandwidth in conjunction with Internet-related technology to provide any hitherto non-Internet service (for example, Internet-based voice telephone service); and (iii) up to 45 Mbps of the bandwidth (or more, with the specific written approval of IXC) in conjunction with non-Internet-related technology in order to provide non-Internet services, including, without limitation, public or private data services (such as ATM transport services), or transport services for network applications (such as telemetry, video or multimedia conferencing).

          In addition, the Company may not effect any sale, swap, lease or other transfer of such bandwidth to any unaffiliated third party except (i) in connection with the offering of Internet connectivity services or (ii) in connection with a bona fide financing arrangement. Any transferee of bandwidth acquired from IXC, other than in connection with a bankruptcy of the Company, will be subject to the terms and conditions of the IRU Purchase Agreement, including, without limitation, the foregoing restrictions.

          Joint Marketing and Services Agreement.   In connection with this
transaction, on July 22, 1997, PSINet and IXC also entered into a Joint Marketing and Services Agreement (the "Marketing Agreement") pursuant to which each party will be entitled to market the products and services of the other. Pursuant to the Marketing Agreement, the Company will provide IXC with managed connectivity services, value-added services and opportunity consulting services for specified fees which, in light of the strategic importance to the Company of the PSINet IRUs and the Company's other arrangements with IXC described herein, the Company has agreed will be, or will be equal to, the lowest offered by the Company. IXC will be permitted to use the Company's products and services for its own purposes and to resell them to its wholesale and retail customers under the IXC brand.

          The Marketing Agreement will expire on the date of termination of the IRU Purchase Agreement (i.e., an approximately 20 year term), subject to earlier termination or expiration as provided in the Marketing Agreement. The Marketing Agreement contemplates that IXC will be permitted to provide Internet services to its customers pursuant to the Marketing Agreement in the geographic areas in which the Company presently or at any time during the term of the Marketing Agreement provides services to its customers; provided, however, that to the extent that IXC desires to provide Internet services to its customers located in a geographic area where the Company has an affiliate, strategic partner or cooperating provider offering services, the provision of services in such geographic area will be subject to negotiation and agreement between IXC and such affiliate, strategic partner or cooperating provider, who will deal with IXC for such purposes through the Company. The Marketing Agreement restricts IXC from offering any service for sale or distribution through any of its customers or for resale for multiple end-use in any particular geographic area until such service is made generally available by the Company for multiple end-user use in such geographic area.

          Although the Company and IXC intend to cooperate with each other with respect to future business opportunities, the Marketing Agreement does not preclude either the Company or IXC from either competing with each other or dealing with third parties with respect to sales of services contemplated by the Marketing Agreement.

          IXC Transaction Shares.   IXC has been granted certain demand and
"piggyback" registration rights with respect to the IXC Transaction Shares pursuant to a registration rights agreement between IXC and the Company.

Pursuant to the IRU Purchase Agreement, Ralph J. Swett, IXC Communications' chairman, was elected, effective as of the closing of the transaction, to the Company's Board of Directors, and the IRU Purchase Agreement provides that the Company's Chairman will recommend that Mr. Swett continue to be re-elected to the Company's Board for so long as IXC continues to own at least 95% of the IXC Initial Shares. In the event IXC proposes to sell or otherwise dispose of any of the IXC Transaction Shares (other than pursuant to a pledge to an unaffiliated third party lender), the Company has a right of first offer to acquire the shares proposed to be sold at the closing market price per share of the Common Stock (as reported by The Nasdaq Stock Market or the principal securities exchange on which the Common Stock is then listed) on the date notice of such proposed sale is given to the Company. In addition, neither IXC, IXC Communications nor any of their controlled affiliates may sell or otherwise dispose of any shares of the Company's Common Stock during the six-month period preceding or following the Determination Date or during the six-month period following the Acceleration Date. Other than as set forth above and except for transfer restrictions existing from time to time under applicable federal and state securities laws, the IXC Transaction Shares are not subject to any transfer restrictions or to any voting restrictions or other agreements.

          IXC.   IXC is an indirect wholly owned subsidiary of IXC
Communications, Inc. ("IXC Communications"). IXC Communications is one of the largest suppliers of digital transmission and long distance services in the United States. IXC Communications owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long distance carriers, value-added carriers, cable and utility companies and ISPs that offer residential and commercial customer services. IXC Communications services include 1+ switched and 1+ dedicated outbound calling, 800/888 switched and dedicated inbound calling, calling card and debit card services, high-speed digital bandwidth products and broadband services. IXC's principal offices are located at City View Center, 1122 Capitol of Texas Highway South, Austin, Texas 78746.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Company's Common Stock, as of April 3 1998, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each director and director nominee of the Company who owns shares of the Company's Common Stock; (iii) each executive officer named in the Summary Compensation Table appearing under "Compensation and Other Information Concerning Officers and Directors--Executive Compensation Summary;" and (iv) all directors and executive officers of the Company as a group.

                                                                  AMOUNT BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                             OWNED(1)                    PERCENT OF CLASS
                  ------------------------                     -----------------------------       ----------------

IXC Internet Services, Inc..................................            10,229,789 (2)                      20.1%
William L. Schrader.........................................             5,737,477 (3)                      11.3
David N. Kunkel.............................................               220,106 (4)                        *
Harold S. Wills.............................................               204,007 (5)                        *
William H. Baumer...........................................                90,988 (6)                        *
Edward D. Postal............................................                77,251 (7)                        *
Volker Kleinn...............................................                44,104 (8)                        *
Ralph J. Swett..............................................                10,000 (9)                        *
Ian P. Sharp................................................                 4,375 (10)                       *
William A. Wilson...........................................                 4,375 (10)                       *
Executive officers and directors as a group (24 persons)....             7,385,755 (11)                     14.5

____________________
     *  Less than 1%

     (1) The persons named in the table have sole voting and dispositive power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.

     (2) These shares were issued to IXC in consideration for the Company's acquisition of the PSINet IRUs on February 25, 1998 upon the closing of the transaction with IXC under the IRU Purchase Agreement (which number of shares is equal to 19.99999% of the issued and outstanding shares of Common Stock after giving effect to the issuance of such shares and to 224,274 shares of Common Stock issuable upon exercise of outstanding warrants). IXC's address is City View Center, 1122 Capitol of Texas Highway South, Austin, Texas 78746. See "Strategic Alliance with IXC."

     (3) Includes (i) 427,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable, (ii) 2,170,457 shares which are pledged with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in respect of a non-recourse loan of up to $4,800,000, of which $39,996.98 (including principal and interest) was outstanding as of April 3, 1998, which relates to a margin brokerage account Mr. Schrader maintains with Merrill Lynch and provides for a standard margin interest rate currently equal to 8.375% per annum, and (iii) 3,140,020 shares which are pledged with NationsBank in respect of two lines of credit providing Mr. Schrader with up to $2,250,000 on an aggregate basis, of which $2,043,959.54 (including principal and interest) was outstanding as of April 3, 1998, at an interest rate equal to the 30 day LIBOR rate plus 2.5% per annum. Does not include 1,227,435 shares beneficially owned by Mr. Schrader's wife. Mr. Schrader disclaims beneficial ownership of the shares beneficially owned by his wife. Mr. Schrader's address is c/o PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia, 20170.

     (4) Includes 217,577 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 233,616 shares issuable upon the exercise of options which are not deemed to be presently exercisable or 30,571 shares beneficially owned by Mr. Kunkel's wife. Mr. Kunkel disclaims beneficial ownership of the shares beneficially owned by his wife.

                                               (footnotes continue on next page)

(footnotes continued from previous page)

     (5) Includes 197,916 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 402,084 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

     (6) Includes 50,000 shares issuable upon the exercise of outstanding warrants and 1,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 1,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

     (7) Includes 62,451 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 212,549 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

     (8) Includes 35,104 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 109,896 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

     (9) Does not include 10,229,789 shares beneficially owned by IXC, of which Mr. Swett is the chairman of the board. Mr. Swett disclaims beneficial ownership of the shares beneficially owned by IXC. See "Strategic Alliance With IXC."

     (10) Consists solely of shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. In each case, does not include approximately 5,625 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

     (11) See notes (3) through (10) above. Includes also approximately 1,671,650 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable granted to 23 executive officers and directors. Does not include approximately 2,552,393 shares issuable upon the exercise of outstanding options granted to 22 executive officers and directors which are not deemed to be presently exercisable.

                              DESCRIPTION OF NOTES

          The Initial Notes were issued and the Exchange Notes will be issued under an Indenture dated as of April 13, 1998 (the "Indenture") between the Company and Wilmington Trust Company, as trustee (the "Trustee" or "Escrow Agent"), a copy of which will be made available to Holders of the Notes upon request to the Company.

          The following summaries of the material provisions of the Indenture, the Escrow Agreement and the Registration Rights Agreement do not purport to be complete, and where reference is made to particular provisions of the Indenture, the Escrow Agreement and the Registration Rights Agreement such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture, the Escrow Agreement and the Registration Rights Agreement by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Initial Notes have not been registered under the Securities Act and are subject to certain transfer restrictions. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions" or "The Exchange Offer--Registration Defaults; Liquidated Damages."

GENERAL

          The Notes will mature on February 15, 2005 and are limited to $600,000,000 aggregate principal amount. Each Note will bear interest at the rate set forth on the cover page hereof from April 13, 1998 or from the most recent interest payment date to which interest has been paid, payable semiannually on February 15 and August 15 in each year, commencing August 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

         All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

          Concurrently with the consummation of the Initial Notes Offering, pursuant to the Indenture, the Company deposited with the Escrow Agent approximately $138.7 million of the net proceeds from the Initial Notes Offering in an escrow account (the "Escrow Account") held by the Escrow Agent for the benefit of the Trustee for the benefit of the Holders in accordance with an escrow agreement between the Company and the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement provides, among other things, that funds may be disbursed from the Escrow Account for interest payments the Company makes on the Notes. The Escrow Agent has been instructed to cause all funds in the Escrow Account to be invested, pending disbursement, in U.S. Government Securities and temporarily in certain Cash Equivalents. The funds in the Escrow Account will be sufficient to pay, when due, the first five semi-annual interest payments on the Notes.

          Under the Escrow Agreement, the Company granted to the Trustee, for the benefit of the Holders, a first priority and exclusive security interest in the Escrow Account and the proceeds thereof (the "Escrow Collateral"). The Escrow Agreement provides that the Escrow Agent, upon notice from the Trustee and as agent for Trustee, may foreclose on the Escrow Collateral upon acceleration of the maturity of the Notes. Under the terms of the Indenture, the proceeds of the Escrow Collateral will be applied, first, to amounts owing to the Escrow Agent in respect of fees and expenses of the Escrow Agent, and second, to the Indenture Obligations of the Company to the Holders under the Notes and the Indenture. The ability of Holders to realize upon the Escrow Collateral may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

          Upon payment in full of the first five scheduled semi-annual interest payments, if no Default has occurred and is continuing, the Escrow Collateral, if any then remaining, will be released to the Company.

OPTIONAL REDEMPTION

          On or after February 15, 2002, the Notes will be redeemable at the option of the Company, in whole at any time, or in part from time to time, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on February 15 of the years indicated below:

   YEAR                                                   Redemption Price
   ----                                                   ----------------
   2002.................................................       105.0%
   2003.................................................       102.5%
   2004 and thereafter..................................       100.0%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

          In addition, on or prior to February 15, 2001, the Company may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings or the sale of Capital Stock of the Company (other than Disqualified Stock) to a Strategic Investor in a single transaction or a series of related transactions, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 110.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately following such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 45 days after the related Public Equity Offering or sale to a Strategic Investor and must consummate such redemption within 60 days of the closing of the Public Equity Offering or sale to a Strategic Investor.

          If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

SINKING FUND

          The Notes will not be entitled to the benefit of any sinking fund.

CHANGE OF CONTROL

          If a Change of Control shall occur at any time, then each Holder shall have the right to require that the Company purchase all such Holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such Notes or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

          Within 30 days of any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes, by first-class mail, postage prepaid, at his or her address appearing in the security register, stating that a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control; the purchase price and the purchase date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

          If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or financial resources necessary to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. See "Risk Factors--Change of Control." The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the Holders the rights described under "Events of Default."

          The term "all or substantially all" as used in the definition of "Change of Control" has not been definitively interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

          The existence of a holder's right to require the Company to repurchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

          The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

RANKING

          The Notes will be senior unsecured obligations of the Company, and the Indebtedness represented by the Notes and the payment of principal of, premium, if any, and interest on the Notes will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Notes will be effectively subordinated to secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Notes will also be effectively subordinated to the claims of creditors of the Company's subsidiaries and to the interests of holders of preferred stock, if any, of such subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Initial Notes Offering and the application of the net proceeds therefrom, there would have been approximately $79.4 million of total secured indebtedness outstanding to which Holders would have been effectively subordinated in right of payment and approximately $38.4 million of total liabilities of the Company's subsidiaries (including trade payables and accrued liabilities) to which Holders would have been structurally subordinated.

          The Notes will not be entitled to any security, except as described under "--Disbursement of Funds; Escrow Account" and will not be entitled to the benefit of any guarantees except under the limited circumstances described under "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness."

CERTAIN COVENANTS

          The Indenture contains, among others, the following covenants:

          Limitation on Indebtedness.   (a) The Company shall not, and shall not
cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness (other than the Notes); provided, however, that the Company may Incur Indebtedness, and the Company or any Subsidiary may Incur Acquired Indebtedness, if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0 prior to April 1, 2001, or less than or equal to 5.5 to 1.0 on or after April 1, 2001.

     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

               (i) the Incurrence by the Company or any of its Subsidiaries of Indebtedness (other than Acquired Indebtedness) consisting of Capital Lease Obligations, Purchase Money Obligations, installment sales, mortgage financings or other obligations incurred for the purpose of financing all or any part of the purchase price, cost of design, development, acquisition, construction or improvement of real or personal property (including, without limitation, rights of indefeasible use or similar rights), tangible or intangible, used or to be used in connection with the Telecommunications Business or a credit facility or a master lease arrangement entered into for the purpose of providing such financing, provided that such Indebtedness (exclusive of the interest portion thereof and reasonable costs of financing) does not exceed the lesser of Fair Market Value or the purchase price and related costs of design, development, acquisition, construction or improvement of such assets or property at the time of such Incurrence;

               (ii) the Incurrence by the Company or any of its Subsidiaries of any Indebtedness, and any refinancings (as defined) of such Indebtedness, so long as the aggregate principal amount of such Indebtedness shall not exceed $50 million at any one time outstanding;

               (iii) the Incurrence by the Company of Indebtedness (other than Acquired Indebtedness) in an aggregate principal amount not to exceed two
     (2) times the sum of the Net Cash Proceeds received by the Company after the date of the Indenture (other than from the issuance of Disqualified Stock in any case) in connection with any Public Equity Offerings or sale of Capital Stock (other than Disqualified Stock) to any Strategic Investor to the extent that such Net Cash Proceeds have not been used pursuant to clause (a)(3) or clause (b)(viii) of "--Limitation on Restricted
     Payments" described below; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes or has an Average Life to Stated Maturity at least equal to the Notes;

               (iv) the Incurrence by the Company or any Subsidiary of any Indebtedness entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements entered into to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Subsidiary as long as the notional principal amount of such Interest Rate Agreements does not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Arrangements entered into to protect the Company or any Subsidiary against fluctuations in the value of any currency or (c) under any Commodity Price Protection Agreements entered into to protect the Company or any Subsidiary against fluctuations in the price of any commodity;

               (v) the Incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds, standby letters of credit and appeal or surety bonds entered into in the ordinary course of business and not in connection with the borrowing of money;

               (vi) Indebtedness outstanding under the Notes or the Indenture (or Guarantees of the Notes issued under the Indenture), other Indebtedness existing on the date of the Indenture or other Indebtedness represented by shares of Series B Preferred Stock issued on or after the date of the Indenture as a dividend on shares of Series B Preferred Stock outstanding on the date of the Indenture (or shares of Series B Preferred Stock issued as a dividend in respect of any such shares of additional Series B Preferred Stock so issued);

               (vii) the Incurrence of (a) Indebtedness of any Subsidiary owed to and held by the Company or another Subsidiary and (b) Indebtedness of the Company owed to and held by any Subsidiary or represented by a guarantee of Indebtedness of any Subsidiary which such Subsidiary is otherwise permitted to Incur under the Indenture; provided that upon either
     (i) the transfer or other disposition by a Subsidiary or the Company of any Indebtedness so permitted to a Person other than the Company or a Subsidiary or (ii) the issuance, sale, transfer or other disposition of Capital Stock (including by amalgamation, consolidation or merger) of a Subsidiary (such that upon such sale, transfer or other disposition such Subsidiary would no longer meet the definition of a Subsidiary) to a Person other than the Company or a Subsidiary, the provisions of this clause (vii) shall no longer be applicable to such Indebtedness and such

     Indebtedness shall be deemed to have been Incurred at the time of such issue, sale, transfer or other disposition;

               (viii) Indebtedness incurred by the Company or any Subsidiary under a Permitted Credit Facility or Debt Securities, provided that the aggregate principal amount at any time outstanding under this clause (viii) does not exceed $150 million; and

               (ix) any amendments, supplements, modifications, deferrals, renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (i), (ii), (iii), (vi), (vii) and (viii) above, and this clause (ix), including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower (or its successor) of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness and accrued interest represented thereby (or the accreted value thereof as of the date of refinancing) is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company or such borrower incurred in connection with such refinancing and, in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Subordinated Indebtedness.

     (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "--Limitations on Issuances of Guarantees of Indebtedness."

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through paragraph (a) of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in paragraph (b) of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion, (i) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

               (i) declare or pay any dividend on, or make any distribution on any shares of the Company's Capital Stock (other than dividends or distributions solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

               (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

               (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

               (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Subsidiaries or (b) to all holders of any class, series or the same type of Capital Stock of such Subsidiary on a pro rata basis; provided that in the case of this clause (b) such dividend or distribution shall not constitute Indebtedness or Disqualified Stock); or

               (v) make any Investment in any Person (other than any Permitted Investments)

          (any of the foregoing actions described in clauses (i) through (v), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted
Payment, if other than cash, as determined, in good faith, by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (a) of the provisions described under "--Limitation on Indebtedness;" and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture, does not exceed the sum (A) (i) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (ii) 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on the date of the original issue of the Notes and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available; plus (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii) or (iii) of paragraph (b) below); plus (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company; plus (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance; plus (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment, an amount equal to the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition and taxes, if any) and
(y) the initial amount of such Investment.

     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vi) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (x) being referred to as a "Permitted Payment"):

               (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration;

               (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

               (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

               (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount and accrued interest thereon so refinanced or the accreted value thereof as of the date of refinancing (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

               (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;
     (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Notes;

               (vi) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, officers, consultants or directors or any former employees, officers, consultants or directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, officers, consultants or directors or former employees, officers, consultants or directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements or transactions approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed $1 million and $3 million in the aggregate pursuant to this clause (vi);

               (vii) the (a) payment of dividends on the Company's Series B Preferred Stock (in the form of cash or additional shares of Series B Preferred Stock) in an aggregate amount not to exceed $3 million in any calendar year (provided that such amounts may, to the extent not previously paid, be aggregated through the period prior to the conversion or redemption of such Series B Preferred Stock) and (b) redemption of any shares of Series B Preferred Stock outstanding on the date of the Indenture (including any shares of Series B Preferred Stock issued on or after the date of the Indenture as dividends thereon or in respect of such additional shares so issued) pursuant to the terms of such shares of Series B Preferred Stock as in effect on the date of the Indenture (or as such terms may be amended, from time to time, to the extent that any such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of the Notes);

               (viii) Investments in any Person engaged principally in the Telecommunications Business on the date of such Investments; provided that the aggregate amount of any such Investments made pursuant to this clause
     (viii) does not exceed the sum of (A) the amount of the Net Cash Proceeds received by the Company after the date of the Indenture as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent that such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (iii) of paragraph (b) under the covenant described above under "--Limitation on Indebtedness" or to make Restricted Payments pursuant to clause (3) of paragraph (a), or clauses (ii), (iii) or (iv) of this paragraph (b), of this "Limitation on Restricted Payments" covenant, plus
     (B) the net reduction in Investments made pursuant to this clause (viii) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investments (except in each case to the extent any such payments or proceeds are included in the calculation of Consolidated Net Income) or from such Person becoming a Wholly Owned Subsidiary (valued in each case as provided in the definition of "Permitted Investments");

               (ix) the payment or declaration of any dividend or the making of any distribution on or the redemption of rights or any securities issued pursuant to the Company Rights Agreement;

               (x) the payment of cash in lieu of the issuance of fractional shares pursuant to any agreement, warrant or option and any repurchase or other acquisition of fractional shares from time to time; and

               (xi) the acquisition of Capital Stock of the Company by the Company in connection with the cashless exercise of any options, warrants or similar rights issued by the Company on or prior to January 1, 1998.

          In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (vi), (vii), (viii),
(ix) and (x) shall be included, without duplication, as Restricted Payments and shall not be deemed a Permitted Payment for purposes of the calculation required by paragraph (a) of this covenant.

          Limitation on Transactions with Affiliates.   The Company will not,
and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Wholly Owned Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be reasonably expected to be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions is fair to the Company or such Subsidiary from a financial point of view; provided, however, that this covenant shall not apply to: (a) compensation, severance and employee benefit arrangements with any officer, director or employee of the Company, including under any stock option or stock incentive plans, in the ordinary course of business; (b) any transaction solely between or among the Company and/or any Subsidiaries, if such transaction does not otherwise violate the terms of the Indenture; (c) any transaction otherwise permitted by the terms of the section of the Indenture described under "--Limitations on Restricted Payments"; (d) the execution and delivery of or payments made under any tax sharing agreement between or among any of the Company and any Subsidiary; (e) licensing or sublicensing of use of any intellectual property by the Company or any Subsidiary to the Company, any other Subsidiary of the Company or to any Permitted Joint Venture; provided that the licensor shall continue to have access to such intellectual property to the extent necessary for the conduct of its business and, in the case of any Permitted Joint Venture, that the terms of any such arrangement are fair and reasonable to the Company or any such Subsidiary as determined in good faith by the Board of Directors; (f) arrangements between the Company and any Subsidiary of the Company for the purpose of providing services or employees to the Company or such Subsidiary; and (g) transactions undertaken pursuant to the IXC Agreement and other agreements entered into in connection therewith and in effect on the date of the Indenture (or as such other agreements may be amended, from time to time, to the extent that any such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the Holders).

          Limitation on Liens.   The Company will not, and will not permit any
Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of

Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for any Permitted Liens.

          Limitation on Sale of Assets.   (a) The Company will not, and will not
permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or other comparable consideration (as described below) and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a board resolution). The following types of consideration shall be deemed "comparable consideration" for the purposes of this covenant: (A) Cash Equivalents, (B) liabilities (contingent or otherwise) of the Company or a Subsidiary assumed by the transferee (or its designee) such that the Company or such Subsidiary has no further liability therefor, and (C) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that, within 60 days after receipt, are converted by the Company or such Subsidiary into cash.

          (b) The Company or a Subsidiary may, within 365 days of the Asset Sale invest the Net Cash Proceeds thereof in Telecommunications Assets or to repay any Pari Passu Indebtedness of the Company or any Subsidiary (including the repurchase of Notes). The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

          (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all Holders in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

          (d) The Indenture will provide that, if the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

          (e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

          Limitation on Issuances of Guarantees of Indebtedness.   (a) The
Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to "--Limitation on Liens" and (B) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes; provided that this paragraph shall not apply to any guarantee or assumption of liability of Indebtedness permitted under the Indenture as described in clauses (i), (ii),
(iv), (v), (vii) and (viii) of paragraph (b) of "--Limitation on
Indebtedness."

          (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Indebtedness of the Company or any Subsidiaries.

          Limitation on Sale and Leaseback Transactions.   The Company will not,
and will not permit any Subsidiary of the Company to, directly or indirectly, enter into any Sale-Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired) unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "--Limitation on Sale of Assets" covenant and (ii) the Company or such Subsidiary would be entitled under the "--Limitation on Indebtedness" covenant to incur any Indebtedness (with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant unless such lease is properly classified as an operating lease under GAAP) in respect of such sale and leaseback transaction.

          The foregoing restriction does not apply to any Sale-Leaseback Transaction if (i) the lease is for a period, including renewal rights, not in excess of three years; (ii) the transaction is solely between the Company and any Wholly Owned Subsidiary or any Wholly Owned Subsidiary and any other Wholly Owned Subsidiary; and (iii) the transaction is consummated within 180 days of the acquisition by the Company or its Subsidiary of the property or assets subject to such sale-leaseback or entered into within 180 days after the purchase or substantial completion of the construction of such property or assets (or 270 days in the event that the only condition delaying such consummation is the receipt of applicable regulatory approvals).

          Limitation on Issuance and Sale of Subsidiary Capital Stock.   The
Company will not permit (a) any Subsidiary of the Company to issue any Capital Stock, except for (i) Capital Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Subsidiary, (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or
(C) (excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction) or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire Capital Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of each of clause (a) or (b), (1) upon the acquisition of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture, (2) if, immediately after giving effect to such issuance or sale, such Subsidiary would no longer constitute a Subsidiary, and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under "--Limitations on Restricted Payments" if made on the date of such issuance or sale, (3) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Subsidiaries, to the extent required by applicable law or to maintain the limited liability status of such foreign Subsidiaries or (4) issuances or sales of common stock of a Subsidiary, provided that the Company or such Subsidiary applies the Net Cash Proceeds, if any, in a manner which does not violate the provisions of the Indenture to the extent applicable (excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction).

          Limitation on Dividends and Other Payment Restrictions Affecting
Subsidiaries.   The Company will not, and will not permit any of its
Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary,
(iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (b) encumbrances or restrictions (I) by reason of applicable law,
(II) under the Indenture, or (III) in any agreement, instrument or indenture governing or relating to Indebtedness in respect of any Permitted Credit Facility; (c) customary non-assignment provisions of any contract or lease of any Subsidiary entered into in the ordinary course of business; (d) encumbrances or restrictions imposed pursuant to Indebtedness or contracts entered into in connection with Permitted Liens, but solely to the extent such encumbrances or restrictions affect only the property or assets subject to such Permitted Lien;
(e) any encumbrance or restriction imposed pursuant to contracts for the sale of assets with respect to the assets to be sold pursuant to such contract; and (f) any encumbrance or restriction existing under any agreement that extends, renews, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (e), or in this clause (f), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

          Limitations on Unrestricted Subsidiaries.   The Company will not make,
and will not permit its Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "--Limitation on Restricted Payments" covenant. Any
Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company.

          Provision of Financial Statements.   After the earlier to occur of the
consummation of the Exchange Offer and the 150th calendar day following the date of original issue of the Notes, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder at the Company's cost. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until the earlier of such time as the Company has completed its offer to exchange the Notes for securities identical in all material respects which have been registered under the Securities Act or such time as the Holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

          Limitation on Business.   The Company will not, and will not permit
any of the Subsidiaries to, engage in a business which is not substantially a Telecommunications Business.

CONSOLIDATION, MERGER OR SALE OF ASSETS

          The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation in the case of a consolidation or merger involving the Company or
(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture, the Escrow Agreement and the Registration Rights Agreement, as the case may be, and the Notes, the Indenture, the Escrow Agreement and the Registration Rights Agreement will remain in full force and effect as so supplemented; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (a) of the provisions of "--Certain Covenants--Limitation on Indebtedness;" (iv) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and (v) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture. Notwithstanding the foregoing, the Company (i) may merge or consolidate with any Wholly Owned Subsidiaries, and (ii) the Company may merge or consolidate into any Person in a transaction designed solely for the purpose of effecting a change in the jurisdiction of incorporation of the Company within the United States of America.

          In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and exercise every right and power of, the Company, and the Company shall be discharged from all obligations and covenants under the Indenture, the Notes, the Escrow Agreement and the Registration Rights Agreement.

EVENTS OF DEFAULT

          An Event of Default will occur under the Indenture if:

               (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

               (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

               (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture, the Escrow Agreement, the Registration Rights Agreement or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger, Sale of Assets;" (c) the Company shall have failed to make or consummate an Offer in accordance with the provision described in "--Certain Covenants--Limitation on Sale of Assets;" or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "--Change of Control;"

               (iv) (a) any default by the Company or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or
     (b) any event of default as defined in any agreement, indenture or instrument of the Company evidencing Indebtedness in excess of $10 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

               (v) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

               (vi) one or more judgments or orders for the payment of money in excess of $10 million, either individually or in the aggregate, shall be rendered against the Company and not paid unless covered by financially sound third-party insurers, or any Subsidiary or any of their respective properties and is not discharged and for which there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

               (vii) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary after a default under such Indebtedness shall notify the Trustee of its commencement of proceedings to foreclose on any assets of the Company or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

               (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

               (ix) (a) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any

     Significant Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of the Company's Consolidated properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix); or

               (x) the Company shall challenge the Lien on the Escrow Collateral under the Escrow Agreement prior to the time that the Escrow Collateral is to be released to the Company or the Escrow Agreement becomes, or the Company asserts that the Escrow Agreement is, invalid or unenforceable, otherwise than in accordance with its terms.

          If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph with respect to the Company) shall occur and be continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the Holders) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders by appropriate judicial proceedings.

          After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

          The Holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

          The Company is also required to notify the Trustee within 30 days of the occurrence of any Default unless such Default shall have been cured. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred that is not cured.

          The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

          The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

SATISFACTION AND DISCHARGE

          The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

MODIFICATIONS AND AMENDMENTS

          Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer to such holder with respect to any Asset Sale or Asset Sales in accordance with "--Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "--Consolidation, Merger or Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee; or (vii) modify the provisions of the Escrow Agreement or the Indenture relating to the Escrow Collateral in any manner adverse to the Holders or release any of the Escrow Collateral from the Lien under the Escrow Agreement or permit any other obligation to be secured by the Escrow Collateral.

          Notwithstanding the foregoing, without the consent of any Holders, the Company, any Guarantor and the Trustee may modify or amend the Indenture or any
Guarantee: (a) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Notes, the Registration Rights Agreement, the Escrow Agreement and in any Guarantee in accordance with "-- Consolidation, Merger or Sale of Assets"; (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the Holders; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

          The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

          The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

          The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

          The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture or the Escrow Agreement at the request of any Holder of Notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

          "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from (or merger or consolidation with or into) such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of, or substantially contemporaneously with, the consummation of the transactions by which such Person becomes a Subsidiary or such asset acquisition shall not constitute Acquired Indebtedness.

          "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

          "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into the Company or any Subsidiary or (ii) any acquisition by the Company or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business of the Company or such Subsidiary.

          "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "--Consolidation, Merger or Sale of Assets," (B) that is by the Company to any Wholly Owned Subsidiary or by any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary in a manner which does not violate the terms of the Indenture, (C) that is of obsolete equipment in the ordinary course of business, (D) the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions, (E) that is made in accordance with the provisions described under "--Certain Covenants-- Limitations on Restricted Payments," (F) which constitutes the granting of any Permitted Lien and (G) that is transferred in exchange for Telecommunications Assets; provided, that if the Fair Market Value of the assets to be transferred by the Company or such Subsidiary under this clause (G), plus the Fair Market Value of any other consideration paid or credited by the Company or such Subsidiary exceeds $10 million, such transaction shall require approval of the Board of Directors of the Company.

          "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

          "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

          "Business Day" means a day other than Saturday, Sunday or a day on which banking institutions located in New York City or in the place in which the Company maintains its principal office are authorized or obligated by law, regulation or executive order to be closed.

          "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capital lease obligation.

          "Capital Stock" (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          "Cash Equivalents" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America,
(ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose short term debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

          "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections
13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (other than IXC, IXC Communications, Inc. or any controlled affiliate thereof, in any case pursuant to the issuance by the Company of shares of Capital Stock in satisfaction of any obligations under the terms of the IXC Agreement); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation); or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger or Sale of Assets." The good faith determination of the Board, based upon the advice of outside counsel, of the beneficial ownership of securities of the Company within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the Commission.

     "Closing Date" means April 13, 1998.

          "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

          "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

          "Company" means PSINet Inc., a corporation incorporated under the laws of New York, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

          "Company Rights Agreement" means the Rights Agreement, dated as of May 8, 1996, between the Company and First Chicago Trust Company of New York, as in effect on the date of the Indenture (or as amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of the Notes).

          "Consolidated" means consolidated in accordance with GAAP.

          "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated subsidiaries for such period as determined in accordance with GAAP.

          "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its subsidiaries for such period, on a Consolidated basis in accordance with GAAP, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period and (ii) all capitalized interest of such Person and its subsidiaries plus (c) the interest expense actually paid by such Person under any Guaranteed Debt of such Person and any subsidiary to the extent not included under clause (a)(iv) above, plus (d) the aggregate amount for such period of cash or non-cash dividends on any Redeemable Capital Stock or Preferred Stock of the Company and its Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, with respect to any period, the net income of the Company and any Subsidiary for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses for such period, (b) all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period: (c) that portion of such net income derived from or in respect of investments in Persons other than Subsidiaries, except to the extent actually received in cash by the Company or any Subsidiary (subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Subsidiary) for such period, except to the extent the Company's allocation portion of such Person's net income for such period is actually received in cash by the Company or any Subsidiary (subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition); (e) the net income (or loss) of any other Person combined with the Company or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its Capital Stock holders.

          "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and any Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

          "Consummation Deadline" means the consummation of the Exchange Offer in accordance with the provisions described in "The Exchange Offer--Registration Rights."

          "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the original issue date of the Notes and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

          "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

          "Debt Securities" means any debt securities issued by the Company in a public offering or private placement.

          "Debt to Annualized Operating Cash Flow Ratio" means the ratio of
(a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Subsidiary on the Determination Date (or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Subsidiary at all times during such Measurement Period, (ii) any Person that is not a Subsidiary on such Determination Date (or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Subsidiary at any time during such Measurement Period, and (iii) if the Company or any Subsidiary shall have in any manner (x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Subsidiary).

          "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

          "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

          "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; provided, further, that any Capital Stock that would not constitute Disqualified

Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Sale of Assets" and "Change of Control" described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Sale of Assets" and "Change of Control" provisions described above.

          "Escrow Agent" means Wilmington Trust Company, as escrow agent under the Escrow Agreement, until a successor replaces it in accordance with the provisions of the Escrow Agreement and thereafter means such successor.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

          "Exchange Agent" means Wilmington Trust Company, as exchange agent under the Exchange Agent Agreement, until a successor replaces it in accordance with the provisions of the Exchange Agent Agreement and thereafter means such successor.

          "Exchange Notes" means Notes issued in exchange for Initial Notes pursuant to the Registration Rights Agreement.

          "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a resolution of the Board of Directors.

          "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

          "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

          "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Guarantor" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

          "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Company or any Subsidiary shall be deemed to be Incurred at such time.

          "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is guaranteed by such Person or which is otherwise secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not directly assumed or become liable for the payment of such Indebtedness,
(vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (viii) any refinancing of any liability of the types referred to in clauses (i) through (vii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.

          "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes (including any Guarantor) to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the Notes, according to the respective terms thereof.

          "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

          "Initial Notes" means Notes issued in the Initial Notes Offering on April 13, 1998.

          "Initial Notes Offering" means the Offering of Initial Notes pursuant to the Offering Memorandum dated April 7, 1998.

          "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "IXC" means IXC Internet Services, Inc., a Delaware corporation, and any successors or assigns under the IXC Agreement.

          "IXC Agreement" means the IRU and Stock Purchase Agreement, dated as of July 22, 1997, between the Company and IXC, as amended, pursuant to which the Company acquired from IXC 20-year noncancellable indefeasible rights of use, as in effect on the date of the Indenture (or as further amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the Holders).

          "Lien" means any mortgage or deed of trust, pledge, lien (statutory or otherwise), security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, other than (i) any lease properly classified as an operating lease under GAAP, (ii) intellectual property licensing arrangements or (iii) cancellation or termination rights or provisions contained in agreements governing any indefeasible rights of use or similar property rights which do not materially impair the use of the property or interest which is the subject of such cancellation or termination rights or provisions.

          "Liquidated Damages" has the meaning provided in Section 5 of the Registration Rights Agreement.

          "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

          "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Wholly Owned Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) amounts contractually required to be deposited into escrow or similar trust arrangements and other appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against, any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or reimbursement obligations related to letters of credit issued against liabilities associated therewith, all as reflected in an officers' certificate delivered to the Trustee (which amounts shall become Net Cash Proceeds only at such time as they are released from escrow or such trust arrangements or otherwise cease to be reserved or subject to other obligations to third parties) and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale (or conversion in the case of debt securities or Capital Stock that have been converted) and net of taxes paid or payable as a result thereof.

          "Notes" means the Initial Notes and the Exchange Notes issued from time to time under the Indenture.

          "Pari Passu Indebtedness" means (a) any Indebtedness of the Company that is pari passu in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

          "Permitted Credit Facility" means any unsubordinated commercial term loan and/or revolving credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements and any refinancing thereof.

          "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or any Person which, as a result of, or in connection with, such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Indebtedness of the Company or a Subsidiary described under clauses (iv) and (vii) of paragraph (b) under "--Certain Covenants--Limitation on Indebtedness"; (iii) Investments in any of the Notes; (iv) Investments in Cash Equivalents; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence or contractually committed to on the date of the Indenture and any extension, modification or renewal of any such Investment that does not increase the amount of such Investment; (vii) guarantees of Indebtedness of a Wholly Owned Subsidiary given by the Company or another Wholly Owned Subsidiary and guarantees of Indebtedness of the Company given by any Subsidiary, in each case, not otherwise in violation of the terms of the Indenture; (viii) advances to employees or officers of the Company in the ordinary course of business so long as the aggregate amount of such advances shall not exceed $2 million outstanding at any one time; (ix) any Investment in the Company by any Subsidiary of the Company; provided, that any such Investment in the form of Indebtedness shall be Subordinated Indebtedness;
(x) accounts receivable created or acquired in the ordinary course of business of the Company or any Subsidiary and Investments arising from transactions by the Company or any Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim); (xi) loans in the ordinary course of business to employees, officers or directors of the Company or a Subsidiary to purchase Capital Stock of the Company pursuant to the terms of stock benefit plans; (xii) Investments the consideration of which is Capital Stock of the Company; (xiii) Investments in or acquisitions of Capital Stock or other obligations, property or securities of Persons (other than Affiliates) received in the bankruptcy or reorganization of or by such Person or otherwise taken in settlement or satisfaction of claims, disputes or judgments, and, in each case, extensions, modifications and renewals thereof; (xiv) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; (xv) Investments, not to exceed $100 million at any one time outstanding, to obtain noncancellable indefeasible rights of use to, or capacity in, fiber-based bandwidth (or similar network bandwidth), related equipment and/or other Telecommunications Assets in the ordinary course of the Company's business; and (xvi) any other Investments in an aggregate amount not to exceed $50 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of such Investment.

          "Permitted Joint Venture" means a corporation, partnership or other Person engaged in a Telecommunications Business over which the Company has, directly or indirectly, the power to direct the policies, management and affairs in all material respects.

          "Permitted Lien" means:

          (a) any Lien existing as of the date of the Indenture;

          (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation; (4) good faith deposits in connection with bids, tenders, leases, contracts (other than contracts evidencing Indebtedness); (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or (7) operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

          (c) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary;

          (d) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clause (i) of paragraph (b) of "--Certain Covenants--Limitation on Indebtedness" which attaches within 180 days of the incurrence of such Indebtedness or the date of delivery of such property or asset (whichever occurs later); provided that such Liens only extend to such acquired, developed or constructed property and any accessories, accessions, additions, replacements and proceeds thereof;

          (e) any Lien arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

          (f) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clauses (ii), (iv) or
(viii) of paragraph (b) of "--Limitation on Indebtedness;"

          (g) any Lien in favor of the Company or any Wholly Owned Subsidiary;

          (h) any Lien securing obligations in connection with Acquired Indebtedness; provided that any such Lien does not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets of the Acquired Person covered thereby or the property assets so acquired;

          (i) any Lien in favor of the Trustee for the benefit of the Holders or the Trustee arising under the provisions in the Indenture or the Escrow Agreement;

          (j) any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

          (k) any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (l) leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of business of the Company or its Subsidiaries;

          (m) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

          (n) any Lien securing any refinancing, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses (a) through (m) (other than clause (e)) so long as no additional collateral is granted as security thereby.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Stock" means, with respect to any Person, any Capital
Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

          "Public Equity Offering" means an underwritten offering of Capital Stock (other than Disqualified Stock) of the Company with gross proceeds to the Company of at least $25 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

          "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions, replacements, modifications and accessions thereto, which are purchased by the Company at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement are entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom.

          "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

          "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity at the option of the holder thereof.

          "Registration Default" has the meaning provided in Section 5 of the Registration Rights Agreement.

          "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

          "Shelf Registration Statement" means a shelf registration statement pursuant to Rule 415 of the Securities Act.

          "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

          "Strategic Investor" means any Person which is (or a controlled Affiliate of any Person which is or a controlled Affiliate of which is) engaged principally in the Telecommunications Business and which has a Total Market Capitalization of at least $500 million.

          "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor expressly subordinated by its terms in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

          "subsidiary" means, with respect to any Person, a corporation, association or other business entity (i) of which outstanding Capital Stock having at least the majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more subsidiaries of such Person.

          "Subsidiary" means any subsidiary of the Company other than an Unrestricted Subsidiary.

          "Telecommunications Assets" means all assets (including Capital Stock), rights (contractual or otherwise) and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

          "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in (i) the business of transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) the business of creating, developing or marketing communications related network equipment or services or computer-based information or (iii) businesses reasonably related thereto, which determination shall, in any such case, be made in good faith by the Board of Directors.

          "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and any Subsidiary, on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

          "Total Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day, plus (b) the product of (i) the aggregate number of outstanding shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, plus (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day. If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on The Nasdaq National Market, the "Total
Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value (without duplication) of the Person and any subsidiaries (including the fair market value of their debt and equity), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

          "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

          "Trustee" means Wilmington Trust Company, until a successor trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean such successor trustee.

          "Unrestricted Subsidiary" means (i) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for

Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (c) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "--Certain Covenants--Limitation on Unrestricted Subsidiaries" covenant and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (v) such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Company's Board of Directors. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under "--Certain Covenants--Limitation on Indebtedness" and
(ii) all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

          "Unrestricted Subsidiary Indebtedness" of any Unrestricted
Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

          "U.S. Government Securities" means securities that are direct obligations of the United States of America, the payment of which its full faith and credit is pledged.

          "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary. For the purposes of this definition, any director qualifying shares or investments by foreign nationals mandated by, or required to maintain its limited liability status under, applicable law shall be disregarded in determining the ownership of a Subsidiary.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

          The Initial Notes sold to Qualified Institutional Buyers in the United States initially were in the form of three registered global book-entry notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Initial Notes sold in offshore transactions in reliance on Regulation S initially were in the form of one registered, global book-entry Note without interest coupons (the "Reg S Global Notes"). Upon issuance, the Reg S Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel
Bank, societe anonyme ("CEDEL").  Beneficial interests in the Reg S Global
Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes. Beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

          Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors."
In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

          The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."

          Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

          DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

          DTC has also advised the Company that, pursuant to DTC's procedures,
(i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes. The Company expects that payments by Direct Participants to owners of beneficial interests in such Global Notes held through such Direct Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such Direct Participants.

          Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. Investors may also hold interests in the Reg S Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "Nominee" of DTC for the benefit of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

          The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Reg S Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

          EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

          Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

          DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

          The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will be settled in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

          Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

          Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

          DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

          Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

          The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REG S GLOBAL NOTES

          An Indirect Participant who holds an interest in the Reg S Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Global Notes.

          "U.S. Person" means (i) any individual resident in the United
States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

          An Indirect Participant who holds an interest in Reg S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "--Notice to Investors" and set forth in the legend printed on the Reg S
Global Notes.

          A Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

          Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the one Global Note and a corresponding increase in the principal amount at maturity of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

          An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or
(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

          Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

          In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

          Neither the Company nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

          The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                              PLAN OF DISTRIBUTION

          This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that under certain circumstances, the Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Exchange Notes by Participating Broker-Dealers, and to ensure that the Exchange Offer Registration Statement conforms with the requirements of the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the Consummation Deadline or such shorter period as will terminate when all Transfer Restricted Securities covered by the Exchange Offer Registration Statement have been sold pursuant thereto.

          The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that acquired Initial Notes as a result of market making activities or other trading activities and who resells Exchange Notes that were received by it pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

          The validity of the Exchange Notes offered hereby will be passed upon by Nixon, Hargrave, Devans & Doyle LLP, New York, New York, counsel for the Company. Certain attorneys with Nixon, Hargrave, Devans & Doyle LLP currently own in the aggregate less than one percent of the Company's common stock.

                                    EXPERTS

          The consolidated financial statements of PSINet Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of iSTAR internet inc. as of May 31, 1997 and 1996, and for each of the two years in the period ended May 31, 1997 included in this Prospectus, have been so included in reliance on the report of KPMG, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system at the SEC's Web site (http://www.sec.gov). The Company's common stock is listed on The Nasdaq Stock Market and copies of such reports and other information can also be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

          The Company furnishes stockholders with annual reports containing audited financial statements and with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.

                                    GLOSSARY

ATM Asynchronous Transfer Mode. A communications standard that provides for information transfer in the form of fixed-length cells of 53 bytes each. The ATM format can be used to deliver voice, video and data traffic at varying rates.

Backbone A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth                The number of bits of information which can move over a
                         communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps. Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

Broadband                A transmission system that multiplexes multiple
                         independent signals onto one cable.

CLEC                     Competitive local exchange carrier.

CSU/DSU Channel Service Unit/Data Service Unit. A device used in digital transmission for connecting data terminal equipment, such as a router, to a digital transmission circuit or service.

Dedicated circuits       Telecommunications lines dedicated or reserved for use
                         by particular customers along predetermined routes.

Dial up line             Communications circuit that is established by a
                         switched-circuit connection using the telephone network.

DNS Domain Name System. Distributed name system used in the Internet.

Electronic mail
  or e-mail              An application that allows a user to send or receive
                         text messages to or from any other user with an Internet address, commonly termed an e-mail address.

56 Kbps Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.

Firewall A gateway between two networks that buffers and screens all information and prevents unauthorized traffic from passing between such networks.

Frame relay              A communications standard that is optimized for
                         efficient switching of variable-length data packets.

Gbps Gigabits per second. A measure of digital transmission rates. One gigabit equals 1,000 megabits.

Host                     A computer with direct access to the Internet.

HTML Hypertext Markup Language used to produce Web pages. It is a method of presenting information where selected words can be "expanded" to provide other information about the word.

ILEC                     Incumbent local exchange carrier.

Internet An open global network of interconnected commercial, educational and governmental computer networks which utilize TCP/IP, a common communications protocol.

Internetworking          The process of communicating between and among
                         networks.

Intranet A TCP/IP based network and Web site which is securely isolated from the Internet and serves the internal needs of a company or institution.

IP                       Internet protocol.

IRUs Indefeasible rights of use in network bandwidth capacity.

ISDN Integrated Services Digital Network. A network that provides digital voice and data services through a single medium.

ISP                      Internet service provider.

Kbps Kilobits per second. A measure of digital information transmission rates. One kilobit equals 1,000 bits of digital information. Normally, 10 bits are used for each alpha-numeric character.

LAN Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

LEC Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges.

Mbps Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.

Modem A device for transmitting information over an analog communications channel such as a POTS telephone circuit.

Multiplexing             Putting multiple signals on a single channel.

Network A collection of distributed computers which share data and information through inter-connected lines of communication.

OC-3 OC-3 SONET high capacity optical telecommunications line capable of transmitting data at 155.52 Mbps.

OC-12 OC-12 SONET high capacity optical telecommunications line capable of transmitting data at 622.08 Mbps.

OC-48 OC-48 SONET high capacity optical telecommunications line capable of transmitting data at 2488.32 Mbps.

OC-48 Equivalent         One OC-48, four OC-12s, 16 OC-3s or 48
                         DS-3s.

OC-48 Equivalent Mile    One Route Mile of OC-48 capacity, four
                         Route Miles of OC-12 capacity, 16 Route Miles of OC-3 capacity or 48 Route Miles of DS-3 capacity.

On-line services         Commercial information services that offer a computer
                         user access through a modem to a specified slate of information, entertainment and communications menus.
                         These services are generally closed systems, although many are now offering full Internet access.

Open systems             A networking system which is based upon non-proprietary
                         protocols (i.e., protocols which are in the public domain).

Peering The commercial practice under which nationwide ISPs exchange each other's traffic, in most cases, without the payment of settlement charges.

POPs Points-of-Presence. An interlinked group of modems, routers and other computer equipment, located in a particular city or metropolitan area, that allows a nearby subscriber to access the Internet through a local telephone call or using a short-distance permanent data circuit.

POTS Plain Old Telephone Service. Standard analog telephone service used by many telephone companies throughout the United States.

PRI Primary Rate Interface. ISDN interface to primary rate access.

Protocol A formal description of message formats and the rules two or more machines must follow in order to communicate.

RBOC                     Regional Bell Operating Company.

Router A device that receives and transmits data packets between segments in a network or different networks.

Route Mile               One mile of the actual geographic length of the high
                         capacity telecommunications fiber route.

Server Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. The term also refers to the computer on which server software runs.

SMDS Switched Multimegabit Data Service. A public packet-switching service offered by telephone companies in many major metropolitan areas.

SONET                    Synchronous Optical Network.

TCP/IP Transmission Control Protocol/Internet Protocol. A compilation of network and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

T-3 or DS-3              A data communications line capable of transmitting data
                         at 45 Mbps.

UNIX A computer operating system for workstations and personal computers and noted for its portability and communications functionality.

WAN Wide Area Network. A network spanning a wide geographic area.

Web or World Wide Web    A network of computer servers that uses a special
                         communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

Web server               The computer system that runs Web software, used to
                         create custom Web sites, Web pages, and home pages.

Web sites or Web pages   A site located on the Web, written in the HTML or SGML
                         language.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PSINet Inc.

Report of Independent Accountants..........................................................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997................................................   F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997..................   F-4

Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the years ended
   December 31, 1995, 1996 and 1997.........................................................................   F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997..................   F-6

Notes to Consolidated Financial Statements..................................................................   F-7

iSTAR Internet Inc.

Unaudited Financial Statements

Consolidated Balance Sheets as of August 31, 1997 and 1996 (Unaudited)....................................    F-23

Consolidated Statements of Operations and Deficit for the three months ended August 31, 1997 and
       1996 (Unaudited)...................................................................................    F-24

Consolidated Statements of Changes in Financial Position for the three months ended August 31,
       1997 and 1996 (Unaudited)..........................................................................    F-25

Notes to Consolidated Financial Statements (Unaudited)....................................................    F-26

Audited Financial Statements

Auditors' Report to the Directors.........................................................................    F-31

Consolidated Balance Sheets as of May 31, 1997 and 1996...................................................    F-32

Consolidated Statements of Operations and Deficit for the years ended May 31, 1997 and 1996...............    F-33

Consolidated Statements of Changes in Financial Position for the years ended May 31, 1997 and
       1996...............................................................................................    F-34

Notes to Consolidated Financial Statements................................................................    F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of PSINet Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PSINet Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Washington, D.C.
February 6, 1998, except as to the first three paragraphs of Note 11, which are as of February 25, 1998

                                  PSINET INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                         1996            1997
                                                                                     -------------  --------------
                                                                                     (IN THOUSANDS OF U.S. DOLLARS)
                              ASSETS
                              ------
Current assets:
  Cash and cash equivalents........................................................     $  51,741       $  33,322
  Restricted cash and short-term investments.......................................           954          20,690
  Short-term investments and marketable securities.................................         4,649              --
  Accounts receivable, net of allowances of $1,909,000 and $2,101,000..............        17,421          11,022
  Notes receivable.................................................................           747           7,224
  Prepaid expenses.................................................................         1,963           1,478
  Other current assets.............................................................         4,836           5,162
                                                                                        ---------       ---------
     Total current assets..........................................................        82,311          78,898
                                                                                        ---------       ---------
  Property and equipment, net......................................................        72,061          95,619
  Goodwill and other intangibles, net of accumulated amortization of
   $9,778,000 and $2,057,000.......................................................        16,673           4,675
  Other assets and deferred charges................................................         6,067           6,989
                                                                                        ---------       ---------
     Total assets..................................................................     $ 177,112       $ 186,181
                                                                                        =========       =========
              LIABILITIES  AND  SHAREHOLDERS'  EQUITY
              ---------------------------------------
Current liabilities:
  Lines of credit..................................................................     $   2,000       $   5,648
  Current portion of long-term debt................................................        24,915          33,985
  Trade accounts payable...........................................................        19,868          25,031
  Accrued payroll and related expenses.............................................         3,098           4,636
  Other accounts payable and accrued liabilities...................................         3,632           2,382
  Deferred revenue.................................................................         5,612           5,944
                                                                                        ---------       ---------
     Total current liabilities.....................................................        59,125          77,626
                                                                                        ---------       ---------
Long-term debt.....................................................................        26,938          33,820
Deferred income taxes..............................................................           476              --
Other liabilities..................................................................           790           1,306
                                                                                        ---------       ---------
     Total liabilities.............................................................        87,329         112,752
                                                                                        ---------       ---------
Commitments and contingencies (Notes 11 and 12)
Shareholders' equity:
  Preferred stock, $.01 par value; 29,324,858 shares authorized; no shares
    issued and outstanding.........................................................            --              --
  Convertible preferred stock, $.01 par value; $50.00 stated value;
    675,142 shares authorized; 600,000 shares issued and outstanding...............            --          28,135
  Common stock, $.01 par value; 100,000,000 shares authorized;
    40,212,790 and 40,577,342 shares issued........................................           402             406
  Capital in excess of par value...................................................       208,000         210,162
  Retained deficit.................................................................      (116,636)       (162,649)
  Treasury stock, 99,556 shares, at cost...........................................        (2,005)         (2,005)
  Cumulative foreign currency translation adjustment...............................            22            (620)
                                                                                        ---------       ---------
     Total shareholders' equity....................................................        89,783          73,429
                                                                                        ---------       ---------
     Total liabilities and shareholders' equity....................................     $ 177,112       $ 186,181
                                                                                        =========       =========

  The accompanying notes are an integral part of these financial statements.

                                  PSINET INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------------
                                                                                      1995       1996        1997
                                                                                   ----------  ---------  ----------
                                                                                    (IN THOUSANDS OF U.S. DOLLARS,
                                                                                      EXCEPT PER SHARE AMOUNTS)

Revenue..........................................................................   $ 38,722   $ 84,351    $121,902
Other income, net................................................................         --      5,417          --
                                                                                    --------   --------    --------
                                                                                      38,722     89,768     121,902
Operating costs and expenses:
  Data communications and operations.............................................     32,124     70,102      94,363
  Sales and marketing............................................................     23,930     27,064      25,831
  General and administrative.....................................................     10,569     20,648      22,947
  Depreciation and amortization..................................................     14,778     28,035      28,347
  Intangible asset write-down....................................................      9,938         --          --
                                                                                    --------   --------    --------
     Total operating costs and expenses..........................................     91,339    145,849     171,488
                                                                                    --------   --------    --------
Loss from operations.............................................................    (52,617)   (56,081)    (49,586)
Interest expense.................................................................     (1,964)    (5,025)     (5,362)
Interest income..................................................................      1,625      3,794       3,059
Other income.....................................................................         --      2,863         110
Gain on sale of subsidiary.......................................................         --         --       5,701
Equity in loss of affiliate......................................................       (204)      (807)         --
                                                                                    --------   --------    --------
Loss before income taxes.........................................................    (53,160)   (55,256)    (46,078)
Income tax benefit...............................................................         --        159         476
                                                                                    --------   --------    --------
Net loss.........................................................................   $(53,160)  $(55,097)   $(45,602)
                                                                                    ========   ========    ========
Return to preferred shareholders.................................................         --         --        (411)
                                                                                    --------   --------    --------
Net loss available to common shareholders........................................   $(53,160)  $(55,097)   $(46,013)
                                                                                    ========   ========    ========
Basic loss per share.............................................................     $(2.01)    $(1.40)     $(1.14)
                                                                                    ========   ========    ========
Diluted loss per share...........................................................     $(2.01)    $(1.40)     $(1.14)
                                                                                    ========   ========    ========
Shares used in computing basic and diluted loss per share (in thousands).........     26,485     39,378      40,306
                                                                                    ========   ========    ========


  The accompanying notes are an integral part of these financial statements.

                                  PSINET INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                        FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                             ------------------------------------------------------------------------------------------------------
                                                                      CAPITAL                                CUMULATIVE     TOTAL
                              PREFERRED STOCK       COMMON STOCK        IN                                     FOREIGN      SHARE-
                             ------------------  ------------------   EXCESS                      UNREALIZED  CURRENCY     HOLDERS'
                             OUTSTANDING         OUTSTANDING   PAR    OF PAR   RETAINED  TREASURY  GAIN ON   TRANSLATION    EQUITY
                                SHARES   AMOUNT    SHARES     VALUE   VALUE    DEFICIT    STOCK   INVESTMENT  ADJUSTMENT  (DEFICIT)
                             ----------- ------  -----------  -----   -----    --------  -------- ----------  ----------  --------
                                                      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1994..       --   $    -- 11,202,791    $112  $    --   $ (8,379)  $   --     $   --      $  (16)   $ (8,283)
 Accretion of redeemable
  common and convertible
  preferred stock...........                                         (1,377)                                                (1,377)
 Issuance of common stock
  to employees under revenue
  bonus plan................                        18,300               77                                                     77
 Issuance of common stock
  for acquisitions..........                     4,514,304      45   43,509                                                 43,554
 Conversion of redeemable
  preferred stock into
  common stock..............                    10,042,680     100   26,671                                                 26,771
 Expiration of redemption
  rights on redeemable
  common stock..............                     1,838,475      18      402                                                    420
 Initial public offering,
  net of expenses...........                     4,370,000      44   47,229                                                 47,273
 Issuance of common stock
  pursuant to exercise of
  stock warrants............                     1,384,863      14    2,390               (2,005)                              399
 Issuance of common stock
  pursuant to exercise of
  stock options.............                       493,003       5      759                  (49)                              715
 Public offering, net of
  expenses..................                     4,000,000      40   86,599                                                 86,639
 Employee stock option loan
  program...................                                           (224)                                                  (224)
 Issuance of common stock in
  escrow for acquisition of
  World Online..............                        50,516       1                                                               1
 Unrealized gain on
  investment................                                                                            813                    813
 Foreign currency
  translation adjustment....                                                                                      (388)       (388)
 Net loss...................                                                   (53,160)                                    (53,160)
                              -------   ------- ----------    ---- --------   ---------  --------     ------    ------     -------
BALANCE, DECEMBER 31, 1995..       --        -- 37,914,932     379  206,035    (61,539)   (2,054)       813       (404)    143,230
 Issuance of common stock
  pursuant to exercise of
  stock warrants............                     1,362,604      14      (14)
 Issuance of common stock
  pursuant to exercise of
  stock options.............                       803,330       9    1,806                                                  1,815
 Issuance of common stock in
  escrow for acquisition of
  World Online..............                        32,368
 Repayments under employee
  stock option loan
  program...................                                            232                                                    232
 Interest under employee
  stock option loan
  program...................                                            (10)                                                   (10)
 Retirement of treasury
  stock.....................                                            (49)                  49
 Unrealized gain on
  investment................                                                                           (813)                  (813)
 Foreign currency
  translation adjustment....                                                                                       426         426
 Net loss...................                                                   (55,097)                                    (55,097)
                              -------   ------- ----------    ---- --------   ---------  --------     ------    ------     -------
BALANCE, DECEMBER 31, 1996..       --        -- 40,113,234     402  208,000   (116,636)   (2,005)        --         22      89,783
 Issuance of common stock
  pursuant to exercise of
  stock warrants............                       164,185       2        3                                                      5
 Issuance of common stock
  pursuant to exercise of
  stock options.............                       283,251       3      659                                                    662
 Issuance of Series B
  convertible preferred
  stock, net of expenses....   600,000   28,064                       1,500                                                 29,564
 Return to preferred
  shareholders..............                 71                                   (411)                                       (340)
 Cancellation of common
  stock for acquisition of
  World Online..............                       (82,884)    (1)                                                              (1)
 Foreign currency
  translation adjustment....                                                                                      (642)       (642)
 Net loss...................                                                   (45,602)                                    (45,602)
                              -------   ------- ----------    ---- --------   --------   --------     ------    -------    -------
BALANCE, DECEMBER 31, 1997..  600,000   $28,135 40,477,786    $406 $210,162  $(162,649)  $(2,005)     $  --     $ (620)    $73,429
                              =======   ======= ==========    ==== ========  =========   ========     ======    =======    =======

  The accompanying notes are an integral part of these financial statements.

                                  PSINET INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                           ---------------------------------
                                                                                               1995       1996        1997
                                                                                           ---------  ---------  -----------
                                                                                             (IN THOUSANDS OF U.S. DOLLARS)
Cash flows from operating activities:
  Net loss.................................................................................   $(53,160)  $(55,097)  $(45,602)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.........................................................     14,778     28,035     28,347
     Gain on sale of investments...........................................................         --     (2,863)       (20)
     Gain on sale of InterCon..............................................................         --         --     (5,701)
     Gain on sale of assets to MindSpring..................................................         --     (5,417)        --
     Provision for allowances..............................................................        724      3,130      5,426
     Equity in loss of affiliate...........................................................        204        807         --
     Intangible asset write-down...........................................................      9,938         --         --
     (Increase) decrease in accounts receivable............................................     (2,394)   (14,320)       430
     Increase in notes receivable..........................................................         --        (56)    (5,648)
     (Increase) decrease in prepaid expenses and other current assets......................     (5,733)       311        296
     Increase in other assets and deferred charges.........................................       (779)      (509)      (258)
     Increase in accounts payable and accrued liabilities..................................      5,640     11,545      6,568
     Increase in deferred revenue..........................................................         71      2,367        635
     Decrease in deferred taxes............................................................        (37)      (159)      (476)
     Increase (decrease) in other liabilities..............................................        655       (317)       546
                                                                                              --------   --------   --------
        Net cash used in operating activities..............................................    (30,093)   (32,543)   (15,457)
                                                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of property and equipment, net.................................................    (16,095)   (12,814)   (12,613)
  Purchases of investments.................................................................         --    (17,167)    (3,000)
  Proceeds from maturity or sale of investments............................................         --     15,769      7,649
  Proceeds from sale of assets to MindSpring...............................................         --      8,451        691
  Proceeds from sale of InterCon, net......................................................         --         --     20,353
  Loan to affiliate........................................................................         --       (311)        --
  Capitalized software costs...............................................................       (435)      (816)        --
  Investments in subsidiaries, net of cash acquired........................................     (5,142)        --     (2,982)
  Investments in certain businesses........................................................       (286)       (69)    (5,569)
  Restricted cash and short-term investments...............................................         --       (954)   (19,736)
  Other....................................................................................         --         14       (353)
                                                                                              --------   --------   --------
        Net cash used in investing activities..............................................    (21,958)    (7,897)   (15,560)
                                                                                              --------   --------   --------
Cash flows from financing activities:
  Net proceeds (payments) on lines of credit...............................................      1,159     (1,012)     3,702
  Proceeds from issuance of debt...........................................................      8,250      8,281      6,408
  Repayments of debt.......................................................................     (1,441)    (4,654)    (5,670)
  Principal payments under capital lease obligations.......................................     (4,379)   (15,117)   (22,071)
  Proceeds from issuance of Series B preferred stock.......................................         --         --     29,564
  Proceeds from issuance of Series E redeemable preferred stock............................     12,197         --         --
  Proceeds from issuance of common stock...................................................         52         --         --
  Proceeds from initial public offering, net...............................................     47,273         --         --
  Proceeds from public offering, net.......................................................     87,390         --         --
  Proceeds from exercise of common stock warrants..........................................        400         --          5
  Proceeds from exercise of common stock options...........................................        502      1,815        662
  Proceeds from repayment of employee notes receivable.....................................         --        232         --
  Other....................................................................................         --        (74)        (2)
                                                                                              --------   --------   --------
        Net cash provided by (used in) financing activities................................    151,403    (10,529)    12,598
                                                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents.......................................     99,352    (50,969)   (18,419)
Cash and cash equivalents, beginning of year...............................................      3,358    102,710     51,741
                                                                                              --------   --------   --------
Cash and cash equivalents, end of year.....................................................   $102,710   $ 51,741   $ 33,322
                                                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                                  PSINET INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Nature of Operations--PSINet Inc. (the "Company") was organized in October 1989. PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in nine of the 20 largest international telecommunications markets. The Company also offers Internet protocol ("IP")-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and Internet Service Providers ("ISPs") to further exploit its network capacity.

     The Company's operations are subject to certain risks and uncertainties including, among others, actual and prospective competition by entities with greater financial and other resources, risks associated with the development of the Internet market, risks associated with growth and domestic and global expansion, risks associated with acquisitions, risks associated with limited experience in the carrier and ISP market, technology and regulatory risks, and dependence upon sole and limited source suppliers.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

     Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenue Recognition--Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally three to 12 months. Cash received in advance of revenues earned is recorded as deferred revenue. In 1996 and 1995, when the Company's offerings included connectivity software products, revenue from the sale of software, including sales to distributors, resellers and original equipment manufacturers, was recognized when software products were shipped. Revenue from separate post-contract customer support agreements was recognized over the contract period.

     Advertising and Customer Acquisition Costs--The Company expenses all advertising and customer acquisition costs in the period incurred.

     Cash and Cash Equivalents--All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

     Restricted Cash and Short-Term Investments--Restricted cash and short-term investments represent amounts that are restricted as to their use in accordance with capital lease obligations and other financing arrangements.

     Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and marketable securities and accounts and notes receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base. Concentrations of credit risk with respect to notes receivable relate primarily to two customers, which are monitored closely by the Company.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements, including labor and overhead costs of POP installations, are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets, which is generally five years.

     Equipment Under Capital Lease--The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of three to five years, which are generally longer than the terms of the leases.

     Goodwill and Other Intangibles--The Company continually reviews goodwill and other intangibles to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminution in value is determined. Goodwill and other intangibles are amortized over their estimated useful lives of three to ten years.

     Other Assets and Deferred Charges--Other assets and deferred charges are principally comprised of debt issue costs, long term asset acquisition costs and notes receivable. Additionally in 1996, the Company held an investment accounted for under the equity method in which the investment, originally recorded at cost, was adjusted to recognize the Company's share of the affiliate's net earnings or losses as they occurred. This investment was sold in 1997 and at December 31, 1997, the Company had no equity method investments.

     Income Taxes--The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

     Stock Compensation--The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes.

     Foreign Currency--Gains and losses on translation of the accounts of the Company's foreign operations where the local currency is the functional currency are accumulated and reported as a separate component of shareholders' equity. Transaction gains and losses are recorded in the statement of operations.

     Loss Per Share--The Company adopted SFAS No. 128, "Earnings per Share," in 1997 and accordingly has restated prior year loss per share amounts to reflect the provisions of this new statement. Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options and warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the treasury stock method. All stock options and warrants outstanding have been excluded from the computation of diluted loss per share as their effect would be antidilutive and accordingly, there is no reconciliation between basic and diluted loss per share for each of the years presented.

     Fair Value of Financial Instruments--The Company discloses the fair value of its financial instruments for which it is practicable to estimate fair value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows. In this regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, therefore, the fair values may not represent actual values of the financial instruments that could have been realized as of year

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

end or that will be realized in the future. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value for financial instruments:

          Cash and cash equivalents. The carrying amount approximates fair value.

          Restricted cash and short-term investments. The carrying amount approximates fair value.

          Short-term investments.  The carrying amount approximates fair value.

          Notes receivable. The fair value of notes receivable is estimated by discounting at market interest rates the future cash flows under the notes.

          Borrowings. The fair value of borrowings, including capital lease obligations and other obligations, is estimated by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company.

     Reclassifications in Financial Presentation--Certain prior year information has been reclassified to conform to the current year presentation.

     Nonmonetary Exchanges--The Company exchanges capacity on its network for capacity on the network of another ISP. The Company records such exchange agreement at the fair value of either the services provided or received, whichever is more readily determinable. For the twelve months ended December 31, 1997, the Company recognized $2,400,000 of revenue and data communications and operations expense relating to such exchange.

     Recent Pronouncements--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and displaying comprehensive income, as defined, and its components. The Company plans to adopt the Statement's disclosure requirements in 1998.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. Generally, the Statement requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company plans to adopt the Statement's disclosure requirements in 1998.

NOTE 2--NOTES RECEIVABLE

     Under the terms of an agreement with one of its customers, receivables from the customer may be deferred until July 31, 1998 on amounts of up to $5,000,000 for services provided by the Company. At December 31, 1997, amounts due from this customer totaling $4,892,000 had been deferred under this agreement and are reflected as current notes receivable.

     On June 28, 1996, the Company entered into an agreement with MindSpring Enterprises, Inc., ("MindSpring") an ISP, pursuant to which the Company agreed to transfer to MindSpring substantially all of its individual subscriber accounts and related tangible and intangible assets and rights in connection with the consumer dial-up Internet access services operated by the Company in the United States, for $12,929,000 in cash and non-interest bearing notes receivable through 1997 and 1998. The gain from this sale of $5,417,000 has been recorded as other income, net in the Company's consolidated statement of operations. The balance of the note receivable from MindSpring at December 31, 1997 and 1996 was $2,078,000 and $2,769,000, respectively.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     At December 31, 1997, other notes receivable consist of an amount due from a third party, of which $254,000 is scheduled to be repaid in 1998 and $509,000 in 1999. At December 31, 1997 and 1996, notes receivable approximated their estimated fair value.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                                                         DECEMBER 31,
                                                                                -------------------------------
                                                                                    1996             1997
                                                                                -------------  ----------------
                                                                                (IN THOUSANDS OF U.S. DOLLARS)
   Data communications equipment..............................................      $ 24,095          $ 32,108
   Purchased software.........................................................         2,989             3,920
   Office and other equipment.................................................         3,108             4,451
   Leasehold improvements.....................................................         6,313             9,204
                                                                                    --------          --------
                                                                                      36,505            49,683
   Less accumulated depreciation and amortization.............................       (12,331)          (28,217)
                                                                                    --------          --------
                                                                                      24,174            21,466
                                                                                    --------          --------

   Leased data communications equipment.......................................        60,979            96,059
   Leased office and other equipment..........................................         3,241             3,521
                                                                                    --------          --------
                                                                                      64,220            99,580
   Less accumulated depreciation..............................................       (16,333)          (25,427)
                                                                                    --------          --------
                                                                                      47,887            74,153
                                                                                    --------          --------

   Property and equipment, net................................................      $ 72,061          $ 95,619
                                                                                    ========          ========


  Total depreciation and leasehold amortization expense in 1997, 1996 and 1995 was $25,099,000, $16,572,000, and $6,462,000, respectively.

NOTE 4--GOODWILL AND OTHER INTANGIBLES

  Goodwill and other intangibles consisted of the following:

                                                                                         DECEMBER 31,
                                                                                ------------------------------
                                                                                     1996            1997
                                                                                --------------  --------------
                                                                                (IN THOUSANDS OF U.S. DOLLARS)
   Goodwill...................................................................        $12,763         $ 5,671
   Tradename..................................................................          4,050              --
   Customer relations.........................................................          1,155              --
   Software costs.............................................................          6,370             304
   Other......................................................................          2,113             757
                                                                                      -------         -------
                                                                                       26,451           6,732
   Less accumulated amortization..............................................         (9,778)         (2,057)
                                                                                      -------         -------
   Goodwill and other intangibles, net  .                                             $16,673         $ 4,675
                                                                                      =======         =======

  Total amortization expense in 1997, 1996 and 1995 was $2,712,000, $11,104,000 and $8,227,000, respectively.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


     As more fully described in Note 11, during 1997 the Company sold its software subsidiary. Goodwill and other intangibles of $11,080,000 were offset against the proceeds received from the sale.

     In December 1995, a pretax charge of $9,938,000 was recorded related to the permanent impairment of certain intangible assets which resulted from the Company's plan, adopted in the first quarter of 1996, to merge the operations of two of the Company's acquired subsidiaries. As part of the plan, the Company no longer marketed certain products using an acquired tradename and certain software products were abandoned. This charge, which had no immediate cash effect, recognized the permanent impairment in the value of certain intangibles including a tradename, a non-compete agreement, certain software costs and goodwill recorded in connection with the acquisitions.

NOTE 5--LINES OF CREDIT

     The Company has a secured revolving credit agreement with a bank under which the Company may borrow up to a maximum principal amount of the lesser of $5,000,000 less the aggregate face value of all letters of credit outstanding, or 75% of qualified accounts receivable which secure the loan less 100% of the maximum outstanding liability under any letters of credit issued, less 20% of the aggregate principal of certain term credit advances. This revolving line of credit agreement expires on March 31, 1998. Interest is payable monthly in arrears at a rate of prime plus 1.5%. The maximum principal amount available to the Company at December 31, 1997 was $4,013,000, of which $3,900,000 was outstanding at that date at an interest rate of 10%. Letters of credit issued and outstanding at December 31, 1997 relating to this credit agreement totaled $987,000.

     The Company also has a secured revolving agreement with a Canadian bank under which the Company may borrow up to a maximum principal amount of approximately $1,850,000, of which $1,748,000 was outstanding at December 31, 1997. The line of credit is repayable on demand, generally bears interest at prime plus 0.5% and is secured by restricted cash on deposit with the bank. The Company has an overdraft facility with a bank in the United Kingdom for approximately $413,000. No amounts were outstanding at December 31, 1997.

NOTE 6--LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                         DECEMBER 31,
                                                                                  ---------------------------
                                                                                      1996           1997
                                                                                  -------------  ------------
                                                                                  (IN THOUSANDS OF U.S. DOLLARS)
   Notes payable with a bank, interest at prime plus 2.5%.......................      $  7,966      $  8,864
   Other notes payable at interest rates ranging from 7.50% to 20.00%...........         3,623         2,586
   Capital lease obligations at interest rates ranging from 5.66% to 15.84%.....        40,264        56,355
                                                                                      --------      --------
                                                                                        51,853        67,805
   Less current portion.........................................................       (24,915)      (33,985)
                                                                                      --------      --------
   Long-term portion............................................................      $ 26,938      $ 33,820
                                                                                      ========      ========


     Borrowings under the notes payable with a bank are repayable in 36 monthly installments from the dates of issue and are secured by a lien on the equipment purchased with the proceeds. Interest is payable monthly at a rate of prime plus 2.5%; the interest rate was 11.00% at December 31, 1997. The notes payable and certain capital lease obligations contain certain provisions which, among other things, require the maintenance of certain financial ratios and restrict the payment of dividends.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The Company has various financing arrangements accounted for as capital leases for the acquisition of equipment and other fixed assets. During 1997, 1996 and 1995, the Company incurred capital lease obligations under these arrangements of $37,455,000, $25,576,000 and $29,071,000, respectively, upon the execution of leases for new data communications equipment and other fixed assets. The Company's capital lease obligations are generally repayable in 36 monthly installments from the dates of acquisition. At December 31, 1997, the aggregate unused portion under these arrangements totaled $24,611,000.

     Future minimum lease payments under capital leases and annual maturities of other long-term debt are as follows:

YEAR ENDING                                                                 CAPITAL         OTHER LONG-
DECEMBER 31,                                                                 LEASES          TERM DEBT
-----------------                                                        --------------  ------------------
                                                                           (IN THOUSANDS OF U.S. DOLLARS)
  1998.................................................................        $31,752              $ 6,665
  1999.................................................................         19,743                3,734
  2000.................................................................         11,863                  993
  2001.................................................................             --                   58
  2002.................................................................             --                   --
                                                                               -------              -------
                                                                                63,358              $11,450
                                                                                                    =======
  Less amount representing interest....................................         (7,003)
                                                                               -------
  Present value of future minimum lease payments.......................        $56,355
                                                                               =======

     During the years ended December 31, 1997, 1996 and 1995, cash paid for interest was $5,559,000, $5,083,000 and $1,869,000, respectively.

     At December 31, 1997 and 1996, the estimated fair value of the capital lease obligations was approximately $55,565,000 and $40,730,000, respectively, and other long-term debt was approximately $11,370,000 and $12,189,000, respectively.

NOTE 7--CAPITAL STOCK

     On January 23, 1998, at a Special Meeting of Shareholders, the Company's shareholders granted the Board of Directors authority to amend the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of capital stock from 130,000,000 shares to 280,000,000 shares and to increase the number of the Company's authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares. The Board of Directors has authority to issue up to 30,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof without any further vote or action by shareholders.

PREFERRED STOCK RIGHTS PLAN

     On May 8, 1996, the Company's Board of Directors adopted a Shareholder Rights Plan ("Rights Plan") pursuant to which preferred stock purchase rights ("Rights") were granted as a dividend to shareholders of record at the rate of one Right for each outstanding share of common stock held of record as of the close of business on June 5, 1996. The Rights will also be attached to certain future issuances of common stock. Subject to certain exceptions, each Right, when exercisable, will entitle the registered holder to buy one one-thousandth of a share of a newly created Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Junior Preferred Stock") at an exercise price of $75 per Right.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Subject to certain exceptions, the Rights will become exercisable upon the occurrence of certain specified events, including an announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding common stock. In such event, each holder of a Right (other than Rights beneficially owned by the Acquiring Person) will thereafter have the right, subject to certain exceptions, to receive upon exercise thereof that number of one one-thousandths of a share of Series A Junior Preferred Stock or, at the discretion of the Company's Board of Directors, a number of additional shares of common stock as set forth in the Rights Plan.

     For purposes of the Rights Plan, the Company's Board of Directors has designated 1,000,000 shares of Series A Junior Preferred Stock, which amount may be increased or decreased by the Board of Directors. All Rights expire on June 5, 2006, unless the Rights are earlier redeemed or exchanged by the Company in accordance with the Rights Plan or expire earlier upon the consummation of certain transactions as set forth in the Rights Plan.

CONVERTIBLE PREFERRED STOCK PRIVATE PLACEMENT

     On November 10, 1997, the Company completed a private placement of 600,000 shares of its Series B 8% Convertible Preferred Stock ("Series B Preferred Stock") for proceeds of $29,564,000, net of issuance costs. The Series B Preferred Stock accrues dividends at an annual rate of 8%, payable quarterly in cash or, at the Company's option, in Series B Preferred Stock and is non-voting.

     The Series B Preferred Stock is convertible into the Company's common stock at $10 per share during the first year. The conversion price may be reset at the end of the first and second anniversary dates, under certain circumstances, to the stock's then current market value. At the third anniversary date, the conversion price may be reset, under certain circumstances, to 95% of the stock's then current market value. To reflect the nature of the conversion rights, preferred stock has been reduced by $1,500,000 with a corresponding increase to capital in excess of par value. Such amount will be accreted as an additional return to preferred shareholders over a period of three years. The Company also has the right to call the Series B Preferred Stock for redemption under certain circumstances commencing on the third anniversary of original issuance. The Company is subject to certain restrictions on the redemption, purchase or acquisition of, and the payment of dividends on common stock while the Series B Preferred Stock is outstanding. The holders were granted certain registration rights in connection with the transaction.

NOTE 8--MANDATORILY REDEEMABLE EQUITY SECURITIES

     The Company entered into several securities purchase agreements with investors in prior years. Pursuant to these agreements, the investors purchased shares of convertible participating preferred stock for cash or in exchange for shares of mandatorily redeemable common stock.

                                                                          PAR        PURCHASE         SHARES
                                                                         VALUE         DATE           ISSUED
CLASS                                                                 ------------  -----------  ----------------
-----
Series A............................................................          $.01         1993         2,727,000
Series B............................................................          $.01         1993         1,105,125
Series C............................................................          $.01         1993         1,020,000
Series D............................................................          $.01         1994         2,000,000
Series E............................................................          $.01         1995         3,190,555
                                                                                                       ----------
                                                                                                       10,042,680
                                                                                                       ==========

     Immediately prior to the completion of the Company's initial public offering on May 1, 1995, all issued and outstanding shares of redeemable convertible preferred stock were converted into 10,042,680 shares of common stock. In addition, all redemption rights of the holders of redeemable common stock (1,838,475 shares) expired upon the completion of the offering.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Activity with respect to redeemable convertible preferred and common stock for the year ended December 31, 1995 was as follows:


                                                                                     REDEEMABLE
                                                                                    CONVERTIBLE        REDEEMABLE
                                                                                     PREFERRED           COMMON
                                                                                       STOCK             STOCK
                                                                                  ---------------      -----------
                                                                                  (IN  THOUSANDS OF  U.S.  DOLLARS)
 Balance, December 31, 1994.....................................................         $ 13,218             $ 399
   Issuance of 3,190,555 shares of redeemable Series E convertible
    preferred stock.............................................................           12,197
   Accretion of redeemable convertible preferred and common stock...............            1,356                21
   Conversion of redeemable convertible preferred stock into common                       (26,771)
    stock.......................................................................
   Expiration of redemption rights on redeemable common stock...................                               (420)
                                                                                         --------             -----
 Balance, December 31, 1995.....................................................         $     --             $  --
                                                                                         ========             =====


NOTE 9--STOCK COMPENSATION AND RETIREMENT PLANS

EXECUTIVE STOCK INCENTIVE PLAN

     The Company's Executive Stock Incentive Plan provides for a maximum of 10,000,000 shares to be available for award thereunder to employees and consultants of the Company and its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 9,795,874 shares reserved for issuance under the plan and options with respect to 5,952,108 and 1,537,091 shares of common stock were outstanding and exercisable, respectively.

DIRECTORS STOCK INCENTIVE PLAN

     The Directors Stock Incentive Plan provides for awards with respect to up to 100,000 shares in the aggregate to directors of the Company and its subsidiaries who are not also employees or consultants of the Company and who do not serve on the Board as a representative of a shareholder. Awards under the plan are in the form of non-qualified stock options. The purchase price of shares covered by options cannot be less than the fair value on the date of the grant. Options granted under the plan when a director is first elected to the Board become exercisable quarterly over four years. Subsequent options granted under the plan become exercisable with respect to one half of the subject shares at each of the first and second anniversaries of the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 100,000 shares reserved for issuance under the plan and options with respect to 24,000 and 7,500 shares of common stock were outstanding and exercisable, respectively.

STRATEGIC STOCK INCENTIVE PLAN

     The Strategic Stock Incentive Plan provides for awards with respect to an aggregate of 3,500,000 shares of the Company's common stock to employees and consultants of the Company and its subsidiaries in connection with acquisitions, mergers, strategic alliances and other business combinations and transactions by the Company or its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

after the date of grant. At December 31, 1997, there were 3,500,000 shares reserved for issuance under the plan and options with respect to 324,141 and 167,155 shares of common stock were outstanding and exercisable, respectively.

EXECUTIVE STOCK OPTION PLAN AND OTHER OPTION PLANS AND GRANTS

     Prior to 1994, the Company granted non-qualified stock options to its employees as directed by the Company's Board of Directors. In March 1994, the Company established the 1994 Executive Stock Option Plan under which it is authorized to grant up to 1,250,000 of either incentive stock options or non-qualified stock options to its employees. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Options become exercisable over one to six years following the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 1,918,546 shares reserved for issuance under the plan and under ad hoc grants. Options with respect to 1,891,496 and 968,994 shares of common stock were outstanding and exercisable, respectively.

     In connection with the Company's acquisition of InterCon Systems Corporation ("InterCon") in June 1995, options outstanding under each of the InterCon 1992 Incentive Stock Plan and the InterCon 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally vesting over four years) for shares of the Company's common stock pursuant to the terms of the plans. As of December 31, 1997, the options outstanding under the 1992 plan consist of incentive stock options with respect to 104,569 shares of common stock and the options outstanding under the 1994 plan consist of non-qualified stock options with respect to 39,547 shares of common stock. At December 31, 1997, options with respect to 144,116 shares were exercisable. No additional options in respect of shares will be granted under either plan. In connection with the sale of InterCon, vesting on options with respect to 112,229 shares was accelerated and compensation expense of $214,000 was recognized in 1997.

     In connection with the Company's acquisition of Software Ventures Corporation ("Software Ventures") in July 1995, options outstanding under the Software Ventures 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally, one-half vesting after one year and one-half over four years) for shares of the Company's common stock pursuant to the terms of such plan. At December 31, 1997, options with respect to 25 shares under the plan were outstanding and exercisable. No additional options in respect of shares will be granted under the plan.

STOCK OPTION REPRICING

     Effective April 5, 1996, the Company's Board of Directors approved a repricing of certain employee stock options. Accordingly, options with respect to 2,520,555 shares of the Company's common stock whose exercise price was greater than $9.375, the closing market price of the Company's common stock on that date, were cancelled and new options with respect to the same number of shares were granted with an exercise price of $9.375. Other terms and conditions of the options remained the same.

FAIR VALUE OF STOCK OPTIONS

     For disclosure purposes under SFAS No. 123, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1997, 1996 and 1995, respectively: no annual dividends for any year, expected volatility of 76%, 80% and 80%, risk-free interest rate of 6.36%, 5.98% and 6.85% and expected life of 5.0 years, 5.0 years and 6.5 years. The weighted-average fair value of the stock options granted in 1997, 1996 and 1995, was $4.88, $4.89 and $6.90, respectively.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Under the above model, the total value of stock options granted in 1997, 1996 and 1995, was $23,616,000, $28,624,000 and $10,572,000, respectively, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma loss and pro forma basic and diluted loss per share would have been $53,113,000 and $1.32 in 1997, $63,897,000 and $1.62 in 1996 and
$54,760,000 and $2.07 in 1995. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

STOCK WARRANTS

     The Company has issued warrants to certain investors, a lease provider and consultants to purchase shares of the Company's common stock. Warrants issued to certain investors and a lease provider vested immediately and vesting with respect to warrants issued to consultants was contingent upon the performance of services. Compensation expense recorded with respect to warrants issued to consultants was $275,000 and $199,000 in 1996 and 1995, respectively. These warrants expire at various dates through 2003. At December 31, 1997, there were 224,274 shares reserved for issuance under stock warrant agreements of which warrants with respect to 224,274 shares of common stock were outstanding and exercisable.

STOCK OPTION AND WARRANT ACTIVITY

     The following table summarizes stock option and warrant activity under all plans for the three years ended December 31, 1997:


                                                     NUMBER OF SHARES
                                                     OF COMMON STOCK                                      WEIGHTED
                                          --------------------------------------        PRICE              AVERAGE
                                               OPTIONS             WARRANTS           PER SHARE         EXERCISE PRICE
                                          ------------------  ------------------   -----------------    ---------------
Balance, December 31, 1994..............          2,340,950           3,752,400           $.50 -$4.15            $ 1.72
   Granted..............................          1,559,891                 833            4.15-25.25              9.16
   Assumed..............................            543,414                  --              .01-6.13              4.18
   Exercised............................           (494,719)         (1,484,419)             .50-6.13              1.60
   Forfeited............................           (105,868)           (184,307)           2.00-25.25              4.50
                                                 ----------          ----------
Balance, December 31, 1995..............          3,843,668           2,084,507             .01-25.25              3.42
   Granted..............................          5,853,949                 167            4.15-16.75             10.81
   Exercised............................           (819,256)         (1,659,000)             .01-9.38              2.36
   Forfeited............................         (1,319,951)                 --            1.60-25.25              8.72
   Cancelled............................         (2,520,555)                 --            9.56-25.25             13.61
                                                 ----------          ----------
Balance, December 31, 1996..............          5,037,855             425,674            .05- 13.50              6.24
   Granted..............................          4,846,300                  --            5.38-11.25              7.36
   Exercised............................           (288,529)           (201,400)             .05-8.13              1.83
   Forfeited............................         (1,259,740)                 --            2.00-13.13              8.33
                                                 ----------          ----------
Balance, December 31, 1997..............          8,335,886             224,274           $.05-$13.50            $ 6.81
                                                 ==========          ==========
Exercisable, December 31, 1995..........            973,625           2,054,507           $.05-$13.88            $ 1.44
                                                 ==========          ==========
Exercisable, December 31, 1996..........          1,584,068             425,674           $.05-$10.01            $ 3.60
                                                 ==========          ==========

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The following table summarizes information about the shares outstanding and exercisable for options and warrants at December 31, 1997:

                                                              OUTSTANDING                                  EXERCISABLE
                                         -----------------------------------------------------  ---------------------------------
                                                               WEIGHTED-
                                                                AVERAGE          WEIGHTED-                           WEIGHTED-
RANGE OF                                                       REMAINING          AVERAGE                             AVERAGE
EXERCISE PRICES                               NUMBER       CONTRACTUAL LIFE    EXERCISE PRICE        NUMBER       EXERCISE PRICE
---------------                               ------       -----------------  ----------------  ----------------  ---------------
$ .05-$5.88............................         2,110,114               4.65            $ 2.62         1,295,342           $ 1.81
$6.13-6.88.............................           224,776               9.06            $ 6.46            56,754           $ 6.24
$6.94-7.00.............................         2,460,822               9.11            $ 7.00           446,649           $ 7.00
$7.25-9.38.............................         3,110,449               8.56            $ 8.77           983,074           $ 9.12
$9.56-13.50............................           653,999               8.62            $10.49           267,336           $10.39
                                                ---------                                              ---------
$.05-$13.50............................         8,560,160               7.77            $ 6.81         3,049,155           $ 5.76
                                                =========                                              =========

     Under the terms of the Company's Employee Retirement Savings Plan, participants are eligible to receive discretionary Company matching contributions each year of 100% of the first $1,000 of employee salary deferral and 25% of amounts thereafter up to the maximum allowable deferral under IRS regulations. All contributions to a participant's plan account are 100% vested after two years of service with the Company. The total contributions made by the Company under the Plan totalled $525,000, $622,000 and $131,000 during 1997, 1996 and 1995, respectively.

NOTE 10--INCOME TAXES

     Deferred tax assets (liabilities) consisted of the following:

                                                                                                    DECEMBER 31,
                                                                                       --------------------------------------
                                                                                               1996                1997
                                                                                       -------------------- -----------------
                                                                                          (IN THOUSANDS OF U.S. DOLLARS)
Gross deferred tax assets:
     Net operating losses (domestic).................................................             $ 35,755           $ 50,470
     Net operating losses (foreign)..................................................                3,344              7,834
     Other...........................................................................                1,866              1,515
                                                                                                  --------           --------
                                                                                                    40,965             59,819
                                                                                                  --------           --------
Gross deferred tax liabilities:
     Depreciation/amortization.......................................................               (6,741)            (8,740)
     Acquired intangibles............................................................               (2,377)                --
     Other...........................................................................                   --                 --
                                                                                                  --------           --------
                                                                                                    (9,118)            (8,740)
                                                                                                  --------           --------

Net deferred tax assets..............................................................               31,847             51,079
Valuation allowance..................................................................              (32,323)           (51,079)
                                                                                                  --------           --------
                                                                                                  $   (476)          $     --
                                                                                                  ========           ========

     The Company has provided a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. The change in the valuation allowance for net deferred tax assets was an increase of $18,756,000, $20,948,000 and $8,936,000 in 1997, 1996 and 1995,
respectively. The changes primarily relate to additional losses in those years.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     At December 31, 1997, the Company had domestic net operating loss carryforwards of approximately $123,099,000 for income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012 and may be limited in their use in the event of significant changes in the Company's ownership, and their use is limited to future earnings of the Company. In addition, at December 31, 1997, the Company had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $21,464,000. The majority of the foreign loss carryforwards will expire in varying amounts until 2004. Some of the foreign loss carryforwards will never expire under local country tax rule.

     A capital tax loss of $807,000 resulting from the sale of one of the Company's investments was incurred in 1997. The loss may be carried forward for five years. The Company recognized a deferred tax benefit of $476,000 in 1997 and $159,000 in 1996.

     No cash was paid for income taxes in 1997, 1996 or 1995.

NOTE 11--STRATEGIC ALLIANCES, ACQUISITIONS AND DISPOSITIONS

AGREEMENTS WITH IXC INTERNET SERVICES, INC.

     As part of the Company's ongoing efforts to further expand and enhance its network, on February 25, 1998, the Company closed its transaction with IXC Internet Services, Inc. ("IXC"), an indirect subsidiary of IXC Communications, Inc., to acquire 20-year noncancellable indefeasible rights of use ("IRUs") in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications network within the United States. The PSINet IRUs were acquired in exchange for the issuance to IXC of 10,229,789 shares of common stock of the Company (representing approximately 20% of the issued and outstanding common stock of the Company after giving effect to such issuance and having an aggregate market value of $78,641,503 based on the closing market price per share of the Company's common stock as reported by The Nasdaq Stock Market on such date of $7.6875) (the "IXC Initial Shares"). If the fair market value of the IXC Initial Shares (based on a 20 trading day volume-weighted average share price) is less than $240,000,000 at the earlier of one year following delivery and acceptance of the total amount of bandwidth corresponding to the PSINet IRUs or February 25, 2002 (the "Determination Date"), the
Company will be obligated to provide IXC with additional shares of its common stock, or at the sole option of the Company, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). The Company has the right to accelerate the Contingent Payment Obligation to any date prior to the Determination Date. In addition, the right of IXC to receive additional shares of common stock and/or cash pursuant to the Contingent Payment. Obligation will terminate on such date as the fair market value of the IXC Initial Shares (based on a 20 trading day volume-weighted average share price) is equal to or greater than $240,000,000.

     The bandwidth will be delivered over a period of two to three years after the closing. The agreement permits the Company to use the OC-48 bandwidth to deliver private line or long distance services based on non-Internet telecommunications transport at a rate of DS-3 or less. In addition, the Company expects to incur on an annual basis approximately $1,150,000 in operations and maintenance fees with respect to the PSINet IRUs to be acquired from IXC for each 1,000 equivalent route miles of OC-48 bandwidth accepted under the agreement. The Company also signed a long-term non-exclusive joint marketing and services agreement with IXC under which IXC and its resellers will be able to bundle the Company's Internet access and value added services with IXC's long distance and other telephone services to their customers throughout the United States.

iSTAR INTERNET INC.

     Between January 30, 1998 and February 12, 1998, the Company acquired approximately 23,400,000 (or 79.7%) of the outstanding common shares of iSTAR internet inc. ("iSTAR"), a Canadian ISP. The excess of the purchase price over the fair values of the tangible assets acquired and liabilities assumed was $19,500,000. This acquisition will be accounted for as a purchase business combination and accordingly the assets and liabilities and

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


results of operations of iSTAR will be included in the Company's financial statements from the date of acquisition. At December 31, 1997, the Company has a note receivable from iSTAR in the amount of $3,526,000 which is recorded in other assets and deferred charges. Additionally, at December 31, 1997, the Company had a $15,400,000 letter of credit outstanding with respect to this transaction which was secured by $17,500,000 in cash. On January 29, 1998, the Company obtained a $20,000,000 acquisition credit facility from a bank to finance this transaction and its letter of credit expired. This facility matures on the earlier of the consummation of a public offering by the Company of its debt or equity securities or July 31, 1998. The loan provides for interest on the outstanding balance at an annual rate of prime rate plus 1.375%. Additionally, the loan has been incorporated into the Company's existing credit facility with the bank and is secured by substantially all of the Company's assets, including a pledge of certain of its subsidiaries' stock (including the acquired capital stock of iSTAR).

CALVACOM AND IPROLINK

     In October 1997 and January 1998 a wholly-owned subsidiary of the Company acquired all of the issued and outstanding shares of common stock of Serveur Telematique Internet S.A., ("STI") an ISP in France and Internet Prolink S.A. ("Iprolink"), an ISP in Switzerland, for approximately $3,100,000 and $3,500,000, respectively, in cash. The acquisition of STI included the rights to use the tradename "CalvaCom." These transactions are or will be accounted for as purchase business combinations and accordingly, the net assets and results of operations are included in the Company's financial statements from the respective dates of acquisition.

EUNET GB LIMITED

     On July 21, 1995, the Company purchased from The University of Kent at Canterbury all of the issued and outstanding ordinary shares of EUnet GB Limited, an English corporation, for approximately $3,986,000 in cash and 42,011 shares of its common stock. This transaction was accounted for as a purchase business combination. The fair value of the cash, shares of the Company's common stock exchanged and liabilities assumed at acquisition was approximately $7,126,000.

INTERCON SYSTEMS CORPORATION AND SOFTWARE VENTURES CORPORATION

     On June 16, 1995 and July 11, 1995, the Company issued approximately 921,612 and 762,208 shares of its common stock in exchange for all of the issued and outstanding capital stock of InterCon and Software Ventures, respectively. These transactions were accounted for as purchase business combinations. Both acquired companies developed and marketed standards-based connectivity software products. The aggregate fair value of the shares of the Company's common stock exchanged, options granted and liabilities assumed was approximately $35,519,000.

     In the first quarter of 1996, the Company merged the operations of Software Ventures and InterCon into one Internet software subsidiary known as InterCon. On February 1, 1997, the Company sold all of the issued and outstanding capital stock of InterCon to Ascend Communications, Inc. ("Ascend") in exchange for $12,000,000 in cash pursuant to a Stock Acquisition Agreement between the Company and Ascend. In addition, in connection with the sale, the Company received $8,500,000 in cash from Ascend as repayment of intercompany debt owed by InterCon to the Company. The Company recognized a gain of $5,700,000 in 1997 in connection with the sale.

PSINET PIPELINE NEW YORK, INC.

     On February 7, 1995, the Company issued an aggregate of approximately 2,690,218 shares of its common stock in exchange for all of the outstanding common stock and preferred stock of PSINet Pipeline New York, Inc. (formerly The Pipeline Network Inc., "Pipeline"). This transaction was accounted for as a purchase business combination. The fair value of the shares of the Company's common stock exchanged and liabilities assumed was approximately $12,129,000. As further described in Note 2, the Company transferred substantially all of its individual subscriber accounts and related tangible and intangible assets relating to the Company's consumer dial-up Internet access services including those acquired from the acquisition of Pipeline to MindSpring in the second and third quarters of 1996.

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 12--COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, the Company leases certain of its facilities under non-cancelable operating leases expiring in various years through 2006. The operating lease on one of the office facilities includes scheduled base rent increases over the term of the lease. The total amount of base rent is being charged to expense on the straight-line method over the term of the lease. Total rent expense for all operating leases amounted to $4,968,000, $3,601,000 and $2,077,000 in 1997, 1996 and 1995,
respectively.

     At December 31, 1997 commitments to telecommunications vendors and future minimum lease payments under non-cancelable operating leases are as follows:

YEAR ENDING
DECEMBER 31,                                                               TELECOMMUNICATIONS   OPERATING LEASES
------------                                                               -------------------  ----------------
                                                                               (IN THOUSANDS OF U.S. DOLLARS)
1998.....................................................................              $10,218            $ 4,368
1999.....................................................................                7,987              4,160
2000.....................................................................                5,942              3,877
2001.....................................................................                4,360              3,425
2002.....................................................................                2,667              3,407
Thereafter...............................................................                   --              2,913
                                                                                       -------            -------
                                                                                       $31,174            $22,150
                                                                                       =======            =======

     Under the terms of an agreement with one of its customers, the Company is obligated to provide the customer with a rental facility of up to $5,000,000 for telecommunications equipment owned or leased by the Company and deployed in the customer's network. As of December 31, 1997, the Company had provided $1,426,000 of equipment to the customer under three year operating leases.

CONTINGENCIES

     The Company is subject to certain claims and legal proceedings that arose in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

     On September 19, 1996, the Company and Chatterjee Management Company ("Chatterjee") signed an agreement pursuant to which the Company and an investment group led by Chatterjee would establish a joint venture for the purpose of building an Internet network across Europe and provide Internet-related services in Europe. Such investment group was to invest up to $41 million in a joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented its implementation. Instead, they sought for several months to negotiate a direct investment in the Company by Chatterjee in lieu of the initial agreement. Those negotiations were not successful.

     On November 25, 1997, Chatterjee initiated arbitration proceedings against the Company before the International Chamber of Commerce, Court of Arbitration, in London, England, with respect to the joint venture agreement previously entered into by Chatterjee and the Company.

     In the arbitration proceeding, Chatterjee has now alleged that the Company breached the joint venture agreement by repudiating its obligations under the agreement and by breaching a covenant not to compete. In the arbitration, Chatterjee requests an award declaring that the agreement is still valid and binding upon the parties

                                  PSNET INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

and that the Company stands in breach of the agreement, directing the Company to specifically perform its obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25 million, awarding Chatterjee profits that the Company has earned or stands to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorney's fees and interest on the award of damages. The Company believes that Chatterjee's claims are without merit and intends to vigorously defend itself in the arbitration.

NOTE 13--INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

     The Company operates in one principal industry segment, as a provider of Internet solutions, and markets its services internationally through foreign subsidiaries. The Company's services are provided primarily to corporate customers.

     Geographic financial information is as follows:


                                                                                  YEAR ENDED DECEMBER 31
                                                                       --------------------------------------------
                                                                           1995           1996            1997
                                                                       -------------  -------------  --------------
                                                                             (IN THOUSANDS OF U.S. DOLLARS)
Revenue:
  United States......................................................      $ 38,029       $ 78,132        $104,254
  International......................................................         2,470          6,781          17,950
  Eliminations.......................................................        (1,777)          (562)           (302)
                                                                           --------       --------        --------
  Consolidated.......................................................      $ 38,722       $ 84,351        $121,902
                                                                           ========       ========        ========

Loss from Operations:
  United States......................................................      $(50,153)      $(47,035)       $(38,472)
  International......................................................        (1,317)        (8,861)        (11,285)
  Eliminations.......................................................        (1,147)          (185)            171
                                                                           --------       --------        --------
  Consolidated.......................................................      $(52,617)      $(56,081)       $(49,586)
                                                                           ========       ========        ========

Identifiable Assets:
  United States......................................................      $195,920       $169,082        $156,474
  International......................................................         9,307         11,314          29,770
  Eliminations.......................................................        (3,397)        (3,284)            (63)
                                                                           --------       --------        --------
  Consolidated.......................................................      $201,830       $177,112        $186,181
                                                                           ========       ========        ========


     Intersegment sales and transfers are not material. Revenue is based on the location of the entity providing services. Loss from operations represents total revenue less operating costs and expenses, and does not include interest (expense)/income, other (expense)/income or income taxes. Identifiable assets of geographic areas are those tangible and intangible assets used in the Company's operations in each area.

                      Consolidated Financial Statements of

                              iSTAR internet inc.

                  Three Months Ended August 31, 1997 and 1996 iSTAR INTERNET INC.
Consolidated Balance Sheets
(Unaudited)

August 31, 1997 and 1996
(In thousands of Canadian dollars)

                                                                                                  1997             1996
                                                                                                  ----             ----
ASSETS

Current Assets:
  Cash and marketable securities........................................................        $  1,383         $  8,492
  Accounts receivable...................................................................          10,067            7,934
  Inventory.............................................................................             472              291
  Prepaid expenses and other assets.....................................................           1,423              655
  Funds held in escrow..................................................................           8,210               --
                                                                                                --------         --------
                                                                                                  21,555           17,372
Property and equipment..................................................................          14,539           11,782
Customer lists and goodwill.............................................................              --           16,090
                                                                                                --------         --------
                                                                                                $ 36,094         $ 45,244
                                                                                                ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Loan payable..........................................................................        $  2,000         $     --
  Accounts payable and accrued liabilities..............................................          13,352            9,007
  Deferred revenue......................................................................           1,500            1,567
  Current portion of capital lease obligations..........................................           3,406            1,702
                                                                                                --------         --------
                                                                                                  20,258           12,276

Capital lease obligations...............................................................           3,404            1,501
Deferred leasehold inducements..........................................................             694              334

Shareholders' equity:
  Share capital.........................................................................          83,020           55,656
  Share purchase warrants...............................................................             213            2,013
  Special warrants......................................................................           8,210               --
  Contributed surplus...................................................................           2,871            2,871
  Deficit...............................................................................         (82,576)         (29,407)
                                                                                                --------         --------
                                                                                                  11,738           31,133
                                                                                                --------         --------
                                                                                                $ 36,094         $ 45,244
                                                                                                ========         ========

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Consolidated Statements of Operations and Deficit
(Unaudited)

Three months ended August 31, 1997 and 1996
(In thousands of Canadian dollars, except per share amounts)

                                                                                                       1997           1996
                                                                                                       ----           ----
Sales.........................................................................................        $10,558        $ 7,347
Cost of sales.................................................................................          8,283          6,495
                                                                                                      -------        -------
Gross margin..................................................................................          2,275            852
Selling, general and administration expenses..................................................          6,945          7,181
                                                                                                      -------        -------
Operating loss before undernoted items........................................................         (4,670)        (6,329)
Depreciation and amortization.................................................................          2,441          1,797
Interest and bank charges, net................................................................            432              3
                                                                                                      -------        -------
Net loss......................................................................................        $(7,543)       $(8,129)
                                                                                                      -------        -------
Net loss per share............................................................................        $ (0.31)       $ (0.43)
                                                                                                      =======        =======

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Consolidated Statements of Changes in Financial Position
(Unaudited)

Three months ended August 31, 1997 and 1996
(In thousands of Canadian dollars)

                                                                                                      1997              1996
                                                                                                      ----              ----
Cash provided by (used in):

Operations:
  Net loss.............................................................................              $(7,543)          $(8,129)
  Depreciation and amortization........................................................                2,441             1,797
  Non-cash operating working capital...................................................               (2,581)             (850)
                                                                                                     -------           -------
                                                                                                      (7,683)           (7,182)

Financing:
  Capital lease obligations, net.......................................................                 (870)             (526)
  Special warrants issued..............................................................                8,210                --
                                                                                                     -------           -------
                                                                                                       7,340              (526)

Investing:
  Purchase of property and equipment...................................................                 (637)             (533)
  Funds held in escrow.................................................................               (8,210)               --
                                                                                                     -------           -------
                                                                                                      (8,847)             (533)
                                                                                                     -------           -------
Decrease in cash position..............................................................               (9,190)           (8,241)
Cash position, beginning of period.....................................................                8,573            16,733
                                                                                                     -------           -------
Cash position, end of period...........................................................              $  (617)          $ 8,492
                                                                                                     =======           =======

Cash position is defined as cash and marketable securities less loan payable.

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements
(Unaudited)

Three months ended August 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


  iSTAR internet inc. provides advanced Internet services for businesses, institutions, and individuals. The Company provides customers with a range of networking expertise and Web-based products and services including business solutions with high-speed connection to the Internet through a national backbone network.

1.   BASIS OF PRESENTATION:

     (a) These financial statements for the three months ended August 31, 1997 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited financial statements of iSTAR internet inc. (the "Company") as of May 31, 1997 appearing elsewhere in this proxy statement. These financial statements should be read in conjunction with the audited financial statements and the related notes to financial statements of the Company as of May 31, 1997 included elsewhere in this Proxy Statement. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) which management considers necessary to present fairly the financial position of the Company at August 31, 1997 and the results of operations and the changes in its financial position for the three month periods ended August 31, 1997 and 1996. The results of operations for the three month period ended August 31, 1997 may not be indicative of the results expected for any succeeding period.

     (b) These consolidated financial statements have been revised from those previously released on October 9, 1997 by including $8,210,000 in funds held in escrow and the equivalent amount in special warrants. This revision relates to the recognition of the net proceeds held in escrow for 4,500,000 special warrants. The proceeds from the issuance of these special warrants were held in escrow until a receipt was issued by the appropriate Canadian securities regulatory authorities for a final prospectus qualifying the issue of the underlying common shares. The receipt was issued on September 10, 1997 and the proceeds released from escrow on September 16, 1997. The warrants were converted into common shares on September 18, 1997.

2. EVENTS SUBSEQUENT TO ISSUANCE ON OCTOBER 9, 1997 OF THE FIRST QUARTER FISCAL 1998 CONSOLIDATED FINANCIAL STATEMENTS--NETWORK PROVISIONING AGREEMENT, PROPOSED SALE OF BUSINESS AND THE GOING CONCERN ASSUMPTION:

     On August 29, 1997, the Company signed a network provisioning agreement
  (NPA) with Bell Sygma Inc. (Bell) to supply the Company with telecommunications facilities and services over five years. The fees for certain services performed by Bell between July 1, 1997 and June 30, 1999, up to $20,000,000, do not have to be paid prior to July 1, 1999 and are interest free. After this date, Bell has the right to demand repayment of the deferred fees on an interest free basis over the next three years in equal monthly installments.

     The Company is obligated to pay Fonorola Inc. an amount which has not been finally determined but which is anticipated by the Company to be no more than $1,800,000, resulting from the early termination of the Company's supply agreement with Fonorola Inc. Under the NPA, Bell Sygma Inc. has agreed to pay 50% of this amount, which it will include in invoices to the Company in equal monthly amounts over the next five years.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 2
(Unaudited)

Three months ended August 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


2. EVENTS SUBSEQUENT TO ISSUANCE ON OCTOBER 9, 1997 OF THE FIRST QUARTER FISCAL 1998 CONSOLIDATED FINANCIAL STATEMENTS--NETWORK PROVISIONING AGREEMENT, PROPOSED SALE OF BUSINESS AND THE GOING CONCERN ASSUMPTION (CONTINUED):

     The implementation schedule of the NPA contemplated that Bell and the Company would complete the migration of the Company's network to Bell's network over a period of time ending on December 31, 1997. During the course of the migration, the Company expected it would realize increasing levels of deferral of its telecommunication costs with the full benefit of the NPA being achieved once the migration was completed.

     In mid-October, the Company learned that there were significant delays in the migration of the Company's network to the Bell system. This impacted the anticipated cash benefits of the NPA during the first six months of the 1998 fiscal year and into the third quarter. At that time the Company continued to focus on maintaining adequate capital resources until the full financial benefit of the NPA could be realized. As a result of the significant delays in the migration, the Company has used its cash resources to fund operating losses through the second quarter of fiscal 1998 and into the third quarter. The Company anticipates it will continue to generate operating losses over the next several quarters and will require additional amounts of capital to fund these operating losses.

     As a result of the demand on cash, the Company explored various options including seeking a purchaser. In late October 1997 the Company entered into discussions with PSINet Inc. (PSINet) and on November 10, 1997, PSINet, a United States internet service provider and iSTAR internet inc. announced that PSINet plans to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited.

     On December 24, 1997, the Company and PSINet Inc. ("PSINet"), a United States Internet service provider announced an amendment to the terms of their November 10, 1997 announcement whereby PSINet planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited. The new terms provide that PSINet will offer Cdn $.75 cash for each of the outstanding common shares of iSTAR by way of a take-over bid to be mailed to shareholders of the Company on or before January 7, 1998. Subsequently, PSINet extended the expiry of the offer and between January 30, 1998 and February 12, 1998, PSINet acquired approximately 23,900,000 (or 81.4%) of the outstanding common shares of iSTAR.

     The agreement also included the immediate credit facility of $5,000,000 working capital from PSINet Limited to the Company.

     These consolidated financial statements have been prepared on a going concern basis in accordance with generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue its operation for the foreseeable future and be able to realize its assets and discharge its liabilities in the normal course of business. These consolidated financial statements do not give effect to the adjustments to the carrying value of assets and liabilities and to the reported revenues and expenses, and the balance sheet classifications used that would be necessary should the Company be unable to find new sources of financing to operate in the ordinary course of business.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 4

Three Months ended August 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


3.  UNITED STATES ACCOUNTING PRINCIPLES:

     This financial statement note has been prepared because the consolidated financial statements of the Company will be included in a proxy statement to be issued to the shareholders of PSINet Inc.

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which in the case of the Company differ in the following material respects from those generally accepted in the United States (U.S. GAAP).

  (a) Statements of operations:

     If U.S. GAAP were employed, the net loss and loss per share would be adjusted as follows:

                                                                                                       1997            1996
                                                                                                       ----            ----
  Net loss under Canadian GAAP.............................................................           $ 7,543         $ 8,129

  Adjustments:
     Compensation element of: stock options issued to employees and;
       contingent consideration paid to acquire companies and businesses...................                --             911
     Customer lists and goodwill amortization and write-off................................                --              16
                                                                                                      -------         -------
  Net loss under U.S. GAAP.................................................................           $ 7,543         $ 9,056
                                                                                                      =======         =======
  Net loss per share under U.S. GAAP.......................................................           $ (0.31)        $ (0.48)
                                                                                                      =======         =======


  (b) Balance sheets:

     The cumulative effect of the adjustments on the consolidated assets and shareholders' equity are as follows:

                                                                                                         1997            1996
                                                                                                      -------         -------
  Total assets under Canadian GAAP.........................................................           $36,094         $45,244

  Adjustments:
     Restricted cash.......................................................................                --             455
     Customer lists and goodwill...........................................................                --             766
                                                                                                      -------         -------
  Total assets under U.S. GAAP.............................................................           $36,094         $46,465
                                                                                                      =======         =======

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 5

Three months ended August 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


3.  UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

  (b) Balance sheets (continued):

     The cumulative effect of the adjustments on the consolidated assets and shareholders' equity is as follows:

                                                                                               1997            1996
                                                                                               ----            ----
  Total shareholders' equity under Canadian GAAP.......................................        $11,738       $ 31,133

  Adjustments:
     Issue of stock options and common shares; to acquire companies
       and businesses..................................................................             --         11,965
     Selling, general and administrative expenses......................................             --        (10,727)
     Customer lists and goodwill amortization and write-off............................             --            (17)
                                                                                               -------       --------
  Total shareholders' equity under U.S. GAAP...........................................        $11,738       $ 32,354
                                                                                               =======       ========

  (c) Statements of changes in financial position:

      Under U.S. GAAP, financing and investing activities not involving a receipt or outlay of cash are excluded from the consolidated statements of changes in financial position. Accordingly, the following investing and financing activities would not be presented in the consolidated statement of changes in financial position for the years ended May 31, 1997 and 1996 but would be shown supplementally:



                                                                                               1997             1996
                                                                                               ----             ----
  Financial activities under Canadian GAAP..........................................          $ 7,340           $(526)

  Adjustment:
     Additional capital lease obligations on acquisition of property and
       equipment....................................................................             (492)           (118)
     Increase in loans payable......................................................            2,000              --
                                                                                              -------           -----
  Financing activities under U.S. GAAP..............................................          $ 8,848           $(644)
                                                                                              =======           =====
  Investing activities under Canadian GAAP..........................................          $(8,847)          $(533)

  Adjustment:
     Property and equipment purchases financed through capital leases...............              492             118
                                                                                              -------           -----
  Investing activities under U.S. GAAP..............................................          $(8,355)          $(415)
                                                                                              =======           =====

                      Consolidated Financial Statements of

                              iSTAR internet inc.

                        Year ended May 31, 1997 and 1996

LOGO
KPMG
Chartered Accountants

           Suite 1000 45 O'Connor Street            Telephone   (613) 560-0011
           Ottawa Ontario K1P 1A4 Canada            Telefax     (613) 560-2896
                                                            http://www/kpmg.ca


                       AUDITORS' REPORT TO THE DIRECTORS

  We have audited the consolidated balance sheets of iSTAR internet inc. as at May 31, 1997 and 1996 and the consolidated statements of operations and deficit and changes in financial position for the years ended May 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with Canadian generally accepted accounting principles.

  Significant differences between Canadian and United States generally accepted accounting principles are quantified and explained in Note 20 to the financial statements.

KPMG

Chartered Accountants

Ottawa, Canada

July 10, 1997, except for notes 12, 18, 19 and 20 which are as at December 5,
1997

    COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

  In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in
Note 19 to the financial statements which is as at December 5, 1997. Canadian reporting standards do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

KPMG

Chartered Accountants

Ottawa, Canada

December 5, 1997


LOGO
iSTAR INTERNET INC.
Consolidated Balance Sheets

May 31, 1997 and 1996
(In thousands of Canadian dollars)

                                                                                            1997                1996
                                                                                            ----                ----
ASSETS

Current assets:
  Cash and marketable securities (note 3)......................................            $ 12,073           $ 16,733
  Accounts receivable (note 4).................................................              10,027              8,595
  Inventory....................................................................                 371                284
  Other assets (note 5)........................................................                 606                731
                                                                                           --------           --------
                                                                                             23,077             26,343
Property and equipment (note 6)................................................              16,343             12,640
Customer lists and goodwill (notes 2 and 7)....................................                  --             16,497
                                                                                           --------           --------
                                                                                           $ 39,420           $ 55,480
                                                                                           ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Bank indebtedness (note 8)...................................................            $  3,500           $     --
  Accounts payable and accrued liabilities.....................................              14,829             10,310
  Deferred revenue.............................................................               1,630              1,858
  Current portion of capital lease obligations.................................               3,139              1,999
                                                                                           --------           --------
                                                                                             23,098             14,167

Capital lease obligations (note 9).............................................               4,540              1,730
Deferred leasehold inducements.................................................                 710                321

Shareholders' equity:
  Share capital (note 10)......................................................              83,015             55,656
  Share purchase warrants (note 10(d)).........................................                 218              2,013
  Contributed surplus (note 10(e)).............................................               2,871              2,871
  Deficit......................................................................             (75,032)           (21,278)
                                                                                           --------           --------
                                                                                             11,072             39,262
                                                                                           --------           --------

Commitments (note 11)..........................................................
Contingencies (note 12)........................................................
                                                                                           --------           --------
                                                                                           $ 39,420           $ 55,480
                                                                                           ========           ========

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Consolidated Statements of Operations and Deficit

Years ended May 31, 1997 and 1996
(In thousands of Canadian dollars, except per share amounts)

                                                                                              1997                1996
                                                                                              ----                ----
Sales........................................................................               $ 34,043            $ 19,405
Cost of sales................................................................                 30,558              13,596
                                                                                            --------            --------
Gross margin.................................................................                  3,485               5,809
Selling, general and administration expenses.................................                 32,624              22,147
                                                                                            --------            --------
Operating loss before undernoted items.......................................                (29,139)            (16,338)
Depreciation and amortization................................................                  6,519               2,947
Interest and bank charges, net (note 9)......................................                    113                (546)
                                                                                            --------            --------
Operating loss before non-recurring charges                                                  (35,771)            (18,739)
Integration costs............................................................                    585               1,699
Write-off of customer lists and goodwill (note 7)............................                 17,398                  --
                                                                                            --------            --------
Net loss.....................................................................               $(53,754)           $(20,438)
Deficit, beginning of year...................................................                (21,278)               (840)
                                                                                            --------            --------
Deficit, end of year.........................................................               $(75,032)           $(21,278)
                                                                                            ========            ========
Net loss per share (note 14).................................................               $  (2.42)           $  (1.70)
                                                                                            ========            ========

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Consolidated Statements of Changes in Financial Position

Years ended May 31, 1997 and 1996
(In thousands of Canadian dollars)

                                                                                              1997               1996
                                                                                              ----               ----
Cash provided by (used in):

Operations:
  Net loss.......................................................................           $(53,754)          $(20,438)
  Add non-cash items:
     Depreciation and amortization...............................................              6,519              2,947
     Write-off of customer lists and goodwill....................................             17,398                 --
  Non-cash operating working capital.............................................             (3,286)              (381)
                                                                                            --------           --------
                                                                                             (26,551)           (17,872)

Financing:
  Common shares and warrants issued, net of issue costs..........................             25,564             57,245
  Capital lease obligations, net.................................................              3,950              3,457
  Due from related parties.......................................................                 --               (373)
  Payments on long-term debt, net................................................                 --               (578)
  Contributed surplus............................................................                 --              2,871
                                                                                            --------           --------
                                                                                              29,514             62,622

Investing:
  Purchase of property and equipment.............................................             (8,635)           (10,158)
  Acquisition of companies and businesses........................................             (2,488)           (17,921)
                                                                                            --------           --------
                                                                                             (11,123)           (28,079)
                                                                                            --------           --------
Increase (decrease) in cash position.............................................             (8,160)            16,671
Cash position, beginning of year.................................................             16,733                 62
                                                                                            --------           --------
Cash position, end of year.......................................................           $  8,573           $ 16,733
                                                                                            ========           ========

Cash position is defined as cash and marketable securities less bank indebtedness.

          See accompanying notes to consolidated financial statements.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

   iSTAR internet inc. provides advanced Internet services for businesses, institutions, and individuals. The Company provides customers with a range of networking expertise and Web-based products and services including business solutions with high-speed connection to the Internet through a national backbone network.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a)  Basis of consolidation:

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation.

  (b)  Marketable securities:

       Marketable securities are stated at cost, which approximates market value.

  (c)  Inventory:

       Inventory is stated at the lower of cost and net realizable value.

  (d)  Property and equipment:

       Property and equipment is stated at cost. Depreciation and amortization are provided on the straight-line basis using the following annual rates:

ASSET TYPE                                                                                                RATE
----------                                                                                                ----

   Computer and network equipment.................................................................           33%
   Computer software..............................................................................           50%
   Furniture and equipment........................................................................           20%
   Leasehold improvements.........................................................................        16.67%
   Trade show equipment...........................................................................           50%

(e)  Customer lists and goodwill:

     Customer lists and goodwill represent the excess of the purchase price of acquired companies and businesses over the fair value assigned to the identifiable net assets acquired. Customer lists and goodwill are being amortized on a straight-line basis over a 12 year period. On an ongoing basis, management reviews the valuation and amortization of customer lists and goodwill, taking into consideration any events and circumstances which might have impaired fair value. The amount of customer lists or goodwill impairment, if any, is measured based on management's estimate of fair value.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 2

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

    (f) Leases:

      Leases are classified as either capital or operating in nature. Capital leases are those which substantially transfer the benefits and risks of ownership to the lessee. Assets acquired under capital leases are depreciated at the same rates as those described in note 1 (d). Obligations recorded under capital leases are reduced by rental payments net of imputed interest.

    (g) Deferred leasehold inducements:

       The Company amortizes deferred leasehold inducements on a straight-line basis over the terms of the respective leases.

    (h) Revenue recognition:

       Revenues from dial-up access, direct connect, consulting and training services are recognized at the time services are rendered. Billings in advance of services are recorded as deferred revenue and recognized at the time services are rendered. Revenue from the sale of software, including sales to distributors and resellers, is recognized when the products are installed.


2.  ACQUISITIONS OF COMPANIES AND BUSINESSES:

       On August 10, 1995, the Company amalgamated with NSTN Incorporated
    (NSTN), an Internet service provider operating primarily in Eastern Canada. This transaction has been accounted for by the purchase method with the results of operations of NSTN included in the Company's financial statements from the date of amalgamation.

       During fiscal 1996, the Company acquired eight other companies and businesses engaged in providing Internet services. These acquisitions have been accounted for by the purchase method and the results of operations have been included from the respective dates of acquisition.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 3

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

2.  ACQUISITIONS OF COMPANIES AND BUSINESSES (CONTINUED):

       The total consideration provided by the Company in exchange for all the issued and outstanding shares of the companies and business assets acquired is as follows:

                                                                                                            MAY 31,
                                                                                                             1966
                                                                                                            -------

Net identifiable assets acquired:
     Non-cash current assets.....................................................................           $ 2,001
     Property, plant & equipment.................................................................             3,241
     Bank indebtedness...........................................................................              (295)
     Due to related parties......................................................................              (373)
     Current liabilities.........................................................................            (3,789)
     Long term debt..............................................................................              (613)
                                                                                                            -------
                                                                                                                172

  Customer lists and goodwill....................................................................            17,454
                                                                                                            -------
                                                                                                            $17,626
                                                                                                            =======

  Consideration provided:
     Cash........................................................................................           $ 8,094
     Common shares (3,507,976.5 shares)..........................................................             4,648
     Contributed surplus.........................................................................             2,871
     Performance warrants........................................................................             2,013
                                                                                                            -------
                                                                                                            $17,626
                                                                                                            =======

       During 1997, additional common shares and share warrants in the amount of $2,089,606 were recorded for these acquisitions. At May 31, 1996, this consideration was contingent on certain events that were resolved during 1997. The additional consideration was recorded as an increase to customer lists and goodwill.


3.  CASH AND MARKETABLE SECURITIES:

       Cash and marketable securities includes marketable securities of $6,281,663 (1996--$14,676,792). The marketable securities mature within 30 days and bear interest at rates ranging from 2.75% to 3.05% (1996--4.75% to 5.05%).

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 4

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


4.  ACCOUNTS RECEIVABLE:

       Included in accounts receivable is an allowance for doubtful accounts of $1,902,251 (1996--$1,139,095).

5.  OTHER ASSETS:

                                                                                                  1997           1996
                                                                                                  ----           ----
   Prepaid expenses....................................................................           $ 495          $ 520
   Employee loans......................................................................             111            211
                                                                                                  -----          -----
                                                                                                  $ 606          $ 731
                                                                                                  =====          =====

6.    Property and equipment:

                                                                                ACCUMULATED         1997           1996
                                                                                DEPRECIATION       NET BOOK       NET BOOK
                                                                 COST         AND AMORTIZATION       VALUE         VALUE
                                                                ------       ------------------  -------------  ------------
Property under capital leases:
     Computer equipment...............................          $10,510              $2,359        $ 8,151       $ 3,597
     Furniture and equipment..........................              536                 107            429           536
  Computer and network equipment......................            8,908               3,894          5,014         6,497
  Computer software...................................            1,862                 649          1,213           445
  Furniture and equipment.............................            1,170                 342            828           757
  Leasehold improvements..............................              803                 167            636           634
  Trade show equipment................................              204                 132             72           174
                                                                -------              ------        -------       -------
                                                                $23,993              $7,650        $16,343       $12,640
                                                                =======              ======        =======       =======

       Cost and accumulated depreciation and amortization at May 31, 1996 amounted to $15,398,828 and $2,759,034, respectively.


7.  CUSTOMER LISTS AND GOODWILL:

       Management has evaluated that there has been a permanent impairment in the fair value of customer lists and goodwill in that the future benefit is unlikely. This is due to many factors including the evolution of the Company from a provider of primarily access-related products to a provider of business solutions products and services. Therefore, the entire balance of $17,398,250 has been written off.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 5

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


8.  BANK INDEBTEDNESS:

      Bank indebtedness comprises an operating loan in the amount of $3,500,000 that was repaid in June 1997 (see note 18(b)).


9.  CAPITAL LEASE OBLIGATIONS:

                                                                                              1997              1996
                                                                                              ----              ----
   1997.........................................................................              $   --           $2,294
   1998.........................................................................               3,676            1,485
   1999.........................................................................               3,345              200
   2000.........................................................................               1,757              145
   2001.........................................................................                  67               83
                                                                                              ------           ------
   Total minimum lease payments.................................................               8,845            4,207
   Less amount representing interest at an average rate of 9.3%.................               1,166              478
                                                                                              ------           ------
   Present value of minimum lease payments......................................               7,679            3,729
   Current portion of obligations under capital leases..........................               3,139            1,999
                                                                                              ------           ------
                                                                                              $4,540           $1,730
                                                                                              ======           ======

     Included in interest and bank charges is interest on capital lease obligations of $276,254 (1996--$202,119).


10.  SHARE CAPITAL:

     The number of shares and amounts per share in these financial statements have been retroactively adjusted to give effect to a 2.5 for 1 share split, pursuant to articles of amendment filed on November 9, 1995.

  (a) Authorized:

     The Company has an unlimited number of authorized common shares.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 6

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

10.  SHARE CAPITAL (CONTINUED):

    (b)  Issued:

    The Company's common share transactions are as follows:

                                                                                      NUMBER
                                                                                    OF SHARES            AMOUNT
                                                                                   ------------         --------
  Issued for cash  .............................................................    1,818,787.5          $   424
                                                                                   ------------          -------
  Balance, May 31, 1995  .......................................................    1,818,787.5              424
  Issued:
     For cash in initial public offering, net of issue costs  ..................    3,275,980.0           35,508
     On conversion of special warrants, net of issue costs  ....................    6,000,000.0           11,078
     For acquisitions  .........................................................    3,507,976.5            4,648
     For cash  .................................................................    2,661,212.5            3,156
     On conversion of options  .................................................      300,000.0              600
     To employees, directors  ..................................................    1,295,814.0              242
                                                                                   ------------          -------
  Balance, May 31, 1996  .......................................................   18,859,770.5           55,656
  Issued:
     For cash in public and private offerings, net of issue costs  .............    5,290,918.0           23,720
     On conversion of share purchase warrants  .................................      289,853.5            2,008
     On conversion of performance and litigation warrants  .....................      174,437.0            1,631
                                                                                   ------------          -------
  Balance, May 31, 1997  .......................................................   24,614,979.0          $83,015
                                                                                   ============          =======

     On May 29, 1997, the Company issued 2,220,869 common shares in exchange for all of the outstanding shares of a corporation in which two of the Company's directors were shareholders. The only asset of this corporation is 2,220,869 iSTAR internet inc. common shares issued in previous periods. As a result of this transaction the Company indirectly holds iSTAR internet inc. shares. These shares have been removed from the transaction summary provided above.

     (c) Stock options:

     At May 31, 1997, 2,070,537 options exercisable between $2.20 and $12.00 were outstanding. These options may be exercised between one month and 5 years from the date of grant.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 7

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

10.  SHARE CAPITAL (CONTINUED):

     (d)  Warrants:

          On September 24, 1996, the Company issued 366,750 warrants in connection with a private offering. At May 31, 1997, 48,107 warrants are outstanding and exercisable at a price of $4.10 per warrant until September 28, 1998.

          On October 29, 1996, the Company issued 1,450,000 warrants in connection with the public offering. At May 31, 1997, these warrants are outstanding and exercisable at a price of $6.75 until November 12, 1997.

          At May 31, 1997, the Company has warrants outstanding and exercisable into 46,940 common shares relating to 1996 acquisitions.

     (e)  Contributed surplus:

          The statutory amalgamation on August 10, 1995 of the Company and NSTN Incorporated resulted in contributed surplus of $2,871,199.

11.  COMMITMENTS:

     The Company is committed to payments under operating leases for office space and office equipment. Annual payments are: 1998--$923,478; 1999-- $929,662; 2000--$932,802; 2001--$865,675; 2002--$655,186; and $2,138,236
     thereafter.

     The Company is also committed to payments under operating leases for computer and network equipment. Annual payments are: 1998--$3,420,247; 1999--$3,230,011; and 2000--$2,383,576.

12.  CONTINGENCIES:

     (a) The Company is the defendant and counter-claimant in a claim arising from the normal course of business. Since this claim is in its early stages, legal counsel cannot determine what the outcome will be. However, management expects that the financial impact arising from this claim will not be material.

          On November 26, 1997, the plaintiff accepted a settlement offer from the Company, which will be recorded in the financial statements of the Company for the second quarter ended November 30, 1997.

     (b) The Company has $2,875,000 of letters of credit outstanding in favour of three of its major suppliers.

          During the second quarter of fiscal 1998 all letters of credit were released by suppliers in exchange for renegotiated equipment leasing arrangements that included accelerated lease payments.

13.  INCOME TAXES:

          The Company has income tax losses of approximately $58,600,000 (1996-- $21,400,000) which include tax losses acquired on the acquisition of certain subsidiaries. These losses are generally available to reduce future taxable income up to 2004. The benefit of these losses has not been recognized in these financial statements.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 8

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

14.  NET LOSS PER SHARE:

         The net loss per share figures are calculated based on the weighted average number of common shares outstanding of 22,224,230 shares (1996-- 12,053,453 shares).

         The potential exercise of stock options and warrants would not have a dilutive impact on the net loss per common share.

15.  RELATED PARTY TRANSACTIONS:

         During the year ended May 31, 1997, the Company purchased $1,003,740 (1996--$1,814,829) of software, hardware and management services from a corporation in which a Company director is a shareholder.

         The Company paid consulting fees of $244,549 (1996--$517,904) to a corporation in which two of the Company's directors are shareholders.

         During the year, the Company purchased $982,374 (1996--$618,278) of software and hardware from a corporation in which one of the corporation's shareholders is a director of the Company.

         During the year, the Company purchased $63,036 (1996--$Nil) of financial services from a corporation that is a shareholder and holds a seat on the board of directors of the Company. The Company also sold $252,688 (1996--$Nil) of services to this same corporation.

         Included in accounts receivable as at May 31, 1997 are amounts due from related parties of $168,465 (1996--$81,456). Included in accounts payable and accrued liabilities as at May 31, 1997 are amounts due to related parties of $473,198 (1996--$828,705).

16.  SEGMENTED INFORMATION:

         Management has determined that the Company operates in one dominant industry segment, being commercially-focused Internet products, and in one dominant geographic segment, being Canada.

17.  FINANCIAL INSTRUMENTS:

         The carrying values of cash and marketable securities, accounts receivable, bank indebtedness, accounts payable and accrued liabilities and capital lease obligations approximate their fair values.

18.  SUBSEQUENT EVENTS:

     (a)  Special warrants:

          On July 31, 1997, the Company issued 4,500,000 special warrants at a price of $2.00 each for proceeds of $9,000,000. Each special warrant was convertible without further payment into common shares of the Company on a one-for-one basis. The proceeds from the issuance of the special warrants were held in escrow until a receipt was issued by the appropriate Canadian securities regulatory authorities for a final prospectus qualifying the issue of the underlying common shares. The receipt was issued on September 10, 1997 and the proceeds released from escrow on September 16, 1997. The warrants were converted into common shares on September 18, 1997.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 9

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

18.  SUBSEQUENT EVENTS (CONTINUED):

     (b)  Credit facility:

          On August 1, 1997, the Company entered into a loan agreement with The Bank of Nova Scotia, Jefferson Partners Capital Limited and Jefferson Partners Holdco Inc. for up to $4,000,000. As at August 8, 1997, $2,000,000 was advanced and another $2,000,000 was advanced upon execution of the Network Provisioning Agreement (note 19). The principal portion of the fees payable to the lenders for this facility was 200,000 warrants convertible into common shares for no additional consideration. This credit facility is secured by existing security in favour of The Bank of Nova Scotia and by a general assignment of book debts in favour of Jefferson Partners Capital Limited. The proceeds of the Special Warrants (note 18(a)) was used to repay the amount outstanding under this facility and the warrants were converted into common shares on September 18, 1997.

19. NETWORK PROVISIONING AGREEMENT, PROPOSED SALE OF BUSINESS AND THE GOING CONCERN ASSUMPTION:

          On August 29, 1997, the Company signed a network provisioning agreement (NPA) with Bell Sygma Inc. (Bell) to supply the Company with telecommunications facilities and services over five years. The fees for certain services performed by Bell between July 1, 1997 and June 30, 1999, up to $20,000,000, do not have to be paid prior to July 1, 1999 and are interest free. After this date, Bell has the right to demand repayment of the deferred fees on an interest free basis over the next three years in equal monthly installments.

          The Company is obligated to pay Fonorola Inc. an amount which has not been finally determined but which is anticipated by the Company to be no more than $1,800,000, resulting from the early termination of the Company's supply agreement with Fonorola Inc. Under the NPA, Bell Sygma Inc. has agreed to pay 50% of this amount, which it will include in invoices to the Company in equal monthly amounts over the next five years.

          The implementation schedule of the NPA contemplated that Bell and the Company would complete the migration of the Company's network to Bell's network over a period of time ending on December 31, 1997. During the course of the migration, the Company expected it would realize increasing levels of deferral of its telecommunication costs with the full benefit of the NPA being achieved once the migration was completed.

          In mid-October, the Company learned that there were significant delays in the migration of the Company's network to the Bell system. This impacted the anticipated cash benefits of the NPA during the first six months of the 1998 fiscal year and into the third quarter. At that time the Company continued to focus on maintaining adequate capital resources until the full financial benefit of the NPA could be realized. As a result of the significant delays in the migration, the Company has used its cash resources to fund operating losses through the second quarter of fiscal 1998 and into the third quarter. The Company anticipates it will continue to generate operating losses over the next several quarters and will require additional amounts of capital to fund these operating losses.

          As a result of the demand on cash, the Company explored various options including seeking a purchaser. In late October 1997 the Company entered into discussions with PSINet Inc. (PSINet) and on November 10, 1997, PSINet, a United States internet service provider and iSTAR internet inc. announced that PSINet plans to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited.

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 11

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

19. NETWORK PROVISIONING AGREEMENT, PROPOSED SALE OF BUSINESS AND THE GOING CONCERN ASSUMPTION (CONTINUED):

          Under the merger arrangement, the Company's shareholders will be entitled to receive, for each common share of the Company, one $1.206, 8% exchangeable redeemable preference share (an "Amalco Non-voting Exchangeable Share") in the company ("Amalco") continuing from the amalgamation of iSTAR with PSINet Limited. Dividends will accrue daily and will compound quarterly on the Amalco Non-voting Exchangeable Shares. Each Amalco Non-voting Exchangeable Share is exchangeable at certain times into US$0.86 of PSINet Common Stock valued at the ten day weighted average market price of PSINet Common Stock at the time of exchange plus a cash payment equal to all accrued and unpaid dividends. Up to 33 1/3% of the aggregate number of Amalco Non-voting Exchangeable Shares issued may be exchanged at the holder's option on April 1, 1998. Up to 66 2/3% of the aggregate number of Amalco Non-voting Exchangeable Shares issued (less any shares exchanged on April 1, 1998) may be exchanged at the holder's option on July 1, 1998. Any Amalco Non-voting Exchangeable Shares which remain outstanding on January 1, 1999 may be exchanged, at the holders' option, on or after that date. The shares will be automatically exchanged into shares of PSINet Common Stock in certain circumstances.

          The agreement also includes the immediate credit facility of $5,000,000 working capital from PSINet Limited to the Company. The transaction is expected to be completed by January 31, 1998. The offer is subject to certain closing conditions including government and regulatory approvals. The offer is also conditional upon a satisfactory arrangement with Bell, regarding the Network Provisioning Agreement.

          The Company expects the purchase by PSINet to be completed by January 31, 1998. If this sale is not completed the Company will be obligated to repay to PSINet any amounts borrowed however, the Company currently does not have any other available sources of financing.

          These consolidated financial statements have been prepared on a going concern basis in accordance with generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue its operation for the foreseeable future and be able to realize its assets and discharge its liabilities in the normal course of business. These consolidated financial statements do not give effect to the adjustments to the carrying value of assets and liabilities and to the reported revenues and expenses, and the balance sheet classifications used that would be necessary should the Company be unable to find new sources of financing to operate in the ordinary course of business.

20.  UNITED STATES ACCOUNTING PRINCIPLES:

          This financial statement note has been prepared because the consolidated financial statements of the Company will be included in a proxy statement to be issued to the shareholders of PSINet Inc.

          The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which in the case of the Company differ in the following material respects from those generally accepted in the United States (U.S. GAAP).

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 12

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)

20. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

    (a) Statements of Operations:

     If U.S. GAAP were employed, the net loss and loss per share would be adjusted as follows:

                                                                                           1997            1996
                                                                                           ----            ----
  Net loss under Canadian GAAP....................................................       $ 53,754        $ 20,438

  Adjustments:
     Compensation element of: stock options issued to employees and;
       contingent consideration paid to acquire companies and businesses..........          2,062          10,727
     Customer lists and goodwill amortization and write-off.......................            (67)             97
                                                                                         --------        --------
  Net loss under U.S. GAAP........................................................       $ 55,749        $ 31,262
                                                                                         ========        ========
  Net loss per share under U.S. GAAP..............................................       $  (2.51)       $  (2.59)
                                                                                         ========        ========

  (b) Balance sheets:

    The cumulative effect of the adjustments on the consolidated assets, liabilities and shareholders' equity is as follows:

                                                                                             1997            1996
                                                                                         --------        --------
  Total assets under Canadian GAAP................................................       $ 39,420        $ 55,480

  Adjustments:
     Restricted cash..............................................................             --             455
     Customer lists and goodwill..................................................             --             686
                                                                                         --------        --------
  Total assets under U.S. GAAP....................................................       $ 39,420        $ 56,621
                                                                                         ========        ========

                                                                                             1997            1996
                                                                                         --------        --------
  Total shareholders' equity under Canadian GAAP..................................       $ 11,072        $ 39,262

  Adjustments:
     Issue of common shares and stock options to acquire companies
       and businesses.............................................................         12,819          11,965
     Selling, general and administration expenses.................................        (12,789)        (10,727)
     Customer lists and goodwill amortization and write-off.......................            (30)            (97)
                                                                                         --------        --------
  Total shareholders' equity under U.S. GAAP......................................       $ 11,072        $ 40,403
                                                                                         ========        ========

iSTAR INTERNET INC.
Notes to Consolidated Financial Statements, page 13

Years ended May 31, 1997 and 1996
(All tabular amounts in thousands of Canadian dollars)


20.  UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

     (c) Statements of changes in financial position:

       Under U.S. GAAP, financing and investing activities not involving a receipt or outlay of cash are excluded from the consolidated statements of changes in financial position. Accordingly, the following investing and financing activities would not be presented in the consolidated statement of changes in financial position for the years ended May 31, 1997 and 1996 but would be shown supplementally:

                                                                                              1997                1996
                                                                                              ----                ----
  Financing activities under Canadian GAAP..........................................        $ 29,514             $ 62,622

  Adjustments:
     Common shares and warrants issued and contributed surplus established
       on acquisition of companies and businesses...................................          (1,844)              (9,531)
     Additional capital lease obligations on acquisition of property and
       equipment....................................................................          (5,566)              (4,757)
     Increase in bank indebtedness..................................................           3,500                   --
                                                                                            --------             --------
  Financing activities under U.S. GAAP..............................................        $ 25,604             $ 48,334
                                                                                            ========             ========
  Investing activities under Canadian GAAP..........................................        $(11,123)            $(28,079)

  Adjustments:
     Acquisition of companies and businesses through the issue of shares and
       warrants.....................................................................           1,844                9,531
     Property and equipment purchases financed through capital leases...............           5,566                4,757
                                                                                            --------             --------
  Investing activities under U.S. GAAP..............................................        $ (3,713)            $(13,791)
                                                                                            ========             ========


21.  SALE OF BUSINESS (UNAUDITED)

        On December 24, 1997, the Company and PSINet Inc. ("PSINet"), a United States Internet service provider, announced an amendment to the terms of their November 10, 1998 announcement whereby PSINet planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited. The new terms provide that PSINet will offer Cdn $.75 cash for each of the outstanding common shares of iSTAR by way of a take-over bid to be mailed to shareholders of the Company on or before January 7, 1998. Subsequently, PSINet extended the expiry of the offer and between January 30, 1998 and February 12, 1998, PSINet acquired approximately 23,900,000 (or 81.4%) of the outstanding common shares of iSTAR.

                                                                   ANNEX A
                             Letter of Transmittal

                                  PSINET INC.

                             Offer To Exchange Its
                    New 10% Senior Notes Due 2005, Series B
          Which Have Been Registered Under The Securities Act of 1933
                       For Any And All Of Its Outstanding
                      10% Senior Notes Due 2005, Series A

                           Pursuant To The Prospectus
                            Dated      , 1998

-------------------------------------------------------------------------------
THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON    , 1998,
  UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO
            5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
------------------------------------------------------------------------------

     If you desire to accept the Exchange Offer (as defined below), this Letter of Transmittal should be completed, signed, and submitted to:

                  WILMINGTON TRUST COMPANY, as Exchange Agent

  By Registered or Certified Mail or                By Hand
         Overnight Courier:
      Wilmington Trust Company              Wilmington Trust Company
        Attn: Kristin Long              Attn: Corporate Trust Operations
    Corporate Trust Operations      c/o Harris Trust Co. of New York as Agent
     1100 North Market Street              88 Pine Street, 19th Floor
       Rodney Square North                    Wall Street Plaza
    Wilmington, DE  19890-0001            New York, New York 10005

                            By Facsimile:
                   (For Eligible Institutions Only)
                       Wilmington Trust Company
                           (302) 651-1079

                        Confirm by telephone:
                           (302) 651-1562
                            Kristin Long

     Delivery of this Letter of Transmittal to an address other than as set forth above or transmission of this Letter of Transmittal via facsimile to a number other than as set forth above does not constitute a valid delivery.

     THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

     This Letter of Transmittal is to be completed by holders of Initial Notes (as defined below) either if Initial Notes are to be forwarded herewith or if tenders of Initial Notes are to be made by book-entry transfer to an account maintained by Wilmington Trust Company (the "Exchange Agent") at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus and an "Agent's Message" (as defined below) is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu of this Letter.

     Holders of Initial Notes whose certificates (the "Certificates") for such Initial Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Initial Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus. See Instruction 1 hereto. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Ladies and Gentlemen:

     The undersigned hereby tenders to PSINet Inc., a New York corporation (the "Company"), the aggregate principal amount of the Company's outstanding 10% Senior Notes due 2005, Series A (the "Initial Notes") described in Box 1 below, in exchange for a like aggregate principal amount of the Company's new 10% Senior Notes due 2005, Series B (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Prospectus dated ________, 1998 (as the same may be amended or supplemented from time to time, the "Prospectus"), receipt of which is acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer").

     Subject to, and effective upon, the acceptance for exchange of all or any portion of the Initial Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Initial Notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints Wilmington Trust Company as the Exchange Agent (the "Exchange Agent") as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Initial Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Initial Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to be issued in exchange for such Initial Notes, (ii) present Certificates for such Initial Notes for transfer, and to transfer the Initial Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Initial Notes, all in accordance with the terms and conditions of the Exchange Offer.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Initial Notes tendered hereby and that, when the same are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Initial Notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Initial Notes tendered hereby, and the undersigned will comply with its obligations under the Registration Rights Agreement. The undersigned has read and agrees to all of the terms of the Exchange Offer.

     The name(s) and address(es) of the registered holder(s) of the Initial Notes tendered hereby should be printed in Box 1 below, if they are not already set forth therein, as they appear on the Certificates representing such Initial Notes. The Certificate number(s) and the Initial Notes that the undersigned wishes to tender should also be indicated in Box 1 below.

     If any tendered Initial Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Initial Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Initial Notes will be returned (or, in the case of Initial Notes tendered by book-entry transfer, such Initial Notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.

     The undersigned understands that tenders of Initial Notes pursuant to any one of the procedures described under "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus and in the instructions hereto will, upon the Company's acceptance for exchange of such tendered Initial Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Initial Notes tendered hereby.

     Unless otherwise indicated herein in the box entitled "Special Exchange Instructions" below (Box 7), the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Initial Notes, that such Exchange Notes be credited to the account indicated below maintained at DTC. If applicable, substitute Certificates representing Initial Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Initial Notes, will be credited to the account indicated below maintained at DTC. Similarly, unless otherwise indicated herein in the box entitled "Special Delivery Instructions" below (Box 8), the undersigned hereby directs that the Exchange Notes be delivered to the undersigned at the address shown below the undersigned's signature.

     By tendering Initial Notes and executing this Letter of Transmittal, the undersigned hereby represents and agrees that (i) the undersigned is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by the undersigned are being acquired in the ordinary course of its business, (iii) the undersigned has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer, and (iv) if the undersigned is not a broker-dealer, the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. By tendering Initial Notes pursuant to the Exchange Offer and executing this Letter of Transmittal, a holder of Initial Notes which is a broker-dealer represents and agrees, consistent with certain interpretive letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties described under "The Exchange Offer--Registration Rights" in the Prospectus, that such Initial Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (such a broker-dealer which is tendering Initial Notes is herein referred to as a "Participating Broker-Dealer") and it will deliver the Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes (provided that, by so acknowledging and by delivering a Prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

     The Company has agreed that, subject to the provisions of the Registration Rights Agreement, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes, where such Initial Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making activities or other trading activities, for a period ending one year after the Expiration Date or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. In that regard, each Participating Broker-Dealer, by tendering such Initial Notes and executing this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

     Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Initial Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Initial Note, from April 13, 1998. Holders of the Initial Notes whose Initial Notes are accepted for exchange will not receive accrued interest on such Initial Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Initial Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Initial Notes, and will be deemed to have waived the right to receive any interest on such Initial Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 13, 1998.

     All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except pursuant to the withdrawal rights set forth in the Prospectus, this tender is irrevocable.

     PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL CAREFULLY BEFORE COMPLETING THE BOXES BELOW AND FOLLOW THE INSTRUCTIONS BEGINNING ON PAGE 11 HEREOF.

     All Tendering Holders Complete This Box 1:

--------------------------------------------------------------------------------------------------------------
                                                               BOX 1
                                               DESCRIPTION OF INITIAL NOTES TENDERED
                                                 (SEE INSTRUCTIONS 3 AND 4 BELOW)
--------------------------------------------------------------------------------------------------------------
  If Blank, Please Print       Certificate Number(s) of        Aggregate Principal        Aggregate Principal
 Name And Address(es) Of             Initial Notes            Amount Represented By     Amount of Initial Notes
   Registered Holder(s),                                         Certificates*              Being Tendered**
    Exactly As Name(s)
Appear(s) On Initial Note
      Certificate(s)
---------------------------------------------------------------------------------------------------------------

                                -------------------------------------------------------------------------------

                                -------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

                             Total
---------------------------------------------------------------------------------------------------------------

     *  Need not be completed by book-entry holders.

    ** The minimum permitted tender is $1,000 in principal amount. All tenders must be in integral multiples of $1,000 in principal amount. The aggregate principal amount of all Initial Notes Certificates identified in this Box 1, or delivered to the Exchange Agent herewith, shall be deemed tendered unless a lesser number is specified in this column. See Instruction 4.


-------------------------------------------------------------------------------
                                     BOX 2
                              BOOK-ENTRY TRANSFER
                           (See Instruction 1 Below)
[ ]  CHECK HERE IF TENDERED INITIAL NOTES ARE BEING DELIVERED BY
BOOK-ENTRY TRANSFER TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT
WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution--------------------------------------

DTC Account Number-------------------------------------------------

Transaction Code Number--------------------------------------------

-------------------------------------------------------------------------------


     By crediting the Initial Notes to the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") and by complying with applicable ATOP procedures with respect to the Exchange Offer, including transmitting to the Exchange Agent a computer-generated message (an "Agent's Message") in which the holder of the

Initial Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, this Letter of Transmittal, the participant in the Book-Entry Transfer Facility ("Participant") confirms on behalf of itself and the beneficial owners of such Initial Notes all provisions of this Letter of Transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

-------------------------------------------------------------------------------
                                     BOX 3
                         NOTICE OF GUARANTEED DELIVERY
                           (See Instruction 1 Below)
[ ]  CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY
IF TENDERED INITIAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF
GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND
COMPLETE THE FOLLOWING:


Name of Registered Holders(s)----------------------------------------

Window Ticket Number (if any)----------------------------------------

Date of Execution of Notice of Guaranteed Delivery-------------------

Name of Institution which Guaranteed Delivery------------------------

If Guaranteed Delivery is to be made By Book-Entry Transfer:

Name of Tendering Institution----------------------------------------

DTC Account Number---------------------------------------------------

Transaction Code Number----------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                     BOX 4
                     RETURN OF NON-EXCHANGED INITIAL NOTES
                        TENDERED BY BOOK-ENTRY TRANSFER
                       (See Instructions 4 and 6 Below)

[ ] CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON--EXCHANGED INITIAL NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                     BOX 5
                         PARTICIPATING BROKER-DEALER
[ ]  CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE INITIAL NOTES FOR
ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES
(A "PARTICIPATING BROKER-DEALER") AND WISH TO RECEIVE TEN ADDITIONAL COPIES OF
THE PROSPECTUS AND TEN COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

        Name:--------------------------------------

        Address:-----------------------------------

-------------------------------------------------------------------------------
                                     BOX 6
                          TENDERING HOLDER SIGNATURE
                          (SEE INSTRUCTIONS 1 AND 5)
                  IN ADDITION, COMPLETE SUBSTITUTE FORM W-9
--------------------------------------------------------------------------------
X --------------------

X --------------------
  (Signature of registered holder(s) or Authorized
   Signatory)

Note: The above lines must be signed by the registered holder(s) of Initial Notes as their name(s) appear(s) on the Initial Notes or by person(s) authorized to become registered holder(s) (evidence of which authorization must be transmitted with this Letter of Transmittal). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer, or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below. See Instruction 5.

Name(s):------------------------

        ------------------------

        ------------------------

Capacity:-----------------------

Street Address:-----------------

          ----------------------

         -----------------------
         (include Zip Code)


         Area Code and Telephone Number:
         -------------------------------
Tax Identification or Social Security Number:

--------------------------------------------

Signature Guarantee
(If required by
Instruction 5)

Authorized Signature
(If required by Instruction 5)

Authorized Signature

X ---------------------------

Name:------------------------
        (please print)

Title:-----------------------

Name of Firm:----------------
             (Must be an Eligible
              Institution as defined
              in Instruction 2)

Address:--------------------

        --------------------

        --------------------
          (include Zip Code)

Area Code and Telephone Number:

      -----------------------

Dated:-----------------------
-------------------------------------------------------------------------------

----------------------------------------------------
                       BOX 7
           SPECIAL EXCHANGE INSTRUCTIONS
        (See Instructions 1, 5 and 6 Below)

To be completed ONLY if Certificates for the Initial
Notes not exchanged and/or Certificates for the Exchange Notes are to be issued in the name of someone other than the registered holder of the Initial Notes whose name(s) appear(s) above.

Name:-------------------------------------
              (Please Print)

Address:----------------------------------

        ----------------------------------
               (Include Zip Code)

----------------------------------------------
(Tax Identification or Special Security Number)
---------------------------------------------------

---------------------------------------------------
                          BOX 8
              SPECIAL DELIVERY INSTRUCTIONS
           (See Instructions 1, 5 and 6 Below)

Too be completed ONLY if Certificates for the Initial
Notes not exchanged and/or Certificates for the Exchange Notes are to be sent to someone other than the registered holder of the Initial Notes whose name(s)
Appear(s)(s) above, or to such registered holder(s) at an address other than that shown above.

Name:--------------------------------------------
                (Please Print)

Address:----------------------------------------
                  (Include Zip Code)

------------------------------------------------
  (Tax Identification or Social Security Number)
------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                                BOX 9
----------------------------------------------------------------------------------------------------------------------------------
                                                PAYOR'S NAME: WILMINGTON TRUST COMPANY
----------------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                          Name (if joint names, list first and circle the name of the person or entity whose number you enter in Part 1 below.  See instructions if your name has changed)
                                  ----------------------------------------------
Form W-9                            Address
                                  ----------------------------------------------
                                    City, State and Zip Code
                                  ----------------------------------------------
Department of the Treasury          List account number(s) here (optional)
 Internal Revenue Service
                                  -------------------------------------------------------------------------------------------------
                                    Part 1 --  PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER         Social Security Number or
                                    ("TIN") IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING                TIN
                                    BELOW.
                                  --------------------------------------------------------------------------------------------------
                                    Part 2 -- Check the box if you are NOT subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.
                                                                                          Not subject to withholding [ ]
                                  -------------------------------------------------------------------------------------------------
Payor's Request for TIN             CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE             Part 3  --
                                    INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT, AND COMPLETE.
                                    Signature: ___________________________  Date: ___________                    Awaiting TIN [ ]

------------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED "GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W - 9" FOR ADDITIONAL DETAILS.

-----------------------------------------------------------------------------

                  YOU MUST COMPLETE THE FOLLOWING CERTIFICATE
          IF YOU CHECKED THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9
             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

      I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all payments made to me on account of the Exchange Notes shall be retained until I provide a taxpayer identification number to the Exchange Agent and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts shall be remitted to the Internal Revenue Service as backup withholding and 31% of all reportable payments made to me thereafter will be withheld and remitted to the Internal Revenue Service until I provide a taxpayer identification number.

Signature:-------------------------------

Date:------------------------------------

------------------------------------------------------------------------------

                     INSTRUCTIONS TO LETTER OF TRANSMITTAL
     FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     GENERAL

     Please do not send Certificates for Initial Notes directly to the Company. Your Initial Note Certificates, together with your signed and completed Letter of Transmittal and any required supporting documents should be mailed in the enclosed addressed envelope, or otherwise delivered, to the Exchange Agent, at either of the addresses indicated on the first page hereof. THE METHOD OF DELIVERY OF CERTIFICATES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES

     This Letter of Transmittal is to be completed by holders of Initial Notes (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility System whose name appears on a security position listing as the holder of such Initial Notes) if either (a) Certificates for such Initial Notes are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus, and an Agent's Message is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu of this Letter. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering Participant, which acknowledgement states that such Participant has received and agrees to be bound by, and makes the representations and warranties contained in, this Letter of Transmittal and that the Company may enforce this Letter of Transmittal against such Participant. Certificates representing the tendered Initial Notes, or timely confirmation of a book-entry transfer of such Initial Notes into the Exchange Agent's account at DTC, as well as a properly completed and duly executed copy of this Letter of Transmittal, or a facsimile hereof (or, in the case of a book-entry transfer, an Agent's Message), a substitute Form W-9, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to 5:00 p.m., New York City time, on the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures set forth below. Initial Notes may be tendered in whole or in part in the principal amount of $1,000 and integral multiples of $1,000.

     Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available or (ii) who cannot deliver their Initial Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Initial Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus and by completing Box 3 hereof. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation (as defined in the Prospectus)) representing all tendered Initial Notes, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer an Agent's Message) and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in "The Exchange Offer-- Procedures for Tendering Initial Notes" in the Prospectus.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice. For Initial Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein, "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

     The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

2.    GUARANTEE OF SIGNATURES

     No signature guarantee on this Letter of Transmittal is required if:

     (i) this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Initial Notes) of Initial Notes tendered herewith, unless such holder(s) has completed either the box entitled "Special Exchange Instructions" (Box 7) or the box entitled "Special Delivery Instructions" (Box 8) above, or

     (ii) such Initial Notes are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, an Eligible Institution must guarantee the signature(s) in Box 6 on this Letter of Transmittal. See Instruction 5.

3.    INADEQUATE SPACE

     If the space provided in the box captioned "Description of Initial Notes" is inadequate, the Certificate number(s) and/or the principal amount of Initial Notes and any other required information should be listed on a separate signed schedule which should be attached to this Letter of Transmittal.

4.    PARTIAL TENDERS AND WITHDRAWAL RIGHTS

     Tenders of Initial Notes will be accepted only in the principal amount of $1,000 and integral multiples thereof. If less than all the Initial Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Initial Notes which are to be tendered in Box 1 under the column "Aggregate Principal Amount of Initial Notes Being Tendered." In such case, new Certificate(s) for the remainder of the Initial Notes that were evidenced by the Initial Notes Certificate(s) will be sent to the holder of the Initial

Notes, promptly after the Expiration Date. All Initial Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth above on or prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the Certificate number(s) and principal amount of such Initial Notes, or, in the case of Initial Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Initial Holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Exchange Offer--Procedures for Tendering Initial Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Initial Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Initial Notes may not be rescinded. Initial Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under "The Exchange Offer--Procedures for Tendering Initial Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Initial Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder promptly after withdrawal.

5.    SIGNATURES ON LETTER OF TRANSMITTAL, ASSIGNMENTS AND ENDORSEMENTS

     If this Letter of Transmittal is signed by the registered holder(s) of the Initial Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

     If any of the Initial Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Initial Notes are registered in different name(s) on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.

     If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, must submit proper evidence satisfactory to the Company, in its sole discretion, of such persons' authority to so act.

     When this Letter of Transmittal is signed by the registered owner(s) of the Initial Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) are required unless Exchange Notes are to be issued in the name of a person other than the registered holder(s). However, if Exchange Notes are to be issued in the name of a person other than the registered holder(s), signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Initial Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the Trustee for the Initial Notes may require in accordance with the restrictions on transfer applicable to the Initial Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.

6.    SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS

     If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed (Box 7 and 8). Certificates for Initial Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

7.    DETERMINATION OF VALIDITY

     The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange Offer--Conditions" or any conditions or irregularity in any tender of Initial Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Initial Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

8.    QUESTIONS, REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

     Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent.

9.    31% BACKUP WITHHOLDING; SUBSTITUTE FORM W-9

     For U.S. Federal income tax purposes, holders are required, unless an exemption applies, to provide the Exchange Agent with such holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 of this Letter of Transmittal (Box 9) and certify, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding. If the Exchange Agent is not provided with the correct TIN, the Internal Revenue Service (the "IRS") may subject the holder or other payee to a $50 penalty. In addition, payments to such holders or other payees with respect to Initial Notes exchanged pursuant to the Exchange Offer, or with respect to Exchange Notes following the Exchange Offer, may be subject to 31% backup withholding.

     The box in Part 3 of the Substitute Form W-9 (Box 9) may be checked if the tendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked, the holder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below Substitute Form W-9 in order to avoid backup withholding. Notwithstanding that the box in Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 31% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent.

     The holder is required to give the Exchange Agent the TIN (i.e., social security number or employer identification number) of the registered owner of the Initial Notes or of the last transferee appearing on the transfers attached to, or endorsed on, the Initial Notes. If the Initial Notes are registered in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     If the tendering holder is a nonresident alien or foreign entity not subject to backup withholding, such holder must give the Company a completed Form W-8, Certificate of Foreign Status. A copy of the Form W-8 may be obtained from the Exchange Agent. Please consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which holders are exempt from backup withholding.

     Backup withholding is not an additional U.S. Federal income tax. Rather, the U.S. Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

10.    LOST, DESTROYED OR STOLEN CERTIFICATES

     If any Certificate(s) representing Initial Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificate(s) have been followed.

11.    SECURITY TRANSFER TAXES

     Holders who tender their Initial Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

A. TIN--The Taxpayer Identification Number for most individuals is their social security number. Refer to the following chart to determine the appropriate number:

-------------------------------------------------------------------------------
FOR THIS TYPE OF ACCOUNT:                            GIVE THE SOCIAL SECURITY OR EMPLOYER
                                                     IDENTIFICATION NUMBER OF--
----------------------------------------------------------------------------------------------------------
1.  Individual                                       The individual
2.  Two or more individuals                          The actual owner of the account or, if combined
    (joint account)                                  funds, the first individual on the account (1)
3.  Custodian account of a minor (Uniform            The minor(2)
    Gift to Minors Act)
4.  a.  The usual revocable savings trust            The grantor-trustee(1)
    (grantor is also trustee)
    b.  So-called trust account that is not a        The actual owner(1)
    legal or valid trust under State law
5.  Sole proprietorship                              The owner(3)
6.  A valid trust, estate or pension trust           Legal entity(4)
7.  Corporate                                        The corporation
8.  Association, club, religious, charitable,        The organization
    educational or other tax exempt organization
9.  Partnership                                      The partnership
10. A broker or registered nominee                   The broker or nominee
11. Account with the Department of Agriculture       The public entity
--------------------------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's name and social security number.
(3) Show the individual's name. You may also enter your business name or "doing business as" name. You may use either your Social Security number or your employer identification number.
(4) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

B. EXEMPT PAYEES--The following lists exempt payees. If you are exempt, you must nonetheless complete the form and provide your TIN in order to establish that you are exempt. Check the box in Part 3 of the form, sign and date the form.

     For this purpose, Exempt Payees include: (1) A corporation; (2) An organization exempt from tax under section 501(a), or an individual retirement plan (IRA) or a custodial account under section 403(b)(7); (3) The United States or any of its agencies or instrumentalities; (4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities; (5) A foreign government or any of its political subdivisions, agencies or instrumentalities; (6) An international organization or any of its agencies or instrumentalities; (7) A foreign central bank of issue; (8) A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.; (9) A real estate investment trust; (10) An entity or person registered at all times during the tax year under the Investment

Company Act of 1940; (11) A common trust fund operated by a bank under section 584(a); (12) A financial institution.

C. OBTAINING A NUMBER

     If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, application for a Social Security Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

D. PRIVACY ACT NOTICE

     Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes.

     Payers must be given the numbers whether or not payees are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number. Certain penalties may also apply.

E. PENALTIES

     (1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) Failure to Report Certain Dividend and Interest Payments. If you fail to include any portion of an includable payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

     (3) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

     (4) Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action os adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. The Company also has purchased directors' and officers' liability insurance.

ITEM 21.  EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all exhibits filed as part of this Registration Statement.

     3.1  Certificate of Incorporation, as amended.

     3.2 Certificate of Amendment of Certificate of Incorporation dated April 25, 1995.

     3.3 Certificate of Amendment of Certificate of Incorporation, dated May 5, 1995.

     3.4 Certificate of Amendment of Certificate of Incorporation, dated November 11, 1995.

     3.5 Certificate of Amendment of Certificate of Incorporation dated May 18, 1996.

     3.6 Certificate of Amendment of Certificate of Incorporation dated as of November 6, 1997.

     3.7 Certificate of Amendment of Certificate of Incorporation dated February 5, 1998.

     3.8  Amended and Restated By-laws of the Company.

     4.1  Form of 10% Senior Notes due 2005.

     4.2 Escrow Agreement, dated as of April 13, 1998, between Wilmington Trust Company (as escrow agent and trustee) and the Company.

     4.3 Indenture dated as of April 13, 1998 between the Company and Wilmington Trust Company.

     4.4  Registration Rights Agreement   dated as of April 13, 1998 among the
          Company and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Chase Securities Inc. (collectively, the "Initial Purchasers").

     5    Opinion of Nixon, Hargrave, Devans & Doyle LLP.

     7 Opinion of Nixon, Hargrave, Devans & Doyle LLP regarding tax matters (contained in Exhibit 5.1).

     10.1 Lease Agreement dated July 1, 1990 between the Company and Rensselaer Polytechnic Institute, amended by Lease, Renewal Agreement dated as of July 1, 1993, Letter Agreement, dated November 14, 1994 and Letter Agreement dated February 1, 1995.

     10.2 Lease Agreement dated February 8, 1995 between the Company and Rensselaer Polytechnic Institute.

     10.3 Amendment to Lease Agreement dated July 1, 1995 between the Company and Rensselaer Polytechnic Institute.

     10.4 Lease Agreement dated as of April 30, 1993 by and between Vingarden Limited Partnership and the Company.

     10.5 Lease Agreement dated April 1995 by and between Brit Limited Limited Partnership.

     10.6 Sublease dated September 20, 1995 by and between The Medical Sciences Research Institute and the Company and Lease Agreement dated October 6, 1993 by and between Vingarden Associates Limited Partnership and The Medical Sciences Research Institute.

     10.7 Lease Agreement dated October 31, 1995 between Oakfern Properties Limited and the Company.

     10.8 Amendment to Deed of 460 Spring Park Technology Center dated as of June 12, 1997 between JBG/Spring Park Limited Partnership and the Company.

     10.9 Sublease Agreement dated as of June 2, 1997 between Lucas Industries, Inc. and the Company and Office Lease Agreement between 3B Limited Partnership and Lucas Industries Inc. dated as of September 12, 1989.

     10.10 Sublease Agreement dated January 22, 1998 between the Company and Unisys Corporation, as amended.

     10.11 Lease Agreement dated February 20, 1998 between the Company and CarrAmerica Realty Corporation.

     10.12 Lease Agreement dated October 1994 between the Company and Cascade Communications, Inc.

     10.13 Master Lease Agreement dated July 19, 1994 between the Company and Technology Credit Corporation.

     10.14  Lease Agreement dated as of July 9, 1993 between
            Applied Telecommunications Technologies, Inc. and the Company.

     10.15 Lease Agreement dated as of February 10, 1994 between Applied Telecommunications Technologies, Inc. and the Company.

     10.16 Lease Agreement dated as of March 14, 1994 between Applied Telecommunications Technologies, Inc. and the Company.

     10.17 Lease Agreement dated as of June 9, 1994 between Applied Telecommunications Technologies, Inc. and the Company.

     10.18 Lease Agreement dated as of September 21, 1994 between Applied Telecommunications Technologies, Inc. and the Company.

     10.19  Master Equipment Lease Agreement dated as of June 23,
            1995 between the Company and Forsythe/McArthur Associates, Inc. ("FMA").

     10.20 Master Lease Line Commitment Agreement dated as of June 23, 1995 between the Company and FMA.

     10.21 Amendment Agreement dated as of August 1, 1995 between the Company and Technology Credit Corporation.

     10.22 Master Equipment Lease Agreement No. 620-0004602-000 dated November 1995 between the Company and Siemens Credit Corporation.

     10.23 Amendment to Master Lease Agreement No. 1753 dated January 26, 1996 between the Company and Technology Credit Corporation.

     10.24 Master Equipment Lease Agreement dated December 15, 1995 between the Company and Financing for Science International, Inc.

     10.25 Security Agreement dated as of March 20, 1996 between the Company and USL Capital Corporation.

     10.26 Master Software/Equipment Lease Agreement dated as of September 20, 1996 between the Company and LPI Software Funding Group, Inc.

     10.27 Master Lease Agreement dated as of January 27, 1997 between Cascade Communications Corp. and the Company.

     10.28 Master Equipment/Software Rental Agreement dated as of September 11, 1997 between PSINet and Earthlink Network, Inc. and Change Order Amendment Master Equipment dated as of September 22, 1997.

     10.29 Equipment lease dated as of June 30, 1997 between Royal Bank of Canada and PSINet Limited.

     10.30 Master Lease Agreement dated as of October 10, 1997 between Cisco Systems Capital Corporation and the Company.

     10.31 Master Lease Agreement No. A212 dated as of October 30, 1997 between 3Com Credit Corporation and the Company, as amended.

     10.32 Master Lease of Personal Property No. 3402, dated December 12, 1997 between the Company and Charter Financial, Inc., as amended.

     *10.33  Executive Stock Option Plan of the Company.

     *10.34  Executive Stock Incentive Plan of the Company, as amended.

     *10.35  Directors Stock Incentive Plan of the Company, as amended.

     *10.36  Strategic Stock Incentive Plan of the Company.

     *10.37  1996 Performance Bonus Plan of the Company.

     *10.38  InterCon Systems Corporation 1992 Incentive Stock Plan.

     *10.39  InterCon Systems Corporation 1994 Stock Option Plan.

     *10.40  Software Ventures Corporation 1994 Stock Option Plan.

     *10.41 Employment Agreement dated June 21, 1995 between the Company and David N. Kunkel.

     *10.42 Employment Agreement dated February 9, 1996 between the Company and Mary-Ann Carolan.

     *10.43 Employment Agreement dated February 13, 1996 between the Company and Mitchell Levinn.

     *10.44 Employment Agreement dated April 3, 1996 between the Company and Harold S. Wills.

     *10.45 Employment Agreement dated October 1, 1996 between the Company and Edward D. Postal.

     *10.46 Employment Agreement dated October 9, 1996 between the Company and Richard R. Frizalone.

     *10.47 Employment Agreement dated February 12, 1997 between the Company and David L. Hudson.

     *10.48 Employment Agreement dated July 1, 1997 between the Company and Michael Malesardi.

     *10.49 Employment Agreement dated August 2, 1997 between the Company and Anthony Aveta.

     *10.50 Employment Agreement dated August 4, 1997 between the Company and Harry Hobbs.

     *10.51 Employment Agreement dated November 17, 1997 between the Company and John J. Chidester.

     *10.52 Employment Agreement dated January 8, 1998 between the Company and William Cripe.

     *10.53 Employment Agreement dated January 18, 1998 between the Company and Kathleen B. Horne.

     *10.54 Employment Agreement dated February 16, 1998 between the Company and John Muleta.

     10.55   Form of Indemnification Agreement.

     10.56 Amended and Restated Registration Rights Agreement dated as of January 17, 1995 by and among the Company and the several parties signatory thereto.

     10.57 Registration Rights Agreement dated as of February 8, 1995 by and among the Company and the several parties signatory thereto.

     10.58 Registration Rights Agreement dated as of June 16, 1995 among the Company and Stockholders of InterCon Systems Corporation.

     10.59 Registration Rights Agreement dated as of July 11, 1995 among the Company and Stockholders of Software Ventures Corporation.

     10.60 Registration Rights Agreement made as of September 19, 1996 by and between the Company and The Chatterjee Management Company.

     10.61 Registration Rights Agreement dated as of November 11, 1997 between the Company and the purchasers of Series B 8% Convertible Preferred Stock.

     10.62 Registration Rights Agreement dated as of February 25, 1998 between the Company and IXC Internet Services, Inc.

     10.63 Amended and Restated Credit Agreement dated as of November 10, 1995 between the Company, Software Ventures Corporation, InterCon Systems Corporation and Fleet Bank of Massachusetts, N.A. ("Fleet").

     10.64 Revolving Credit Note as amended and restated as of November 10, 1995 of the Company payable to the order of Fleet.

     10.65 Amended and Restated Security Agreement dated as of November 10, 1995 by and between the Company and Fleet.

     10.66 Amended and Restated Security Agreement dated as of November 10, 1995 by and between PSINet Pipeline New York, Inc. ("Pipeline") and Fleet.

     10.67 Amended and Restated Guaranty Agreement dated as of November 10, 1995 between Pipeline and Fleet.

     10.68 Pledge Agreement dated as of November 10, 1995 between the Company and Fleet.

     10.69 First Amendment dated as of August 13, 1996 to the Amended and Restated Credit Agreement between the Company and Fleet Bank of Massachusetts, N.A.

     10.70 Pledge Agreement dated as of October 1, 1996 between the Company and Fleet.

     10.71 Amendment No. 1 to Pledge Agreement dated as of November 18, 1996 between the Company and Fleet.

     10.72 Second Amendment to Amended and Restated Credit Agreement dated February 1, 1997 between the Company, and Fleet.

     10.73 Letter agreement dated September 10, 1997 between the Company and Fleet National Bank.

     10.74 Third Amendment dated January 29, 1998 to Amended and Restated Credit Agreement dated as of November 30, 1994 between the Company and Fleet National Bank.

     10.75 Deposit Pledge Agreement dated as of December 31, 1997, between the Company and Fleet National Bank.

     10.76 Warrant to purchase 174,274 shares of the Series B Preferred of the Company, at an exercise price of $1.60 per share, registered in the name of Applied Telecommunications Technologies, Inc. ("ATTI").

     10.77 Warrant to purchase up to 25,000 shares of the Series B Preferred of the Company, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.78 Warrant to purchase up to 25,000 shares of the Series B Preferred of the Company, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.79 Joint Venture Agreement dated as of September 19, 1996 between the Company and Chatterjee Management Company.

     10.80 Stock Acquisition Agreement, dated as of February 1, 1997, between Ascend Communications, Inc., a Delaware corporation, and the Company, a New York corporation, with respect to all outstanding capital stock of InterCon Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company.

     10.81 Asset Purchase Agreement dated as of June 28, 1996 between the Company and MindSpring Enterprises, Inc.

     10.82 Amendment No. 1 to Asset Purchase Agreement and Network Services Agreement entered into as of June 28, 1996 by and between the Company and MindSpring Enterprises, Inc.

     10.83 Convertible Note dated as of June 28, 1996 between the Company and MindSpring Enterprises, Inc.

     10.84 Amendment No. 2 to Asset Purchase Agreement entered into as of September 1, 1996 by and between the Company and MindSpring Enterprises, Inc.

     10.85  Amendment No. 3 to Asset Purchase Agreement and Amendment
            No. 1 to Convertible Note entered into as of January 24, 1997 by and between the Company and MindSpring Enterprises, Inc.

     10.86 Amendment No. 2 to Network Services Agreement entered into as of January 1, 1997 by and between the Company and MindSpring Enterprises, Inc.

     10.87 Convertible Note of MindSpring Enterprises, Inc. in the principal amount of $3,078,324 due December 31, 1998.

     10.88 IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and the Company.

     10.89 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and the Company.

     10.90 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and the Company.

     10.91 Joint Marketing and Service Agreement dated as of July 22, 1997 between IXC Internet Services Inc. and the Company.

     10.92 Stock Purchase Agreement dated as of November 11, 1997 between the Company and the Purchasers of Series B 8% Convertible Preferred Stock.

     10.93 Agreement dated as of November 10, 1997 between iSTAR internet inc. and the Company.

     10.94 Pre-Acquisition Agreement between the Company and iSTAR internet inc., dated December 23, 1997.

     10.95 Security Agreement and Assignment dated as of February 25, 1998 between the Company and IXC Internet Services, Inc.

     10.96 Collocation and Interconnection Agreement between the Company and IXC Internet Services, Inc.

      11.1 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1997.

     11.2 Calculation of Basic and Diluted Share and Weighted Average Shares for the Year Ended December 31, 1996.

     11.3 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1995.

     12   Statements re Computation of Ratios.

     21   Subsidiaries of the Company.

     23.1 Consent of Nixon, Hargrave, Devans & Doyle LLP.

     23.2 Consent of Price Waterhouse LLP.

     23.3 Consent of KPMG.

     24   Power of Attorney.

     25   Statement of Eligibility on Form T-1 of Wilmington Trust Company.

   **27   Financial Data Schedule.

 * Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).

 ** Not deemed filed for purposes of Section 11 of the Securities Act of 1933,
    Section 18 of the Securities and Exchange Act of 1934 and Section 323 of the Trust Indenture Act of 1939 or otherwise subject to the liabilities of such sections and not deemed part of any registration statement to which such exhibit relates.

    FINANCIAL STATEMENTS AND SCHEDULE:

    Financial Statements:

    Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.
    Financial Statement Schedules:

    II--Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 1997.

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that:

     (a) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

     (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on April 29, 1998.

                              PSINET INC.

                              By:    /s/ William L. Schrader
                                     ------------------------------------------
                                     William L.  Schrader, Chairman
                                     President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David N. Kunkel, Edward D. Postal, Michael J. Malesardi and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Name                                  Title                             Date
                ----                                  -----                             ----

   /s/ William L. Schrader                 Chairman, President, Chief             April 29, 1998
-------------------------------------    Executive Officer and Director
  William L.  Schrader                    (Principal Executive Officer)


   /s/ Harold S. Wills                   Executive Vice President, Chief          April 29, 1998
-------------------------------------    Operating Officer and Director
Harold S.  Wills

   /s/ David N. Kunkel                   Senior Vice President, General           April 29, 1998
-------------------------------------    Counsel, Secretary and Director
David N.  Kunkel

   /s/ Edward D. Postal                  Senior Vice President and Chief          April 29, 1998
-------------------------------------     Financial Officer (Principal
Edward D.  Postal                              Financial  Officer)

   /s/ Michael J. Malesardi               Vice President and Controller           April 29, 1998
-------------------------------------    (Principal Accounting Officer)
Michael J.  Malesardi




             NAME                                    TITLE                             DATE
             ----                                    -----                             ----
   /s/ William H. Baumer                            Director                      April 29, 1998
-------------------------------------
William H.  Baumer


   /s/ Ralph J. Swett                               Director                      April 29, 1998
-------------------------------------
Ralph J.  Swett

   /s/ Ian P. Sharp                                 Director                      April 29, 1998
-------------------------------------
Ian P.  Sharp

   /s/ William A. Wilson                            Director                      April 29, 1998
-------------------------------------
William A.  Wilson


                        SCHEDULE II-VALUATION ACCOUNTS AND RESERVES

                                                                      ADDITIONS
                                                       --------------------------------------
                                                         BALANCE AT  CHARGED TO    BALANCES                   BALANCE AT
                                                         BEGINNING   COSTS AND   OF ACQUIRED                   AT END OF
                                                         OF PERIOD    EXPENSES   SUBSIDIARIES  DEDUCTIONS       PERIOD
                                                         ----------  ----------  ------------  -----------    ----------
                                                                        (IN THOUSANDS OF U.S. DOLLARS)
Year ended December 31, 1995
 Allowances for doubtful accounts and returns..........     $   127     $   724          $252     $  (228)     $   875
 Deferred tax valuation allowance......................       2,439       8,936           --           --       11,375
Year ended December 31, 1996
 Allowances for doubtful accounts and returns..........         875       3,130           --       (2,096)       1,909
 Deferred tax valuation allowance......................      11,375      20,948           --           --       32,323
Year ended December 31, 1997
 Allowances for doubtful accounts and returns..........       1,909       5,424            16      (5,248)       2,101
 Deferred tax valuation allowance......................      32,323      18,756           --           --       51,079

                                 EXHIBIT INDEX

EXHIBIT NO.                                                DESCRIPTION                                  LOCATION
-----------                                                -----------                                  --------

    3.1                                       Certificate of Incorporation,            Incorporated by reference
                                              as amended                               from Exhibit 3.1 to the Company's
                                                                                       Registration Statement on Form
                                                                                       S-1 declared effective on May 1,
                                                                                       1995 located under Securities and
                                                                                       Exchange Commission File No. 33-
                                                                                       90154 ("May 1995 Registration
                                                                                       Statement")

    3.2                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation             Exhibit 3.1 to the Company's
                                              dated April 25, 1995                     Quarterly Report on Form 10-Q
                                                                                       for the quarter ended June 30,
                                                                                       1995 located under Securities
                                                                                       Exchange Commission File No.
                                                                                       0-25812 ("June 1995 10-Q")

    3.3                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation             Exhibit 3.2 to the June 1995 10-Q
                                              Dated May 5, 1995

    3.4                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation             Exhibit 3.1 to the Company's
                                              Dated November 11, 1995                  Quarterly Report on Form 10-Q
                                                                                       for the quarter ended September 30,
                                                                                       1995 located under Securities
                                                                                       Exchange Commission File No.
                                                                                       0-25812 ("September 1995 10-Q")

    3.5                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation,            Exhibit 3 to the Company's
                                              dated May 18, 1996                       Quarterly Report on Form 10-Q
                                                                                       for the quarter ended June 30, 1996
                                                                                       located under Securities Exchange
                                                                                       Commission File No. 0-25812
                                                                                       ("June 1996 10-Q")

    3.6                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation             Exhibit 3.1 to the Company's
                                              dated as of November 6, 1997             Quarterly Report on Form 10-Q for
                                                                                       the quarter ended September 30, 1997
                                                                                       located under the Securities


                                                                                       and Exchange Commission File No. 0-25812
                                                                                       ("September 1997 10-Q")

    3.7                                       Certificate of Amendment of              Incorporated by reference from
                                              Certificate of Incorporation             Exhibit 3.7 to the Company's
                                              dated February 5, 1998                   Annual Report on Form 10-K
                                                                                       for the fiscal year ended
                                                                                       December 31, 1997 located under
                                                                                       Securities Exchange Commission
                                                                                       File No. 0-25812 ("1997 Form
                                                                                       10-K")

    3.8                                       Amended and Restated By-laws             Incorporated by reference from
                                              of the Company                           Exhibit 3.5 to the September 1995
                                                                                       10-Q

    4.1                                       Form of 10% Senior Notes due 2005,       Filed herewith
                                              Series B


    4.2                                       Indenture dated as of April 13, 1998     Incorporated by reference from
                                              between the Company and Wilmington       Exhibit 4.1 to the Company's
                                              Trust Company                            Current Report on Form 8-K dated
                                                                                       April 22, 1998 located under
                                                                                       Securities Exchange Commission File
                                                                                       No. 0-25812 ("April 22, 1998 8-K")

     5                                        Opinion of Nixon, Hargrave, Devans       Filed herewith
                                              & Doyle LLP.

     7                                        Opinion of Nixon, Hargrave, Devans       Set forth in Exhibit 5 filed
                                              & Doyle LLP  regarding tax matters       herewith

    10.1                                      Lease Agreement dated July 1, 1990       Incorporated by reference from
                                              between the Company and Rensselaer       Exhibit 10.1 to the May 1995
                                              Polytechnic Institute, amended by        Registration Statement
                                              Lease, Renewal Agreement dated as
                                              of July 1, 1993, Letter Agreement,
                                              dated November 14, 1994 and Letter
                                              Agreement dated February 1, 1995

    10.2                                      Lease Agreement dated February 8,        Incorporated by reference from
                                              1995 between the Company and             Exhibit 10.2 to the May 1995
                                              Rensselaer Polytechnic Institute         Registration Statement

    10.3                                      Amendment to Lease Agreement             Incorporated by reference from
                                              dated July 1, 1995 between the           Exhibit 10.2A to the Company's




                                              Company and Rensselaer Polytechnic       Registration Statement on
                                              Institute                                Form S-1 declared effective on
                                                                                       December 14, 1995 located under
                                                                                       Securities and Exchange
                                                                                       Commission File No. 33-99610
                                                                                       ("December 1995 Registration
                                                                                       Statement")

    10.4                                      Lease Agreement dated as of              Incorporated by reference from
                                              April 30, 1993 by and between            Exhibit 10.3 to the May 1995
                                              Vingarden Limited Partnership and        Registration Statement
                                              the Company

    10.5                                      Lease Agreement dated April 1995         Incorporated by reference from
                                              by and between Brit Limited              Exhibit 10.3A to the December
                                              Partnership and the Company              1995 Registration Statement

    10.6                                      Sublease dated September 20, 1995        Incorporated by reference from
                                              by and between The Medical               Exhibit 10.3B to the December
                                              Sciences Research Institute and the      1995 Registration Statement
                                              Company and Lease Agreement
                                              dated October 6, 1993 by and between
                                              Vingarden Associates Limited Partnership
                                              and The Medical Sciences Research Institute

    10.7                                      Lease Agreement dated October 31,        Incorporated by reference from
                                              1995 between Oakfern Properties          Exhibit 10.4A to the December
                                              Limited and the Company                  1995 Registration Statement

    10.8                                      Amendment to Deed of 460 Spring          Incorporated by reference from
                                              Park Technology Center dated as          Exhibit 10.1 to the September
                                              of June 12, 1997 between JBG/            1997 Form 10-Q
                                              Spring Park Limited Partnership
                                              and the Company

    10.9                                      Sublease Agreement dated as of           Incorporated by reference from
                                              June 2, 1997 between Lucas               Exhibit 10.2 to the September
                                              Industries, Inc. and the Company         1997 10-Q
                                              and Office Lease Agreement
                                              between 3B Limited Partnership
                                              and Lucas Industries Inc. dated as
                                              of September 12, 1989

    10.10                                     Sublease Agreement dated                 Incorporated by reference from
                                              January 22, 1998 between the             Exhibit 10.9 to the 1997 Form 10-K
                                              Company and Unisys Corporation,



                                              as amended

    10.11                                     Lease Agreement dated February           Incorporated by reference from
                                              20, 1998 between the Company and         Exhibit 10.11 to the 1997
                                              CarrAmerica Realty Corporation           Form 10-K

    10.12                                     Lease Agreement dated October            Incorporated by reference from
                                              1994 between the Company and             Exhibit 10.4 to the May 1995
                                              Cascade Communications, Inc.             Registration Statement

    10.13                                     Master Lease Agreement dated July        Incorporated by reference from
                                              19, 1994 between the Company and         Exhibit 10.5 to the May 1995
                                              Technology Credit Corporation            Registration Statement

    10.14                                     Lease Agreement dated as of July         Incorporated by reference from
                                              9, 1993 between Applied                  Exhibit 10.6 to the May 1995
                                              Telecommunications Technologies,         Registration Statement
                                              Inc. and the Company

    10.15                                     Lease Agreement dated as of              Incorporated by reference from
                                              February 10, 1994 between Applied        Exhibit 10.7F to the December
                                              Telecommunications Technologies,         1995 Registration Statement
                                              Inc. and the Company

    10.16                                     Lease Agreement dated as of March        Incorporated by reference
                                              14, 1994 between Applied                 from Exhibit 10.7G to the
                                              Telecommunications Technologies,         December 1995 Registration
                                              Inc. and the Company                     Statement

    10.17                                     Lease Agreement dated as of June         Incorporated by reference from
                                              9, 1994 between Applied                  Exhibit 10.7H to the December
                                              Telecommunications Technologies,         1995 Registration Statement
                                              Inc. and the Company

    10.18                                     Lease Agreement dated as of              Incorporated by reference from
                                              September 21, 1994 between               Exhibit 10.7 to the May 1995
                                              Applied Telecommunications               Registration Statement
                                              Technologies, Inc. and the
                                              Company

    10.19                                     Master Equipment Lease Agreement         Incorporated by reference from
                                              dated as of June 23, 1995 between        Exhibit 10.1 to the September
                                              the Company and Forsythe/McArthur        1995 10-Q
                                              Associates, Inc. ("FMA")

    10.20                                     Master Lease Line Commitment             Incorporated by reference from



                                              Agreement dated as of June 23,           Exhibit 10.2 to the September
                                              1995 between the Company and FMA         1995 10-Q

    10.21                                     Amendment Agreement dated as of          Incorporated by reference from
                                              August 1, 1995 between the Company       Exhibit 10.8 to the September
                                              and Technology Credit                    1995 10-Q
                                              Corporation

    10.22                                     Master Equipment Lease                   Incorporated by reference from
                                              Agreement No. 620-0004602-000            Exhibit 10.44A to the
                                              dated November 1995 between the          December 1995  Registration
                                              Company and Siemens Credit               Statement
                                              Corporation

    10.23                                     Amendment to Master Lease                Incorporated by reference from
                                              Agreement No. 1753 dated                 Exhibit 10.77 to the Company's
                                              January 26, 1996 between the             Annual Report on Form 10-K for
                                              Company and Technology Credit            the fiscal year ended December 31,
                                              Corporation                              1995 located under the Securities
                                                                                       Exchange Commission File No.
                                                                                       0-25812 ("1995 Form 10-K")

    10.24                                     Master Equipment Lease Agreement         Incorporated by reference from
                                              dated December 15, 1995 between         Exhibit 10.78 to the 1995 Form
                                              the Company and Financing for           10-K
                                              Science International, Inc.

    10.25                                     Security Agreement dated as of           Incorporated by reference from
                                              March 20, 1996 between the               Exhibit 10.79 to the 1995 Form
                                              Company and USL Capital                  10-K
                                              Corporation

    10.26                                     Master Software/Equipment Lease          Incorporated by reference from
                                              Agreement dated as of September          Exhibit 10.4 to the Company's
                                              20, 1996 between the Company             Quarterly Report on Form 10-Q
                                              and LPI Software Funding Group,          for the quarter ended September 30,
                                              Inc.                                     1996 located under Securities
                                                                                       Exchange Commission File
                                                                                       No. 0-25812 ("September 1996
                                                                                       10-Q")

    10.27                                     Master Lease Agreement dated as          Incorporated by reference from
                                              of January 27, 1997 between              Exhibit 10.77 to the Company's
                                              Cascade Communications Corp.             Annual Report on Form 10-K for the
                                              and the Company                          fiscal year ended December 31, 1996
                                                                                       located under Securities and



                                                                                        Exchange Commission File No.
                                                                                        O-25812 ("1996 Form 10-K")

 10.28                                        Master Equipment/Software                Incorporated by reference from
                                              Rental Agreement dated as of             Exhibit 10.3 to the September 1997
                                              September 11, 1997 between               10-Q
                                              PSINet and Earthlink Network,
                                              Inc. and Change Order Amendment
                                              Master Equipment dated as of
                                              September 22, 1997

 10.29                                        Equipment lease dated as of              Incorporated by reference from
                                              June 30, 1997 between Royal              Exhibit 10.4 to the September 1997
                                              Bank of Canada and PSINet                10-Q
                                              Limited

 10.30                                        Master Lease Agreement dated as          Incorporated by reference from
                                              of October 10, 1997 between              Exhibit 10.30  to the 1997
                                              Cisco Systems Capital                    Form 10-K
                                              Corporation and the Company

 10.31                                        Master Lease Agreement No. A212          Incorporated by reference from
                                              dated as of October 30, 1997             Exhibit 10.31 to the 1997 Form 10-K
                                              between 3Com Credit Corporation
                                              and the Company, as amended

 10.32                                        Master Lease of Personal                 Incorporated by reference from
                                              Property No. 3402, dated                 Exhibit 10.32 to the 1997 Form 10-K
                                              December 12, 1997 between the
                                              Company and Charter Financial,
                                              Inc., as amended

*10.33                                        Executive Stock Option Plan of           Incorporated by reference from
                                              the Company                              Exhibit 10.10 to the May 1995
                                                                                       Registration Statement

*10.34                                        Executive Stock Incentive Plan           Incorporated by reference from
                                              of the Company, as amended               Exhibit 10.12 to the December 1995
                                                                                       Registration Statement

*10.35                                        Directors Stock Incentive Plan           Incorporated by reference from
                                              of the Company, as amended               Exhibit 10.13 to the December 1995
                                                                                       Registration Statement

*10.36                                        Strategic Stock Incentive Plan           Incorporated by reference from
                                              of the Company                           Exhibit 10 to the June 1995 10-Q



*10.37                                        1996 Performance Bonus Plan of           Incorporated by reference from
                                              the Company                              Exhibit 10.25 to the 1996 Form
                                                                                       10- K

*10.38                                        InterCon Systems Corporation             Incorporated by reference from
                                              1992 Incentive Stock Plan                Exhibit 99.1 to the Company's
                                                                                       Registration Statement on Form S-8
                                                                                       which became effective on October
                                                                                       18, 1995 located under Securities
                                                                                       Exchange Commission File No. 33-
                                                                                       98316 ("S-8 No. 16")

*10.39                                        InterCon Systems Corporation             Incorporated by reference from
                                              1994 Stock Option Plan                   Exhibit 99.2 to the S-8 No. 16

*10.40                                        Software Ventures Corporation            Incorporated by reference from
                                              1994 Stock Option Plan                   Exhibit 99 to the Company's
                                                                                       Registration Statement on Form S-8
                                                                                       which became effective on October
                                                                                       18, 1995 located under Securities
                                                                                       Exchange Commission File No. 33-
                                                                                       98314 ("S-8 No. 14")

*10.41                                        Employment Agreement dated June          Incorporated by reference from
                                              21, 1995 between the Company             Exhibit 10.26 to the December 1995
                                              and David N. Kunkel                      Registration Statement

*10.42                                        Employment Agreement dated               Incorporated by reference from
                                              February 9, 1996 between the             Exhibit 10.42 to the 1995
                                              Company and Mary-Ann Carolan             Form 10-K

*10.43                                        Employment Agreement dated               Incorporated by reference from
                                              February 13, 1996 between the            Exhibit  10.19 to the 1995
                                              Company and Mitchell Levinn              10-K.

*10.44                                        Employment Agreement dated               Incorporated by reference from
                                              April 3, 1996 between the                Exhibit 10.2 to the June 1996
                                              Company and Harold S. Wills              10-Q.

*10.45                                        Employment Agreement dated               Incorporated by reference from
                                              October 1, 1996 between the              Exhibit 10.2 to the September 1996
                                              Company and Edward D. Postal             10-Q

*10.46                                        Employment Agreement dated               Incorporated by reference from
                                              October 9, 1996 between the              Exhibit 10.3 to the September 1996



                                              Company and Richard R.                   10-Q
                                              Frizalone

*10.47                                        Employment Agreement dated               Incorporated by reference from
                                              February 12, 1997 between the            Exhibit 10.78 to the 1996 Form
                                              Company and David L. Hudson              10-K

*10.48                                        Employment Agreement dated July          Incorporated by reference from
                                              1, 1997 between the Company and          Exhibit 10.5 to the September 1997
                                              Michael Malesardi                        10-Q

*10.49                                        Employment Agreement dated               Incorporated by reference from
                                              August 2, 1997 between the               Exhibit 10.6 to the September 1997
                                              Company and Anthony Aveta                10-Q

*10.50                                        Employment Agreement dated               Incorporated by reference from
                                              August 4, 1997 between the               Exhibit 10.7 to the September 1997
                                              Company and Harry Hobbs                  10-Q

*10.51                                        Employment Agreement dated               Incorporated by reference from
                                              November 17, 1997 between the            Exhibit 10.51 to the 1997
                                              Company and John J. Chidester            Form 10-K

*10.52                                        Employment Agreement dated               Incorporated by reference from
                                              January 8, 1998 between the              Exhibit 10.52 to the 1997
                                              Company and William Cripe                Form 10-K

*10.53                                        Employment Agreement dated               Incorporated by reference from
                                              January 18, 1998 between the             Exhibit 10.53 to the 1997
                                              Company and Kathleen B. Horne            Form 10-K

*10.54                                        Employment Agreement dated               Incorporated by reference from
                                              February 16, 1998 between the            Exhibit 10.54 to the 1997
                                              Company and John Muleta                  Form 10-K

10.55                                         Form of Indemnification                  Incorporated by reference from
                                              Agreement                                Exhibit 10.21 to the May 1995
                                                                                       Registration Statement

10.56                                         Amended and Restated                     Incorporated by reference from
                                              Registration Rights Agreement            Exhibit 10.29 to the May 1995
                                              dated as January 17, 1995 by and         Registration Statement
                                              among the Company and the
                                              several parties signatory
                                              thereto

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
10.57                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of February 8, 1995 by          Exhibit 10.30 to the May 1995
                                              and among the Company and the            Registration Statement
                                              several parties signatory thereto

10.58                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of June 16, 1995 among          Exhibit  10.39 to the December 1995
                                              the Company and Stockholders of          Registration Statement
                                              InterCon Systems Corporation

10.59                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of July 11, 1995 among          Exhibit  10.40 to the December 1995
                                              the Company and Stockholders of          Registration Statement
                                              Software Ventures Corporation

10.60                                         Registration Rights Agreement            Incorporated by reference from
                                              made as of September 19, 1996 by         Exhibit  10.1 to the September 1996
                                              and between the Company and The          10-Q
                                              Chatterjee Management Company

10.61                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of November 11, 1997            Exhibit 10.10 to the September 1997
                                              between the Company and the              10-Q
                                              purchasers of Series B 8%
                                              Convertible Preferred Stock

10.62                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of February 25, 1998            Exhibit 10.62 to the 1997
                                              between the Company and IXC              Form 10-K
                                              Internet Services, Inc.

10.63                                         Amended and Restated Credit              Incorporated by reference from
                                              Agreement dated as of November           Exhibit 10.41 to the December 1995
                                              10, 1995 between the Company,            Registration Statement
                                              Software Ventures Corporation,
                                              InterCon Systems Corporation and
                                              Fleet Bank of Massachusetts,
                                              N.A. ("Fleet")

10.64                                         Revolving Credit Note as amended         Incorporated by reference from
                                              and restated as of November 10,          Exhibit 10.41A to the December
                                              1995 of the Company payable to           1995 Registration Statement
                                              the order of Fleet

10.65                                         Amended and Restated Security            Incorporated by reference from
                                              Agreement dated as of November           Exhibit 10.41B to the December

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
                                              1995 by and between the                  1995 Registration Statement
                                              Company and Fleet

10.66                                         Amended and Restated Security            Incorporated by reference from
                                              Agreement dated as of November           Exhibit 10.41C to the December
                                              1995 by and between PSINet               1995 Registration Statement
                                              Pipeline New York, Inc.
                                              ("Pipeline") and Fleet

10.67                                         Amended and Restated Guaranty            Incorporated by reference from
                                              Agreement dated as of November           Exhibit 10.41F to the December
                                              10, 1995 between Pipeline and            1995 Registration Statement
                                              Fleet

10.68                                         Pledge Agreement dated as of             Incorporated by reference from
                                              November 10, 1995 between the            Exhibit 10.41I to the December
                                              Company and Fleet                        1995 Registration Statement

10.69                                         First Amendment dated as of              Incorporated by reference from
                                              August 13, 1996 to the Amended           Exhibit 10.3 to the June 1996 10-Q
                                              and Restated Credit Agreement
                                              between the Company and Fleet
                                              Bank of Massachusetts, N.A.

10.70                                         Pledge Agreement dated as of             Incorporated by reference from
                                              October 1, 1996 between the              Exhibit 10.72 to the 1996
                                              Company and Fleet                        Form 10-K

10.71                                         Amendment No. 1 to Pledge                Incorporated by reference from
                                              Agreement dated as of November           Exhibit 10.73 to the 1996
                                              18, 1996 between the Company and         Form 10-K
                                              Fleet

10.72                                         Second Amendment to Amended and          Incorporated by reference from
                                              Restated Credit Agreement dated          Exhibit 10.79 to the 1996
                                              February 1, 1997 between the             Form 10-K
                                              Company and Fleet

10.73                                         Letter agreement dated September         Incorporated by reference from
                                              10, 1997 between the Company and         Exhibit 10.8 to the September 1997
                                              Fleet National Bank                      10-Q

10.74                                         Third Amendment dated January            Incorporated by reference from
                                              29, 1998 to Amended and Restated         Exhibit 10.74 to the 1997 Form
                                              Credit Agreement dated as of             10-K
                                              November 30, 1994 between the

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
                                              Company and Fleet National Bank

10.75                                         Deposit Pledge Agreement dated           Incorporated by reference from
                                              as of December 31, 1997, between         Exhibit 10.75 to the 1997 Form
                                              the Company and Fleet National           10-K
                                              Bank

10.76                                         Warrant to purchase 174,274              Incorporated by reference from
                                              shares of the Series B Preferred         Exhibit 10.37 to the May 1995
                                              of the Company, at an exercise           Registration Statement
                                              price of $1.60 per share,
                                              registered in the name of
                                              Applied Telecommunications
                                              Technologies, Inc. ("ATTI")

10.77                                         Warrant to purchase up to 25,000         Incorporated by reference from
                                              shares of the Series B Preferred         Exhibit 10.39 to the May 1995
                                              of the Company, at an exercise           Registration Statement
                                              price of $1.60 per share,
                                              registered in the name of
                                              William H. Baumer

10.78                                         Warrant to purchase up to 25,000         Incorporated by reference from
                                              shares of the Series B Preferred         Exhibit 10.40 to the May 1995
                                              of the Company, at an exercise           Registration Statement
                                              price of $1.60 per share,
                                              registered in the name of
                                              William H. Baumer

10.79                                         Joint Venture Agreement dated as         Incorporated by reference from
                                              of September 19, 1996 between            Exhibit 2 to Amendment No. 1
                                              the Company and Chatterjee               to the Company's Quarterly Report
                                              Management Company                       on Form 10-Q for the quarter ended
                                                                                       September 30, 1996 located under
                                                                                       Securities Exchange Commission
                                                                                       File No. 0-25812 ("September 1996
                                                                                       10-Q/A1")

10.80                                         Stock Acquisition Agreement,             Incorporated by reference from
                                              dated as of February 1, 1997,            Exhibit 2 to the Company's
                                              between Ascend Communications,           Current Report on Form 8-K dated
                                              Inc., a Delaware corporation, and        February 14, 1997 located under
                                              the Company, a New York                  Securities Exchange Commission
                                              corporation, with respect to all         File No. 0-25812
                                              outstanding capital stock of
                                              InterCon Systems Corporation, a

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
                                              Delaware corporation and a
                                              wholly-owned subsidiary of the
                                              Company

10.81                                         Asset Purchase Agreement dated as        Incorporated by reference from
                                              of June 28, 1996 between the             Exhibit 2 to the June 1996 10-Q
                                              Company and MindSpring
                                              Enterprises, Inc.

10.82                                         Amendment No. 1 to Asset Purchase        Incorporated by reference from
                                              Agreement and Network Services           Exhibit 2 to the September 1996
                                              Agreement entered into as of June        10-Q
                                              28, 1996 by and between the
                                              Company and MindSpring
                                              Enterprises, Inc.

10.83                                         Convertible Note dated as of June        Incorporated by reference from
                                              28, 1996 between the Company and         Exhibit 10.4 to the June 1996 10-Q
                                              MindSpring Enterprises, Inc.

10.84                                         Amendment No. 2 to Asset Purchase        Incorporated by reference from
                                              Agreement entered into as of             Exhibit 10.8 to the September 1996
                                              September 1, 1996 by and between         10-Q
                                              the Company and MindSpring
                                              Enterprises, Inc.

10.85                                         Amendment No. 3 to Asset Purchase        Incorporated by reference from
                                              Agreement and Amendment No. 1 to         Exhibit 10.74 to the 1996
                                              Convertible Note entered into as         Form 10-K
                                              of January 24, 1997 by and
                                              between the Company and
                                              MindSpring Enterprises, Inc.

10.86                                         Amendment No. 2 to Network               Incorporated by reference from
                                              Services Agreement entered into          Exhibit 10.75 to the 1996
                                              as of January 1, 1997 by and             Form 10-K
                                              between the Company and
                                              MindSpring Enterprises, Inc.

10.87                                         Convertible Note of MindSpring           Incorporated by reference from
                                              Enterprises, Inc. in the                 Exhibit 10.76 to the 1996
                                              principal amount of $3,078,324           Form 10-K
                                              due December 31, 1998

10.88                                         IRU and Stock Purchase Agreement         Incorporated by reference from
                                              dated as of July 22, 1997 between        Exhibit 2.1 to Amendment No. 2

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
                                              IXC Internet Services, Inc. and          to the Company's Quarterly Report
                                              the Company                              on Form 10-Q for the quarter ended
                                                                                       June 30, 1997 located under
                                                                                       Securities Exchange Commission
                                                                                       File No. 0-25812 ("June 1997
                                                                                       10-Q/A2")

10.89                                         First Amendment to IRU and Stock         Incorporated by reference from
                                              Purchase Agreement dated as of           Exhibit A to the Company's
                                              July 22, 1997 between IXC                Proxy Statement on Schedule 14A
                                              Internet Services, Inc. and the          dated December 19, 1997 located
                                              Company                                  under Securities Exchange
                                                                                       Commission File No. 0-25812
                                                                                       ("December 1997 Proxy Statement")

10.90                                         Second Amendment to IRU and Stock        Incorporated by reference from
                                              Purchase Agreement dated as of           Exhibit A to the December 1997
                                              July 22, 1997 between IXC                Proxy Statement
                                              Internet Services, Inc. and the
                                              Company

10.91                                         Joint Marketing and Services             Incorporated by reference from
                                              Agreement dated as of July 22,           Exhibit 10.1 to the June 1997
                                              1997 between IXC Internet                10-Q/A1
                                              Services Inc. and the Company

10.92                                         Stock Purchase Agreement dated as        Incorporated by reference from
                                              of November 11, 1997 between the         Exhibit 10.9 to the September 1997
                                              Company and the Purchasers of            10-Q
                                              Series B 8% Convertible Preferred
                                              Stock

10.93                                         Agreement dated as of November           Incorporated by reference from
                                              10, 1997 between iSTAR internet          Exhibit 2 to the September 1997
                                              inc. and the Company                     10-Q

10.94                                         Pre-Acquisition Agreement between        Incorporated by reference from
                                              the Company and iSTAR internet inc.,     Exhibit 10.1 to the Company's
                                              dated December 23, 1997                  Current Report on Form 8-K dated
                                                                                       January 7, 1998 located under
                                                                                       Securities Exchange Commission
                                                                                       File No. 0-25812 ("January 7,
                                                                                       1998 8-K")

10.95                                         Security Agreement and Assignment        Incorporated by reference from
                                              dated as of  February 25, 1998 between   Exhibit 10.95 to the 1997 Form 10-K

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
                                              the Company and IXC Internet Services,
                                              Inc.

10.96                                         Collocation and Interconnection          Incorporated by reference from
                                              Agreement between the Company            Exhibit 10.96 to the 1997 Form 10-K
                                              and IXC Internet Services, Inc.

10.97                                         Escrow Agreement, dated as of            Incorporated by reference from
                                              April 13, 1998, among Wilmington         Exhibit 10-2 to the April 22, 1998
                                              Trust Company (as escrow agent and       8-K
                                              trustee) and the Company.

10.98                                         Registration Rights Agreement            Incorporated by reference from
                                              dated as of April 13, 1998 among         Exhibit 10.1 to the April 22, 1998
                                              the Company and Donaldson,               8-K
                                              Lufkin & Jenrette Securities
                                              Corporation, Merrill Lynch, Pierce,
                                              Fenner & Smith Incorporated, and
                                              Chase Securities, Inc.

11.1                                          Calculation of Basic and Diluted         Incorporated by reference from
                                              Loss Per Share and Weighted              Exhibit 11.1 to the 1997 Form 10-K
                                              Average Shares for the Year Ended
                                              December 31, 1997

11.2                                          Calculation of Basic and Diluted         Incorporated by reference from
                                              Share and Weighted Average Shares        Exhibit 11.2 to the 1997 Form 10-K
                                              for the Year Ended December 31, 1996

11.3                                          Calculation of Basic and Diluted         Incorporated by reference from
                                              Loss Per Share and Weighted Average      Exhibit 11.3 to the 1997 Form 10-K
                                              Shares for the Year Ended December 31,
                                              1995

12                                            Statements re Computation of Ratios      Filed herewith

21                                            Subsidiaries of the Company              Incorporated by reference from
                                                                                       Exhibit 21 to the 1997 Form 10-K

23.1                                          Consent of Nixon, Hargrave, Devans       Set forth in Exhibit 5 filed herewith
                                              & Doyle LLP

23.2                                          Consent of Price Waterhouse LLP          Filed herewith

23.3                                          Consent of KPMG                          Filed herewith
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
24                                            Power of Attorney                        Included in Signature Pages
                                                                                       to the Registration Statement

25                                            Statement of Eligibility on Form T-1     Filed herewith
                                              of Wilmington Trust Company

27                                            Financial Data Schedule                  **
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______________
*   Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).
**  Not deemed filed for purposes of Section 11 of the Securities Act of 1933,
    Section 18 of the Securities and Exchange Act of 1934 and Section 323 of
    the Trust Indenture Act of 1939 or otherwise subject to the liabilities of such sections and not deemed part of any registration statement to which such exhibit relates.